Filed pursuant to Rule 424(b)(4)
Registration No. 333-121086
15,666,666 Shares
Common Stock

         This is an initial public offering of shares of common stock of Consolidated Communications Holdings, Inc. Of the 15,666,666 shares of common stock to be sold in the offering, 6,000,000 shares are being sold by us and 9,666,666 shares are being sold by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.
      Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for quotation on The Nasdaq Stock Market, Inc.’s National Market under the symbol “CNSL”, subject to official notice of issuance.
      The underwriters have an option to purchase a maximum 2,350,000 additional shares from the selling stockholders to cover over-allotments of shares, if any.
      Investing in our common stock involves risks. See “Risk Factors” beginning on page 13.

		Underwriting		Proceeds to
	Price to	Discounts and	Proceeds to	Selling
	Public	Commissions	Us	Stockholders

Per share	$13.00	$0.8125	$12.1875	$12.1875
Total	$203,666,658	$12,729,166.13	$73,125,000	$117,812,491.87
      Delivery of the shares of common stock will be made on or about July 27, 2005.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Credit Suisse First Boston
Citigroup

Banc of America Securities LLC

Deutsche Bank Securities

Lehman Brothers

Wachovia Securities
The date of this prospectus is July 21, 2005

CCI Illinois

90
94
90
88
Chicago
88
80
57
80
74
39
55
Peoria
East Peoria
Bloomington
74
Danville
55
72
Champaign
Quincy
Decatur
57
Springfield
Mattoon
55
70
Effingham
Vandalia
70
E. St.
Louis
64
Mt. Vernon
64
Carbondale
Marion
57
24

CCI Illinois

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.
Dealer Prospectus Delivery Obligation
      Until August 15, 2005 (25 days after the date of this prospectus), all dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

SUMMARY

The following is a summary of the principal features of this offering of common stock and should be read together with the more detailed information and financial data contained elsewhere in this prospectus. Throughout this prospectus, unless the context otherwise requires or we specifically state otherwise, we are presenting all financial and other information on a pro forma basis for the acquisition of TXU Communications Ventures Company, which we refer to as TXUCV, this offering and the related transactions described elsewhere in this prospectus.
The Company

We are an established rural local exchange company that provides communications services to residential and business customers in Illinois and in Texas. As of March 31, 2005, we estimate that we were the 15th largest local telephone company in the United States, based on industry sources, with approximately 253,071 local access lines and approximately 30,804 digital subscriber lines, or DSL lines, in service. Our main sources of revenues are our local telephone businesses in Illinois and Texas, which offer an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. Each of the subsidiaries through which we operate our local telephone businesses is classified as a rural telephone company under the Telecommunications Act of 1996, or the Telecommunications Act. Our rural telephone companies in general benefit from stable customer demand and a favorable regulatory environment. In addition, because we primarily provide service in rural areas, competition for local telephone service has been limited due to the generally unfavorable economics of constructing and operating competitive systems in these areas.
      For the year ended December 31, 2004 and the three months ended March 31, 2005, we had $323.5 million and $79.8 million of revenues, respectively, of which approximately 15.9% and 17.2%, respectively, came from state and federal subsidies. For the year ended December 31, 2004 and the three months ended March 31, 2005, we had $1.7 million and $1.9 million of net income, respectively. As of March 31, 2005, we had $561.1 million of total long-term debt (including current portion), an accumulated deficit of $34.5 million and $215.0 million of shareholders’ equity.
Our Strengths
      We believe our strengths include:

•	stable local telephone businesses;

•	favorable regulatory environment;

•	attractive markets and limited competition;

•	technologically advanced network;

•	broad service offerings and bundling of services; and

•	experienced management team with proven track record.
Business Strategy
      Our current business strategy includes:

•	improving operating efficiency and maintaining capital expenditure discipline;

•	increasing revenues per customer;

•	continuing to build on our reputation for high quality service; and

•	pursuing selective acquisitions.

TXUCV Acquisition and Integration
      On April 14, 2004, we acquired TXUCV for $524.1 million in cash, net of cash acquired and including transaction costs. Promptly following the TXUCV acquisition, we began integrating the operations of Consolidated Communications, Inc. and its subsidiaries, which we refer to collectively as CCI Illinois, with the operations of Consolidated Communications Acquisition Texas, Inc. and its subsidiaries, which we refer to collectively as CCI Texas. We currently expect to incur approximately $14.5 million in operating expenses associated with the integration and restructuring process in 2004 and 2005, $9.2 million of which had been incurred as of March 31, 2005. These one-time integration and restructuring costs will be in addition to certain ongoing expenses we expect to incur to expand certain administrative functions, such as those relating to SEC reporting and compliance, and do not take into account other potential cost savings and expenses of the TXUCV acquisition.
Related Transactions
      In connection with this offering we intend, among other things, to enter into the following related transactions:

•	effect a reorganization pursuant to which first our sister subsidiary Consolidated Communications Texas Holdings, Inc. and then Homebase Acquisition, LLC, our parent company, will merge with and into us, and we will change our name to Consolidated Communications Holdings, Inc.;

•	amend and restate our existing credit agreement to enable us to pay dividends on our common stock and to provide aggregate financing of up to $455.0 million, consisting of a new term loan D facility of up to $425.0 million and a $30.0 million revolving credit facility;

•	repay in full amounts outstanding under our existing term loan A and term loan C facilities; and

•	redeem 32.5%, or $65.0 million, of the aggregate principal amount of our 9 3/4% senior notes due 2012.
Recent Developments
      On June 7, 2005, we made a $37.5 million cash distribution to our existing equity investors (as defined under “— Our Current Organizational Structure”) from cash on our balance sheet. Unless the context otherwise requires or we specifically state otherwise, we are presenting all financial information in this prospectus on a pro forma basis for this distribution.

Our Current Organizational Structure
      The following chart illustrates our current organizational structure and the percentage ownership of our outstanding common shares by Central Illinois Telephone LLC, an entity associated with our chairman, Richard A. Lumpkin, or Central Illinois Telephone, Providence Equity Partners IV L.P. and its affiliates, or Providence Equity, and Spectrum Equity Investors IV, L.P. and its affiliates, or Spectrum Equity, which we refer to collectively as our existing equity investors, and management prior to this offering:

Post-Offering Organizational Structure
      The following chart illustrates our organizational structure upon completion of this offering and the related transactions and the percentage of our outstanding common stock held by each of our existing equity investors, our management and investors purchasing in this offering:

The Offering

Shares of common stock offered by us	6,000,000 shares.

Shares of common stock offered by the selling stockholders	9,666,666 shares (or 12,016,666 shares if the underwriters’ over-allotment option is exercised). We will not receive any of the proceeds from the selling stockholders’ sale of shares of common stock in the offering.

Total shares of common stock to be outstanding following the offering	29,687,510 shares.

Percentage of outstanding common stock being sold in the offering	52.8%

Dividends	Effective upon the closing of this offering, our board of directors will adopt a dividend policy that reflects its judgment that our stockholders would be better served if we distributed to them a substantial portion of the cash generated by our business in excess of our expected cash needs rather than retaining it or using the cash for other purposes, such as to make investments in our business or to make acquisitions. In accordance with our dividend policy, we currently intend to pay an initial dividend of $0.4089 per share (representing a pro rata portion of the expected dividend for the first year following the closing of this offering) on or about November 1, 2005 to stockholders of record as of October 15, 2005, and to continue to pay quarterly dividends at an annual rate of $1.5495 per share for the first year following the closing of this offering, subject to the limitations described in the next paragraph. The expected cash needs referred to above include interest payments on our indebtedness, capital expenditures, integration, restructuring and related costs of the TXUCV acquisition in 2005, taxes, incremental costs associated with being a public company and certain other costs.

We are not required to pay dividends, and our stockholders will not be guaranteed, or have contractual or other rights, to receive dividends. Our board of directors may decide at any time, in its discretion, to decrease the amount of dividends, otherwise change or revoke the dividend policy or discontinue entirely the payment of dividends. In addition, our ability to pay dividends in full will depend upon our ability to generate cash in excess of our cash needs. For the year ended December 31, 2004 and the twelve months ended March 31, 2005, had our dividend policy been in effect, our estimated cash available to pay dividends would not have been sufficient to pay dividends in accordance with our dividend policy due to (a) approximately $15.2 million and $16.4 million, respectively, in non-recurring cash costs incurred in connection with the TXUCV acquisition and (b) $5.0 million of professional service fees paid to Mr. Lumpkin, Providence Equity and Spectrum Equity pursuant to two professional service agreements that were incurred in each period and that will terminate upon consummation of this offering. Finally, our ability to pay dividends will be restricted by current and future agreements governing our debt, including our amended and restated credit agreement and the indenture governing our senior notes, Delaware and Illinois law and state regulatory requirements.

For more information regarding our dividend policy and restrictions on our ability to pay dividends, see “Dividend Policy and Restrictions”.

Nasdaq National Market Symbol	CNSL

Conditions	The closing of this offering is conditioned on the closing of the reorganization and the entering into, and borrowing under, the amended and restated credit facilities.
General Information About This Prospectus
      Throughout this prospectus, unless the context otherwise requires or we specifically state otherwise, all information in this prospectus:

•	assumes no exercise by the underwriters of their over-allotment option described on the cover of this prospectus and the “Underwriting” section;

•	excludes 750,000 shares available for issuance under our 2005 long term incentive plan; and

•	that refers to the offering and the related transactions shall collectively refer to this offering, the reorganization, the refinancing of our existing credit facilities, the redemption of a portion of our senior notes and the payment of related expenses.
Information About Us
      Our principal executive office is located at 121 South 17th Street, Mattoon, Illinois 61938-3987. Our telephone number at that address is (217) 235-3311, and our website address is www.consolidated.com. Information on our website is not deemed to be a part of this prospectus.

Summary Consolidated Pro Forma Financial and Other Data
      The consolidated pro forma statement of operations data and the consolidated pro forma data summarized below have been derived from the unaudited pro forma condensed consolidated financial statements of CCI Holdings and have been prepared to give pro forma effect to the TXUCV acquisition and this offering and the related transactions as if they had occurred on the first day of the periods presented. The other consolidated pro forma financial data and the other consolidated data summarized below have been derived from the unaudited pro forma condensed consolidated financial statements of CCI Holdings and have been prepared to give pro forma effect to the TXUCV acquisition as if it had occurred on the first day of the periods presented. The actual consolidated balance sheet data as of March 31, 2005 summarized below have been derived from the unaudited condensed consolidated balance sheet of CCI Holdings. You should read the information summarized below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Holdings” and “— CCI Texas”, the unaudited pro forma condensed consolidated financial statements of CCI Holdings and the related notes and the financial statements of each of CCI Holdings and TXUCV and the related notes included elsewhere in this prospectus.

		Three Months	Three Months
	Year Ended	Ended	Ended
	December 31, 2004	March 31, 2004	March 31, 2005

	(Dollars in thousands)
Consolidated Pro Forma Statement of Operations Data:
Total operating revenues	$323,463	$79,433	$79,772
Cost of revenues (exclusive of depreciation and amortization shown separately below)	95,868	25,508	24,417
Selling, general and administrative	108,117	23,984	25,482
Restructuring, asset impairment and other charges	11,566	—	—
Depreciation and amortization	67,521	17,776	16,818

Income from operations	40,391	12,165	13,055
Interest expense, net	(38,486)	(8,978)	(9,669)
Other, net	4,764	776	387

Income before income taxes	6,669	3,963	3,773
Income taxes	4,979	1,515	1,922

Net income	$1,690	$2,448	$1,851

Other Consolidated Pro Forma Financial Data:
Telephone operations revenues	$284,256	$68,249	$71,019
Other operations revenues	39,207	11,184	8,753

Total operating revenues	$323,463	$79,433	$79,772

Pro forma EBITDA(1)	$109,818	$30,003	$29,546
Non-cash charges (credits) included in pro forma EBITDA(2)	6,802	(776)	(387)
Unusual or non-recurring items included in pro forma EBITDA(3)	20,214	2,309	3,500
Partnership distributions not included in pro forma EBITDA(4)	4,135	511	—

		Three Months	Three Months
	Year Ended	Ended	Ended
	December 31, 2004	March 31, 2004	March 31, 2005

	(Dollars in thousands)
Other Consolidated Data (as of end of period):
Local access lines in service
Residential	168,778	174,830	168,017
Business	86,430	87,331	85,054

Total local access lines	255,208	262,161	253,071
DSL subscribers	27,445	19,048	30,804

Total connections	282,653	281,209	283,875

Consolidated Pro Forma Data:
Cash interest expense	$34,158	$8,376	$9,222

	As of March 31, 2005

	Actual	As Adjusted(5)

	(Dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents(6)	$56,538	$13,594
Total current assets	103,916	60,972
Net plant, property & equipment	353,060	353,060
Total assets	1,002,243	964,380
Total long-term debt (including current portion)	624,909	561,059
Redeemable preferred shares	210,092	—
Stockholders’ equity (deficit)	(21,031)	215,048

(1)	Pro forma EBITDA represents our historical EBITDA as adjusted for the TXUCV acquisition and has been prepared on a basis consistent with the comparable data in the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. Pro forma EBITDA does not give effect to our estimate of incremental, ongoing expenses of approximately $1.0 million associated with being a public company with equity securities quoted on the Nasdaq National Market. These expenses include estimated compliance (SEC and Nasdaq) and related administrative expenses, accounting and legal fees, investor relations expenses, directors’ fees and director and officer liability insurance premiums, registrar and transfer agent fees, listing fees and other, miscellaneous expenses.

Our historical EBITDA is defined as net earnings (loss) before interest expenses, income taxes, depreciation and amortization. We believe that net cash provided by operating activities is the most directly comparable financial measure to EBITDA under generally accepted accounting principles, or GAAP. We present EBITDA for several reasons. Management believes that EBITDA is useful as a means to evaluate our ability to pay our estimated cash needs and pay dividends. In addition, we have presented EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and we believe that presenting it here provides a measure of consistency in our financial reporting. EBITDA is also a component of the restrictive covenants and financial ratios contained in the agreements governing our debt and will be contained in our amended and restated credit agreement, which will require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on EBITDA after giving effect to specified charges. As a result, we believe that the presentation of EBITDA as supplemented by these other items provides important additional information to investors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Holdings — Liquidity and Capital Resources — Debt and Capital Leases — Covenant Compliance”. In addition,

EBITDA provides our board of directors meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt. For a more complete description of our dividend policy and the factors, assumptions and considerations relating to it, see “Dividend Policy and Restrictions”.

EBITDA is a non-GAAP financial measure. Accordingly, it should not be construed as an alternative to net cash from operating or investing activities, cash flows from operations or net income (loss) as defined by GAAP and is not on its own necessarily indicative of cash available to fund our cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation of pro forma EBITDA to net cash provided by operating activities on the bases described above, which management believes is the most nearly equivalent GAAP measure.

		Three Months	Three Months
	Year Ended	Ended	Ended
	December 31, 2004	March 31, 2004	March 31, 2005

	(In thousands)
Net cash provided by operating activities	$79,766	$5,870	$14,612
Adjustments:
Deferred income tax	(201)	—	(1,551)
Partnership income and minority interest	961	—	164
Provision for bad debt losses	(4,666)	(1,067)	(1,579)
Asset impairment	(11,578)	—	—
Amortization of deferred financing costs	(6,476)	(163)	(732)
Change in operating assets and liabilities	(4,427)	2,490	6,605
Interest expense, net	39,551	2,797	11,441
Income taxes	232	1,177	586

Historical EBITDA	93,162	11,104	29,546
Pro forma adjustments(a)	16,656	18,899	—

Pro forma EBITDA	$109,818	$30,003	$29,546

(a)	Pro forma adjustments consist of the following:

		Three Months	Three Months
	Year Ended	Ended	Ended
	December 31, 2004	March 31, 2004	March 31, 2005

	(In thousands)
CCI Texas EBITDA(i)	$15,538	$17,922	$—
Selling, general and administrative expense adjustments for TXUCV acquisition(ii)	1,118	977	—

	$16,656	$18,899	$—

(i)	CCI Texas EBITDA represents the EBITDA of CCI Texas for the periods presented. The operating results of CCI Texas are not reflected in our historical EBITDA and financial results for the period from January 1, 2004 through April 13, 2004. The following table illustrates our calculation of CCI Texas EBITDA for the following periods:

	January 1,	January 1,
	through	through
	April 13, 2004	March 31, 2004

	(In thousands)
Net cash provided by operating activities	$5,319	$6,138
Adjustments:
Prepayment penalty on extinguishment of debt	(1,914)	—
Deferred income tax	(950)	(2,777)
Provision for postretirement benefits	(3,007)	(1,621)
Loss/(gain) or disposition of property and investments	(19)	19
Restructuring, asset impairment and other charges	12	—
Partnership income and minority interest	1,068	732
Provision for bad debt losses	(542)	(442)
Other charges	31	28
Changes in operating assets and liabilities	9,909	11,548
Interest expense, net	3,158	1,074
Income taxes	2,473	3,223

CCI Texas EBITDA	$15,538	$17,922

(ii)	The pro forma adjustments to selling, general, and administrative expense for the TXUCV acquisition reflect (A) a reduction in costs of approximately $2.0 million for the year ended December 31, 2004 and approximately $1.7 million for the three months ended March 31, 2004 resulting from the termination of TXUCV employees upon the closing of the TXUCV acquisition and (B) incremental professional service fees of $0.9 million for the year ended December 31, 2004 and $0.8 million for the three months ended March 31, 2004 to be paid to Mr. Lumpkin, Providence Equity and Spectrum Equity pursuant to the second professional services agreement entered into in connection with the TXUCV acquisition. See Note 2 to the unaudited pro forma condensed consolidated financial statements.

(2)	Non-cash charges (credits) included in pro forma EBITDA are detailed in the following table:

		Three Months	Three Months
	Year Ended	Ended	Ended
	December 31, 2004	March 31, 2004	March 31, 2005

	(In thousands)
Restructuring, asset impairment and other charges	$11,566	$—	$—
Other, net(a)	(4,764)	(776)	(387)

	$6,802	$(776)	$(387)

(a)	Other, net includes equity earnings from our investments in cellular partnerships, dividend income, recognizing the minority interests of investors in East Texas Fiber Line Incorporated as well as certain other miscellaneous non-operating items.

See Note 6 to our audited consolidated financial statements for a description of our investments. The table below sets out the components of Other, net:

		Three Months	Three Months
	Year ended	Ended	Ended
	December 31, 2004	March 31, 2004	March 31, 2005

	(In thousands)
Partnership income	$2,462	$857	$330
Dividend income	2,589	94	98
Minority interest	(433)	(125)	(165)
Other	146	(50)	124

Other, net	$4,764	$776	$387

(3)	Unusual or non-recurring items included in pro forma EBITDA are detailed in the following table:

		Three Months	Three Months
	Year Ended	Ended	Ended
	December 31, 2004	March 31, 2004	March 31, 2005

	(In thousands)
Retention bonuses(a)	$259	$21	$—
Severance costs(b)	5,707	376	—
TXUCV sales due diligence and transaction costs(c)	2,239	662	—
Integration costs(d)	7,009	—	2,250
Professional service fees(e)	5,000	1,250	1,250

	$20,214	$2,309	$3,500

(a)	During 2004, TXUCV paid retention bonuses to keep key employees to run its day-to-day business operations while it was being prepared for sale. Other than retention costs payable in connection with the TXUCV acquisition, we do not expect to incur such charges in the future.

(b)	During 2004, we incurred severance costs primarily due to employee terminations associated with the TXUCV acquisition. See note (d) below for a summary of 2005 integration and restructuring costs.

(c)	During 2004, TXUCV incurred certain costs associated with the sale of the company. We do not expect to incur such charges in the future.

(d)	We currently expect to incur approximately $14.5 million in operating expenses associated with the TXUCV integration and restructuring process in 2004 and 2005. Of the $14.5 million, approximately $11.5 million relates to integration and approximately $3.0 million relates to restructuring. As of March 31, 2005, we had spent $9.2 million on integration and restructuring. In connection with this offering and the related transactions, we will pre-fund the remaining $5.3 million of expected integration and restructuring expenses for 2005 with cash from our balance sheet. We do not expect that the pre-funding of these estimated expenses will change any of our expected cash plans or otherwise effect our expected working capital requirements. These one-time integration and restructuring costs will be in addition to certain ongoing costs we expect to incur to expand certain administrative functions, such as those relating to SEC reporting and compliance, and do not take into account other potential cost savings and expenses of the TXUCV integration. We do not expect to incur any significant costs relating to the TXUCV acquisition after 2005.

(e)	Represents the aggregate professional service fees we paid to Mr. Lumpkin, Providence Equity and Spectrum Equity pursuant to two professional services agreements. Upon closing of the offering, these professional service agreements will automatically terminate. See Note 7 to the unaudited pro forma condensed consolidated financial statements.

(4)	Represents cash distributions from our investments in three cellular partnerships. See Note 6 to our audited consolidated financial statements included elsewhere in this prospectus.

(5)	As adjusted to give effect to this offering and the related transactions as if they occurred on March 31, 2005 and includes $5.3 million of cash that will be used to pre-fund expected integration and restructuring costs for 2005 relating to the TXUCV acquisition.

(6)	Our actual cash and cash equivalents as of March 31, 2005 includes $37.5 million of cash that was used to fund the distribution to our existing equity investors on June 7, 2005, as well as approximately $0.4 million in expenses incurred to amend our existing credit facilities to permit this distribution.

RISK FACTORS
      You should carefully consider the following factors in addition to the other information contained in this prospectus before investing in our common stock.
Risks Relating to Our Common Stock

You may not receive dividends because our board of directors could, in its discretion, depart from or change our dividend policy at any time.
      We are not required to pay dividends, and our stockholders will not be guaranteed, or have contractual or other rights, to receive dividends. Our board of directors may decide at any time, in its discretion, to decrease the amount of dividends, otherwise change or revoke the dividend policy or discontinue entirely the payment of dividends. Our board could depart from or change our dividend policy, for example, if it were to determine that we had insufficient cash to take advantage of other opportunities with attractive rates of return. In addition, if we do not pay dividends, for whatever reason, your shares of our common stock could become less liquid and the market price of our common stock could decline.

We might not have cash in the future to pay dividends in the intended amounts or at all.
      Our ability to pay dividends, and our board of directors’ determination to maintain our dividend policy, will depend on numerous factors, including the following:

•	the state of our business, the environment in which we operate and the various risks we face, including, but not limited to, competition, technological change, changes in our industry, regulatory and other risks summarized in this prospectus;

•	changes in the factors, assumptions and other considerations made by our board of directors in reviewing and adopting the dividend policy, as described under “Dividend Policy and Restrictions”;

•	our future results of operations, financial condition, liquidity needs and capital resources;

•	our various expected cash needs, including interest and principal payments on our indebtedness, capital expenditures, integration and restructuring costs associated with TXUCV acquisition, incremental costs associated with being a public company, taxes and certain other costs; and

•	potential sources of liquidity, including borrowing under our revolving credit facility or possible asset sales.
      For the year ended December 31, 2004 and the twelve months ended March 31, 2005, had our dividend policy been in effect, our estimated cash available to pay dividends would not have been sufficient to pay dividends in accordance with our dividend policy due to (a) approximately $15.2 million and $16.4 million, respectively, in non-recurring cash costs incurred in connection with the TXUCV acquisition and (b) $5.0 million of professional service fees paid to Mr. Lumpkin, Providence Equity and Spectrum Equity pursuant to two professional service agreements that were incurred in each period and that will terminate upon consummation of this offering.
      If our estimated cash available to pay dividends for the first year following the closing of the offering were to fall below our expectations, our assumptions as to estimated cash needs are too low or if other applicable assumptions were to prove incorrect, we may need to:

•	either reduce or eliminate dividends;

•	fund dividends by incurring additional debt (to the extent we were permitted to do so under the agreements governing our then existing debt), which would increase our leverage, debt repayment obligations and interest expense and decrease our interest coverage, resulting in, among other things, reduced capacity to incur debt for other purposes, including to fund future dividend payments;

•	amend the terms of our amended and restated credit agreement or indenture to permit us to pay dividends or make other payments if we are otherwise not permitted to do so;

•	fund dividends from future issuances of equity securities, which could be dilutive to our stockholders and negatively effect the price of our common stock;

•	fund dividends from other sources, such as such as by asset sales or by working capital, which would leave us with less cash available for other purposes; and

•	reduce other expected uses of cash, such as capital expenditures or TXUCV integration and restructuring costs, which could limit our ability to grow or delay our integration of the TXUCV acquisition.

Over time, our capital and other cash needs will invariably be subject to uncertainties, which could affect whether we pay dividends and the level of any dividends we may pay in the future. In addition, to the extent that we would seek to raise additional cash from additional debt incurrence or equity security issuances, we cannot assure you that such financing will be available on reasonable terms or at all. Each of the results listed above could negatively affect our results of operations, financial condition, liquidity and ability to maintain and expand our business.

You may not receive dividends because of restrictions in our debt agreements, Delaware and Illinois law and state regulatory requirements.
      Our ability to pay dividends will be restricted by current and future agreements governing our debt, including the amended and restated credit agreement and our indenture, Delaware law and state regulatory requirements.

•	Our amended and restated credit agreement will restrict, and our indenture restricts, our ability to pay dividends. For the twelve months ended March 31, 2005, on a pro forma basis and after giving effect to this offering and the related transactions, CCI Holdings would have been able to pay dividends of $69.2 million based on the restricted payment covenant of the amended and restated credit agreement and the indenture. This is based on the ability of the borrowers under the amended and restated credit facility (CCI and Texas Holdings) to pay to CCI Holdings $69.2 million in dividends and the ability of CCI Holdings to pay to its stockholders $116.5 million in dividends under the general formula under the restricted payments covenants of the indenture, commonly referred to as the build-up amount. The amount of dividends we will be able to make under the build-up amount will be based, in part, on the amount of cash that may be distributed by the borrowers under the amended and restated credit agreement to us. In addition, based on the indenture provision relating to public equity offerings, which includes this offering, we expect that we will be able to pay approximately $4.1 million annually in dividends, subject to specified conditions. This means that we could pay $4.1 million in dividends under this provision in addition to whatever we may be able to pay under the build-up amount, although a dividend payment under this provision will reduce the amount we otherwise would have available to us under the build-up amount for restricted payments, including dividends. See “Description of Indebtedness — Amended and Restated Credit Facilities” and “— Senior Notes”.

•	Under Delaware law, our board of directors may not authorize payment of a dividend unless it is either paid out of our surplus, as calculated in accordance with the Delaware General Corporation law, or the DGCL, or if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The Illinois Business Corporation Act also imposes limitations on the ability of our subsidiaries that are Illinois corporations, including Illinois Consolidated Telephone Company, which we refer to as ICTC, to declare and pay dividends.

•	The Illinois Commerce Commission, or the ICC, and the Public Utility Commission of Texas, or the PUCT, could require our Illinois and Texas rural telephone companies to make minimum amounts of capital expenditures and could limit the amount of cash available to transfer from our rural telephone companies to us. Our rural telephone companies are ICTC, Consolidated Communications of Fort Bend Company and Consolidated Communications of Texas Company. As

part of the ICC’s review of the reorganization, the ICC imposed various conditions as part of its approval of the reorganization, including (1) prohibitions on the payment of dividends or other cash transfers from ICTC, our Illinois rural telephone company, to us if it fails to meet or exceed agreed benchmarks for a majority of seven service quality metrics for the prior reporting year and (2) the requirement that our Illinois rural telephone company have access to the higher of $5.0 million or its currently approved capital expenditure budget for each calendar year through a combination of available cash and amounts available under credit facilities. In addition, the Illinois Public Utilities Act prohibits the payment of dividends by ICTC, except out of earnings and earned surplus, if ICTC’s capital is or would become impaired by payment of the dividend, or if payment of the dividend would impair ICTC’s ability to render reasonable and adequate service at reasonable rates, unless the ICC otherwise finds that the public interest requires payment of the dividend, subject to any conditions imposed by the ICC. For the first year following the offering, we expect to satisfy each of the applicable Illinois regulatory requirements necessary to permit ICTC to pay dividends to us. See “Dividend Policy and Restrictions — Restrictions on Payment of Dividends — State Regulatory Requirements”.

Because we are a holding company with no operations, we will not be able to pay dividends unless our subsidiaries transfer funds to us.
      As a holding company we have no direct operations and our principal assets are the equity interests we hold in our respective subsidiaries. In addition, our subsidiaries are legally distinct from us and have no obligation to transfer funds to us. As a result, we are dependent on the results of operations of our subsidiaries and, based on their existing and future debt agreements (such as the amended and restated credit agreement), state corporation law of the subsidiaries and state regulatory requirements, their ability to transfer funds to us to meet our obligations and to pay dividends.
We expect that our cash income tax liability will increase in the future as a result of the use of, and limitations on, our net operating loss carryforwards, which may reduce our after-tax cash available to pay dividends and may require us to reduce dividend payments in future periods.
      In the future, we expect that our cash income tax liability will increase, which may limit the amount of cash we have available to pay dividends. Under the Internal Revenue Code, in general, to the extent a corporation has losses in excess of taxable income in a taxable period, it will generate a net operating loss or NOL that may be carried back or carried forward and used to offset taxable income in prior or future periods. The amount of an NOL that may be used in a taxable year to offset taxable income may be limited, such as when a corporation undergoes an “ownership change” under Section 382 of the Internal Revenue Code. We expect to generate taxable income in the future, which will be offset by our NOLs, subject to limitations, such as under Section 382 of the Internal Revenue Code as a result of this offering and prior ownership changes. Once our NOLs have been used or have expired, we will be required to pay additional cash income taxes. The increase in our cash income tax liability will have the effect of reducing our after-tax cash available to pay dividends in future periods and may require us to reduce dividend payments on our common stock in such future periods.
If we continue to pay dividends at the level currently anticipated under our dividend policy, our ability to pursue growth opportunities may be limited.
      We believe that our dividend policy will limit, but not preclude, our ability to grow. If we continue paying dividends at the level currently anticipated under our dividend policy, we may not retain a sufficient amount of cash, and may need to seek financing, to fund a material expansion of our business, including any significant acquisitions or to pursue growth opportunities requiring capital expenditures significantly beyond our current expectations. The risks relating to funding any dividends, or other cash needs as a result of paying dividends, are summarized above. In addition, because we expect a significant portion of cash available will be distributed to the holders of our common stock under our dividend policy, our ability to pursue any material expansion of our business will depend more than it otherwise would on our ability to obtain third party financing. We cannot assure you that such financing will be available to us on reasonable terms or at all.
Because there has been no public market for our common stock prior to this offering, there may be volatility in the trading price of our common stock, which could negatively affect the value of your investment.
      Before this offering, there has been no public market for our common stock. The initial public offering price of our common stock has been determined by negotiations between us and the underwriters and may not be indicative of the market price for our common stock after this offering. It is possible that an active trading market for our common stock will not develop or be sustained after the offering. Even if a trading market develops, the market price of our common stock may fluctuate widely as a result of various factors, such as period-to-period fluctuations in our operating results, sales of our common stock by principal stockholders, developments in the telecommunications industry, the failure of securities analysts to cover our common stock after this offering or changes in financial estimates by analysts, competitive factors, regulatory developments, economic and other external factors. You may be unable to resell your shares of our common stock at or above the initial public offering price.
Future sales, or the perception of future sales, of a substantial amount of our common stock may depress the price of the shares of our common stock.
      Future sales, or the perception or the availability for sale in the public market, of substantial amounts of our common stock could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.
      Upon consummation of this offering, there will be 29,687,510 shares of common stock outstanding, an increase of approximately 25.3% from the number of shares of common stock outstanding immediately prior to this offering. The shares of common stock sold by us and our existing stockholders in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act. The remaining 14,020,844 shares of common stock owned by our existing stockholders will be restricted securities within the meaning of Rule 144 under the Securities Act but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144. We, our officers, directors and the selling stockholders have agreed to a “lock-up”, meaning that, subject to specified exceptions, neither we nor they will sell any shares or engage in any hedging transactions without the prior consent of Credit Suisse First Boston LLC for 180 days after the date of this prospectus, subject to extension under certain circumstances. Following the expiration of the lock-up period, all of these shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. Finally, our existing equity investors have certain registration rights with respect to the common stock that they will retain following this offering. See “Shares Eligible for Future Sale” for a discussion of the shares of common stock that may be sold into the public market in the future.
      We may issue shares of our common stock, or other securities, from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. We may also grant registration rights covering those shares or other securities in connection with any such acquisitions and investments.
Our organizational documents could limit or delay another party’s ability to acquire us and, therefore, could deprive our investors of the opportunity to obtain a takeover premium for their shares.
      A number of provisions in our amended and restated certificate of incorporation and bylaws will make it difficult for another company to acquire us. These provisions include, among others, the following:

•	dividing our board of directors into three classes, which results in only approximately one-third of our board of directors being elected each year;

•	requiring the affirmative vote of holders of not less than 75% of the voting power of our outstanding common stock to approve any merger, consolidation or sale of all or substantially all of our assets;

•	providing that directors may only be removed for cause and then only upon the affirmative vote of holders of not less than two-thirds of the voting power of our outstanding common stock;

•	requiring the affirmative vote of holders of not less than two-thirds of the voting power of our outstanding common stock to amend, alter, change or repeal specified provisions of our amended and restated certificate of incorporation and bylaws (other than provisions regarding stockholder approval of any merger, consolidation or sale of all or substantially all of our assets, which shall require the affirmative vote of 75% of the voting power of our outstanding common stock);

•	requiring stockholders to provide us with advance notice if they wish to nominate any persons for election to our board of directors or if they intend to propose any matters for consideration at an annual stockholders meeting; and

•	authorizing the issuance of so-called “blank check” preferred stock without stockholder approval upon such terms as the board of directors may determine.
We are also subject to laws that may have a similar effect. For example, federal and Illinois telecommunications laws and regulations generally prohibit a direct or indirect transfer of control over our business without prior regulatory approval. Similarly, section 203 of the DGCL prohibits us from engaging in a business combination with an interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met.
As a result of the foregoing, it will be difficult for another company to acquire us and, therefore, could limit the price that possible investors might be willing to pay in the future for shares of our common stock. In addition, the rights of our common stockholders will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future.
The concentration of the voting power of our common stock ownership among our existing equity investors will limit your ability to influence corporate matters.
      Upon consummation of this offering, our existing equity investors, Central Illinois Telephone, Providence Equity and Spectrum Equity, will own approximately 25.5%, 14.6% and 3.8% of our common stock, respectively. As a result, they will be able to significantly influence all matters requiring stockholder approval, including the ability to:

•	elect a majority of the members of our board of directors;

•	enter into significant corporate transactions, such as a merger or other sale of our company or its assets, or to prevent any such transaction;

•	enter into acquisitions that increase our amount of indebtedness or sell revenue-generating assets;

•	determine our corporate and management policies;

•	amend our organizational documents; and

•	other matters submitted to our stockholders for approval.
In addition, because any merger, consolidation or sale of all or substantially all of our assets must be approved by not less than 75% of our then outstanding common stock, our existing equity investors together or Central Illinois Telephone by itself, will be able to prevent any such transaction should they or it choose to do so. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that other stockholders do not view as beneficial, which may adversely affect the market price of our common stock.

Our existing equity investors may have conflicts of interests with you or us in the future, including by making investments in companies that compete with us, competing with us for acquisition opportunities or otherwise taking actions that further their interests but which might involve risks to, or otherwise adversely affect, us or you.
      While our existing equity investors do not currently hold interests in companies that compete with us, they may make investments in companies in the future and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. These other investments may:

•	create competing financial demands on our equity investors;

•	create potential conflicts of interest;

•	require efforts consistent with applicable law to keep the other businesses separate from our operations; and

•	require efforts consistent with applicable law to keep the other businesses separate from our operations.
Our existing equity investors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Furthermore, our existing equity investors also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our common stockholders. In addition, our existing equity investors’ rights to vote or dispose of equity interests in our company are not subject to restrictions in favor of our company other than as may be required by applicable law.
If you purchase shares of our common stock, you will experience immediate and substantial dilution.
      Investors purchasing common stock in the offering will experience immediate and substantial dilution in the net tangible book value of their shares. At the initial public offering price of $13.00 per share, dilution to new investors will be $21.90 per share. Investors purchasing common stock in this offering will contribute 66.1% of the total consideration we received for our common stock, but will only own 52.8% of our outstanding common stock. If we sell additional shares of common stock or securities convertible into shares of common stock in the future, you may suffer further dilution of your equity investment. See “Dilution”.
Following this offering, we will need to comply with new laws, regulations and requirements as a result of becoming a public company, which will increase our expenses and administrative workload. This will likely occupy a significant amount of the time of our board of directors, management and our officers and will increase our costs and expenses.
      As a public company with listed equity securities, we will need to comply with new laws, regulations and requirements, such as the Sarbanes-Oxley Act of 2002, related SEC regulations and requirements of The Nasdaq Stock Market, Inc., or Nasdaq, that we did not need to comply with as a private company. Preparing to comply and complying with new statutes, regulations and requirements will occupy a significant amount of the time of our board of directors, management and our officers and will increase our costs and expenses. We will need to:

•	create or expand the roles and duties of our board of directors, our board committees and management;

•	institute a more comprehensive compliance function;

•	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

•	involve and retain to a greater degree outside counsel and accountants in the above activities;

•	enhance our investor relations function; and

•	establish new internal policies, such as those relating to disclosure controls and procedures and insider trading.
      In addition, we also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.
If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in a timely manner or with adequate compliance, we may be unable to provide the required financial information in a timely and reliable manner and may be subject to sanctions by regulatory authorities. The perception of these matters could cause our share price to fall.
      Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations implemented by the SEC and Nasdaq are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We will be evaluating our internal controls systems to allow management to report on, and our independent auditors to attest to, our internal controls. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 by the December 31, 2006 deadline, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations since there is presently no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or Nasdaq. Any such action could adversely affect our financial results or investors’ confidence in our company, and could cause our stock price to fall. In addition, the controls and procedures that we will implement may not comply with all of the relevant rules and regulations of the SEC and Nasdaq. If we fail to develop and maintain effective controls and procedures, we may be unable to provide financial information in a timely and reliable manner. The perception of these matters could cause our share price to fall.
Risks Relating to Our Indebtedness and Our Capital Structure

We have a substantial amount of debt outstanding and may incur additional indebtedness in the future, which could restrict our ability to pay dividends.
      We have a significant amount of debt outstanding. As of March 31, 2005, we would have had $561.1 million of total long-term debt (including current portion) outstanding and $215.0 million of stockholders equity. The degree to which we are leveraged could have important consequences for you, including:

•	requiring us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, which payments we currently expect to be approximately $37.9 million in the first year following the offering, thereby reducing funds available for operations, future business opportunities and other purposes and/or dividends on our common stock;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	making it more difficult for us to satisfy our debt and other obligations;

•	limiting our ability to borrow additional funds, or to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes;

•	increasing our vulnerability to general adverse economic and industry conditions, including changes in interest rates; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt.
We cannot assure you that we will generate sufficient revenues to service and repay our debt and have sufficient funds left over to achieve or sustain profitability in our operations, meet our working capital and capital expenditure needs, compete successfully in our markets or pay dividends to our stockholders.
      Subject to the restrictions in the indenture or to be contained in the amended and restated credit agreement, we may be able to incur additional debt. As of March 31, 2005, and after giving effect to this offering and the related transactions, we would have been able to incur approximately $116.1 million additional debt. Although the indenture contains and the amended and restated credit agreement will contain restrictions on our ability to incur additional debt, these restrictions are subject to a number of important exceptions. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would likely increase.

We will require a significant amount of cash to service and repay our debt and to pay dividends on our common stock, and our ability to generate cash depends on many factors beyond our control.
      We currently expect our cash interest expense to be approximately $37.9 million in the first year following the offering. Our ability to make payments on our debt and to pay dividends on our common stock will depend on our ability to generate cash in the future, which will depend on many factors beyond our control. We cannot assure you that:

•	our business will generate sufficient cash flow from operations to service and repay our debt, pay dividends on our common stock and to fund working capital and planned capital expenditures;

•	future borrowings will be available under the amended and restated credit facilities or any future credit facilities in an amount sufficient to enable us to repay our debt and pay dividends on our common stock; or

•	we will be able to refinance any of our debt on commercially reasonable terms or at all.
      If we cannot generate sufficient cash from our operations to meet our debt service and repayment obligations, we may need to reduce or delay capital expenditures, the development of our business generally and any acquisitions. If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our debt, which would allow the lenders under the amended and restated credit facilities to declare all borrowings outstanding to be due and payable, which would in turn trigger an event of default under the indenture. If the amounts outstanding under the amended and restated credit facilities or our senior notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.

The indenture contains, and the amended and restated credit agreement will contain, covenants that limit the discretion of our management in operating our business and could prevent us from capitalizing on business opportunities and taking other corporate actions.
      The indenture imposes and the amended and restated credit agreement will impose significant operating and financial restrictions on us. These restrictions limit or restrict, among other things, our ability and the ability of our subsidiaries that are restricted by these agreements to:

•	incur additional debt and issue preferred stock;

•	make restricted payments, including paying dividends on, redeeming, repurchasing or retiring our capital stock;

•	make investments and prepay or redeem debt;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends, make loans or transfer assets to us;

•	create liens;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	engage in transactions with affiliates;

•	engage in sale and leaseback transactions;

•	make capital expenditures;

•	engage in business other than telecommunications businesses; and

•	consolidate or merge.
      In addition, the amended and restated credit agreement will require, and any future credit agreements may require, us to comply with specified financial ratios, including ratios regarding interest coverage, total leverage, senior secured leverage and fixed charge coverage. Our ability to comply with these ratios may be affected by events beyond our control. The restrictions contained in the indenture and to be contained in the amended and restated credit agreement will:

•	limit our ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, enter into acquisitions or to engage in other business activities that would be in our interest.
In the event of a default under the amended and restated credit agreement, the lenders could foreclose on the assets and capital stock pledged to them.
      A breach of any of the covenants contained in the amended and restated credit agreement, or in any future credit agreements, or our inability to comply with the financial ratios could result in an event of default, which would allow the lenders to declare all borrowings outstanding to be due and payable, which would in turn trigger an event of default under the indenture governing our senior notes. If the amounts outstanding under the amended and restated credit facilities or our senior notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.
Because we expect to need to refinance our existing debt, we face the risks of either not being able to do so or doing so at a higher interest expense.
      Our senior notes mature in 2012 and our amended and restated credit facilities will mature in full in 2011. We may not be able to refinance our senior notes or renew or refinance the amended and restated credit facilities, or any renewal or refinancing may occur on less favorable terms. If we are unable to refinance or renew our senior notes or our amended and restated credit facilities, our failure to repay all amounts due on the maturity date would cause a default under the indenture or the amended and restated credit agreement. In addition, our interest expense may increase significantly if we refinance our senior notes, which bear interest at 9 3/4% per year, or our amended and restated credit facilities on terms that are less favorable to us than the terms of our senior notes or the expected terms of our amended and restated credit facilities, which could impair our ability to pay dividends.

Risk Factors Relating to Our Business
The telecommunications industry is generally subject to substantial regulatory changes, rapid development and introduction of new technologies and intense competition that could cause us to suffer price reductions, customer losses, reduced operating margins or loss of market share.
      The telecommunications industry has been, and we believe will continue to be, characterized by several trends, including the following:

•	substantial regulatory change due to the passage and implementation of the Telecommunications Act, which included changes designed to stimulate competition for both local and long distance telecommunications services;

•	rapid development and introduction of new technologies and services;

•	increased competition within established markets from current and new market entrants that may provide competing or alternative services;

•	the blurring of traditional dividing lines between, and the bundling of, different services, such as local dial tone, long distance, wireless, cable, data and Internet services; and

•	an increase in mergers and strategic alliances that allow one telecommunications provider to offer increased services or access to wider geographic markets.
We expect competition to intensify as a result of new competitors and the development of new technologies, products and services. Some or all of these risks may cause us to have to spend significantly more in capital expenditures than we currently anticipate to keep existing, and attract new, customers.
      Many of our voice and data competitors, such as cable providers, Internet access providers, wireless service providers and long distance carriers have brand recognition and financial, personnel, marketing and other resources that are significantly greater than ours. In addition, due to consolidation and strategic alliances within the telecommunications industry, we cannot predict the number of competitors that will emerge, especially as a result of existing or new federal and state regulatory or legislative actions. For example, the pending acquisition of AT&T, one of our largest customers, by SBC, the dominant local exchange company in the areas in which our Texas rural telephone companies operate, could increase competitive pressures for our services and impact our long distance and access revenues. Such increased competition from existing and new entities could lead to price reductions, loss of customers, reduced operating margins or loss of market share.
The use of new technologies by other, existing companies may increase our costs and cause us to lose customers and revenues.
      The telecommunications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. Technological developments may reduce the competitiveness of our services and require unbudgeted upgrades, significant capital expenditures and the procurement of additional services that could be expensive and time consuming. New services arising out of technological developments may reduce the competitiveness of our services. If we fail to respond successfully to technological changes or obsolescence or fail to obtain access to important new technologies, we could lose customers and revenues and be limited in our ability to attract new customers or sell new services to our existing customers. The successful development of new services, which is an element of our business strategy, is uncertain and dependent on many factors, and we may not generate anticipated revenues from such services, which would reduce our profitability. We cannot predict the effect of these changes on our competitive position, costs or our profitability.
      In addition, part of our marketing strategy is based on market acceptance of DSL. We expect that an increasing amount of our revenues will come from providing DSL service. The market for high-speed Internet access is still developing, and we expect current competitors and new market entrants to introduce competing services and to develop new technologies. The markets for our DSL services could fail to develop, grow more slowly than anticipated or become saturated with competitors with superior pricing or services. In addition, our DSL offerings may become subject to newly adopted laws and regulations. We cannot predict the outcome of these regulatory developments or how they may affect our regulatory obligations or the form of competition for these services. As a result, we could have higher costs and capital expenditures, lower revenues and greater competition than expected for DSL services.
If we are not successful in integrating TXUCV, we may have higher costs and fail to achieve expected cost savings, among other things.
      Our future success, and thus our ability to pay interest and principal on our indebtedness and dividends on our common stock will depend in part on our ability to integrate TXUCV into our business. We currently expect to incur approximately $14.5 million in operating expenses associated with the integration and restructuring of TXUCV in 2004 and 2005. Of the $14.5 million, approximately $11.5 million relates to integration and approximately $3.0 million relates to restructuring. These one-time integration and restructuring costs will be in addition to certain ongoing costs we expect to incur to expand certain administrative functions, such as those relating to SEC reporting and compliance and do not take into account other potential cost savings and expenses of the TXUCV acquisition. The integration of TXUCV involves numerous risks, including the following:

•	greater demands on our management and administrative resources;

•	difficulties and unexpected costs in integrating the operations, personnel, services, technologies and other systems of CCI Illinois and CCI Texas;

•	possible unexpected loss of key employees, customers and suppliers;

•	unanticipated liabilities and contingencies of TXUCV and its business;

•	unexpected costs of integrating the management and operation of the two businesses; and

•	failure to achieve expected cost savings.
These challenges and uncertainties could increase our costs and cause our management to spend less time than expected executing our business strategy. We may not be able to manage the combined operations and assets effectively or realize all or any of the anticipated benefits of the acquisition. To the extent that we make any additional acquisitions in the future, these risks would likely be exacerbated.
      We may become responsible for unexpected liabilities or other contingencies that we did not discover in the course of performing due diligence in connection with the acquisition. Under the stock purchase agreement, the parent company of TXUCV agreed to indemnify us against certain undisclosed liabilities. We cannot assure you, however, that any indemnification will be enforceable, collectible or sufficient in amount, scope or duration to fully offset any possible liabilities associated with the acquisition. Any of these contingencies, individually or in the aggregate, could increase our costs.
Our possible pursuit of acquisitions is expensive, may not be successful and, even if it is successful, may be more costly than anticipated.
      Our acquisition strategy entails numerous risks. The pursuit of acquisition candidates is expensive and may not be successful. Our ability to complete future acquisitions will depend on our ability to identify suitable acquisition candidates, negotiate acceptable terms for their acquisition and, if necessary, finance those acquisitions, in each case, before any attractive candidates are purchased by other parties, some of whom may have greater financial and other resources than us. Whether or not any particular acquisition is closed successfully, each of these activities is expensive and time consuming and would likely require our management to spend considerable time and effort to accomplish them, which would detract from their ability to run our current business. We may face unexpected challenges in receiving any required approvals from the FCC, the ICC, or other applicable state regulatory commissions, which could result in delay or our not being able to consummate the acquisition. Although we may spend considerable expense and effort to pursue acquisitions, we may not be successful in closing them.

      If we are successful in closing any acquisitions, we would face several risks in integrating them, including those listed above regarding the risks of integrating TXUCV. In addition, any due diligence we perform may not prove to have been accurate. For example, we may face unexpected difficulties in entering markets in which we have little or no direct prior experience or in generating expected revenue and cash flow from the acquired companies or assets. The risks identified above may make it more challenging and costly to integrate TXUCV if we have not done so fully by the time of any new acquisition.
      Currently, we are not pursuing any acquisitions or other strategic transactions. But, if any of these risks materialize, they could have a material adverse effect on our business and our ability to achieve sufficient cash flow, provide adequate working capital, service and repay our indebtedness and leave sufficient funds to pay dividends.
Poor economic conditions in our service areas in Illinois and Texas could cause us to lose local access lines and revenues.
      Substantially all of our customers and operations are located in Illinois and Texas. The customer base for telecommunications services in each of our rural telephone companies’ service areas in Illinois and Texas is small and geographically concentrated, particularly for residential customers. Due to our geographical concentration, the successful operation and growth of our business is primarily dependent on economic conditions in our rural telephone companies’ service areas. The economies of these areas, in turn, are dependent upon many factors, including:

•	demographic trends;

•	in Illinois, the strength of the agricultural markets and the light manufacturing and services industries, continued demand from universities and hospitals and the level of government spending; and

•	in Texas, the strength of the manufacturing and retail industries and continued demand from schools and hospitals.
Poor economic conditions and other factors beyond our control in our rural telephone companies’ service areas could cause a decline in our local access lines and revenues.

A system failure could cause delays or interruptions of service, which could cause us to lose customers.
      In the past, we have experienced short, localized disruptions in our service due to factors such as cable damage, inclement weather and service failures of our third party service providers. To be successful, we will need to continue to provide our customers reliable service over our network. The principal risks to our network and infrastructure include:

•	physical damage to our central offices or local access lines;

•	disruptions beyond our control;

•	power surges or outages; and

•	software defects.
Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers and incur unexpected expenses, and thereby adversely affect our business, revenue and cash flow.
Loss of a large customer could reduce our revenues. In addition, a significant portion of our revenues from the State of Illinois is based on contracts that are favorable to the government.
      Our success depends in part upon the retention of our large customers such as AT&T and the State of Illinois. After giving effect to the TXUCV acquisition, AT&T accounted for 4.1% and the State of

Illinois accounted for 6.1% of our revenues during 2004, and 4.0% and 5.7% of our revenues for the three months ended March 31, 2005, respectively. In general, telecommunications companies such as ours face the risk of losing customers as a result of a contract expiration, merger or acquisition, business failure or the selection of another provider of voice or data services. In addition, we generate a significant portion of our operating revenues from originating and terminating long distance and international telephone calls for carriers such as AT&T and MCI, which are in the process of being acquired or are experiencing substantial financial difficulties. We cannot assure you that we will be able to retain long-term relationships or secure renewals of short-term relationships with our customers in the future.
      In 2004, virtually all of the revenues of the Public Services business and 40.8% of the revenues of the Market Response business of our Other Operations were derived from our relationships with various agencies of the State of Illinois, principally the Department of Corrections and the Toll Highway Authority and various county governments in Illinois. Obtaining contracts from government agencies is challenging, and government contracts, like our contracts with the State of Illinois, often include provisions that are favorable to the government in ways that are not standard in private commercial transactions. Specifically, each of our contracts with the State of Illinois:

•	includes provisions that allow the respective state agency to terminate the contract without cause and without penalty under some circumstances;

•	is subject to decisions of state agencies that are subject to political influence on renewal;

•	gives the State of Illinois the right to renew the contract at its option but does not give us the same right; and

•	could be cancelled if state funding becomes unavailable.
The failure of the State of Illinois to perform under the existing agreements for any reason, or to renew the agreements when they expire, could have a material adverse effect on the revenues of CCI Illinois. For example, the State of Illinois, which represented 40.8% of Market Response’s revenues for 2004, recently awarded the renewal of the Illinois State Toll Highway Authority contract, the sole source of those revenues, to another provider.
If we are unsuccessful in obtaining and maintaining necessary rights-of-way for our network, our operations may be interrupted and we would likely face increased costs.
      We need to obtain and maintain the necessary rights-of-way for our network from governmental and quasi-governmental entities and third parties, such as railroads, utilities, state highway authorities, local governments and transit authorities. We may not be successful in obtaining and maintaining these rights-of-way or obtaining them on acceptable terms whether in existing or new service areas. Some of the agreements relating to these rights-of-way may be short-term or revocable at will, and we cannot be certain that we will continue to have access to existing rights-of-way after they have expired or terminated. If any of our rights-of-way agreements were terminated or could not be renewed, we may be forced to remove our network facilities from under the affected rights-of-way or relocate or abandon our networks. We may not be able to maintain all of our existing rights-of-way and permits or obtain and maintain the additional rights-of-way and permits needed to implement our business plan. In addition, our failure to maintain the necessary rights-of-way, franchises, easements, licenses and permits may result in an event of default under the amended and restated credit agreement and other credit agreements we may enter into in the future and, as a result, other agreements governing our debt. As a result of the above, our operations may be interrupted and we may need to find alternative rights-of-way and make unexpected capital expenditures.

We are dependent on third party vendors for our information and billing systems. Any significant disruption in our relationship with these vendors could increase our costs and affect our operating efficiencies.
      Sophisticated information and billing systems are vital to our ability to monitor and control costs, bill customers, process customer orders, provide customer service and achieve operating efficiencies. We currently rely on internal systems and third party vendors to provide all of our information and processing systems. Some of our billing, customer service and management information systems have been developed by third parties for us and may not perform as anticipated. In addition, our plans for developing and implementing our information and billing systems rely primarily on the delivery of products and services by third party vendors. Our right to use these systems is dependent upon license agreements with third party vendors. Some of these agreements are cancelable by the vendor, and the cancellation or nonrenewable nature of these agreements could impair our ability to process orders or bill our customers. Since we rely on third party vendors to provide some of these services, any switch in vendors could be costly and affect operating efficiencies.
The loss of key management personnel, or the inability to attract and retain highly qualified management and other personnel in the future, could have a material adverse effect on our business, financial condition and results of operations.
      Our success depends upon the talents and efforts of key management personnel, many of whom have been with our company and our industry for decades, including Mr. Lumpkin, Robert J. Currey, Steven L. Childers, Joseph R. Dively, Steven J. Shirar, C. Robert Udell, Jr. and Christopher A. Young. There are no employment agreements with any of these senior managers. The loss of any such management personnel, due to retirement or otherwise, and the inability to attract and retain highly qualified technical and management personnel in the future, could have a material adverse effect on our business, financial condition and results of operations.
Regulatory Risks
The telecommunications industry in which we operate is subject to extensive federal, state and local regulation that could change in a manner adverse to us.
      Our main sources of revenues are our local telephone businesses in Illinois and Texas. The laws and regulations governing these businesses may be, and in some cases have been, challenged in the courts, and could be changed by Congress, state legislatures or regulators at any time. In addition, new regulations could be imposed by federal or state authorities increasing our operating costs or capital requirements or that are otherwise adverse to us. We cannot predict the impact of future developments or changes to the regulatory environment or the impact such developments or changes may have on us. Adverse rulings, legislation or changes in governmental policy on issues material to us could increase our competition, cause us to lose customers to competitors and decrease our revenues, increase our costs and decrease profitability.
Our rural telephone companies could lose their rural status under interconnection rules, which would increase our costs and could cause us to lose customers and the associated revenues to competitors.
      The Telecommunications Act imposes a number of interconnection and other requirements on local communications providers, including incumbent telephone companies. Each of the subsidiaries through which we operate our local telephone businesses is an incumbent telephone company and is also classified as a rural telephone company under the Telecommunications Act. The Telecommunications Act exempts rural telephone companies from some of the more burdensome interconnection requirements such as unbundling of network elements and sharing information and facilities with other communications providers. These unbundling requirements and the obligation to offer unbundled network elements, or UNEs, to competitors, impose substantial costs on, and result in customer attrition for, the incumbent telephone companies that must comply with these requirements. The ICC or the PUCT can terminate the applicable rural exemption for each of our rural telephone companies if it receives a bona fide request for full interconnection from another telecommunications carrier and the state commission determines that the request is technically feasible, not unduly economically burdensome and consistent with universal service requirements. Neither the ICC nor the PUCT has yet terminated, or proposed to terminate, the rural exemption for any of our rural telephone companies. However, our Illinois rural telephone company has received a request that we provide interconnection services that are not required of an incumbent telephone company holding a rural exemption, which could result in a request to the ICC to terminate our Illinois rural telephone company’s exemption. If the ICC or PUCT terminates the applicable rural exemption in whole or in part for any of our rural telephone companies, or if the applicable state commission does not allow us adequate compensation for the costs of providing the interconnection or UNEs, our administrative and regulatory costs could increase significantly and we could suffer a significant loss of customers and revenues to existing or new competitors.
Legislative or regulatory changes could reduce or eliminate the revenues our rural telephone companies receive from network access charges.
      A significant portion of our rural telephone companies’ revenues come from network access charges paid by long distance and other carriers for originating or terminating calls in our rural telephone companies’ service areas. The amount of network access charge revenues that our rural telephone companies receive is based on interstate rates set by the FCC and intrastate rates set by the ICC and PUCT. The FCC has reformed, and continues to reform, the federal network access charge system, and the states, including Illinois and Texas, often establish intrastate network access charges that mirror or otherwise interrelate with the federal rules.
      Traditionally, regulators have allowed network access rates to be set higher in rural areas than the actual cost of originating or terminating calls as an implicit means of subsidizing the high cost of providing local service in rural areas. In 2001, the FCC adopted rules reforming the network access charge system for rural carriers, including reductions in per-minute access charges and increases in both universal service fund subsidies and flat-rate, monthly per line charges on end-user customers. Our Illinois rural telephone company’s intrastate network access rates mirror interstate network access rates. Illinois does not provide, however, an explicit subsidy in the form of a universal service fund applicable to our Illinois rural telephone company. As a result, while subsidies from the federal universal service fund have offset Illinois Telephone Operations’ decrease in revenues resulting from the reduction in interstate network access rates, there was not a corresponding offset for the decrease in revenues from the reduction in intrastate network access rates.
      The FCC is currently considering even more sweeping potential changes in network access charges. Depending on the FCC’s decisions, our current network access charge revenues could be reduced materially, and we do not know whether increases in other revenues, such as federal or Texas subsidies and monthly line charges, will be sufficient to offset any such reductions. The ICC and the PUCT also may make changes in our intrastate network access charges, which may also cause reductions in our revenues. To the extent any of our rural telephone companies become subject to competition and competitive telephone companies increase their operations in the areas served by our rural telephone companies, a portion of long distance and other carriers’ network access charges will be paid to our competitors rather than to our companies. In addition, the compensation our companies receive from network access charges could be reduced due to competition from wireless carriers.
      In addition, VOIP services are increasingly being embraced by cable companies, incumbent telephone companies, competitive telephone companies and long distance carriers. The FCC is considering whether VOIP services are regulated telecommunications services or unregulated information services and is considering whether providers of VOIP services are obligated to pay access charges for calls originating or terminating on incumbent telephone company facilities. We cannot predict the outcome of the FCC’s rulemaking or the impact on the revenues of our rural telephone companies. The proliferation of VOIP, particularly to the extent such communications do not utilize our rural telephone companies’ networks, may cause significant reductions to our rural telephone companies’ network access charge revenues.

We believe telecommunications carriers, such as long distance carriers or VOIP providers, are disputing and/or avoiding their obligation to pay network access charges to rural telephone companies for use of their networks. If carriers successfully dispute or avoid the applicability of network access charges, our revenues could decrease.
      In recent years, telecommunications carriers, such as long distance carriers or VOIP providers, have become more aggressive in disputing interstate access charge rates set by the FCC and the applicability of network access charges to their telecommunications traffic. We believe that these disputes have increased in part due to advances in technology that have rendered the identity and jurisdiction of traffic more difficult to ascertain and that have afforded carriers an increased opportunity to assert regulatory distinctions and claims to lower access costs for their traffic. As a result of the increasing deployment of VOIP services and other technological changes, we believe that these types of disputes and claims will likely increase. In addition, we believe that there has been a general increase in the unauthorized use of telecommunications providers’ networks without payment of appropriate access charges, or so-called “phantom traffic”, due in part to advances in technology that have made it easier to use networks without having to pay for the traffic. As a general matter, we believe that this phantom traffic is due to unintended usage and, in some cases, fraud. We cannot assure you that there will not be material claims made against us contesting the applicability of network access charges billed by our rural telephone companies or continued or increased phantom traffic that uses our network without paying us for it. If there is a successful dispute or avoidance of the applicability of network access charges, our revenues could decrease.
Legislative or regulatory changes could reduce or eliminate the government subsidies we receive.
      The federal and Texas state system of subsidies, from which we derive a significant portion of our revenues, are subject to modification. Our rural telephone companies receive significant federal and state subsidy payments.

•	In 2004, CCI Illinois received $10.6 million from the federal universal service fund and CCI Texas received an aggregate of $40.9 million from the federal universal service fund and the Texas universal service fund, which in the aggregate comprised 15.9% of our revenues in 2004, after giving effect to the TXUCV acquisition.

•	For the three months ended March 31, 2005, CCI Illinois received $4.2 million from the federal universal service fund and CCI Texas received an aggregate of $9.5 million from the federal universal service fund and the Texas universal service fund, which in the aggregate comprised 17.2% of our revenues for the three months ended March 31, 2005.
      During the last two years, the FCC has made modifications to the federal universal service fund system that changed the sources of support and the method for determining the level of support recipients of federal universal service fund subsidies receive. It is unclear whether the changes in methodology will continue to accurately reflect the costs incurred by our rural telephone companies and whether we will continue to receive the same amount of federal universal service fund support that our rural telephone companies have received in the past. The FCC is also currently considering a number of issues regarding the source and amount of contributions to, and eligibility for payments from, the federal universal service fund, and these issues may also be the subject of legislative amendments to the Telecommunications Act.
      In December 2004, Congress suspended the application of a law called the Urgent Deficiency Act to the FCC’s universal service fund until December 31, 2005. The Urgent Deficiency Act prohibits government agencies from making financial commitments in excess of their funds on hand. Currently, the universal service fund administrator makes commitments to fund recipients in advance of collecting the contributions from carriers that will pay for these commitments. The FCC has not determined whether the Urgent Deficiency Act would apply to payments to our rural telephone companies. Congress is now considering whether to extend the current temporary legislation that exempts the universal service fund from the Urgent Deficiency Act. If it does not grant this extension, however, the universal service subsidy payments to our rural telephone companies may be delayed or reduced in the future.

      We cannot predict the outcome of any federal or state legislative action or any FCC, PUCT or ICC rulemaking or similar proceedings. If our rural telephone companies do not continue to receive federal and state subsidies, or if these subsidies are reduced, our rural telephone companies will likely have lower revenues and may not be able to operate as profitably as they have historically. In addition, if the number of local access lines that our rural telephone companies serve increases, under the rules governing the federal universal service fund, the rate at which we can recover certain federal universal service fund payments may decrease. This may have an adverse effect on our revenues and profitability.
      In addition, under the Telecommunications Act, our competitors can obtain the same level of federal universal service fund subsidies as we do if the ICC or PUCT, as applicable, determines that granting these subsidies to competitors would be in the public interest and the competitors offer and advertise certain telephone services as required by the Telecommunications Act and the FCC. Under current rules, any such payments to our competitors would not affect the level of subsidies received by our rural telephone companies, but they would facilitate competitive entry into our rural telephone companies’ service areas and our rural telephone companies may not be able to compete as effectively or otherwise continue to operate as profitability.
The high costs of regulatory compliance could make it more difficult for us to enter new markets, make acquisitions or change our prices.
      Regulatory compliance results in significant costs for us and diverts the time and effort of management and our officers away from running our business. In addition, because regulations differ from state to state, we could face significant costs in obtaining information necessary to compete effectively if we try to provide services, such as long distance services, in markets in different states. These information barriers could cause us to incur substantial costs and to encounter significant obstacles and delays in entering these markets. Compliance costs and information barriers could also affect our ability to evaluate and compete for new opportunities to acquire local access lines or businesses as they arise.
      Our intrastate services are also generally subject to certification, tariff filing and other ongoing state regulatory requirements. Challenges to our tariffs by regulators or third parties or delays in obtaining certifications and regulatory approvals could cause us to incur substantial legal and administrative expenses. If successful, these challenges could adversely affect the rates that we are able to charge to customers, which would negatively affect our revenues.
Legislative and regulatory changes in the telecommunications industry could raise our costs by facilitating greater competition against us and reduce potential revenues.
      Legislative and regulatory changes in the telecommunications industry could adversely affect our business by facilitating greater competition against us, reducing our revenues or raising our costs. For example, federal or state legislatures or regulatory commissions could impose new requirements relating to standards or quality of service, credit and collection policies, or obligations to provide new or enhanced services such as high-speed access to the Internet or number portability, whereby consumers can keep their telephone number when changing carriers. Any such requirements could increase operating costs or capital requirements.
      The Telecommunications Act provides for significant changes and increased competition in the telecommunications industry. This federal statute and the related regulations remain subject to judicial review and additional rulemakings of the FCC, as well as to implementing actions by state commissions.
      Currently, there exists only a small body of law and regulation applicable to access to, or commerce on, the Internet. As the significance of the Internet expands, federal, state and local governments may adopt new rules and regulations or apply existing laws and regulations to the Internet. The FCC is currently reviewing the appropriate regulatory framework governing high speed access to the Internet through telephone and cable providers’ communications networks. The outcome of these proceedings may affect our regulatory obligations and costs and competition for our services which could have a material adverse effect on our revenues.

“Do not call” registries may increase our costs and limit our ability to market our services.
      Our Market Response business is subject to various federal and state “do not call” list requirements. Recently, the FCC and the Federal Trade Commission, or FTC, amended their rules to provide for a national “do not call” registry. Under these new federal regulations, consumers may have their phone numbers added to the national registry and telemarketing companies, such as our Market Response business, are prohibited from calling anyone on that registry other than for limited exceptions. In September 2003, telemarketers were given access to the registry and are now required to compare their call lists against the national “do not call” registry at least once every 31 days. We are required to pay a fee to access the registry on a quarterly basis. This rule may restrict our ability to market our services effectively to new customers. Furthermore, compliance with this new rule may prove difficult, and we may incur penalties for improperly conducting our marketing activities.
Because we are subject to extensive laws and regulations relating to the protection of the environment, natural resources and worker health and safety, we may face significant liabilities or compliance costs in the future.
      Our operations and properties are subject to federal, state and local laws and regulations relating to protection of the environment, natural resources and worker health and safety, including laws and regulations governing and creating liability relating to, the management, storage and disposal of hazardous materials, asbestos, petroleum products and other regulated materials. We also are subject to environmental laws and regulations governing air emissions from our fleets of vehicles. As a result, we face several risks, including the following:

•	Under certain environmental laws, we could be held liable, jointly and severally and without regard to fault, for the costs of investigating and remediating any actual or threatened environmental contamination at currently and formerly owned or operated properties, and those of our predecessors, and for contamination associated with disposal by us or our predecessors of hazardous materials at third party disposal sites. Hazardous materials may have been released at certain current or formerly owned properties as a result of historic operations.

•	The presence of contamination can adversely affect the value of our properties and our ability to sell any such affected property or to use it as collateral.

•	We could be held responsible for third party property damage claims, personal injury claims or natural resource damage claims relating to any such contamination.

•	The cost of complying with existing environmental requirements could be significant.

•	Adoption of new environmental laws or regulations or changes in existing laws or regulations or their interpretations could result in significant compliance costs or as yet identified environmental liabilities.

•	Future acquisitions of businesses or properties subject to environmental requirements or affected by environmental contamination could require us to incur substantial costs relating to such matters.

•	In addition, environmental laws regulating wetlands, endangered species and other land use and natural resource issues may increase costs associated with future business or expansion opportunities, delay, alter or interfere with such plans, or otherwise adversely affect such plans.
As a result of the above, we may face significant liabilities and compliance costs in the future.

FORWARD-LOOKING STATEMENTS
      Any statements contained in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates”, “believes”, “expects”, “intends”, “plans”, “estimates”, “targets”, “projects”, “should”, “may”, “will” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements are contained throughout this prospectus, for example in “Summary”, “Risk Factors”, “Dividend Policy and Restrictions”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Holdings” and “— CCI Texas”, “Business”, “Regulation” and the unaudited pro forma condensed consolidated financial statements and the related notes. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
      We estimate that we will receive net proceeds from this offering of approximately $68.5 million, after deducting underwriting discounts and commissions and other offering-related expenses. We will use the net proceeds from this offering, together with additional borrowings under the amended and restated credit facilities and approximately $10.3 million of cash on hand, to:

•	repay in full outstanding borrowings under our term loan A and C facilities, together with accrued but unpaid interest through the closing date of this offering;

•	redeem 32.5% of the aggregate principal amount of our senior notes and to pay the associated redemption premium of 9.75% of the principal amount to be redeemed, together with accrued but unpaid interest through the date of redemption;

•	pre-fund expected integration and restructuring costs for 2005 relating to the TXUCV acquisition; and

•	pay fees and expenses associated with the repayment of the term loan A and C facilities and entering into the amended and restated credit facilities.
      At March 31, 2005, the term loan A and term loan C facilities bore interest at rates of 5.10% and 5.35%, respectively, and had outstanding balances of $112.0 million and $311.9 million, respectively. The term loan A facility is scheduled to mature on April 14, 2010, and the term loan C facility is scheduled to mature on October 14, 2011. Our senior notes bear interest at a rate of 9 3/4% annually and are scheduled to mature on April 1, 2012. The proceeds from our borrowings under the term loan A facility, the term loan B facility and our issuance of the senior notes were used, together with other sources of funds, to pay a portion of the purchase price of the TXUCV acquisition and to repay existing debt of Consolidated Communications, Inc., which we refer to as CCI, among other uses of funds. On October 22, 2004, we converted all borrowings then outstanding under the term loan B facility into approximately $314.0 million of aggregate borrowings under a term loan C facility.
      We will not receive any of the proceeds from the selling stockholders’ sale of shares of common stock in the offering.
      The following table lists the estimated sources and uses of funds from this offering and the related transactions. The actual amounts on the date that this offering and the related transactions close may vary.

Sources		Uses

(Dollars in millions)
Cash	$10.3	Repayment of term loan A facility(1)(2)	$112.0
Offering proceeds	78.0	Repayment of term loan C facility(1)(2)	311.9
New term loan D facility(1)	425.0	Senior notes redemption(2)	65.0
		Fees and expenses(3)	12.8
		Redemption premium	6.3
		Pre-funding integration and restructuring costs	5.3

Total sources	$513.3		$513.3

(1)	In connection with this offering, our existing credit facilities will be amended and restated to, among other things, provide for the repayment in full of our term loan A and C facilities and to borrow $425.0 million under a new term loan D facility, which is expected to mature on October 14, 2011. See “Description of Indebtedness — Amended and Restated Credit Facilities”.

(2)	Excludes accrued but unpaid interest on the term loan A and C facilities and the senior notes to be redeemed, respectively, through the closing date of this offering.

(3)	Transaction fees and expenses include estimated underwriting discounts and commissions, commitment and financing fees payable in connection with the amended and restated credit facilities, and legal, accounting, advisory and other costs payable in connection with this offering and the related transactions. We will pay approximately $9.5 million of fees and expenses in connection with this offering and approximately $3.4 million in connection with the amendment and restatement of the existing credit facilities.

DIVIDEND POLICY AND RESTRICTIONS
General
      Effective upon the closing of this offering, our board of directors will adopt a dividend policy that reflects its judgment that our stockholders would be better served if we distributed to them a substantial portion of the cash generated by our business in excess of our expected cash needs rather than retaining it or using the cash for other purposes, such as to make investments in our business or to make acquisitions. In accordance with our dividend policy, we currently intend to pay an initial dividend of $0.4089 per share (representing a pro rata portion of the expected dividend for the first year following the closing of this offering) on or about November 1, 2005 to stockholders of record as of October 15, 2005, and to continue to pay quarterly dividends at an annual rate of $1.5495 per share for the first year following the closing of this offering, but only if and to the extent declared by our board of directors and subject to various restrictions on our ability to do so. The expected cash needs referred to above include interest payments on our indebtedness, capital expenditures, taxes, incremental costs associated with being a public company and certain other costs.
      Although it is our current intention to pay quarterly dividends at an annual rate of $1.5495 per share for the first year following the closing of this offering, you may not receive any dividends as a result of any of the following factors:

•	Nothing requires us to pay dividends.

•	While our current dividend policy contemplates the distribution of a substantial portion of the cash generated by our business in excess of our expected cash needs, this policy could be changed or revoked by our board of directors at any time, for example, if it were to determine that we had insufficient cash to take advantage of other opportunities with attractive rates of return.

•	Even if our dividend policy is not changed or revoked, the actual amount of dividends distributed under this policy, and the decision to make any distributions, is entirely at the discretion of our board of directors.

•	The amount of dividends distributed will be subject to covenant restrictions in the agreements governing our debt, including our indenture and our amended and restated credit agreement, and in agreements governing our future debt.

•	The amount of dividends distributed may be limited by state regulatory requirements.

•	The amount of dividends distributed is subject to restrictions under Delaware and Illinois law.

•	Our stockholders have no contractual or other legal right to receive dividends.

•	We might not have sufficient cash in the future to pay dividends in the intended amounts or at all. Our ability to generate this cash will depend on numerous factors, including the state of our business, the environment in which we operate and the various risks we face, changes in the factors, assumptions and other considerations made by our board of directors in reviewing and adopting the dividend policy, as described below, our future results of operations, financial condition, liquidity needs and capital resources and our various expected cash needs.
We have no history of paying dividends out of our cash flow. Dividends on our common stock will not be cumulative.
      In reviewing and adopting the dividend policy, our board of directors reviewed estimates of the following:

•	our EBITDA;

•	our Bank EBITDA, which under the terms of our amended and restated credit agreement excludes certain items (such as expenses associated with TXUCV acquisition and professional service fees)

that do not affect our ongoing ability to pay interest on our debt or pay dividends on our common stock; and

•	our cash available to pay dividends determined under our amended and restated credit agreement.

We believe that our amended and restated credit agreement represents the most significant legal restraint on our ability to pay dividends. That is because its restricted payments covenant allows a lower amount of dividends to be paid from the borrowers (CCI and Texas Holdings) to CCI Holdings than the comparable covenant in the indenture (referred to earlier as the build-up amount) permits CCI Holdings to pay to its stockholders. The amount of dividends CCI Holdings will be able to make under the indenture in the future will be based, in part, on the amount of cash that may be distributed by the borrowers under the amended and restated credit agreement to CCI Holdings.
      With respect to these estimates and the dividend policy as a whole, our board of directors evaluated numerous factors, made several assumptions and took other considerations into account, which are summarized below under “— Assumptions and Considerations”. We expect that our board of directors will regularly review the dividend policy and these factors, assumptions and considerations.
Estimated Minimum Bank EBITDA and Cash Available to Pay Dividends
      In the first year following the closing of this offering, the principal, but not exclusive, limitation on our ability to pay dividends according to our dividend policy will be that contained in our amended and restated credit agreement. Under our amended and restated credit agreement, the borrowers’ ability to pay dividends to CCI Holdings will primarily depend on their ability to generate Bank EBITDA. We believe that in order to pay dividends on our common stock in the year following this offering according to our dividend policy, collectively the borrowers would need to have at least $118.6 million of Bank EBITDA. We refer to this minimum amount of Bank EBITDA as our estimated minimum Bank EBITDA. Bank EBITDA for any period will be defined as Bank Consolidated Net Income, as defined in our amended and restated credit agreement:

• plus all amounts deducted in arriving at Bank Consolidated Net Income in respect of (without duplication), interest expense, amortization or write-off of debt discount and non-cash expense incurred in connection with our equity compensation plans, income taxes, charges for depreciation of fixed assets and amortization of intangible assets, non-cash charges for the impairment of long lived assets, fees accrued prior to this offering payable to certain of our existing equity investors not exceeding $5.0 million in any twelve-month period and fees, expenses and charges incurred in connection with this offering and the related transactions as disclosed in this prospectus under the heading “Use of Proceeds”;

• minus (in the case of gains) or plus (in the case of losses) (a) gain or loss on any sale of assets and (b) non-cash charges relating to foreign currency gains or losses;

• plus (in the case of losses) and minus (in the case of income) non-cash minority interest income or loss;

• plus (in the case of items deducted in arriving at Bank Consolidated Net Income) or minus (in the case of items added in arriving at Bank Consolidated Net Income) non-cash charges resulting from changes in accounting principles;

• plus (a) extraordinary losses and (b) the first $15.0 million of TXUCV integration expenses incurred after April 14, 2004 and prior to December 31, 2005;

• minus the sum of interest income and extraordinary income or gains; and

• plus unusual or nonrecurring charges, fees or expenses (excluding integration expenses) relating to the acquisition of TXUCV (including severance payments and retention bonuses) that were incurred during the fiscal quarter ended June 30, 2004 (net of any offsetting items that increased Bank EBITDA in such quarter as a result thereof) and to give pro forma effect to the

TXUCV acquisition and the related transactions as if they had occurred on the first day of such fiscal quarter and in an aggregate amount not to exceed $12.0 million.

      The amount of dividends we are able to pay in the future under the amended and restated credit agreement will increase or decrease based upon, among other things, cumulative Bank EBITDA and our needs for Available Cash. For a more complete description of Bank EBITDA and the related definitions and exceptions, see “Description of Indebtedness — Amended and Restated Credit Facilities — Restricted Payments”.
Calculation of Estimated Minimum Bank EBITDA and Cash Available to Pay Dividends
      To provide context for our dividend policy and to illustrate our calculation of our estimate of cash available to pay dividends in the first year following the closing of the offering, we present the following three tables below:

•	estimated cash available to pay dividends based upon our estimated minimum Bank EBITDA;

•	our calculation of EBITDA on an historical basis for the year ended December 31, 2004 and the twelve months ended March 31, 2005; and

•	our calculation of (a) Bank EBITDA on a pro forma basis for the TXUCV acquisition for the year ended December 31, 2004 and the twelve months ended March 31, 2005 and (b) estimated cash available to pay dividends based upon our calculation of pro forma Bank EBITDA for these periods.
      The first table sets forth our unaudited calculation illustrating our belief that $118.6 million of Bank EBITDA in the first year following the closing of this offering would be sufficient to fund our expected cash needs, to comply with the restrictive covenants in our amended and restated credit agreement and indenture and to fund dividends according to our dividend policy. We do not currently expect to have to use our amended and restated revolving credit facility to pay dividends on our common stock according to our dividend policy in the first year following the offering.
      The second table sets forth our calculation of EBITDA derived from our net cash provided by operating activities on an historical basis for the year ended December 31, 2004 and for the twelve months ended March 31, 2005. This table demonstrates that if our dividend policy had been in effect for the year ended December 31, 2004 and for the twelve months ended March 31, 2005, without making any pro forma adjustments other than the proposed payment of dividends, we would not have been able to fund dividends according to our dividend policy from available cash without borrowing under our revolving credit facility or otherwise incurring debt. This inability to fund dividends is primarily due to the significant cash expenditures associated with our acquisition of TXUCV as well as our payment of professional services fees to our existing equity investors.
      The final table presents two unaudited calculations that, together, show our calculation of our ability to pay dividends based on pro forma Bank EBITDA. First, it presents our calculation of Bank EBITDA on a pro forma basis for the TXUCV acquisition in a manner consistent with the comparable data in the unaudited pro forma condensed consolidated financial statements presented elsewhere in this prospectus. We believe that the presentation of pro forma Bank EBITDA provides investors with meaningful information about our ability to pay dividends following this offering because it excludes the effect of certain cash charges that are not expected to impact our ability to pay dividends in the future. When establishing our dividend policy, our board of directors specifically considered, among other things, our pro forma Bank EBITDA for the year ended December 31, 2004 and for the twelve months ended March 31, 2005, because of our belief that they more closely reflect our ability to generate cash available to pay dividends following the offering as opposed to historical EBITDA for these periods. The second calculation in this table presents our calculation of estimated cash available to pay dividends based upon our pro forma Bank EBITDA. To derive estimated cash available to pay dividends, we have deducted (1) certain cash expenses paid by us that have been excluded from the calculation of pro forma Bank EBITDA in accordance with the terms of our amended and restated credit agreement and (2) our estimated cash needs that are not already accounted for in our historical EBITDA or our pro forma Bank EBITDA. The second calculation demonstrates that if our dividend policy had been in effect for the year ended December 31, 2004 and the twelve months ended March 31, 2005, our estimated cash available to pay dividends would have been approximately $2.2 million and $0.8 million, respectively, less than the cash amount required to pay dividends in accordance with our dividend policy. As such, we would have had to either incur additional borrowings (under our revolving credit facility or otherwise) in order to pay the entire $46.0 million in dividends, or reduce the contemplated dividend by approximately $0.074 per share for the year ended December 31, 2004, and $0.027 per share for the twelve months ended March 31, 2005. The shortfall in estimated cash available to pay dividends for the year ended December 31, 2004 and the twelve months ended March 31, 2005 is due to approximately $15.2 million and $16.4 million, respectively, in cash costs incurred in connection with the TXUCV acquisition and $5.0 million of professional service fees incurred in each period. The cash costs incurred in connection with the TXUCV acquisition were costs that will not recur, except for a limited amount of expected integration and restructuring costs that we will pre-fund with cash on our balance sheet at the closing of this offering. As a result, we do not expect these costs to affect our ability to pay dividends in the future. Similarly, our obligation to pay professional service fees will terminate upon the consummation of this offering and, therefore, will not affect our ability to pay dividends in the future.
      We do not as a matter of course make public projections as to future sales, earnings or other results of operations and do not plan to do so in the future. However, our management has prepared the estimated financial information set forth in the tables below in order to provide our board of directors with an estimate of the amount of cash that may be available to pay dividends, subject to the limits on our ability to do so. The estimated financial information was not prepared with a view toward complying with any SEC or American Institute of Certified Public Accountants guidelines with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments and presents, to the best of management’s current belief, our expected future financial performance. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has compiled, examined, or performed any procedures with respect to the estimated financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the estimated financial information.
      The estimated financial information in the tables below are only estimates, are not predictions of fact and should not be relied upon as being necessarily indicative of future results. You are cautioned not to place undue reliance on the estimated financial information. The factors, assumptions and other considerations relating to the estimated financial information are inherently uncertain and, though considered reasonable by our management as of the date of its preparation, are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties, including those described under “Risk Factors”. There will be differences between actual and projected results. Accordingly, we cannot assure you that the estimated financial information is indicative of our future performance or that the actual results will not differ materially from the estimated financial information presented in the tables below.
      In light of the foregoing and based on numerous factors, assumptions and considerations described under “— Assumptions and Considerations” below, we believe that our Bank EBITDA for the year following the closing of this offering will be at least $118.6 million. Nothing in this prospectus should be understood to be, directly or indirectly, a prediction or estimate for any other period.

(In thousands)
Estimated Cash Available to Pay Dividends Based on Estimated Minimum Bank EBITDA
Estimated Minimum Bank EBITDA(1)	$118,568
Less:
Estimated cash interest expense(2)	(37,901)
Estimated capital expenditures(3)	(33,500)
Estimated principal payments associated with capital lease obligations(4)	—
TXUCV integration and restructuring costs(5)	—
Estimated cash taxes(6)	(1,167)

Estimated cash available to pay dividends on common stock(7)	$46,000

Total net leverage ratio derived from the above(8)	4.71:1.00
Senior secured leverage ratio derived from the above(9)	3.64:1.00
Fixed charge coverage ratio derived from the above(10)	3.11:1.00

		Twelve Months
	Year Ended	Ended
	December 31, 2004	March 31, 2005

	(In thousands)
Historical EBITDA
Net cash provided by operating activities	$79,766	$88,508
Adjustments:
Deferred income tax	(201)	(1,752)
Partnership income and minority interest	961	1,125
Provision for bad debt losses	(4,666)	(5,178)
Asset impairment	(11,578)	(11,578)
Amortization of deferred financing costs	(6,476)	(7,045)
Changes in operating assets and liabilities	(4,427)	(312)
Interest expense, net	39,551	48,195
Income taxes	232	(359)

Historical EBITDA(11)	$93,162	$111,604

		Twelve Months
	Year Ended	Ended
	December 31, 2004	March 31, 2005

	(In thousands)
Pro Forma Bank EBITDA and Estimated Cash Available to Pay Dividends
Historical EBITDA	$93,162	$111,604
Pro forma adjustments(12)	16,656	(2,243)

Pro forma EBITDA(13)	109,818	109,361
Retention bonuses(14)	259	238
Severance costs(15)	5,707	5,331
TXUCV sales due diligence and transaction costs(16)	2,239	1,577
TXUCV integration and restructuring costs(5)	7,009	9,259
Professional service fees(17)	5,000	5,000
Other, net(18)	(4,764)	(4,375)
Partnership distributions(19)	4,135	3,624

Non-cash losses (gains):
Restructuring, asset impairment and other charges	11,566	11,566

Pro forma Bank EBITDA	140,969	141,581
Cash expenses excluded from pro forma Bank EBITDA(20)	(20,214)	(21,405)
Estimated cash interest expense(2)	(37,901)	(37,901)
Capital expenditures(3)	(36,745)	(34,744)
Estimated public company expenses(1)	(1,000)	(1,000)
Estimated principal payments associated with capital lease obligation(4)	—	—
TXUCV integration and restructuring costs(5)	—	—
Cash income taxes(6)	(1,317)	(1,317)

Estimated cash available to pay dividends	$43,792	$45,214

Estimated cash required to pay dividends	$46,000	$46,000

(1)	In comparing our estimated minimum Bank EBITDA to our Bank EBITDA calculated on an historical basis, the historical calculation does not include approximately $1.0 million in incremental, ongoing expenses associated with being a public company with equity securities quoted on the Nasdaq National Market. These expenses include estimated compliance (SEC and Nasdaq) and related administrative expenses, accounting and legal fees, investor relations expenses, directors’ fees and director and officer liability insurance premiums, registrar and transfer agent fees, listing fees and other, miscellaneous expenses.

(2)	Assumes: (a) with respect to the amended and restated credit facilities, interest at a weighted average rate of 5.79% on an annual basis on $425.0 million outstanding borrowings under the new term loan D facility, no borrowings under our new $30.0 million revolving credit facility and a 0.5% commitment fee on the unused balance under the new revolving credit facility; (b) with respect to our senior notes, an interest rate of 9 3/4% on $135.0 million aggregate principal amount of senior notes outstanding after giving effect to the redemption of $65.0 million principal amount of senior notes in connection with this offering and the related transactions; and (c) excludes non-cash amortization of deferred financing costs. For a discussion of deferred financing costs, see Note 14 to the unaudited pro forma condensed consolidated financial statements. At March 31, 2005, we had interest rate swap agreements covering $213.7 million of aggregate principal amount of our existing variable rate debt, which we expect to cover our new variable rate debt under the new term loan D facility, at fixed LIBOR rates ranging from 2.99% to 3.35%. If market interest rates were to average 1.0% higher than the average rates that prevailed from January 1, 2005 through March 31, 2005, our interest payments would have increased by approximately $0.5 million for the period.

We note that the tables above do not reflect the payment of principal on any debt because our amended and restated credit agreement will not, and the indenture does not, require any amortization prior to the applicable maturity dates.

(3)	We expect capital expenditures for the year following the offering to be approximately $33.5 million. If our capital expenditures in the year following the offering were to exceed $33.5 million, which is less than actual amounts incurred during the year ended December 31, 2004 and the twelve months ended March 31, 2005, our Estimated Minimum Bank EBITDA would have to be commensurately greater in order to pay dividends at the expected level. For a more detailed discussion of our capital expenditures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Holdings — Liquidity and Capital Resources — Capital Requirements”.

(4)	Required principal payments under existing capital lease obligation. On May 27, 2005, we elected to pay in full the outstanding balance on this capital lease. As a result, no scheduled principal payments will be incurred under this capital lease obligation following the offering. See “Description of Indebtedness — GECC Capital Leases”.

(5)	We currently expect to incur approximately $14.5 million in operating expenses associated with the TXUCV integration and restructuring process in 2004 and 2005. Of the $14.5 million, approximately $11.5 million relates to integration and approximately $3.0 million relates to restructuring. As of March 31, 2005, we had incurred $9.2 million in integration and restructuring costs in connection with the TXUCV acquisition. We expect to spend the remaining $5.3 million during the remainder of 2005. However, we have not listed any such expenses in the tables because in connection with this offering and the related transactions, we will pre-fund the remaining $5.3 million of expected integration and restructuring expenses for 2005 with cash from our balance sheet. We do not expect that the pre-funding of these estimated expenses will change any of our expected cash plans or otherwise affect our expected working capital requirements. We do not expect to incur any significant costs relating to the TXUCV acquisition after 2005.

(6)	We estimate that as of March 31, 2005, we had an estimated $20.2 million of federal net operating losses, or NOLs, net of valuation allowances, available to us to carry forward to periods beginning after March 31, 2005. In estimating our NOLs as of March 31, 2005, we forecasted information to calculate our expected taxable income (loss) for the year ended December 31, 2005 and then prorated the resulting amount to arrive at estimated taxable income (loss) for the three months ended March 31, 2005. In forecasting information to calculate taxable income (loss) for the year ended December 31, 2005, we assumed that there would be no accounting entries or adjustments other than those known at the time of the estimate. Prorating the forecasted year end taxable income (loss) for the three months ended March 31, 2005 to arrive at an NOL estimate for March 31, 2005 also necessarily involves the assumption that proration is a fair basis to estimate taxable income (loss) at an interim period. In addition, we believe that the possible limitations under Section 382 of the Internal Revenue Code on our NOL as a result of this offering should not have a significant impact on our use of such NOL.

In the table showing estimated cash available to pay dividends based on estimated minimum Bank EBITDA, we have estimated 2005 federal cash taxes to be zero and state cash taxes to be $1.1 million. This estimate is based on $118.6 million of Bank EBITDA and estimated tax deductible items arising in 2005, including adjustments related to this offering and related transactions and an estimate of our available NOL carryforward in 2005, taking into account any limitation on the use of our NOL resulting from an “ownership change” under Section 382 of the Internal Revenue Code. Adjustments related to this offering and related transactions include deductions of the redemption premium and interest and amortization of deferred financing costs based on our new capital structure. Pursuant to these calculations, after taking into account estimated 2005 taxable income (loss), we would have estimated federal NOLs of $11.3 million, net of valuation allowances, to be carried forward to taxable periods beginning after December 31, 2005. In the future, we expect that we will be required to pay cash income taxes because all of our NOL will have been used or will have expired or because of limitations on our NOL under Section 382 of the Internal Revenue Code. Any of the foregoing would have the effect of reducing our after-tax cash available to pay dividends in future periods.

In the table showing estimated cash available to pay dividends based on Pro Forma Bank EBITDA, we have estimated 2004 federal cash taxes to be zero and state cash taxes to be $1.3 million. We have estimated federal cash taxes to be zero and state cash taxes to be $1.3 million for the twelve months ended March 31, 2005. These estimates are based on Pro Forma Bank EBITDA, taking into account an estimate of our available NOL carryforward in the applicable period and any limitation on the use of our NOL resulting from an “ownership change” under Section 382 of the Internal Revenue Code. See “Risk Factors — Risks Relating to Our Common Stock — We expect that our cash income tax liability will increase in the future as a result of the use of, and limitations on, our net operating loss carryforwards, which may reduce our after-tax cash available to pay dividends and may require us to reduce dividend payments in future periods”.

(7)	The table below sets forth the assumed number of outstanding shares of common stock upon the closing of this offering and the estimated per share and aggregate dividend amounts payable on these shares during the year following the closing of this offering.

		Dividends

	Number of	Per
	Shares	Share	Aggregate

Estimated dividends on our outstanding common stock	29,687,510	$1.5495	$46,000,000

(8)	Under the restricted payments covenant in the amended and restated credit agreement, if our total net leverage ratio (as defined in the amended and restated credit agreement), as of the end of any fiscal quarter, is greater than 4.75 to 1.00, we will be required to suspend dividends on our common stock unless otherwise permitted by an exception for dividends that may be paid from the portion of the proceeds of any sale of our equity not used to redeem or repurchase indebtedness and not used to fund acquisitions, capital expenditures or make other investments. It will be an event of default if our total net leverage ratio, as of the end of any fiscal quarter, is greater than 5.0 to 1.00. The calculation assumes no prepayment of the amended and restated credit facilities during the period.

(9)	It will be an event of default under the amended and restated credit agreement if our senior secured leverage ratio (as defined under the amended and restated credit agreement), as of the end of any fiscal quarter, is greater than 4.00 to 1.00. We will not be permitted to pay dividends under the amended and restated credit agreement if an event of default has occurred and is continuing.

(10)	It will be an event default under the amended and restated credit agreement if our fixed charge coverage ratio (as defined in our amended and restated credit agreement), as of the end of any fiscal quarter, is not (x) after the closing date and on or prior to December 31, 2005, at least 2.50 to 1.00, (y) after January 1, 2006 and on or prior to December 31, 2006, at least 2.00 to 1.00 and (z) after January 1, 2007, at least 1.75 to 1.00. We will not be permitted to pay dividends under the amended and restated credit agreement if an event of default has occurred and is continuing.

(11)	Historical EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on an historical basis, without giving effect to the TXUCV acquisition, this offering and the related transactions. We believe that net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. We present EBITDA for several reasons. Management believes that EBITDA is useful as a means to evaluate our ability to pay our estimated cash needs and pay dividends. In addition, we have presented EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and we believe that presenting it here provides a measure of consistency in our financial reporting. EBITDA is also a component of the restrictive covenants and financial ratios contained and will be contained in the agreements governing our debt which will require us to maintain compliance with these covenants and will limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on EBITDA after giving effect to specified charges. As a result, we believe that the presentation of EBITDA as supplemented by these other items provides important additional information to investors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Holdings — Liquidity and Capital Resources — Debt and Capital Leases — Covenant Compliance”. In addition, EBITDA provides our board of directors meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt.

EBITDA is a non-GAAP financial measure. Accordingly, it should not be construed as an alternative to net cash from operating or investing activities, cash flows from operations or net income (loss) as defined by GAAP and is not on its own necessarily indicative of cash available to fund our cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

(12)	Pro forma adjustments consist of the following:

		Twelve Months
	Year Ended	Ended
	December 31, 2004	March 31, 2005

	(In thousands)
CCI Texas EBITDA(a)	$15,538	$(2,384)
Selling, general and administrative expense adjustments for TXUCV acquisition(b)	1,118	141

	$16,656	$(2,243)

(a)	CCI Texas EBITDA represents the EBITDA of CCI Texas for the periods presented. The operating results of CCI Texas are not reflected in our historical EBITDA and financial results for the period from January 1, 2004, through April 13, 2004. The following table illustrates our calculation of CCI Texas EBITDA for the following periods:

	January 1, 2004	April 1, 2004
	through	through
	April 13, 2004	April 13, 2004

	(In thousands)
Net cash provided by operating activities	$5,319	$(819)
Adjustments:
Prepayment penalty on extinguishment of debt	(1,914)	(1,914)
Deferred income tax	(950)	1,827
Provision for postretirement benefits	(3,007)	(1,386)
Loss/(gain) or disposition of property and investments	(19)	(38)
Restructuring, asset impairment and other charges	12	12
Partnership income and minority interest	1,068	336
Provision for bad debt losses	(542)	(100)
Other charges	31	3
Changes in operating assets and liabilities	9,909	(1,639)
Interest expense, net	3,158	2,084
Income taxes	2,473	(750)

CCI Texas EBITDA	$15,538	$(2,384)

(b)	The pro forma adjustments to selling, general, and administrative expense for the TXUCV acquisition reflect (1) a reduction in costs of approximately $2.0 million for the year ended December 31, 2004 and $0.3 million for the twelve months ended March 31, 2005 resulting from the termination of TXUCV employees upon the closing of the TXUCV acquisition and (2) incremental professional service fees of $0.9 million for the year ended December 31, 2004 and $0.1 million for the twelve months ended March 31, 2005 to be paid to Mr. Lumpkin, Providence Equity and Spectrum Equity pursuant to the second professional services agreement entered into in connection with the TXUCV acquisition. See Note 2 to the unaudited pro forma condensed consolidated financial statements.

(13)	Pro forma EBITDA represents our historical EBITDA as adjusted for the TXUCV acquisition and has been prepared on a basis consistent with the comparable data in the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus.

(14)	During 2004, TXUCV paid retention bonuses to keep key employees to run its day-to-day business operations while it was being prepared for sale. Other than retention costs payable in connection with the TXUCV acquisition, we do not expect to incur such charges in the future. Given the unusual and non-recurring nature of these expenses, they are excluded from the calculation of Bank EBITDA under our amended and restated credit agreement and do not affect our ongoing ability to pay dividends.

(15)	During 2004, we incurred severance costs primarily due to employee terminations associated with the TXUCV acquisition. While we expect to incur additional severance costs as part of the integration and restructuring process in 2005, these costs have already been accounted for within our $5.3 million estimate of 2005 integration and restructuring costs described in note 5 above. Given the unusual and non-recurring nature of these expenses, they are excluded from the calculation of Bank EBITDA under our amended and restated credit agreement and do not affect our ongoing ability to pay dividends.

(16)	During 2004, TXUCV incurred certain costs associated with its sale. Given the unusual and non-recurring nature of these expenses, they are excluded from the calculation of Bank EBITDA under our amended and restated credit agreement and do not affect our ongoing ability to pay dividends.

(17)	Represents the aggregate professional service fees we paid to Mr. Lumpkin, Providence Equity and Spectrum Equity pursuant to two professional services agreements. After the closing of the offering, we will no longer pay these fees because these professional service agreements will automatically terminate on the closing of the offering. See Note 7 to the unaudited pro forma condensed consolidated financial statements.

(18)	Other, net assumes the TXUCV acquisition occurred on the first day of the period presented and includes the equity earnings from our investments in cellular partnerships, dividend income, recognizing the minority interests of investors in East Texas Fiber Line Incorporated as well as certain other miscellaneous non-operating items.

See Note 6 to our audited consolidated financial statements for a description of our investments. The table below sets out the components of Other, net:

		Twelve Months
	Year ended	Ended
	December 31, 2004	March 31, 2005

	(In thousands)
Partnership income	$2,462	$1,935
Dividend income	2,589	2,593
Minority interest	(433)	(473)
Other	146	320

Other, net	$4,764	$4,375

(19)	For purposes of calculating Bank EBITDA, our amended and restated credit agreement provides that all dividends and other distributions received from our cellular partnership investments shall be included as part of our Bank Consolidated Net Income. Partnership distributions included in the calculation of Pro Forma Bank EBITDA assumes that the TXUCV acquisition occurred on the first day of the periods presented. For a more detailed description of how Bank EBITDA is calculated, including the related definition of Bank Consolidated Net Income, please see “Description of Indebtedness — Amended and Restated Credit Facilities — Restricted Payments”.

(20)	Represents expenses that were excluded from the calculation of pro forma Bank EBITDA as permitted by the terms of the amended and restated credit agreement and as described in note (5) and notes (14)-(17) above. These expenses were paid by us in cash and would have impacted the amount of cash that would have been available to pay dividends had our dividend policy been in effect for the periods presented. However, we do not expect these cash expenses to affect our ongoing ability to pay dividends following this offering. See note (5) and notes (14)-(17) above.

Assumptions and Considerations
      In reviewing and adopting the dividend policy, our board of directors reviewed estimates of the cash available to pay dividends and, with respect to these estimates and the dividend policy as a whole, reviewed and analyzed several factors, including, but not limited to, the following:

•	our results of operations and financial condition, including that our Bank EBITDA was $141.0 million in 2004 and $141.6 million for the twelve months ended March 31, 2005, on a pro forma basis to give effect to the TXUCV acquisition;

•	our estimated minimum Bank EBITDA of $118.6 million and our belief that our actual Bank EBITDA for the first year following the offering will be at least this amount;

•	the matters discussed in the notes to the tables above;

•	our expected cash needs will not include the repayment of any principal on our debt since the agreements governing our debt do not require any amortization prior to the applicable maturity dates;

•	our assumption that we will be able to refinance our debt prior to the scheduled maturity dates; if we are unable to do so, or are only able to do so on less favorable terms, our cash available to pay dividends will be reduced;

•	our various expected cash needs, including interest payments on our debt, capital expenditures, integration and restructuring costs of the TXUCV acquisition in 2005, taxes, incremental costs associated with being a public company and certain other costs;

•	the $37.5 million distribution to our existing equity investors on June 7, 2005;

•	our belief that the payment of dividends at the level described above will not have a negative impact on our operations and performance based on prior years’ results and, relatedly, our belief that our amended and restated revolving credit facility will have sufficient capacity to finance expected fluctuations in working capital and other cash needs, including the payment of dividends at the levels described above, although we currently do not intend to borrow under our new revolving credit facility to pay dividends;

•	other possible uses of cash with attractive rates of return;

•	potential sources of liquidity, including that we have at our disposal the possibility of raising cash from asset sales, and capital resources;

•	the state of our business, the environment in which we operate and the various risk we face, including competition, technological change, changes in our industry, and regulatory and other risks and that they will remain consistent with previous periods; and

•	our assumption regarding the absence of extraordinary business events and risks, such as new industry-altering technological developments or adverse regulatory developments, that may adversely affect our business, results of operations or anticipated cash needs.
      Our intended policy to distribute rather than retain a significant portion of the cash generated by our business as regular quarterly dividends is based upon the current assessment by our board of directors of the factors and assumptions listed above. If these factors and assumptions were to change, we would need to reassess that policy. Over time, our capital and other cash needs will be subject to increasing uncertainties and are more difficult to predict, which could affect whether we pay dividends and the level of any dividends we may pay in the future.
      Our dividend policy may limit our ability to pursue growth opportunities, such as to fund a material expansion of our business, including any significant acquisitions or to pursue growth opportunities requiring capital expenditures significantly beyond our current expectations. In the recent past, such growth opportunities have included investments in new services such as DSL Internet access and the introduction of digital video service in selected Illinois markets. Currently, we have no specific plans to make a significant acquisition or to increase capital spending to expand our business materially. However, we will evaluate potential growth opportunities and capital expenditures as they arise and, if our board of directors determines that it is in our best interest to use cash that would otherwise be available for dividends to pursue an acquisition opportunity, to materially increase capital spending or for some other purpose, the board would be free to depart from or change our dividend policy at any time.
      There are several risks relating to our dividend policy that are summarized under “Risk Factors — Risks Relating to Our Common Stock — You may not receive dividends because our board of directors could, in its discretion, depart from or change our dividend policy at any time”, “— We might not have cash in the future to pay dividends in the intended amounts or at all”, “— You may not receive dividends because of restrictions in our debt agreements, Delaware and Illinois law and state regulatory requirements”, and “— Because we are a holding company with no operations, we will not be able to pay dividends unless our subsidiaries transfer funds to us”. We cannot assure you that we will pay dividends during or following the year after this offering or thereafter at the level estimated above or at all. Dividend payments are within the absolute discretion of our board of directors and will be dependent upon many factors and future developments that could differ materially from our current expectations.
Restrictions on Payment of Dividends
      Our ability to pay dividends will be restricted by current and future agreements governing our debt, including the amended and restated credit agreement and the indenture and by Delaware and Illinois law and may be restricted by state regulatory requirements.

Amended and Restated Credit Agreement
      Our existing credit agreement currently does not permit us to pay the dividends contemplated in this prospectus. As such, concurrently with the closing of this offering, we intend to amend and restate our existing credit agreement to enable the borrowers (CCI and Texas Holdings) to pay dividends to CCI Holdings to enable CCI Holdings to then pay its stockholders dividends, subject to the satisfaction of certain financial covenants, conditions and other restrictions. For the twelve months ended March 31, 2005, on a pro forma basis after giving effect to this offering and the related transactions, the borrowers would have been permitted to pay dividends to CCI Holdings of $69.2 million under the amended and restated credit agreement. The amount of dividends the borrowers are able to pay in the future under the amended and restated credit agreement will increase or decrease based upon, among other things, cumulative Bank EBITDA and our needs for Available Cash. In addition, the borrowers will be required to comply with the following financial ratio in order to pay dividends under the amended and restated credit agreement:

•	If the total net leverage ratio (as defined under “Description of Indebtedness — Amended and Restated Credit Facilities”), as of the end of any fiscal quarter, is greater than 4.75 to 1.0, we will be required to suspend dividends on our common stock unless otherwise permitted by an exception for dividends that may be paid from the portion of the proceeds of any sale of our equity not used to redeem or repurchase indebtedness and not used to fund acquisitions, capital expenditures or make other investments. During any dividend suspension period, we will be required to repay debt in an amount equal to 50.0% of any increase in our Available Cash during such dividend suspension period.

•	In addition, we will not be permitted to pay dividends if an event of default under the amended and restated credit agreement has occurred and is continuing. In particular, it will be an event of default if:

•	our total net leverage, as of the end of any fiscal quarter, is greater than 5.0 : 1.0;

•	our senior secured leverage ratio, as of the end of any fiscal quarter, is greater than 4.00 to 1.00;

•	our fixed charge coverage ratio, as of the end of any fiscal quarter, is not (x) after the closing date and on or prior to December 31, 2005, at least 2.50 to 1.00, (y) after January 1, 2006 and on or prior to December 31, 2006, at least 2.00 to 1.00 and (z) after January 1, 2007, at least 1.75 to 1.00; or

•	we make or commit to make capital expenditures greater than the base amount of $45.0 million in each fiscal year, provided that the base amount may be increased by up to 100% of such base amount by carrying over to any such period any portion of the base amount (without giving effect to any increase) not spent in the immediately preceding period, and that capital expenditures in any period shall be deemed first made from the base amount applicable to such period in any given period.
      For a more complete description of the expected terms of the amended and restated credit agreement see “Description of Indebtedness — Amended and Restated Credit Facilities”.

Senior Notes
      Our indenture also restricts the amount of dividends, distributions and other restricted payments CCI Holdings may pay. For the twelve months ended March 31, 2005, on a pro forma basis and after giving effect to this offering and the related transactions, CCI Holdings would have been permitted to pay dividends of $116.5 million under the general formula in the restricted payments covenant in the indenture, commonly referred to as the build-up amount. The build-up amount is less restrictive than the comparable provision in the amended and restated credit agreement because it allows a greater amount of dividends to be paid from CCI Holdings to its stockholders than the restricted payments covenant in the amended and restated credit agreement allows the borrowers (CCI and Texas Holdings) to pay to CCI Holdings. However, the amount of dividends CCI Holdings will be able to pay under the indenture in the future will be based, in part, on the amount of cash that may be distributed by the borrowers under the amended and restated credit agreement to CCI Holdings. In addition, based on the indenture provision relating to public equity offerings, which includes this offering, we expect that we will be able to pay approximately $4.1 million annually in dividends, subject to specified conditions. This means that we could pay $4.1 million in dividends under this provision in addition to whatever we may be able to pay under the build-up amount, although a dividend payment under this provision will reduce the amount we otherwise would have available to us under the build-up amount for restricted payments, including dividends. Based upon our belief that Bank EBITDA for the year following the closing of this offering will be at least $118.6 million, we do not expect the restrictions in our indenture to limit our ability to pay dividends in the first year following the offering. For a description of the indenture, see “Description of Indebtedness — Senior Notes”.

Delaware and Illinois Law
      Under Delaware law, our board of directors may not authorize payment of a dividend unless it is either paid out of our surplus, as calculated in accordance with the DGCL, or if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although we believe we will be permitted to pay dividends at the anticipated levels during the first year following this offering in compliance with Delaware law, our board will periodically seek to assure itself that the statutory requirements will be met before actually declaring dividends. The Illinois

Business Corporation Act also imposes limitations on the ability of our subsidiaries that are Illinois corporations, including ICTC, to declare and pay dividends.

State Regulatory Requirements
      The ICC and the PUCT could require our Illinois and Texas rural telephone companies to make minimum amounts of capital expenditures and could limit the amount of cash available to transfer from our rural telephone companies to us. In connection with the reorganization, we were required to obtain the approval of the ICC, but not the PUCT. As part of the ICC’s review of the reorganization, the ICC imposed various conditions as a part of its approval of the reorganization, including (1) prohibitions on payment of dividends or other cash transfers from ICTC, our Illinois rural telephone company, to us if it fails to meet or exceed agreed benchmarks for a majority of seven service quality metrics for the prior reporting year and (2) the requirement that ICTC have access to the higher of $5.0 million or its currently approved capital expenditure budget for each calendar year through a combination of available cash and amounts available under credit facilities. In the future, the ICC and the PUCT could impose additional or other restrictions on us. In addition, the Illinois Public Utilities Act prohibits the payment of dividends by ICTC, except out of earnings and earned surplus, if ICTC’s capital is or would become impaired by payment of the dividend, or if payment of the dividend would impair ICTC’s ability to render reasonable and adequate service at reasonable rates, unless the ICC otherwise finds that the public interest requires payment of the dividend, subject to any conditions imposed by the ICC. For the first year following the offering, we expect to satisfy each of the applicable Illinois regulatory requirements necessary to permit ICTC to pay dividends to us.

CAPITALIZATION
      The following table sets forth as of March 31, 2005, the cash and cash equivalents and capitalization:

•	of Homebase on an actual basis without giving effect to the reorganization; and

•	of CCI Holdings, on an as adjusted basis to give effect to: (a) the reorganization; (b) this offering; (c) the amendment and restatement of our existing credit facilities; and (d) our application of the estimated net proceeds in the manner set forth in “Use of Proceeds”, in each case, assuming these transactions occurred on March 31, 2005.
      You should read this table in conjunction with “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Holdings” and “— CCI Texas”, the financial statements and the related notes of each of CCI Holdings, TXUCV and its subsidiaries and the unaudited pro forma condensed consolidated financial statements of CCI Holdings included elsewhere in this prospectus.

	As of March 31, 2005

	Actual	As Adjusted

	(In thousands)
Cash and cash equivalents(1)	$56,538	$13,594

Long-term debt (including current portion):
Credit facilities:
Revolving credit facility(2)	—	—
Term loan facilities(3)	423,850	425,000

Total credit facilities	423,850	425,000
Capital lease obligation(4)	1,059	1,059
9 3/4 senior notes due 2012	200,000	135,000

Total long-term debt (including current portion)	624,909	561,059

Redeemable preferred shares:
Class A preferred shares, $1,000 per value, 182,000 shares authorized, issued and outstanding	210,092	—
Members’ deficit/stockholders’ equity
Common shares, no par value, 10,000,000 shares authorized, issued and outstanding	—	—
Common stock, par value $0.01 per share, 100,000,000 shares authorized, and 29,687,510 shares issued and outstanding	—	297
Preferred stock, par value $0.01 per share, 10,000,000 shares authorized, and no shares issued and outstanding	—	—
Additional paid-in capital	58	247,325
Accumulated deficit	(23,033)	(34,518)
Accumulated other comprehensive income	1,944	1,944

Members’ (deficit)/stockholders’ equity	(21,031)	215,048

Total capitalization	$813,970	$776,107

(1)	Includes $5.3 million of cash that will be used to pre-fund expected integration and restructuring costs for 2005 relating to the TXUCV acquisition. Our actual cash and cash equivalents as of March 31, 2005 includes $37.5 million of cash that was used to fund the distribution to our existing equity investors on June 7, 2005, as well as approximately $0.4 million in expenses incurred to amend our existing credit facilities to permit this distribution.

(2)	The existing credit agreement contains, and the amended and restated credit agreement will contain, a $30.0 million revolving credit facility with a maturity of six years.

(3)	As of March 31, 2005, the existing credit facilities included a $112.0 million term loan A facility and a $311.9 million term loan C facility. In connection with this offering, our existing credit facilities will be amended and restated to, among other things, provide for the repayment in full of our term loan A and C facilities and to borrow $425.0 million under a new term loan D facility, which is expected to mature on October 14, 2011. See “Description of Indebtedness — Amended and Restated Credit Facilities”.

(4)	The capital lease obligation represents the outstanding balance under the GECC capital lease. On May 27, 2005, we elected to pay in full the outstanding balance on this capital lease. See “Description of Indebtedness — GECC Capital Leases”.

DILUTION
      If you purchase common stock in this offering, your interest will be diluted to the extent of the difference between the price per share paid by you in this offering and the net tangible book deficiency per share of our common stock after the offering. Net tangible book deficiency per share of our common stock may be determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of common stock outstanding at that date.
      Our net tangible book deficiency as of March 31, 2005 was approximately $327.7 million, or $13.83 per share of common stock after giving effect to the reorganization. After giving effect to this offering and the application of the net proceeds in the manner described under “Use of Proceeds”, our pro forma as adjusted net tangible book deficiency as of March 31, 2005 would have been approximately $264.2 million, or $8.90 per share of common stock. This represents an immediate increase in net tangible book value of $4.93 per share of our common stock to our existing common stockholders and an immediate dilution of $21.90 per share of our common stock to new investors purchasing our common stock in this offering.
      The following table illustrates the dilution to new investors:

Initial public offering price per share of common stock	$13.00

Net tangible book value (deficiency) per share as of March 31, 2005	(13.83)
Increase per share attributable to new investors in this offering	4.93

Pro forma as adjusted net tangible book value (deficiency) after giving effect to this offering	$(8.90)

Dilution in net tangible book value (deficiency) per share to investors in this offering	$21.90

      The following table sets forth on a pro forma basis:

•	the total number of shares of our common stock owned by our existing common stockholders and to be owned by new investors purchasing shares of common stock in this offering;

•	the total consideration paid by our existing common stockholders and to be paid by the new investors purchasing shares of common stock in this offering; and

•	the average price per share of common stock paid by our existing common stockholders and to be paid by new investors purchasing shares of common stock in this offering:

	Shares Purchased		Total Consideration
					Average Price
	Number	Percent	Amount	Percent	Per Share

Existing common stockholders	14,020,844	47.2%	$104,230,190	33.9%	$7.43
New investors	15,666,666	52.8%	203,666,658	66.1%	13.00

Total	29,687,510	100.0%	$307,896,848	100.0%

      Total consideration and average price per share paid by the existing common stockholders in the table above give effect to the $37.5 million cash distribution paid to our existing equity investors on June 7, 2005. The tables and calculations above include all vested and unvested restricted shares of common stock and assume no exercise of the option granted to the underwriters to purchase additional shares of common stock in this offering. The number of shares held by the existing common stockholders will be reduced to the extent the underwriters exercise their option to purchase additional shares. To the extent that any options to purchase shares of our common stock are granted in the future and these options are exercised, there may be further dilution to new investors.

SELECTED HISTORICAL AND OTHER FINANCIAL DATA — CCI HOLDINGS
      CCI Holdings is a holding company with no income from operations or assets except for the capital stock of CCI and Consolidated Communications Acquisition Texas, Inc., which we refer to as Texas Holdings. CCI was formed for the sole purpose of acquiring ICTC and the related businesses on December 31, 2002. We believe the operations of ICTC and the related businesses prior to December 31, 2002 represent the predecessor of CCI Holdings. Texas Holdings is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications Ventures Company (formerly TXUCV), which we refer to as CCV. Texas Holdings was formed for the sole purpose of acquiring TXUCV, which was acquired on April 14, 2004 and renamed CCV after the closing of the acquisition. Texas Holdings operates its business through and receives all of its income from, CCV and its subsidiaries. Results for the year ended December 31, 2004 include the results of operations of CCV since the date of the TXUCV acquisition.
      The selected consolidated financial information set forth below have been derived from the unaudited combined financial statements of ICTC and related businesses as of and for the year ended December 31, 2000, the audited combined financial statements of ICTC and related businesses as of and for the years ended December 31, 2001 and 2002, the audited consolidated financial statements of CCI Holdings as of and for the years ended December 31, 2003 and 2004 and the unaudited consolidated financial statements of CCI Holdings as of and for the three months ended March 31, 2004 and 2005. The unaudited combined financial statements of ICTC and related businesses, the predecessor of CCI Holdings, as of and for the year ended December 31, 2000 and the unaudited consolidated financial statements of CCI Holdings as of and for the three months ended March 31, 2004 and 2005 reflect all adjustments that management believes to be of a normal and recurring nature and necessary for a fair presentation of the results for the referenced unaudited periods. Operating results for the three months ended March 31, 2004 and 2005 are not necessarily indicative of the results for the full year.
      The following selected historical consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Holdings”, the audited and unaudited consolidated financial statements of CCI Holdings and the audited combined financial statements of ICTC and related businesses and the related notes included elsewhere in this prospectus.

	Predecessor			CCI Holdings

						Three Months
	Year Ended December 31,					Ended March 31,

	2000	2001	2002	2003	2004	2004	2005

	(In millions)
Consolidated Statement of Operations Data:
Total operating revenues	$117.1	$115.6	$109.9	$132.3	$269.6	$34.1	$79.8
Cost of services and products (exclusive of depreciation and amortization shown separately below)	39.0	38.9	35.8	46.3	80.6	12.4	24.4
Selling, general and administrative	42.1	36.0	35.6	42.5	87.9	10.6	26.2
Asset impairment	—	—	—	—	11.6	—	—
Depreciation and amortization(1)	33.6	31.8	24.6	22.5	54.5	5.4	16.8

Income from operations	2.4	8.9	13.9	21.0	35.0	5.7	12.4
Interest expense, net(2)	(1.8)	(1.8)	(1.6)	(11.9)	(39.6)	(2.8)	(11.4)
Other, net(3)	0.5	5.8	0.4	0.1	3.7	—	0.3

Income before income taxes	1.1	12.9	12.7	9.2	(0.9)	2.9	1.3
Income tax expense	(1.7)	(6.3)	(4.7)	(3.7)	(0.2)	(1.1)	(0.6)

Net income (loss)	$(0.6)	$6.6	$8.0	5.5	(1.1)	1.8	0.7

Dividends on redeemable preferred shares	—	—	—	(8.5)	(15.0)	(2.3)	(4.6)

Net loss applicable to common shares	—	—	—	$(3.0)	$(16.1)	$(0.5)	$(3.9)

	Predecessor			CCI Holdings

						Three Months
	Year Ended December 31,					Ended March 31,

	2000	2001	2002	2003	2004	2004	2005

	(In millions)
Net loss per common share — basic and diluted	—	—	—	$(0.33)	$(1.79)	$(0.06)	$(0.42)
Other Financial Data:
Telephone Operations revenues	$82.0	$79.8	$76.7	$90.3	$230.4	$22.9	$71.0
Other Data (as of end of period):
Local access lines in service
Residential	63,064	62,249	60,533	58,461	168,778	58,345	168,017
Business	32,933	33,473	32,475	32,426	86,430	32,481	85,054

Total local access lines(3)	95,997	95,722	93,008	90,887	255,208	90,826	253,071
DSL subscribers	—	2,501	5,761	7,951	27,445	8,456	30,804

Total connections	95,997	98,223	98,769	98,838	282,653	99,282	283,875
Consolidated Cash Flow Data:
Cash flows from operating activities	$36.1	$34.3	$28.5	$28.9	$79.8	$5.9	$14.6
Cash flows used in investing activities	(21.8)	(13.1)	(14.1)	(296.1)	(554.1)	(2.7)	(5.5)
Cash flows from (used in) financing activities	(21.5)	(18.9)	(16.6)	277.4	516.3	(2.6)	(4.6)
Capital expenditures	20.7	13.1	14.1	11.3	30.0	2.7	5.5

	Predecessor			CCI Holdings

	As of December 31					As of March 31,

	2000	2001	2002	2003	2004	2004	2005

	(In millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$0.9	$3.3	$1.1	$10.1	$52.1	$10.7	$56.5
Total current assets	27.1	26.7	23.2	39.6	98.9	38.6	103.9
Net plant, property & equipment(4)	102.6	100.5	105.1	104.6	360.8	99.5	353.1
Total assets	270.0	248.9	236.4	317.6	1,006.1	314.9	1,002.2
Total long-term debt (including current portion)(5)	21.3	21.1	21.0	180.4	629.4	177.8	624.9
Redeemable preferred shares	—	—	—	101.5	205.5	95.1	210.1
Parent company investment/ Members’ deficit	191.3	178.1	174.5	(3.5)	(18.8)	4.6	(21.0)

(1)	On January 1, 2002, ICTC and related businesses adopted SFAS No. 142, Goodwill and Other Intangible Assets. Pursuant to SFAS No. 142, ICTC ceased amortizing goodwill on January 1, 2002 and instead tested for goodwill impairment annually. Amortization expense for goodwill and intangible assets was $17.6 million for 2000 and 2001, $10.1 million in 2002 and $7.0 million in 2003. Depreciation and amortization excludes amortization of deferred financing costs.

(2)	Interest expense includes amortization of deferred financing costs totaling $0.5 million in 2003, $6.4 million in 2004, and $0.2 million and $0.7 million for the periods ended March 31, 2004 and March 31, 2005 respectively.

(3)	On September 30, 2001, ICTC sold two exchanges of approximately 2,750 access lines, received proceeds from the sale of $7.2 million and recorded a gain on the sale of assets of approximately $5.2 million.

(4)	Property, plant and equipment are recorded at cost. The cost of additions, replacements and major improvements is capitalized, while repairs and maintenance are charged to expenses. When property, plant and equipment are retired from ICTC, the original cost, net of salvage, is charged against accumulated depreciation, with no gain or loss recognized in accordance with composite group life remaining methodology used for regulated telephone plant assets.

(5)	In connection with the TXUCV acquisition on April 14, 2004, we issued $200.0 million in aggregate principal amount of senior notes and entered into the existing credit facilities, of which $423.9 million was outstanding as of March 31, 2005.

SELECTED HISTORICAL AND OTHER FINANCIAL DATA — CCI TEXAS
      Texas Holdings is a holding company with no income from operations or assets except for the capital stock of CCV. Texas Holdings was formed for the sole purpose of acquiring TXUCV, which was acquired on April 14, 2004 and renamed CCV after the closing of the acquisition. As a result, we have not provided separate financial results for Texas Holdings and present only the financial results of CCV. We believe that the operations of TXUCV prior to April 14, 2004 represent the predecessor of CCV. In addition, TXU Corp. contributed the parent company of Fort Bend Telephone Company on August 11, 2000 to TXUCV. We believe the operations of Fort Bend Telephone Company prior to August 11, 2000 represent the predecessor of TXUCV.
      The selected consolidated financial information set forth below have been derived from the audited consolidated financial statements of Fort Bend Telephone Company, the predecessor of TXUCV, as of and for the year ended December 31, 1999 and as of and for the period ended August 10, 2000, the audited consolidated financial statements of TXUCV, the predecessor of CCV, as of and for the years ended December 31, 2000, 2001, 2002 and 2003.
      The following selected consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Texas” and the audited consolidated financial statements of TXUCV and the related notes elsewhere in this prospectus.

	Year Ended December 31,

	Predecessor to TXUCV

		Period from	Period from
		1/1/00 to	8/11/00 to
	1999	8/10/00	12/31/00	2001	2002	2003

	(Dollars in millions)
Consolidated Statement of Operations Data:
Total operating revenues	$126.3	$93.2	$67.9	$207.5	$214.7	$194.8
Network operating costs (exclusive of depreciation and amortization shown separately below)	48.7	38.7	29.9	95.6	76.9	58.4
Selling, general and administrative	35.9	31.8	32.1	88.7	109.4	75.4
Depreciation and amortization(1)	22.8	19.3	17.1	50.2	41.0	32.9
Restructuring, asset impairment and other charges(2)	—	—	—	—	101.4	0.2
Goodwill impairment charges	—	—	—	—	18.0	13.2

Income (loss) from operations	18.9	3.4	(11.2)	(27.0)	(132.0)	14.7
Interest expense, net(3)	(1.8)	(3.6)	(4.9)	(11.1)	(7.5)	(5.4)
Other, net(4)	2.4	5.8	10.9	9.9	11.4	0.8

Income (loss) before income taxes	19.5	5.6	(5.2)	(28.2)	(128.1)	10.1
Income taxes (expense) benefit	(9.3)	(3.8)	(0.3)	6.3	38.3	(12.4)

Net income (loss)	$10.2	$1.8	$(5.5)	$(21.9)	$(89.8)	$(2.3)

	Year Ended December 31,

	Predecessor to TXUCV

		Period from	Period from
		1/1/00 to	8/11/00 to
	1999	8/10/00	12/31/00	2001	2002	2003

	(Dollars in millions)
Other Data (as of end of period):
Local access lines in service
Residential	80,182	—	117,130	119,488	119,060	116,862
Business	36,394	—	49,292	50,406	53,023	54,780

Total local access lines	116,576	—	166,422	169,894	172,083	171,642
DSL subscribers	—	—	1,593	4,069	5,423	8,668

Total connections	116,576	—	168,051	173,963	177,506	180,310

CLEC access lines	3,656	—	18,541	58,591	26,088	—
Consolidated Cash Flow Data:
Cash flows from (used in) operating activities	$56.8	$(16.5)	$37.4	$6.8	$34.7	$75.1
Cash flows used in investing activities	(53.0)	(27.3)	(48.3)	(59.9)	(21.3)	(14.3)
Cash flows from (used in) financing activities	20.0	34.2	(3.8)	46.3	(4.4)	(61.8)
Capital expenditures	54.9	36.0	59.2	67.0	27.4	18.2

	As of December 31,

	Predecessor
	to TXUCV

	1999	2000	2001	2002	2003

			(In millions)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$34.6	$10.3	$3.4	$12.4	$11.5
Total current assets	69.7	63.8	44.3	86.4	34.5
Net plant, property & equipment(5)	198.8	332.4	363.4	240.8	231.4
Total assets	555.5	787.0	800.4	700.1	647.9
Total long-term debt (including current portion)	56.1	157.5	172.8	166.2	100.4
Stockholders’ equity	354.3	490.5	496.6	407.6	410.9

(1)	On January 1, 2002, TXUCV adopted SFAS No. 142, Goodwill and Other Intangible Assets. Pursuant to SFAS No. 142, TXUCV ceased amortizing goodwill on January 1, 2002, and instead tests for goodwill impairment annually. Amortization expense for goodwill and intangible assets was $5.3 million in 1999, $8.7 million in 2000, and $13.7 million in 2001. In accordance with SFAS No. 142, TXUCV recognized goodwill impairments of $13.2 million and $18.0 million in 2003 and 2002, respectively.

(2)	During 2002, TXUCV recognized restructurings, asset impairment and other charges of $101.4 million due to write down of assets relating to TXUCV’s competitive telephone company and transport businesses.

(3)	Interest expense prior to the TXUCV acquisition was from the TXU revolving credit facility, GECC capital leases, mortgage notes and is reduced by allowance for funds used during construction.

(4)	Other, net includes equity earnings from the cellular partnerships, dividend income and recognizing the minority interests of investors in East Texas Fiber Line Incorporated.

(5)	Property, plant and equipment items are recorded at cost. The cost of additions, replacements and major improvements is capitalized, while repairs and maintenance are charged to expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — CCI HOLDINGS
      We present below Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCI Holdings. The following discussion should be read in conjunction with the historical consolidated financial statements and related notes, unaudited pro forma financial statements and other financial information related to CCI Holdings appearing elsewhere in this prospectus.
      The following discussion gives retroactive effect to our reorganization as if it had occurred on December 31, 2004. As a result, the discussion below represents the financial results of CCI and Texas Holdings on a consolidated basis. For all periods prior to April 14, 2004, the date of the TXUCV acquisition, our financial results only include CCI and its consolidated subsidiaries. For all periods subsequent to April 14, 2004, our financial results include CCI and Texas Holdings on a consolidated basis.
Overview
      We are an established rural local exchange company that provides communications services to residential and business customers in Illinois through CCI Illinois and in Texas through CCI Texas. As of March 31, 2005, we estimate that we were the 15th largest local telephone company in the United States, based on industry sources, with approximately 253,071 local access lines and 30,804 DSL lines in service. Our main sources of revenues are our local telephone businesses in Illinois and Texas, which offer an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. We also operate a number of complementary businesses. In Illinois, we provide additional services such as telephone service to county jails and state prisons, operator and national directory assistance and telemarketing and order fulfillment services and expect to begin publishing telephone directories in the third quarter of 2005. In Texas, we publish telephone directories and offer wholesale transport services on a fiber optic network.

Acquisitions
      CCI Holdings began operations with the acquisition of ICTC and several related businesses from McLeodUSA on December 31, 2002. CCI Texas began operations in its present form with our acquisition of TXUCV on April 14, 2004 for $524.1 million in cash, net of cash acquired and including transaction costs. As a result of the foregoing, period-to-period comparisons of our financial results to date are not necessarily meaningful and should not be relied upon as an indication of future performance due to the following factors:

•	Revenues and expenses for the three months ended March 31, 2004 and 2005 and for the years ended December 31, 2003 and 2004 for certain long distance services and data and Internet services include services that were not part of the financial results of our Telephone Operations segment when it was owned by McLeodUSA in 2002. These services were provided, and revenues were recognized, by McLeodUSA as part of its competitive telephone company operations. In order for McLeodUSA to provide these services to customers in our Illinois rural telephone company’s service area, ICTC provided McLeodUSA’s competitive telephone company operations access to its network and billing and collection services for which it received network access charges and billing and collection fees. Following our acquisition of ICTC and the related businesses, Telephone Operations launched its own business providing similar long distance and data and Internet services to customers primarily located in our Illinois rural telephone company’s service area. As a result, the results of operations of Telephone Operations for the three months ended March 31, 2004 and 2005 and for the years ended December 31, 2003 and 2004 include operations that were not included in 2002 when ICTC and the related operations were owned by McLeodUSA.

•	Revenues and expenses for the year ended December 31, 2004 include the results of operations of CCI Texas from April 14, 2004, the date of its acquisition. As a result, our financial results as of and for the three months ended March 31, 2005 and for the year ended for December 31, 2004 include operations that were not included for the three months ended March 31, 2004 or for the year ended December 31, 2003.

•	Expenses for the three months ended March 31, 2004 and 2005 and for the years ended December 31, 2003 and 2004 included $0.5 million, $1.25 million, $2.0 million and $4.1 million, respectively, in aggregate professional services fees paid to our existing equity investors. The rights of our existing equity investors to receive these professional service fees will terminate upon the closing of this offering. See “Certain Relationships and Related Party Transactions — Professional Services Fee Agreements”.

•	In 2001 and 2002 McLeodUSA encountered financial difficulties and, as a result, initiated cost-cutting initiatives and reduced financial support for all operations other than ICTC. Although certain expenses were reduced as a result of these initiatives, revenues and income from operations also declined in these periods. In connection with its bankruptcy proceeding in 2002, McLeodUSA identified ICTC and the related businesses as assets held for sale and as discontinued operations.

•	In connection with the TXUCV acquisition, we currently expect to incur approximately $14.5 million in operating expenses associated with the integration and restructuring process in 2004 and 2005. As of March 31, 2005, $9.2 million had been spent on integration and restructuring, including $1.6 million and $0.6 million by CCI Texas and CCI Illinois, respectively, in the first quarter of 2005. These one-time integration and restructuring costs will be in addition to certain ongoing expenses we expect to incur to expand certain administrative functions, such as those relating to SEC reporting and compliance, and do not take into account other potential cost savings and expenses of the TXUCV acquisition. We do not expect to incur costs relating to the TXUCV integration after 2005.

Reorganization and this Offering
      As a general matter, we expect that our becoming a public company will enhance our stature and provide us new opportunities, such as by being able to use our stock to make selected investments and acquisitions. On a day-to-day basis, we do not expect our operations will be affected, either positively or negatively. Over the short-term, we will incur certain additional expenses as well as eliminate certain costs as a result of becoming a public company. Specifically, as a result of becoming a public company, we expect our future results of operations and liquidity will be affected in the following ways:

•	In connection with this offering, we will incur approximately $10.2 million in one-time fees and expenses. These fees and expenses, which will be recorded as a reduction to paid-in capital, are in addition to certain other one-time fees and expenses we will incur in connection with the related transactions discussed under “—Liquidity and Capital Resources”.

•	As a public company, we expect to incur approximately $1.0 million in incremental, ongoing selling, general and administrative expenses associated with being a public company with equity securities quoted on the Nasdaq National Market. These expenses include SEC reporting, compliance (SEC and Nasdaq) and related administration expenses, accounting and legal fees, investor relations expenses, directors’ fees and director and officer liability insurance premiums, registrar and transfer agent fees, listing fees and other, miscellaneous expenses.

•	Following this offering, we will have $5.0 million less annually in selling, general and administrative expenses. We have been obligated to pay these amounts as fees under two professional service agreements with our existing equity investors. Upon the closing of this offering, these professional service fee agreements will automatically terminate.

•	We expect to incur a non-cash compensation expense of $6.4 million as a result of the amendment and restatement of our restricted share plan in connection with this offering. In the future, we expect to incur an additional $6.4 million of non-cash compensation expense under the restricted share plan that will be recognized ratably over the remaining three year vesting period of the issued, but unvested restricted shares outstanding at the offering date. We may also incur additional non-cash compensation expenses in connection with any new grants under our 2005 long term incentive plan, consistent with other public companies.

•	As a result of the dividend policy that our board of directors will adopt effective upon the closing of this offering, we currently intend to pay an initial dividend of $0.4089 per share (representing a pro rata portion of the expected dividend for the first year following the closing of this offering) on or about November 1, 2005 to stockholders of record as of October 15, 2005 and to continue to pay quarterly dividends at an annual rate of $1.5495 per share for the first year following the closing of this offering, subject to various restrictions on our ability to do so. We expect the aggregate impact of this dividend policy in the year following the closing of the offering to be $46.0 million.

•	We do not expect any of our day-to-day operations to be affected by this offering.

Factors Affecting Future Results of Operations

Revenues
      Telephone Operations and Other Operations. To date, our revenues have been derived primarily from the sale of voice and data communications services to residential and business customers in our rural telephone companies’ service areas as revealed in the following chart:

				Three Months
	Year Ended			Ended
	December 31,			March 31,

	2002	2003	2004	2004	2005

	(Percentage of total revenues)
Telephone Operations	69.8%	68.2%	85.5%	67.2%	89.0%
Other Operations	30.2	31.8	14.5	32.8	11.0
      Telephone Operations added revenues in 2004 and in the three months ended March 31, 2005 primarily due to the inclusion of results from our Texas Telephone Operations. We do not anticipate significant growth in revenues from our current Telephone Operations due to its primarily rural service area, but we do expect relatively consistent cash flow from year to year due to stable customer demand, limited competition and a generally supportive regulatory environment.
      For the three months ended March 31, 2005, Other Operations revenues were down from the same period in 2004, primarily due to losing the telemarketing and fulfillment contract with the Illinois Toll Highway Authority in mid-2004 and a decline in telephone system sales. In 2004, Other Operations revenues were down from 2003, reflecting the loss of the contract with the Illinois Toll Highway Authority and the repricing of some large Operator Services customer contracts at lower rates. We had success in growing Other Operations revenues between 2002 and 2003 for several reasons. Due to its financial difficulties and bankruptcy in 2002, McLeodUSA initiated cost-cutting initiatives and reduced financial support for all operations other than ICTC and, as a result, revenues for Other Operations suffered. In 2003, following the acquisition from McLeodUSA, management renewed its focus on growing this segment. In addition, revenue growth was driven by the award to Public Services by the State of Illinois of an extension to the prison contract in December 2002 that nearly doubled the number of prison sites we served.
      Illinois and Texas. We present in the following chart our revenues for CCI Illinois and CCI Texas for each of the periods presented.

	CCI Illinois		CCI Texas

	Year Ended	Three Months Ended	April 14, 2004-	Three Months Ended
	December 31, 2004	March 31, 2005	December 31, 2004	March 31, 2005

	(In millions)
Telephone Operations
Local calling services	$33.9	$8.3	$41.0	$14.2
Network access services	30.3	6.8	26.5	9.6
Subsidies	10.6	4.2	29.9	9.5
Long distance services	7.7	1.9	7.0	2.1
Data and Internet services	10.6	2.6	10.3	3.9
Other services	4.2	0.9	18.4	7.0
Total telephone operations	97.3	24.7	133.1	46.3
Other Operations	39.2	8.8	—	—

Total revenue	$136.5	$33.5	$133.1	$46.3

      Local Access Lines and Bundled Services. Local access lines are an important element of our business. An “access line” is the telephone line connecting a person’s home or business to the public switched telephone network. The monthly recurring revenue we generate from end users, the amount of traffic on our network and related access charges generated from other carriers, the amount of federal and state subsidies we receive and most other revenue streams are directly related to the number of local access lines in service. As of March 31, 2005, we had 253,071 local access lines in service, which is a decrease of 2,137 from the 255,208 local access lines we had on December 31, 2004, which was an increase of 164,321 from the local access lines we had on December 31, 2003 (or a decrease of 4,005 local access lines when CCI Texas’ 168,326 lines are excluded).
      Historically, rural telephone companies have experienced consistent growth in access lines because of positive demographic trends, insulated rural local economies and limited competition. Recently, many rural telephone companies have experienced a loss of local access lines due to challenging economic conditions, increased competition from wireless providers, competitive local exchange carriers and, in some cases, cable television operators. We have not been immune to these conditions, particularly in Illinois. Excluding the effect of the TXUCV acquisition, we have lost access lines in each of the last two years in Illinois. Our Illinois telephone business has experienced difficult economic and demographic conditions. In addition, we believe we lost local access lines in Illinois due to the disconnection of second telephone lines by our residential customers in connection with their substituting DSL or cable modem service for dial-up Internet access and wireless services for wireline service.
      A significant portion of our line loss in Texas in the first quarter of 2005 is attributable to the migration of MCIMetro’s Internet service provider, or ISP, traffic from our primary rate interface, or PRI, facilities and local T-1 facilities to interconnection trunks. As a result of this migration, we experienced a loss of approximately 1,534 access lines during the first quarter of 2005 and expect to lose approximately 3,200 additional access lines during the second quarter of 2005. Because these access lines do not generate special feature, long distance, access or subsidy revenue, the revenue loss associated with the migration is approximately one fifth what it would have been if we had lost an equivalent number of commercial access lines. In other words, the loss of 1,534 ISP lines has a revenue impact comparable to the loss of 279 commercial access lines. The expected second quarter loss of 3,200 additional ISP lines will have a revenue impact comparable to the loss of 582 commercial lines. Once the migration of MCIMetro’s ISP traffic in Texas is complete, we will have no remaining MCIMetro ISP lines in Texas, approximately 644 MCIMetro ISP lines remaining in Illinois and approximately 1,863 ISP lines remaining with other customers.
      Despite the slight loss of local access lines, we have been able to mitigate the loss in each of our markets and have increased average revenue per customer by focusing on the following:

•	aggressively promoting DSL service;

•	bundling value-added services, such as DSL with a combination of local service, custom calling features, voicemail and Internet access;

•	maintaining excellent customer service standards, particularly as we introduce new services to existing and new customers and;

•	keeping a strong local presence in the communities we serve.
      The number of DSL subscribers we serve grew substantially for the year ended 2004 and during the three months ended March 31, 2005. DSL lines in service increased 12.2% to approximately 30,804 lines as of March 31, 2005 from approximately 27,445 lines as of December 31, 2004, which was a 245.2% increase from approximately 7,951 lines (or 35.8% when CCI Texas’ 16,651 lines are excluded) as of December 31, 2003. Our penetration rate for DSL lines in service was approximately 12.2% of our rural telephone companies’ local access lines at March 31, 2005.
      We have also been successful in growing our revenues in Telephone Operations by bundling combinations of local service, custom calling features, voicemail and Internet access. The number of these bundles, which we refer to as service bundles, increased 6.3% to over 31,900 service bundles at March 31, 2005 from approximately 30,000 service bundles at December 31, 2004, which itself was a 343.6% increase from approximately 6,700 service bundles (or 29.2% when CCI Texas’ 21,300 bundles are excluded) as of December 31, 2003.
      We have implemented a number of initiatives to gain new access lines and retain existing access lines by enhancing the attractiveness of the bundle with new service offerings, including unlimited long distance (introduced in Illinois in July 2004), digital video service (introduced in Illinois in January 2005) and promotional offers like discounted second lines. In addition, we intend to continue to integrate best practices across our Illinois and Texas regions. These efforts may act to mitigate the financial impact of any access line loss we may experience. However, if these actions fail to mitigate access line loss, or we experience a higher degree of access line loss than we currently expect, it could have an adverse impact on our revenues and earnings.
      Our strategy is to continue to execute the plan we have had for the past two years and to continue to implement the plan in Texas (where we acquired our rural telephone operations in April 2004).

Expenses
      Our primary operating expenses consist of cost of services, selling, general and administrative expenses and depreciation and amortization expenses.

Cost of Services and Products
      Our cost of services includes the following:

•	operating expenses relating to plant costs, including those related to the network and general support costs, central office switching and transmission costs and cable and wire facilities;

•	general plant costs, such as testing, provisioning, network, administration, power and engineering;

•	the cost of transport and termination of long distance and private lines outside our rural telephone companies’ service area.
      Telephone Operations has agreements with McLeodUSA and other carriers to provide long distance transport and termination services. These agreements contain various commitments and expire at various times. Telephone Operations believes it will meet all commitments in the agreements and believes it will be able to procure services for future periods. We are currently procuring services for future periods, and at this time, the costs and related terms under which we will purchase long distance transport and termination services have not been determined. We do not expect, however, any material adverse changes from any changes in any new service contract.

Selling, General and Administrative Expenses
      In general, selling, general and administrative expenses include the following:

•	selling and marketing expenses;

•	expenses associated with customer care;

•	billing and other operating support systems; and

•	corporate expenses, including professional service fees.
      Telephone Operations incurs selling and marketing and customer care expenses from its customer service centers and commissioned sales people. Our customer service centers are the primary sales channels for residential and business customers with one or two phone lines, whereas commissioned sales representatives provide customized proposals to larger business customers. In addition, we use customer retail centers for various communications needs, including new telephone, Internet and paging service purchases.
      Each of our Other Operations businesses primarily use an independent sales and marketing team comprised of dedicated field sales account managers, management teams and service representatives to execute our sales and marketing strategy.

      We have operating support and other back office systems that are used to enter, schedule, provision and track customer orders, test services and interface with trouble management, inventory, billing, collection and customer care service systems for the local access lines in our operations. We are in the process of migrating key business processes of CCI Illinois and CCI Texas onto single, company-wide systems and platforms. Our objective is to improve profitability by reducing individual company costs through centralization, standardization and sharing of best practices. We expect that our operating support systems and customer care expenses will increase as we integrate CCI Illinois’ and CCI Texas’ back office systems. During 2004, we spent $7.0 million on integration and restructuring expenses and expect to spend approximately $7.5 million in 2005 for these expenses.

Depreciation and Amortization Expenses
      We recognize depreciation expenses for our regulated telephone plant using rates and lives approved by the ICC in Illinois and the PUCT in Texas. The provision for depreciation on nonregulated property and equipment is recorded using the straight-line method based upon the following useful lives:

Years

Buildings	15-35
Network and outside plant facilities	5-30
Furniture, fixtures and equipment	3-17
      Amortization expenses are recognized primarily for our intangible assets considered to have finite useful lives on a straight-line basis. In accordance to SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets that have indefinite useful lives are not amortized but rather are tested annually for impairment. Because trade names have been determined to have indefinite lives, they are not amortized. Software and customer relationships are amortized over their useful lives of five and ten years, respectively.
      The following summarizes the revenues and operating expenses from continuing operations for ICTC and related business, the predecessor of CCI, for the year ended December 31, 2002, and for CCI Holdings on a consolidated basis for the years ended December 31, 2003 and 2004, and for the three months ended March 31, 2004 and 2005, from these sources:

	Predecessor		CCI Holdings

	Year Ended December 31,						Three Months Ended March 31,

	2002		2003		2004		2004		2005

		% of		% of		% of		% of		% of
	$	Total	$	Total	$	Total	$	Total	$	Total
	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues

Revenues
Telephone Operations
Local calling services	$33.4	30.4%	$34.4	26.0%	$74.9	27.8%	$8.5	24.9%	$22.5	28.2%
Network access services	29.0	26.4	27.5	20.8	56.8	21.1	6.6	19.5	16.4	20.6
Subsidies	4.1	3.7	4.7	3.5	40.5	15.0	2.3	6.7	13.7	17.2
Long distance services	1.4	1.3	8.8	6.7	14.7	5.5	2.0	5.9	4.0	5.0
Data and Internet services	4.3	3.9	10.8	8.2	20.9	7.8	2.5	7.3	6.5	8.1
Other services	4.5	4.1	4.1	3.1	22.6	8.3	1.0	2.9	7.9	9.9

Total Telephone Operations	76.7	69.8	90.3	68.3	230.4	85.5	22.9	67.2	71.0	89.0
Other Operations	33.2	30.2	42.0	31.7	39.2	14.5	11.2	32.8	8.8	11.0

Total operating revenues	109.9	100.0	132.3	100.0	269.6	100.0	34.1	100.0	79.8	100

Expenses
Operating expenses(1)
Telephone Operations	46.9	42.7	54.7	41.3	133.5	49.5	13.5	39.6	42.4	53.2
Other Operations	24.6	22.4	34.1	25.8	46.6	17.3	9.5	27.9	8.2	10.3
Depreciation and amortization	24.5	22.3	22.5	17.0	54.5	20.2	5.4	15.8	16.8	21.0

Total operating expenses	96.0	87.4	111.3	84.1	234.6	87.0	28.4	83.3	67.4	84.4

	Predecessor		CCI Holdings

	Year Ended December 31,						Three Months Ended March 31,

	2002		2003		2004		2004		2005

		% of		% of		% of		% of		% of
	$	Total	$	Total	$	Total	$	Total	$	Total
	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues

Income from operations	13.9	12.6	21.0	15.9	35.0	13.0	5.7	16.7	12.4	15.6
Interest expense, net	1.6	1.5	11.9	9.0	39.9	14.8	2.8	8.2	11.4	14.3
Other income, net	0.4	0.4	0.1	0.1	4.0	1.5	—	—	0.3	0.4
Income taxes expense	4.7	4.3	3.7	2.8	0.2	0.1	1.1	3.2	0.6	0.8

Net income	$8.0	7.2%	$5.5	4.2%	$(1.1)	(0.4%)	$1.8	5.3%	$0.7	0.9%

(1)	This category reflects costs of services and products and selling, general and administrative expenses line items set forth in the consolidated financial statement of income of CCI Holdings and the audited combined statements of income for ICTC and related business.

Segments
      In accordance with the reporting requirement of Statement of Financial Accounting Standards, or SFAS, No. 131, Disclosure about Segments of an Enterprise and Related Information, CCI Holdings has two reportable business segments, Telephone Operations and Other Operations. The results of operations discussed below reflect the consolidated results of CCI Holdings.
Results of Operations

Three Months Ended March 31, 2005 Compared to March 31, 2004

Revenues
      CCI Holdings revenues increased by 134.0%, or $45.7 million, to $79.8 million in 2005 from $34.1 million in 2004. The inclusion of the results of operations of CCI Texas added $46.3 million of revenue in 2005. As explained below, an increase of $1.8 million in our Illinois Telephone Operations revenue was offset by a decrease of $2.4 million in our Other Operations revenue.

Telephone Operations Revenue
      Local calling services increased by 164.7%, or $14.0 million, to $22.5 million in 2005 from $8.5 million in 2004. The increase resulted entirely from the inclusion of the operations for CCI Texas. Excluding the impact of the TXUCV acquisition, local calling services revenues declined by $0.2 million primarily due to the loss of local access lines, which was partially offset by increased sales of our service bundles, in each case, for the reasons described above under “— Overview — Factors Affecting Future Results of Operations — Revenues — Local Access Lines and Bundled Services”.
      Network access services increased by 148.5%, or $9.8 million, to $16.4 million in 2005 from $6.6 million in 2004. Excluding the impact of the TXUCV acquisition, network access revenues increased by 3.0%, or $0.2 million. In 2005, we adopted new revenue sharing arrangements that resulted in our recognizing $0.5 million of revenue for services provided in prior periods. This revenue increase was partially offset by a decrease in end user revenues due to a decrease in lines in service and minutes used.
      Subsidies revenues increased by $11.4 million to $13.7 million in 2005 from $2.3 million in 2004. Excluding the impact of the TXUCV acquisition, subsidies revenue increased by $1.9 million. The subsidy settlement process relates to the process of separately identifying regulated assets that are used to provide interstate services, and therefore fall under the regulatory regime of the FCC, from regulated assets used to provide local and intrastate services, which fall under the regulatory regime of the ICC. Since our Illinois rural telephone company is regulated under a rate of return system for interstate revenues, the value of all assets in the interstate rate base is critical to calculating this rate of return and, therefore, the subsidies our Illinois rural telephone company will receive. In 2004, our Illinois rural telephone company analyzed its regulated assets and associated expenses and reclassified some of these for purposes of regulatory filings. Due to this reclassification, our Illinois rural telephone company received additional subsidy payments in 2005 in addition to $1.6 million of subsidy payments recovered for prior years.
      Long distance services revenues increased $2.0 million, to $4.0 million in 2005 from $2.0 million in 2004. Excluding the impact of the TXUCV acquisition, long distance revenues declined by $0.1 million due to a decline in billable minutes used due to the substitution of competitive services and the introduction of our unlimited long distance calling plans in Illinois. While these plans are helpful in attracting new customers, they can also lead to a reduction in long distance revenue as heavy users of our long distance services take advantage of the fixed pricing offered by these plans.
      Data and Internet revenue increased by 160.0%, or $4.0 million, to $6.5 million in 2005 from $2.5 million in 2004. Excluding the impact of the TXUCV acquisition, data and Internet revenue increased by $0.1 million due to the addition of over 3,400 DSL subscribers in Illinois, which was partially offset by a portion of our residential customers substituting other DSL or cable modem services for our dial-up Internet service.
      Other Services revenues increased $6.9 million to $7.9 million in 2005 from $1.0 million in 2004. Excluding the impact of the TXUCV acquisition, Other Services revenues decreased by $0.1 million.

Other Operations Revenue
      Other Operations revenues decreased by 21.4%, or $2.4 million, to $8.8 million in 2005 from $11.2 million in 2004. The decrease was primarily due to a $1.4 million decline in Market Response revenue that resulted from the loss in 2004 of the Illinois State Toll Highway Authority as a customer. In addition, a decrease in equipment sales and installations resulted in a $0.7 million decrease in Business System revenue while a general decrease in demand for its services led to a revenue decline of $0.3 million for Operator Services.
      Public Services revenues remained constant at $4.8 million from 2004 to 2005.
      Operator Services revenues decreased by 15.0%, or $0.3 million, to $1.7 million in 2005 from $2.0 million in 2004. The decrease was primarily due to competitive pricing pressure.
      Market Response revenues declined by 60.9%, or $1.4 million, to $0.9 million in 2005 from $2.3 million in 2004. Much of the decrease is due to the non-renewal of a service agreement with the Illinois State Toll Highway Authority, which resulted in a revenue loss of $1.1 million.
      Business Systems revenues declined by 38.9%, or $0.7 million, to $1.1 million in 2005 from $1.8 million in 2004. Two large installations in 2004 resulted in revenue of $0.6 million, which did not recur in 2005.
      Mobile Services revenue remained constant at $0.3 million from 2004 to 2005.

CCI Holdings Operating Expenses
      CCI Holdings operating expenses increased by $39.0 million, to $67.4 million in 2005 from $28.4 million in 2004. Approximately $38.8 million of the increase resulted from the inclusion of the results of operations for CCI Texas. Increased depreciation and amortization expense, as well as $0.6 million of CCI Illinois integration and restructuring expenses caused the remainder of the increase, which was partially offset by a reduction in Other Operations operating expense.

Telephone Operations Operating Expenses
      Operating expenses for Telephone Operations increased by 214.1%, or $28.9 million, to $42.4 million in 2005 from $13.5 million in 2004. Excluding the impact of the TXUCV acquisition, operating expenses for Telephone Operations increased 8.1%, or $1.1 million. Expenses incurred in connection with our integration and restructuring activities accounted for $0.6 million of the increase in 2005. The balance of the increase is primarily attributable to cost of sales and acquisition expense associated with the introduction of our digital video service in selected Illinois markets and the start of our Illinois directory sales and production operations.

Other Operations Operating Expenses
      Operating expenses for Other Operations decreased 13.7%, or $1.3 million, to $8.2 million in 2005 from $9.5 million in 2004. Operating expenses for Business Systems and Market Response decreased by $0.6 million and $0.5 million, respectively, due to lower sales volumes, which resulted in a corresponding decrease in cost of sales.

Depreciation and Amortization
      Depreciation and amortization increased $11.4 million, to $16.8 million in 2005 from $5.4 million in 2004. Excluding the impact of the TXUCV acquisition, depreciation and amortization increased by $0.4 million due to increased amortization expense.

Income from Operations
      Income from operations increased $6.7 million, to $12.4 million in 2005 from $5.7 million in 2004. Excluding the impact of the TXUCV acquisition, income from operations decreased by $0.8 million primarily due to a revenue decrease of $0.6 million.

Interest Expense, Net
      Interest expense, net increased by $8.6 million, to $11.4 million in 2005 from $2.8 million in 2004. The increase is primarily due to an increase in long-term debt incurred in connection with the TXUCV acquisition. Interest bearing debt increased by $447.1 million to $624.9 million in 2005 from $177.8 million in 2004.

Other Income (Expense)
      Other income was $0.3 million in 2005 primarily due to income from a cellular partnership. Because this partnership investment was acquired as part of the TXUCV acquisition on April 14, 2004, no partnership income was received in 2004.

Income Taxes
      Provision for income taxes decreased $0.5 million, to $0.6 million in 2005 from $1.1 million in 2004. The effective income tax rate was 45.5% and 40.0% for 2005 and 2004, respectively. A change in earnings mix as a result of the TXUCV acquisition contributed to a higher overall effective rate.

Net Income (Loss)
      Net income decreased by 61.1%, or $1.1 million, to $0.7 million in 2005 from $1.8 million in 2004. The decrease is due to integration and restructuring expenses, increased interest expense and higher depreciation and amortization expense.

Year Ended December 31, 2004 Compared to December 31, 2003

Revenues
      CCI Holdings revenues increased by 103.8%, or $137.3 million, to $269.6 million in 2004 from $132.3 million in 2003. Approximately $133.1 million of the increase resulted from the inclusion of the results of operations for CCI Texas since the April 14, 2004 acquisition date. The balance of the increase is due to a $7.0 million increase in our Illinois Telephone Operations revenue, which was partially offset by a $2.8 million decrease in our Other Operations revenue.

Telephone Operations Revenues
      Local calling services revenues increased $40.5 million, to $74.9 million in 2004 from $34.4 million in 2003. The increase resulted entirely from the inclusion of the results of operations for CCI Texas since the April 14, 2004 acquisition date. Excluding the impact of the TXUCV acquisition, local calling services revenues declined $0.5 million primarily due to the loss of local access lines, which was partially offset by increased sales of our service bundles.
      Network access services revenues increased $29.3 million, to $56.8 million in 2004 from $27.5 million in 2003. Excluding the impact of the TXUCV acquisition, network access services revenues increased 10.2%, or $2.8 million, to $30.3 million in 2004 from $27.5 million in 2003. The increase is primarily due to the recognition of interstate access revenues previously reserved during the FCC’s prior two-year monitoring period. The current regulatory rules allow recognition of revenues earned when the FCC has deemed those rates to be lawful.
      Subsidies revenues increased $35.8 million, to $40.5 million in 2004 from $4.7 million in 2003. Excluding the impact of the TXUCV acquisition, subsidies revenues increased 125.5%, or $5.9 million, to $10.6 million in 2004 from $4.7 million in 2003. The increase was primarily a result of an increase in universal service fund support due in part to normal subsidy settlement processes and in part due to the FCC modifications to our Illinois rural telephone company’s cost recovery mechanisms. The subsidy settlement process relates to the process of separately identifying regulated assets that are used to provide interstate services, and therefore fall under the regulatory regime of the FCC, from regulated assets used to provide local and intrastate services, which fall under the regulatory regime of the ICC. Since our Illinois rural telephone company is regulated under a rate of return system for interstate revenues, the value of all assets in the interstate rate base is critical to calculating this rate of return and, therefore, the subsidies our Illinois rural telephone company will receive. In 2004, our Illinois rural telephone company analyzed its regulated assets and associated expenses and reclassified some of these for purposes of regulatory filings. The net effect of this reclassification was that our Illinois rural telephone company was able to recover $2.4 million of additional subsidy payments for prior years and for 2004.
      Long distance services revenues increased $5.9 million, to $14.7 million in 2004 from $8.8 million in 2003. Excluding the impact of the TXUCV acquisition, long distance services revenues decreased $1.1 million due to competitive pricing pressure and a decline in minutes used.
      Data and Internet revenues increased $10.1 million, to $20.9 million in 2004 from $10.8 million in 2003. Excluding the impact of the TXUCV acquisition, services revenues decreased 1.9%, or $0.2 million, to $10.6 million in 2004.
      Other services revenues increased $18.5 million, to $22.6 million in 2004 from $4.1 million in 2003. Excluding the impact of the TXUCV acquisition, other services revenues increased 2.4%, or $0.1 million, to $4.2 million in 2004.

Other Operations Revenues
      Other Operations revenues decreased 6.7%, or $2.8 million, to $39.2 million in 2004 from $42.0 million in 2003. The decrease was due primarily to a $1.1 million decline in operator services revenues resulting from a general decline in the demand for these services and a $1.3 million decrease in Market Response revenue due to the loss in 2004 of the Illinois State Toll Highway Authority as a customer.
      Public Services revenues increased 2.3%, or $0.4 million, to $18.1 million in 2004 from $17.7 million in 2003. The increase was primarily due to an extension of the prison contract awarded by the State of Illinois Department of Corrections in December 2002 pursuant to which the number of prisons serviced by Public Services nearly doubled. The new prison sites were implemented during the first half of 2003. As a result, we did not receive the revenue from these additional prison sites for the entire year ended December 31, 2003.

      Operator Services revenues decreased 12.2%, or $1.1 million, to $7.9 million in 2004 from $9.0 million in 2003. The decrease was due to a general decline in demand for these services and competitive pricing pressure.
      Market Response revenues decreased by 17.8%, or $1.3 million, to $6.0 million in 2004 from $7.3 million in 2003. The decrease is due to the non-renewal of a service agreement with the Illinois State Toll Highway Authority, which resulted in a revenue loss of $1.6 million. This decrease in revenue was partially offset by additional revenues from new customers added during 2004.
      Business Systems revenues decreased 9.0%, or $0.6 million, to $6.1 million in 2004 from $6.7 million in 2003. The decrease was primarily due to the weakened economy and general indecision or delay in equipment purchases.
      Mobile Services revenues decreased 21.4%, or $0.3 million, to $1.1 million in 2004 from $1.4 million in 2003. This decrease was primarily due to a continuing erosion of the customer base for one-way paging products as competitive alternatives are increasing in popularity.

CCI Holdings Operating Expenses
      CCI Holdings operating expenses increased $123.3 million to $234.6 million in 2004 from $111.3 million in 2003. Approximately $109.0 million of the increase resulted from the inclusion of the results of operations for CCI Texas since the April 14, 2004 acquisition date. An additional $11.6 million is the result of impairment of intangible assets in Other Operations. The remainder of the increase was partially due to expenses incurred in connection with our integration activities and increased labor costs. During 2004, integration and restructuring costs totaled $1.5 million for CCI Illinois.

Telephone Operations Operating Expenses
      Operating expenses for Telephone Operations increased $78.8 million, to $133.5 million in 2004 from $54.7 million in 2003. Excluding the impact of the TXUCV acquisition, operating expenses for Telephone Operations increased 3.7%, or $2.0 million, to $56.7 million in 2004 from $54.7 million in 2003, which was primarily due to expenses incurred in connection with our integration and restructuring activities.

Other Operations Operating Expenses
      Operating expenses for Other Operations increased 36.7%, or $12.5 million, to $46.6 million in 2004 from $34.1 million in 2003. In 2004, the Operator Services and Mobile Services units recognized $11.5 million and $0.1 million of intangible asset impairment, respectively. The remaining increase is due to increased costs incurred with the growth of the prison system business and increased expense in the telemarketing and fulfillment business unit.

Depreciation and Amortization
      Depreciation and amortization increased $32.0 million, to $54.5 million in 2004 from $22.5 million in 2003. Excluding the impact of the TXUCV acquisition, depreciation and amortization decreased by $0.2 million to $22.3 million in 2004.

Income from Operations
      Income from operations increased $14.0 million to $35.0 million in 2004 compared to $21.0 million in 2003. Excluding the impact of the TXUCV acquisition, income from operations decreased 48.1% or $10.1 million to $10.9 million in 2004. The decrease is entirely due to the intangible asset impairment charges in Other Operations, which were partially offset by increased income from operations in our Illinois Telephone Operations.

Interest Expense
      Interest expense increased $28.0 million, to $39.9 million in 2004 from $11.9 million in 2003. In connection with the TXUCV acquisition, CCI Holdings refinanced its CoBank credit facility resulting in a charge of $4.2 million to write-off unamortized deferred financing costs. The remaining $23.8 million increase is primarily due to an increase in long-term debt to help fund the TXUCV acquisition. Interest bearing debt increased by $449.0 million from $180.4 million in 2003 to $629.4 million in 2004.

Other Income (Expense)
      Other income increased $3.9 million, to $4.0 million in 2004 from $0.1 million in 2003 due primarily to $3.1 million of income received from investments in the cellular partnerships acquired in the TXUCV acquisition.

Income Taxes
      Provision for income taxes decreased $3.5 million, to $0.2 million in 2004 from $3.7 million in 2003. The effective tax rate was a benefit of 25.6% and an expense of 40.3% for 2004 and 2003, respectively. Our effective tax rate is lower primarily due to (1) the effect of the mix of earnings, losses and nondeductible impairment charges on permanent differences and derivative instruments and (2) state income taxes owed in certain states where we are required to file on a separate legal entity basis. A reconciliation of the statutory federal income tax rate to the effective income tax rate is included in Note 10 to our consolidated financial statements included elsewhere in this prospectus. See Note 2, “Summary of Significant Accounting Policies” and Note 10, “Income Taxes” of our consolidated financial statements for an expanded discussion of income taxes.

Net Income (Loss)
      Net income decreased $6.6 million, to $(1.1) million in 2004 from $5.5 million in 2003. The inclusion of $4.0 million of net income from the results of operations of CCI Texas since the April 14, 2004 acquisition date were offset by a lower net income of CCI Illinois primarily due to asset impairment charges of $11.6 million.

Year Ended December 31, 2003 Compared to December 31, 2002

Revenues
      Our revenues increased by 20.4%, or $22.4 million, to $132.3 million in 2003 from $109.9 million in 2002.
      Telephone Operations’ revenues increased 17.7%, or $13.6 million, to $90.3 million in 2003 from $76.7 million in 2002. The increase was due primarily to the inclusion of long distance and data and Internet revenues previously recognized by McLeodUSA.
      Other Operations’ revenues increased 26.5%, or $8.8 million, to $42.0 million in 2003 from $33.2 million in 2002. The increase was due primarily to a significant growth in Public Services revenues as a result of the inclusion of additional prisons when the applicable contract to provide telecommunications services to the State of Illinois Department of Corrections was renewed.

Telephone Operations Revenues
      Local calling services revenues increased 3.0%, or $1.0 million, to $34.4 million in 2003 from $33.4 million in 2002. The increase was due to an increase in fees paid to our Illinois rural telephone company by wireless carriers for local access. In addition, revenues from custom calling features and voicemail increased $0.3 million due primarily to the success of selling service bundles. These increases were partially offset by the impact of a reduction in local access lines of 2,121 lines.

      Network access services revenues decreased 5.2%, or $1.5 million, to $27.5 million in 2003 from $29.0 million in 2002. During the last two years, the FCC instituted modifications to our Illinois rural telephone company’s cost recovery mechanisms, decreasing implicit support, which allowed rural carriers to set interstate network access charges higher than the actual cost of originating and terminating calls, and increasing explicit support through subsidy payments from the federal universal service fund. The ICC similarly decreased intrastate network access charges but did not offset these reductions with state universal service fund subsidies.
      Subsidies revenues increased 14.6%, or $0.6 million, to $4.7 million in 2003 from $4.1 million in 2002. The increase was a result of an increase in federal universal service fund support due in part to normal subsidy settlement processes and in part due to the FCC modifications to our Illinois rural telephone company’s cost recovery mechanisms described above in network access services revenues. The subsidy settlement process relates to the process of separately identifying regulated assets that are used to provide interstate services, and therefore fall under the regulatory regime of the FCC, from regulated assets used to provide local and intrastate services, which fall under the ICC for regulatory purposes. Since our Illinois rural telephone company is regulated under a rate of return system for interstate revenues, the value of all assets in the interstate rate base is critical to calculating this rate of return, and thus the extent to which our Illinois rural telephone company will receive subsidy payments. In 2003, our Illinois rural telephone company analyzed its regulated assets and reclassified some of these assets for purposes of regulatory filings. The net effect of this reclassification was that our Illinois rural telephone company was able to recover additional subsidy payments for prior years and for 2003.
      Long distance services revenues increased 528.6%, or $7.4 million, to $8.8 million in 2003 from $1.4 million in 2002. Telephone Operations did not provide interLATA long distance service in 2002, and instead this service was offered by other divisions of McLeodUSA. The only long distance service revenues included in 2002 was for intraLATA long distance services offered by our Illinois rural telephone company. At December 31, 2003 Telephone Operations’ long distance penetration was approximately 54.6%. LATAs are the 161 local access transport areas created to define the service areas of the RBOCs by the judgment breaking up AT&T. References to interLATA long distance service mean long distance service provided between LATAs and intraLATA refers to service within the applicable LATA.
      Data and Internet services revenues increased 151.2%, or $6.5 million, to $10.8 million in 2003 from $4.3 million in 2002. As with long distance services, while certain portions of revenues for DSL and non-local private lines was attributed to our Telephone Operations, the remainder of revenues from data and Internet services was included in other McLeodUSA divisions for 2002. Revenues from DSL service increased 70.0%, or $0.7 million, in 2003. Total DSL lines in service increased 38.7% to approximately 7,951 lines as of December 31, 2003 from approximately 5,761 lines as of December 31, 2002.
      Other services revenues decreased 8.9%, or $0.4 million, to $4.1 million in 2003 from $4.5 million in 2002. The decrease was due primarily to a reduction in billing and collection revenues.

Other Operations Revenues
      Other Operations revenues increased 26.5%, or $8.8 million, to $42.0 million in 2003 from $33.2 million in 2002. The increase was primarily due to the extension of the prison contract awarded by the State of Illinois Department of Corrections in December 2002 pursuant to which the number of prisons serviced by Public Services nearly doubled and, secondarily, a more concerted commitment from management in 2003 to developing these services.
      Public Services revenues increased 77.0%, or $7.7 million, to $17.7 million in 2003 from $10.0 million in 2002. The increase was due to the extension of the prison contract awarded by the State of Illinois Department of Corrections in December 2002 pursuant to which the number of prisons serviced by Public Services nearly doubled.

      Operator Services revenues decreased 21.1%, or $2.4 million to $9.0 million in 2003 from $11.4 million in 2002. The decrease was due primarily to decreases in revenues from general declines in demand.
      Market Response revenues increased 62.2%, or $2.8 million, to $7.3 million in 2003 from $4.5 million in 2002. The increase was due to a renewed commitment from management to serving third party customers and a $500,000 investment in technology that allowed a larger sales team to be more competitive in pursuing additional business opportunities.
      Business Systems revenues increased 15.5%, or $0.9 million, to $6.7 million in 2003 from $5.8 million in 2002. The increase was due in part to the ability to secure performance bonds necessary to bid on certain structured wiring business opportunities which we were previously unable to secure due to McLeodUSA’s financial difficulties. The increase was also due to a general improvement in the demand for telecom equipment spending in our markets.
      Mobile Services revenues decreased 6.7%, or $0.1 million, to $1.4 million in 2003 from $1.5 million in 2002. This decrease was due to a continuing shift in demand from residential customers for one-way paging services to business customers who generate lower average revenues per customer.

Operating Expenses
      Our operating expenses increased 24.2%, or $17.3 million, to $88.8 million in 2003 from $71.5 million in 2002. The increase was due primarily to expenses incurred to generate new services. In addition, expenses increased compared to 2002 due to the growth in its continuing operations, expenses related to the acquisition of ICTC and the related businesses, including the re-establishment of the CCI brand, systems and other related separation expenses, the hiring and retention of the management team and $2.0 million in professional services fees paid to our existing equity investors.

Telephone Operations Operating Expenses
      Operating expenses for Telephone Operations for 2003 increased 16.6%, or $7.8 million, to $54.7 million in 2003 from $46.9 million in 2002. Expenses associated with the initiation of our Telephone Operations’ long distance services accounted for the majority of the variance resulting in $6.5 million of direct costs associated with long distance services revenues and data and Internet services revenues that were not included in 2002. Information technology and systems expenses increased $1.3 million in 2003 from $4.3 million in 2002, as ICTC and the related businesses were separated from McLeodUSA and Telephone Operations invested in new systems and software. Executive compensation increased $0.9 million primarily due to the hiring and retention of the management team. In addition, 2003 results include professional services fees paid to our existing equity investors. Other expenses, primarily equipment maintenance and office equipment rents, decreased from prior year results slightly offsetting the increases described above.

Other Operations Operating Expenses
      Operating expenses for Other Operations increased 38.6%, or $9.5 million, to $34.1 million in 2003 from $24.6 million in 2002. The increase was due principally to increased direct cost of sales associated with a higher revenues and an increase in expenses due to management’s efforts to grow these other operations. Total commissions paid to the State of Illinois Department of Corrections in connection with the renewed prison contract increased $4.7 million in 2003. In addition, due to the credit characteristics of the prison population served pursuant to the prison contracts, the increase in the number of prisons served under the contract also had a corresponding impact on bad debt expenses, which increased proportionately, $1.3 million from 2002. In addition, expenses relating to the telemarketing and order fulfillment business increased by $2.3 million to $6.1 million in 2003 from $3.8 million in 2002 as a result of management’s effort to grow this business.

Depreciation and Amortization
      Depreciation and amortization decreased 8.2%, or $2.0 million, to $22.5 million in 2003 from $24.5 million in 2002. The majority of the decrease was due to the sale and leaseback of five buildings on December 31, 2002, as further described in “Certain Relationships and Related Party Transactions — LATEL Sale/ Leaseback”. McLeodUSA’s decision not to invest in the Other Operations resulted in a reduction in capital expenditure in 2001 and 2002 which decreased depreciation expenses proportionately in 2003.

Income from Operations
      Income from operations increased 51.1%, or $7.1 million, to $21.0 million in 2003 from $13.9 million in 2002. The increase was due to the addition of long distance and data and Internet services of the type which had previously been attributable to other McLeodUSA divisions, resulting in $8.5 million of incremental income from operations for Telephone Operations in 2003. The increase was offset by the expenses related to the acquisition of ICTC and the related businesses, as well as the $2.0 million of professional services fees paid to our existing equity investors, increased costs associated with the hiring and retention of the management team and additional information technology expenses of $1.3 million relating to the investment in information technology infrastructure necessary to transition from McLeodUSA to CCI Holdings.

Interest Expense
      Interest expense increased 644.0%, or $10.3 million, to $11.9 million in 2003 from $1.6 million in 2002. The increase was due to the increased interest incurred from borrowing under the CoBank credit facility to fund, in part, the acquisition of ICTC and the related businesses from McLeodUSA on December 31, 2002.

Other Income (Expense)
      Other income decreased 75.0%, or $0.3 million, to $0.1 million in 2003 from $0.4 million in 2002 due to a general reduction in, and intercompany elimination of, intrastate billing and collection fees revenues.

Income Taxes
      Provision for income taxes decreased $1.0 million, to $3.7 million, in 2003 from $4.7 million in 2002. The effective income tax rate for CCI increased to 40.3% in 2003 from 36.8% in 2002. The effective income tax rate for 2003 approximated the combined federal and state rate of approximately 40%. In conjunction with the acquisition on December 31, 2002, we made an election under the Internal Revenue Code that resulted in approximately $172.5 million of goodwill and other intangibles, which are deductible ratably over a 15-year period.

Net Income
      Net income decreased 31.2%, or $2.5 million, to $5.5 million in 2003 from $8.0 million in 2002. The decrease is primarily attributable to increased interest expense due to the borrowings incurred in connection with the acquisition of the predecessor of CCI, offset by revenues growth and additional income from operations.
Critical Accounting Policies and Use of Estimates
      The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they inherently involve significant judgements and uncertainties. In making these estimates, we considered various assumptions and factors that will differ from the actual results achieved and will need to be analyzed and adjusted in future periods. These differences may have a material impact on our financial condition, results of operations or cash flows. We believe that of our significant accounting policies, the following involve a higher degree of judgement and complexity.

  Subsidies Revenues
      We recognize revenues from universal service subsidies and charges to interexchange carriers for switched and special access services. In certain cases, our rural telephone companies, ICTC, Consolidated Communications of Texas Company and Consolidated Communications of Fort Bend Company, participate in interstate revenue and cost sharing arrangements, referred to as pools, with other telephone companies. Pools are funded by charges made by participating companies to their respective customers. The revenue we receive from our participation in pools is based on our actual cost of providing the interstate services. Such costs are not precisely known until after the year-end and special jurisdictional cost studies have been completed. These cost studies are generally completed during the second quarter of the following year. Detailed rules for cost studies and participation in the pools are established by the FCC and codified in Title 47 of the Code of Federal Regulations.
  Allowance for Uncollectible Accounts
      We evaluate the collectibility of our accounts receivable based on a combination of estimates and assumptions. When we are aware of a specific customer’s inability to meet its financial obligations, such as a bankruptcy filing or substantial down-grading of credit scores, we record a specific allowance against amounts due to set the net receivable to an amount we believe is reasonable to be collected. For all other customers, we reserve a percentage of the remaining outstanding accounts receivable balance as a general allowance based on a review of specific customer balances, trends and our experience with prior receivables, the current economic environment and the length of time the receivables are past due. If circumstances change, we review the adequacy of the allowance to determine if our estimates of the recoverability of amounts due us could be reduced by a material amount. At March 31, 2005, our total allowance for uncollectable accounts for all business segments was $2.8 million. If our estimate were understated by 10%, the result would be a charge of approximately $0.3 million to our results of operations.
  Valuation of Goodwill and Tradenames
      We review our goodwill and tradenames for impairment as part of our annual business planning cycle in the fourth quarter and whenever events or circumstances make it more likely than not that an impairment may have occurred. Several factors could trigger an impairment review such as:

•	a change in the use or perceived value of our tradenames;

•	significant underperformance relative to expected historical or projected future operating results;

•	significant regulatory changes that would impact future operating revenues;

•	significant negative industry or economic trends; or

•	significant changes in the overall strategy in which we operate our overall business.
      We determine if an impairment exists based on a method of using discounted cash flows. This requires management to make certain assumptions regarding future income, royalty rates and discount rates, all of which affect our impairment calculation. Upon completion of our impairment review in December 2004 and as a result of a decline in the future estimated cash flows in our Mobile Services and Operator Services businesses, we recognized impairment losses of $0.1 million and $11.5 million, respectively. The carrying value of tradenames and goodwill totaled $333.0 million at March 31, 2005.
  Pension and Postretirement Benefits
      The amounts recognized in our financial statements for pension and postretirement benefits are determined on an actuarial basis utilizing several critical assumptions.
      A significant assumption used in determining our pension and postretirement benefit expense is the expected long-term rate of return on plan assets. We used an expected long-term rate of return of 8.5% in 2004 and 8.0% in the first three months of 2005 as we moved toward uniformity of assumptions and investment strategies across all our plans and in response to the actual returns on our portfolio in recent years being significantly below our expectations.

      Another significant estimate is the discount rate used in the annual actuarial valuation of our pension and postretirement benefit plan obligations. In determining the appropriate discount rate, we consider the current yields on high quality corporate fixed-income investments with maturities that correspond to the expected duration of our pension and postretirement benefit plan obligations. For 2004 and for the first three months of 2005 we used a discount rate of 6.0%.
      In connection with the sale of TXUCV, TXU Corp. contributed $2.9 million to TXUCV’s pension plan. In 2005, we expect to contribute $2.2 million to the Texas pension plan and $1.0 million to the other Texas postretirement benefits plans. In 2004, we contributed $0.9 million to our Illinois pension plan and another $0.8 million to our other Illinois postretirement plan. We do not expect to contribute to the Illinois pension plan in 2005 but do expect to contribute $0.8 million to our other Illinois postretirement plan.
      The effect of the change in selected assumptions on our estimate of pension plan expense is shown below:

	Percentage	December 31, 2004
	Point	Obligation	2005 Expense
Assumption	Change	Higher/(Lower)	Higher/(Lower)

(Dollars in thousands)
Discount rate	±0.5 pts	$(7,826)/$8,744	$(141)/$142
Expected return on assets	±1.0 pts	—	$(928)/$928
      The effect of the change in selected assumptions on our estimate of other postretirement benefit plan expense is shown below:

	Percentage	December 31, 2004
	Point	Obligation	2005 Expense
Assumption	Change	Higher/(Lower)	Higher/(Lower)

(Dollars in thousands)
Discount rate	±0.5 pts	$(2,227)/$2,497	$(94)/$47
Liquidity and Capital Resources

General
      Historically, our operating requirements have been funded from cash flow generated from our business and borrowings under credit facilities. As of March 31, 2005, we had $624.9 million of debt, exclusive of unused commitments. Following the closing of this offering and the related transactions, we expect that our operating requirements will continue to be funded from cash flow generated from our business and borrowings under our amended and restated revolving credit facility.

Operating, Investing and Financing Activities
      Our borrowings for working capital have traditionally been minimal because our operations have generated sufficient cash to meet our operating and capital expenditure needs. Because we have operated in markets with relatively little competition, our operating cash flows have historically been stable and predictable. Our borrowings have been primarily for acquisitions and capital expenditures. As of March 31, 2005, we had a cash balance of $56.5 million and no borrowings on our revolving credit facilities.
      The following table summarizes our sources and uses of cash for the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2004 and 2005.

	Predecessor	CCI Holdings

				Three Months
	Year Ended			Ended March 31,

	2002	2003	2004	2004	2005

	(In millions)
Net Cash Provided (Used):
Operating Activities	$28.5	$28.9	$79.8	$5.9	$14.6
Investing Activities	(14.1)	(296.1)	(554.1)	(2.7)	(5.5)
Financing Activities	16.6	277.4	516.3	(2.6)	(4.6)

Operating Activities
      Cash provided by operating activities has historically been generated primarily by net income adjusted for non-cash charges.
      Cash provided by operating activities was $14.6 million for the three months ended March 31, 2005. Net income adjusted for non-cash charges generated $21.2 million of operating cash. Partially offsetting the cash generated were cash payments related to the certain working capital components, primarily annual payments for prepaid insurance, taxes and other items.
      For the year ended December 31, 2004, a net loss of $1.1 million adjusted for $76.5 million of non-cash charges accounted for the majority of our $79.8 million of operating cash flows. The primary component of our non-cash charges is depreciation and amortization, which was $54.5 million in 2004. In addition, we recorded $11.6 million of intangible asset impairment charges and our provision for bad debt losses was $4.7 million. We also recorded non-cash interest expense of $2.3 million for the amortization of deferred financing costs and wrote off $4.2 million of deferred financing costs upon entering into our existing credit facilities in connection with the TXUCV acquisition. The large change in operating cash flow from 2003 to 2004 was due to the acquisition of TXUCV in April 2004. Excluding the impact of the TXUCV acquisition, CCI Holdings generated cash from operating activities of $30.4 million in 2004.
      Net cash provided by operating activities for the year ended 2003 of $28.9 million was primarily generated by net income of $5.5 million and non-cash adjustments to net income of $29.9 million. Changes in current assets and liabilities required a usage of $6.5 million. In 2003 we made a $2.0 million estimated tax payment for which no comparable payment was made in 2002.
      Net cash provided by operating activities for the year ended 2002 was generated by net income of $8.0 million and non-cash adjustments to net income of $21.5 million. Working capital changes were generally minimal during 2002.
      The major non-cash additions to net income for each of 2003 and 2002 were depreciation and amortization expenses of $22.5 million and $24.5 million, respectively. In 2003 and 2002, we reported non-cash adjustments to net income of $3.4 million and ($4.9) million, respectively, for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Investing Activities
      Cash used in investing activities has traditionally been for capital expenditures or acquisitions. Cash used in investing activities of $5.5 million and $2.7 million for the three months ended March 31, 2005 and 2004, respectively, was entirely for capital expenditures. Of the $554.1 million used for investing activities during the year ended December 31, 2004, $524.1 million (net of cash acquired and including transaction costs) was for the acquisition of TXUCV. Similarly, in 2003, $284.8 million was used for the acquisition of ICTC from McLeod USA. The company used $30.0 million for capital expenditures for the year ended December 31, 2004.
      During the year ended December 31, 2003 cash used in investing totaled $296.1 million. In addition to the acquisition of ICTC from McLeod we made capital expenditures of $11.3 million. For the year ended 2002, capital expenditures accounted for all of the investing activities. Over the three years ended December 31, 2004, we used $55.4 million in cash for capital investments. Of that total, 82.3%, or $45.8 million, was for the expansion or upgrade of outside plant facilities and switching assets.
      We expect our remaining capital expenditures for 2005 will be approximately $28.0 million, which will be used primarily to maintain and upgrade our physical plant.

Financing Activities
      Payments of $4.5 million and $2.6 million made on long-term obligations were the primary uses of cash for financing activities during the three months ended March 31, 2005 and 2004, respectively. No new financing was obtained during these periods.
      For the year ended December 31, 2004, net cash provided by financing activities was $516.3 million compared to $277.4 million of net cash provided by financing activities for the year ended December 31, 2003. In connection with the TXUCV acquisition in April 2004, we incurred $637.0 million of new long-term debt, repaid $178.2 million of debt and received $89.0 million in net capital contributions from our existing equity investors. In addition, we incurred $19.0 million of expenses to finance the TXUCV acquisition. To fund the ICTC acquisition in 2003, we received $283 million from equity and debt issuances and approximately $9.2 million in proceeds from the sale of the building subject to the LATEL sale/leaseback described under “Certain Relationships and Related Party Transactions — LATEL Sale/Leaseback”. New long-term debt of $8.8 million was also repaid after the TXUCV acquisition in 2004.
      For the year ended December 31, 2003, net cash provided by financing activities was $277.4 million. The majority was from financing obtained to fund the ICTC acquisition described above. After settling the purchase consideration, funds from financing activities were also used to repay $10.2 million of outstanding borrowings under the CoBank credit facility in 2003. For the year ended December 31, 2002, net cash used in financing activities was $16.6 million. 2002 financing activities were primarily attributable to funds required to settle intercompany net receivables with McLeodUSA.
     Debt and Capital Leases
      On the closing of the TXUCV acquisition, CCI terminated its CoBank credit facility, Texas Holdings and CCI severally entered into, and borrowed under, the existing credit facilities, we issued the senior notes and CCV assumed the former TXUCV capital leases. In connection with this offering, we expect to amend and restate the existing credit facilities and redeem 32.5% of the outstanding principal amount of our senior notes pursuant to an optional redemption provision in the indenture.
      The following tables summarize our indebtedness and capital leases as of March 31, 2005 on an historical basis and on a pro forma basis to give effect to this offering and the related transactions:
Historical Debt and Capital Leases

	Amount	Maturity Date	Rate(1)

	(Dollars in thousands)
Revolving credit facility	$—	April 14, 2010	LIBOR + 2.25%
Term loan A facility	112,000	April 14, 2010	LIBOR + 2.25%
Term loan C facility	311,850	October 14, 2011	LIBOR + 2.50%
Senior notes	200,000	April 1, 2012	9.75%
Capital leases	1,059	March 1, 2007	6.50%
Pro Forma Debt and Capital Leases

	Amount	Maturity Date	Rate(1)

	(Dollars in thousands)
Revolving credit facility	$—	April 14, 2010	LIBOR + 2.00%
Term loan D facility	425,000	October 14, 2011	LIBOR + 2.50%
Senior notes	135,000	April 1, 2012	9.75%
Capital lease	1,059	March 1, 2007	6.50%

(1)	As of March 31, 2005, the 90-day LIBOR rate was 3.12%.

Existing Credit Facilities and Amended and Restated Credit Facilities
      On April 14, 2004, CCI and Texas Holdings entered into the existing credit facilities pursuant to which CCI borrowed an aggregate of $170.0 million, $50.0 million under the term loan A facility and $120.0 million under the term loan B facility, and Texas Holdings borrowed an aggregate of $267.0 million, $72.0 million under the term loan A facility and $195.0 million under the term loan B facility. In addition, the existing credit facilities also provided for a $30.0 million revolving credit facility, that was available to both CCI and Texas Holdings in the same proportion as borrowings under the term loan facilities, none of which had been drawn as of March 31, 2005. Borrowings under the existing credit facilities were secured by substantially all of the assets of CCI (except ICTC, which is contingent upon obtaining the consent of the ICC for ICTC to guarantee $195.0 million of the borrowings) and Texas Holdings.
      On October 22, 2004, we entered into an amended and restated credit agreement that, among other things, converted all borrowings then outstanding under the term loan B facility into approximately $314.0 million of aggregate borrowings under a new term loan C facility. The term loan C facility is substantially identical to the term loan B facility, except that the applicable margin for borrowings through April 1, 2005 was 1.50% with respect to base rate loans and 2.50% with respect to London Inter-Bank Offer Rate, or LIBOR, loans. Thereafter, provided certain credit ratings are maintained, the applicable margin is 1.25% for base rate loans and 2.25% for LIBOR loans.
      The borrowings under the existing credit facilities bore interest at a rate equal to an applicable margin plus, at the borrowers’ election, either a “base rate” or LIBOR. The applicable margin was based upon the borrowers’ total leverage ratio. As of March 31, 2005, the applicable margin for interest rates on LIBOR based loans was 2.25% on the term loan A facility and 2.50% on the term loan C facility. The applicable margin for the alternative base rate loans was 1.25% per year for the revolving loan facility and term loan A facility and 1.75% for the term loan C facility. At March 31, 2005, the weighted average interest rate, including swaps, on our term debt was 5.4% per annum.
      Concurrently with the closing of this offering, we will amend and restate our existing credit facilities with a group of lenders, including Citigroup Global Markets Inc. and Credit Suisse First Boston, acting through its Cayman Islands branch, an affiliate of Credit Suisse First Boston LLC, underwriters in this offering, providing for a total of up to $455.0 million in new term and revolving credit facilities, which we refer to as the amended and restated credit facilities.
      The amended and restated credit facilities will provide financing of up to $455.0 million, consisting of:

•	a new term loan D facility of up to $425.0 million maturing on October 14, 2011; and

•	a $30.0 million new revolving credit facility maturing on April 14, 2010.
The amended and restated credit facilities will bear the same rates of interest as before their amendment and restatement and that they will require no amortization of principal before their maturity. However, under certain circumstances, we may be required to make annual mandatory prepayments with a portion of our available cash, as described under “Description of Indebtedness — Amended and Restated Credit Facilities — Restricted Payments”. For a more complete description of the expected terms of the amended and restated credit facilities, see “Description of Indebtedness — Amended and Restated Credit Facilities”.
      Upon closing of the amended and restated credit facilities, we intend to repay in full the $112.0 million of debt under our term loan A facility and the $311.9 million of debt under our term loan C facility (plus any revolving debt, which we anticipate will be zero) and to borrow $425.0 million under a new term loan D facility. See “Description of Indebtedness — Amended and Restated Credit Facilities”.

Senior Notes
      In connection with the TXUCV acquisition, we and Consolidated Communications Texas Holdings, Inc. issued $200.0 million in aggregate principal amount of senior notes. The senior notes are our senior unsecured obligations. Following the reorganization, CCI Holdings will succeed to the obligations of

Consolidated Communications Texas Holdings, Inc. under the indenture and Homebase under its non-recourse guarantee. In addition, the lenders under the amended and restated credit facilities will release us, as successor to Homebase, from that guarantee.
      The indenture contains customary covenants that restrict our, and our restricted subsidiaries’ ability to, incur debt and issue preferred stock, make restricted payments (including paying dividends on, redeeming, repurchasing or retiring our capital stock), enter into agreements restricting our subsidiaries’ ability to pay dividends, make loans or transfer assets to us, create liens, sell or otherwise dispose of assets, including capital stock of subsidiaries, engage in transactions with affiliates, engage in sale and leaseback transactions, engage in business other than telecommunications businesses and consolidate or merge. For a more complete description of the indenture, see “Description of Indebtedness — Senior Notes”.
      Following the closing, we plan on redeeming 32.5% of the aggregate amount of the senior notes, or $65.0 million, with a portion of the net proceeds we will receive from this offering, pursuant to an optional redemption provision. The total cost of the redemption, including the redemption premium, will be $71.3 million.

Covenant Compliance
      We believe that our new amended and restated credit agreement will be and the indenture governing our senior notes is a material agreement, that the covenants contained in these agreements are material terms of these agreements and that the information presented below about these covenants is material to investors’ understanding of our financial condition and liquidity. In addition, the breach of covenants in our amended and restated credit agreement, which will be based on ratios that include EBITDA as a component, could result in a default under this agreement, allowing the lenders to elect to declare all amounts borrowed due and payable, and, as a result, and possibly resulting in a default under our indenture.
      Our amended and restated credit agreement will restrict our ability to pay dividends directly in proportion to the amount of Bank EBITDA that we generate and our compliance with a total net leverage ratio, among other things. We are also restricted from paying dividends under the indenture governing our senior notes. However, the indenture restriction is less restrictive than the restriction that will be contained in our amended and restated credit agreement. That is because the restricted payments covenant in our amended and restated credit agreement allows a lower amount of dividends to be paid from the borrowers (CCI and Texas Holdings) to CCI Holdings than the comparable covenant in the indenture (referred to as the build-up amount) permits CCI Holdings to pay to its stockholders. However, the amount of dividends CCI Holdings will be able to make under the indenture in the future will be based, in part, on the amount of cash that may be distributed by the borrowers under the amended and restated credit agreement to CCI Holdings.
      Under the amended and restated credit agreement, if the total net leverage ratio, as of the end of any fiscal quarter, is greater than 4.75:1.00, we will be required to suspend dividends on our common stock unless otherwise permitted by an exception for dividends that may be paid from the portion of the proceeds of any sale of our equity not used to make mandatory prepayments of loans and not used to fund acquisitions, capital expenditures or make other investments. During any dividend suspension period, we will be required to repay debt in an amount equal to 50.0% of any increase in our Available Cash during such dividend suspension period, among other things. In addition, we will not be permitted to pay dividends if an event of default under the amended and restated credit agreement has occurred and is continuing. In particular, it will be an event of default if:

•	our senior secured leverage ratio, as of the end of any fiscal quarter, is greater than 4.00 to 1.00; or

•	our fixed charge coverage ratio, as of the end of any fiscal quarter, is not (x) after the closing date and on or prior to December 31, 2005, at least 2.50 to 1.00, (y) after January 1, 2006 and on or prior to December 31, 2006, at least 2.00 to 1.00 and (z) after January 1, 2007, at least 1.75 to 1.00.

As a result of the above, the presentation of Bank EBITDA on a pro forma basis for the TXUCV acquisition and the ratios referred to above is appropriate to provide additional information to investors to demonstrate compliance with, and our ability to pay dividends under, the applicable covenants.

Twelve
	Year Ended	Year Ended	Months Ended
	December 31,	December 31,	March 31,

	2003	2004	2005

(Dollars in millions)
Pro forma Bank EBITDA	$124.0	$141.0	$141.6
Total net leverage ratio	4.49:1.00	3.95:1.00	3.93:1.00
Senior secured leverage ratio	3.47:1.00	3.05:1.00	3.04:1.00
Fixed charge coverage ratio	3.69:1.00	4.13:1.00	4.04:1.00
The calculation of the total net leverage ratio assumes no prepayment of the amended and restated credit facilities during the periods presented. For a more complete description of Bank EBITDA, the total net leverage ratio and related provisions, see “Description of Indebtedness — Amended and Restated Credit Facilities”.
      Bank EBITDA is different than EBITDA that is derived solely from GAAP components. Bank EBITDA should not be construed as alternatives to net cash from operating or investing activities, cash flows from operations or net income (loss) as defined by GAAP, and it is not on its own necessarily indicative of cash available to fund our cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and this presentation of Bank EBITDA may not be comparable to other similarly titled measures of other companies.

GECC Capital Leases
      CCI Texas was a party to a Master Lease Agreement with GECC, as further described in “Description of Indebtedness — GECC Capital Leases” elsewhere in this prospectus. On May 27, 2005, we elected to pay in full the outstanding balance on this lease.

Capital Requirements
      In 2004, our primary uses of cash and capital consisted of the following:

•	scheduled principal and interest payments on our long-term debt;

•	capital expenditures for CCI Holdings of approximately $30.0 million for network, central offices and other facilities and information technology for operating support and other systems; and

•	$7.0 million in aggregate to integrate and restructure the operations of CCI Illinois and CCI Texas following the TXUCV acquisition.
      In 2005, we expect that our primary uses of cash and capital will consist of the following:

•	interest payments on our long-term debt;

•	a $37.5 million cash distribution to our existing equity investors;

•	capital expenditures of approximately $33.5 million for similar investments as we made in 2004;

•	approximately $7.5 million in TXUCV integration and restructuring costs; and

•	incremental costs associated with being a public company.
      The expected one-time integration and restructuring costs of approximately $14.5 million in aggregate for 2004 and 2005 will be in addition to certain additional ongoing costs we will incur to expand certain administrative functions, such as those relating to SEC reporting and compliance, and do not take into account other potential cost savings of and expenses of the TXUCV acquisition. We do not expect to incur costs relating to the TXUCV integration after 2005.

      Beyond 2005, we will require significant cash to service and repay debt and make capital expenditures. In the future, we will assess the need to expand our network and facilities based on several criteria, including the expected demand for access lines and communications services, the cost and expected return on investing to develop new services and technologies and competitive and regulatory factors. We believe that our current network in Illinois is capable of supporting video with limited additional capital investment.
      In the future, we also expect to assess the cost and benefit of selected acquisitions, joint ventures and strategic alliances as market conditions and other factors warrant. If we were to make an acquisition, we could fund any such acquisition by using available cash, incurring debt (whether borrowings under our amended and restated revolving credit facility or publicly or privately issuing debt securities), subject to the restrictions in the agreements governing our debt, issuing equity securities or raising proceeds from the sale of assets or a combination of these funding sources. Currently, we are not pursuing any acquisition or other strategic transaction.
      Our amended and restated credit agreement will limit the amounts we may spend on capital expenditures between 2004 and 2011. We will be limited to aggregate capital expenditures of $45.0 million each year. In the event the full amount allotted to capital expenditures is not spent during a fiscal year, the remaining balance may be carried forward to the following year only. However, the carried forward balance may not be utilized until such time as the amount originally established as the capital expenditure limit for such year has been fully utilized.
Effect of this Offering and the Related Transactions on Results of Operations, Liquidity and Capital Resources
      We expect that this offering and the related transactions will have the following effects on our results of operations, liquidity and capital resources in the future:

Results of Operations.

•	We will pay approximately $12.9 million in one-time fees and expenses in connection with this offering and the related transactions, $9.5 million of which are related to the offering and will be recorded as a reduction to paid-in capital and $3.4 million of which are related to the amendment and restatement of the existing credit facilities and will be recorded as deferred financing costs that will be amortized over the life of the term loan D facility.

•	We will pay a premium of $6.3 million in connection with the redemption of senior notes.

•	We will have a net decrease in interest expense of $6.3 million per year due to the partial redemption of senior notes and amendment and restatement of the credit facilities.

•	We will have a net increase in deferred financing costs, due to the write-off of approximately $2.3 million of deferred financing costs relating to the redemption of senior notes, and the incurrence of approximately $3.4 million of deferred financing costs to amend and restate the existing credit facilities.

•	As a result of the amendment and restatement of our credit facilities, we will (a) have $18.1 million less in scheduled amortization payments due to the elimination of the requirement to amortize outstanding principal amounts and (b) no longer be required to prepay our outstanding term loans with 50% of our excess cash flow, as that term is used in the amended and restated credit facilities.

•	As a public company, we expect to incur approximately $1.0 million in incremental, ongoing selling, general and administrative expenses associated with being a public company with equity securities quoted on the Nasdaq National Market. These expenses include SEC reporting, compliance (SEC and Nasdaq) and related administration expenses, accounting and legal fees, investor relations expenses, directors’ fees and director and officer liability insurance premiums, registrar and transfer agent fees, listing fees and other, miscellaneous expenses.

•	Following this offering, we will have $5.0 million less annually in selling, general and administrative expenses from the termination of the two professional service agreements as described above.

•	We expect to incur a non-cash compensation expense of $6.4 million as a result of the amendment and restatement of our restricted share plan in connection with this offering. In the future, we expect to incur an additional $6.4 million of non-cash compensation expense under the restricted share plan that will be recognized ratably over the remaining three year vesting period of the issued, but unvested restricted shares outstanding at the offering date. We may also incur additional non-cash compensation expenses in connection with any new grants under our 2005 long-term incentive plan, consistent with other public companies.

•	As a result of the dividend policy that our board of directors will adopt effective upon the closing of this offering, we currently intend to pay an initial dividend of $0.4089 per share (representing a pro rata portion of the expected dividend for the first year following the closing of this offering) on or about November 1, 2005 to stockholders of record as of October 15, 2005 and to continue to pay quarterly dividends at an annual rate of $1.5495 per share for the first year following the closing of this offering, subject to various restrictions on our ability to do so. We expect the aggregate impact of this dividend policy in the year following the closing of the offering to be $46.0 million. The cash requirements of the expected dividend policy are in addition to our other expected cash needs, both of which we expect to be funded with cash flow from operations. In addition, we expect we will have sufficient availability under our amended and restated revolving credit facility to fund dividend payments in addition to any expected fluctuations in working capital and other cash needs, although we do not intend to borrow under this facility to pay dividends.

      We believe that our dividend policy will limit, but not preclude, our ability to grow. If we continue paying dividends at the level currently anticipated under our dividend policy, we may not retain a sufficient amount of cash, and may need to seek refinancing, to fund a material expansion of our business, including any significant acquisitions or to pursue growth opportunities requiring capital expenditures significantly beyond our current expectations. In addition, because we expect a significant portion of cash available will be distributed to the holders of our common stock under our dividend policy, our ability to pursue any material expansion of our business will depend more than it otherwise would on our ability to obtain third-party financing. Currently, we are not pursuing any acquisitions or other strategic transactions.
      Capital Resources. Our debt will decrease by $63.8 million due to the redemption of $65.0 million of our senior notes and incremental borrowing of $1.2 million under our amended and restated credit facility. Although we will have this net debt reduction, we will still be able to incur additional debt under the amended and restated credit agreement and the indenture governing our senior notes. As of March 31, 2005, after giving effect to this offering and the related transactions, we would have been able to incur an additional $116.1 million of debt.
      We believe that cash flow from operating activities, together with our existing cash and borrowings available under the amended and restated credit facilities, will be sufficient for approximately the next twelve months to fund our currently anticipated requirements for dividends, interest payments on our indebtedness, capital expenditures, TXUCV integration and restructuring costs, incremental costs associated with being a public company, taxes and certain other costs. After 2005, our ability to fund these requirements and to comply with the financial covenants under our debt agreements will depend on the results of future operations, performance and cash flow. Our ability to do so will be subject to prevailing economic conditions and to financial, business, regulatory, legislative and other factors, many of which are beyond our control.
      We may be unable to access the cash flow of our subsidiaries since certain of our subsidiaries are parties to credit or other borrowing agreements that restrict the payment of dividends or making intercompany loans and investments, and those subsidiaries are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. In addition, future agreements that our subsidiaries may enter into governing the terms of indebtedness may restrict our subsidiaries’ ability to pay dividends or advance cash in any other manner to us.
      To the extent that our business plans or projections change or prove to be inaccurate, we may require additional financing or require financing sooner than we currently anticipate. Sources of additional financing may include commercial bank borrowings, other strategic debt financing, sales of nonstrategic assets, vendor financing or the private or public sales of equity and debt securities. We cannot assure you that we will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in amounts sufficient to provide adequate working capital, service our indebtedness or make anticipated capital expenditures. Failure to obtain adequate financing, if necessary, could require us to significantly reduce our operations or level of capital expenditures which could have a material adverse effect on our projected financial condition and results of operations.

Surety Bonds
      In the ordinary course of business, we enter into surety, performance and similar bonds. As of March 31, 2005, we had approximately $3.0 million of these types of bonds outstanding.

Table of Contractual Obligations & Commitments
      As of March 31, 2005, our material contractual cash obligations and commitments on an historical basis were:

	Payments Due by Period

	Total	2005	2006	2007	2008	2009	Thereafter

	(In thousands)
Long-term debt(a)	$623,850	$36,169	$21,900	$23,150	$26,900	$33,400	$482,331
Operating leases	24,276	3,644	3,896	3,169	2,601	2,571	8,395
Capital lease(b)	1,059	398	563	98	—	—	—
Minimum purchase contracts(c)	1,056	297	396	363	—	—	—
Pension and other post-retirement obligations(d)	62,924	3,027	5,307	5,704	5,939	6,264	36,683

Total contractual cash obligations and commitments	$713,165	$43,535	$32,062	$32,484	$35,440	$42,235	$527,409

      As of March 31, 2005, our material contractual cash obligations and commitments on a pro forma basis for this offering and the related transactions would have been:

	Payments Due by Period

	Total	2005	2006	2007	2008	2009	Thereafter

	(In thousands)
Long-term debt(e)	$560,000	$—	$—	$—	$—	$—	$560,000
Operating leases	24,276	3,644	3,896	3,169	2,601	2,571	8,395
Capital lease(b)	1,059	398	563	98	—	—	—
Minimum purchase contracts(c)	1,056	297	396	363	—	—	—
Pension and other post-retirement obligations(d)	62,924	3,027	5,307	5,704	5,939	6,264	36,683

Total contractual cash obligations and commitments	$649,315	$7,366	$10,162	$9,334	$8,540	$8,835	$605,078

(a)	This item consists of loans outstanding under our existing credit facilities and our senior notes. Our existing credit facilities consist of a $112.0 million term loan A facility with a maturity of six years, a $311.9 million term loan C facility with a maturity of seven years and six months, and a $30.0 million revolving credit facility with a maturity of six years, which is fully available.

(b)	This item consists of a $1.1 million capital lease entered into by CCI Texas with GECC. On May 27, 2005, we elected to pay in full the outstanding balance on this lease. See “Description of Indebtedness — GECC Capital Leases”.

(c)	As of March 31, 2005, the minimum purchase contract was a 60-month High-Capacity Term Payment Plan agreement with Southwestern Bell, dated November 25, 2002. The agreement requires CCI Texas to make monthly purchases of at least $33,000 from Southwestern Bell on a take-or-pay basis. The agreement also provides for an early termination charge of 45.0% of the monthly minimum commitment multiplied by the number of months remaining through the expiration date of November 25, 2007. As of March 31, 2005, the potential early termination charge was approximately $0.5 million.

(d)	Pension funding is an estimate of our minimum funding requirements to provide pension benefits for employees based on service through 2004. Obligations relating to other post retirement benefits are based on estimated future benefit payments. Our estimates are based on forecasts of future benefit payments which may change over time due to a number of factors, including life expectancy, medical costs and trends and on the actual rate of return on the plan assets, discount rates, discretionary pension contributions and regulatory rules. See Note E (Postretirement Benefit Plans) to the consolidated financial statements of TXUCV and Note 12 (Pension Costs and Other Postretirement Benefits) of CCI Holdings consolidated financial statements.

(e)	This item consists of loans expected to be outstanding under the amended and restated credit facilities and our senior notes. The amended and restated credit facilities will consist of a $425.0 million term loan D facility maturing on October 14, 2011, which will be drawn on the closing of this offering, and a $30.0 million revolving credit facility maturing on April 14, 2010, which is expected to be fully available but undrawn immediately following the closing of this offering. See “Description of Indebtedness — Amended and Restated Credit Facilities”. The table does not reflect any amortization of long-term debt, that is because none requires any amortization prior to its scheduled maturity.
Impact of Inflation
      The effect of inflation on our financial results has not been significant in the periods presented.
Recent Accounting Pronouncements
      In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 that will provide a prescription drug subsidy beginning in 2006 to companies that sponsor post-retirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be followed in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, which provides guidance on the accounting and disclosure for the effects of this Act. We have determined that our post-retirement prescription drug plan is actuarially equivalent and intend to reflect the impact beginning on July 1, 2004 without a material adverse effect on our financial condition or results of operations.
      In December 2004, the FASB issued SFAS 123R, which replaces SFAS 123 and supersedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition.

We are required to adopt SFAS 123R beginning January 1, 2006. Under SFAS 123R, we must determine the appropriate fair market value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. As disclosed in the summary of significant accounting policies in our consolidated financial statements, our restricted share plan, prior to this offering, contained a call provision whereby upon termination of employment, we could elect to repurchase the shares held by the former employee. The purchase price is based upon the lesser of fair value or a formula specified in the plan. The existence of this call provision that allows for a purchase price that is below fair value results in the plan being accounted for as variable plan, with compensation expense, if any, determined based upon the formula rather than fair value. We are currently evaluating the effect SFAS 123R will have on our financial condition or results of operations, but we do not expect it to have a material impact.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transaction”. SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the three months ended September 30, 2005. We are currently evaluating the effect that the adoption of SFAS 153 will have on our financial condition or results of operations, but do not expect it to have a material impact.
Quantitative and Qualitative Disclosures About Market Risk
      We are exposed to market risk from changes in interest rates on our long-term debt obligations. We estimate our market risk using sensitivity analysis. Market risk is defined as the potential change in the fair value of a fixed-rate debt obligation due to hypothetical adverse change in interest rates and the potential change in interest expense on variable rate long-term debt obligations due to a change in market interest rates. The fair value on long-term debt obligations is determined based on discounted cash flow analysis, using the rates and the maturities of these obligations compared to terms and rates currently available in long-term debt markets. The potential change in interest expense is determined by calculating the effect of the hypothetical rate increase on the portion of variable rate debt that is not hedged through the interest swap agreements described below and does not assume changes in our capital structure. As of March 31, 2005, 62.3% of our long-term debt obligations would have been fixed rate and approximately 37.7% would have been variable rate obligations not subject to interest rate swap agreements.
      As of March 31, 2005, after giving effect to this offering and the related transactions, we would have had $425.0 million of debt, including $211.3 million of variable rate debt not covered by interest rate swap agreements, outstanding under the amended and restated credit facilities. Our exposure to fluctuations in interest rates would have been limited by interest rate swap agreements that would effectively convert a portion of the variable rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expenses. As of March 31, 2005, we would have had interest rate swap agreements covering $213.7 million of aggregate principal amount of our variable rate debt at fixed LIBOR rates ranging from 2.99% to 3.35% and expiring on December 31, 2006, May 19, 2007 and December 31, 2007. As of March 31, 2005, the fair value of the interest rate swaps would have amounted to an asset of $2.2 million, net of taxes.
      As of March 31, 2005, we would have had $135.0 million in aggregate principal amount of fixed rate long-term debt obligations with an estimated fair market value of $142.4 million based on the overall weighted average interest rate of our fixed rate long-term debt obligations of 9.75% and an overall weighted maturity of 7.0 years, compared to rates and maturities currently available in long-term debt markets. Market risk is estimated as the potential loss in fair value of our fixed rate long-term debt resulting from a hypothetical increase of 10.0% in interest rates. Such an increase in interest rates would have resulted in an approximately $6.1 million decrease in the fair value of our fixed rate long-term debt. As of March 31, 2005, we would have had $211.3 million of variable rate debt not covered by the interest rate swap agreements. If market interest rates averaged 1.0% higher than the average rates that prevailed from January 1, 2005 through March 31, 2005, interest expense would have increased by approximately $0.5 million for the period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — CCI TEXAS
      We present below Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCI Texas. The following discussion should be read in conjunction with the historical consolidated financial statements and notes and other financial information related to CCV (formerly TXUCV) appearing elsewhere in this prospectus.
Overview

CCI Texas’ Business
      CCI Texas is an established rural local exchange company that provides communications services to residential and business customers in Texas. As of March 31, 2005, we estimate that CCI Texas would have been the 18th largest local telephone company in the United States had it been a separate company, based on industry sources, with approximately 166,447 local access lines and approximately 18,889 DSL lines in service. CCI Texas’ main source of revenues is its local telephone businesses in Texas, which offers an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. CCI Texas also operates complementary businesses, including publishing telephone directories and offering wholesale transport services on a fiber optic network.
      Beginning in 1999, CCI Texas began operating a competitive telephone company business in a number of local markets in Texas. The competitive telephone company business grew to more than 58,000 lines in service by the end of 2001, at which time CCI Texas reevaluated its strategic direction and decided to refocus on its rural telephone company business. During the subsequent 18 months, CCI Texas systematically exited certain of its less profitable competitive telephone company markets, ceased service to residential customers and concentrated on making the competitive telephone company profitable by focusing solely on business customers within a limited number of geographic markets. In late 2002, CCI Texas decided to exit the competitive telephone company business entirely, placed its competitive telephone company assets and customer base for sale and classified all competitive telephone company assets and liabilities as held for sale. In 2003, CCI Texas continued to rationalize its business plan and, in March 2003, CCI Texas sold the majority of its remaining competitive telephone company assets and customer base to Grande Communications. By the end of March 2003, with the exception of a small number of remaining competitive telephone company customers who were in the process of transitioning to other carriers, CCI Texas had effectively exited the competitive telephone company business. As a result of the foregoing, our financial results as of and for the year ended December 31, 2003 are not directly comparable to prior periods.
      Competitive telephone company revenues, reflected in Exited Operations, represent primarily local access revenues and features attributable to competitive telephone company customers. In addition, some competitive telephone company customers also subscribed to other CCI Texas services including long distance and dial-up Internet. For the relevant periods, the revenues from competitive telephone company customers associated with these products are included in the relevant product categories listed above.
      In 2002, as a part of CCI Texas’ refocus on its Texas rural telephone companies, CCI Texas initiated a process to sell its transport business. The transport assets were consequently classified as held for sale at the end of 2002. In early 2003, it became apparent that a sale of the entire company was likely and the decision was made to cease efforts to sell the transport network as a separate entity. Consequently, in June 2003, the transport assets were reclassified as held and used.

TXUCV Acquisition
      Prior to April 14, 2004, TXUCV had been a direct, wholly owned subsidiary of Pinnacle One, which is owned by TXU Corp. When the acquisition was consummated on April 14, 2004, Homebase, through its indirect, wholly owned subsidiary Texas Holdings, acquired all of the capital stock of TXUCV. Texas Holdings was formed solely for the purpose of acquiring TXUCV. TXUCV was subsequently renamed CCV.

Revenues
      For the year ended December 31, 2003, 85.1% of CCI Texas’ $194.8 million of revenues were derived from local and long distance voice and data services and associated carrier access fees and subsidies associated with customers within CCI Texas’ Texas rural telephone companies’ service areas. Of the remaining 14.9% of revenues, $10.4 million, or 5.3%, was derived from directory advertising and publishing, $12.8 million, or 6.6%, was derived from transport services, primarily to other carriers, and $5.9 million, or 3.0%, was associated with products or services that CCI Texas no longer offers.
      In 2003, CCI Texas experienced a slight decline in its number of local access lines of 0.3%, or 441 from approximately 172,083 local access lines to approximately 171,642 local access lines. This decline was comprised of a 1.8% decline in residential access lines to approximately 116,862 access lines partially offset by business line growth of 3.3% to approximately 54,780 business access lines at the end of the year. We believe that the principal reason our Texas rural telephone company lost local access lines in this period was due to the weak economy in Texas. In addition, we believe we lost local access lines due to the disconnection of second telephone lines by our residential customers in connection with their substituting DSL or cable modem service for dial-up Internet access and wireless service for wireline service. Furthermore, CCI Texas implemented a more stringent disconnect policy for non-paying customers in July 2003 following the consolidation of CCI Texas’ two local billing systems. Partially offsetting some of this residential decline was an increase in housing starts in the suburban parts of our Texas rural telephone companies’ service areas.
      CCI Texas’ number of DSL subscribers grew substantially in 2003, compared to 2002. We believe this growth was due to CCI Texas’ strong focus on selling DSL service, including the deployment of a customer self-installation kit. DSL lines in service increased 59.8% to approximately 8,668 lines as of December 31, 2003 from approximately 5,423 lines as of December 31, 2002. CCI Texas’ penetration rate for DSL lines in service was 5.1% of our Texas rural telephone companies’ local access lines December 31, 2003.
      In October 2003, CCI Texas initiated a new campaign to market service bundles. While CCI Texas offered limited service bundles prior to 2003, this initiative was subsequently marketed more aggressively and took advantage of increased pricing flexibility associated with the change from a Chapter 59 to Chapter 58 state regulatory election. See “Regulation — State Regulation of CCI Texas”. Between the introduction of five service bundles in October 2003 and December 31, 2003, CCI Texas sold over 7,500 service bundles.
      In 2002, CCI Texas began to sell and publish its yellow and white pages directories in-house. Until then, CCI Texas had contracted with a third party provider to sell, publish and distribute its directories. As compensation for selling and publishing the directories, CCI Texas had previously paid this contractor a portion of the directory revenues on a revenue share basis of between 32.5% and 35.5%. The first directory that CCI Texas produced in-house was the Lufkin directory published in August 2002, which was followed by the Conroe directory in February 2003 and the Katy directory in April 2003.
      CCI Texas’ transport business has remained relatively stable despite the general pricing pressure in the wholesale transport business nationwide. This stability is partly due to the relative lack of competition on some of CCI Texas’ routes and CCI Texas having built fiber routes directly to some significant carrier customers. In 2002, CCI Texas began to investigate selling the transport network and, consequently did not focus on aggressively growing this part of its business. In light of TXU Corp.’s decision to sell the entire company in 2003, CCI Texas continued to manage the transport network in a maintenance mode and did not make any significant investments in the network. We intend to continue to evaluate the opportunities for growing the transport business going forward.
      We intend to focus on continuing to increase the revenues per access line in our Texas rural telephone companies’ service areas primarily generated from local dial tone, long distance, custom calling features and data and Internet services. Our primary focus will be to increase our DSL penetration and the bundling of local access, custom calling features, long distance, voicemail and DSL. We expect that the sale of communications services to customers in our Texas rural telephone companies’ service areas will continue to provide the predominant share of CCI Texas’ revenues.

Expenses
      Operating expenses include network operating cost and selling, general and administrative expenses. They have fluctuated over the past three years because CCI Texas’ business strategy has undergone several significant changes. The exit from the competitive telephone company line of business contributed to a significant reduction in the size of the company and led to expense reductions primarily in employee expenses and network circuit and operating costs. Several significant systems projects contributed to higher costs historically than we anticipate will be the case in the future. These projects included a financial system restructuring and conversion, the integration of the Consolidated Communications of Fort Bend Company billing and operations systems and projects designed to automate procedures and processes. The establishment of a more significant headquarters presence in Irving, Texas and the relocation of many functions from the field to Irving also generated incremental cost.

Network Operating Costs
      CCI Texas’ cost of services includes:

•	expenses related to plant costs, including those related to network and general support costs, central office switching and transmission costs, and cable and wire facilities;

•	general plant costs, such as testing, provisioning, network, administration, power and engineering; and

•	the cost of transport and termination of long distance and private lines outside our Texas rural telephone companies’ service areas.
      CCI Texas operates a dedicated long distance switch in Dallas and transports the majority of its long distance traffic to this switch over its transport network. Historically, CCI Texas was a party to several long distance contracts for the purchase of wholesale long distance minutes that involved minimum volume commitments and that, at times, resulted in above market rate average costs per minute for long distance services. CCI Texas has since terminated all such contracts requiring minimum volume commitments and now has considerably greater flexibility in its ability to select long distance carriers for its traffic and to manage a variety of carriers in order to minimize its cost of long distance minutes. CCI Texas’ cost of providing long distance service is currently significantly lower than the average in 2003, and CCI Texas believes that it will be able to continue providing long distance services to its subscribers more profitably than it has been able to do historically.

Selling, General and Administrative Expenses
      Selling, general and administrative expenses include:

•	selling and marketing expenses;

•	expenses associated with customer care;

•	billing and other operating support systems; and

•	corporate expenses.
      CCI Texas markets to residential customers and small business customers primarily through its customer service centers and to larger business customers through a dedicated, commissioned sales force. The transport and directory divisions use dedicated sales forces.
      CCI Texas has operating support and other back office systems that are used to enter, schedule, provision and track customer orders, test services and interface with trouble management, inventory, billing, collection and customer care service systems for the local access lines in our Texas rural telephone companies’ operations. We maintain an information technology staff based in Irving, Conroe and Lufkin who maintain and update our various systems.

      We are in the process of migrating key business processes of CCI Illinois and CCI Texas onto single, company-wide systems and platforms. Our objective is to improve profitability by reducing individual company costs through centralization, standardization and sharing of best practices. We expect that our operating support systems costs will increase temporarily as we integrate CCI Illinois’ and CCI Texas’ back office systems. As of December 31, 2004, $5.5 million and $1.5 million has been spent on integration in Texas and Illinois, respectively.

Depreciation and amortization expenses
      CCI Texas recognizes depreciation expenses for our regulated telephone plant and equipment and nonregulated property and equipment using the straight-line method. The depreciation rates and depreciable lives for regulated telephone plant and equipment are approved by the PUCT. CCI Texas’ depreciable assets have the following useful lives:

Years

Buildings	15-35
Network and outside plant facilities	5-30
Furniture, fixtures, and equipment	3-17
      Amortization expenses were recognized on goodwill over its useful life, normally 15 to 40 years prior to January 1, 2002. Beginning January 1, 2002, CCI Texas implemented SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized, but rather be tested annually for impairment. CCI Texas conducted impairment tests and recorded impairment losses of $13.2 million and $18.0 million respectively for 2003 and 2002.
      The following summarizes revenues and operating expenses from continuing operations for TXUCV, the predecessor of CCV, for the years ended December 31, 2001, 2002 and 2003. The results of operations presented herein for all periods prior to the acquisition are sometimes referred to as the results of operations of the predecessor.

	Year Ended December 31,

	2001		2002		2003

	$	% of Total	$	% of Total	$	% of Total
	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues

Revenues(1)
Local calling services	$52.5	25.3%	$54.3	25.3%	$56.2	28.9%
Network access services	37.0	17.8	36.2	16.9	35.2	18.1
Subsidies	28.6	13.8	31.8	14.8	41.4	21.2
Long distance services	23.4	11.3	20.1	9.4	13.4	6.9
Data and Internet services	14.9	7.2	14.1	6.6	14.7	7.5
Directory publishing	8.3	4.0	9.6	4.4	10.4	5.3
Transport services	10.3	5.0	12.6	5.8	12.8	6.6
Other services	8.4	4.0	6.0	2.8	4.8	2.5
Exited services	24.1	11.6	30.0	14.0	5.9	3.0

Operating Revenues	207.5	100.0	214.7	100.0	194.8	100.0

	Year Ended December 31,

	2001		2002		2003

	$	% of Total	$	% of Total	$	% of Total
	(millions)	Revenues	(millions)	Revenues	(millions)	Revenues

Expenses
Operating expenses(2)	184.3	88.8	186.3	86.8	133.8	68.7
Depreciation and amortization	50.2	24.2	41.0	19.1	32.9	16.9
Other charges(3)	—	—	119.4	55.6	13.4	6.9

Total operating expenses	234.5	113.0	346.7	161.5	180.1	92.5
Operating (loss) income	(27.0)	(13.0)	(132.0)	(61.5)	14.7	7.5
Total other (expense) income, net	(1.2)	(0.6)	3.9	1.8	(4.6)	(2.4)
(Loss) income before income taxes	(28.2)	(13.6)	(128.1)	(59.7)	10.1	5.1
Income tax (benefit) expense	(6.3)	(3.0)	(38.3)	(17.9)	12.4	6.4

Net (loss) income	$(21.9)	(10.6)%	$(89.8)	(41.8)%	$(2.3)	(1.3)%

(1)	This category corresponds to the line items presented under “Business — Telephone Operations — Texas” and provides more detail than that presented in the consolidated statement of operations and comprehensive loss of TXUCV. See the audited consolidated financial statements of TXU Communications Ventures Company and Subsidiaries.

(2)	This line item includes network operating costs and selling, general and administrative expenses.

(3)	This line item includes restructuring, asset impairment and other charges and goodwill impairment charges.
Results of Operations

Year ended December 31, 2003 compared to December 31, 2002

Revenues
      CCI Texas’ total revenues decreased by 9.3%, or $19.9 million, to $194.8 million in 2003 from $214.7 million in 2002. The decrease was primarily due to CCI Texas’ exit from the competitive telephone company business.
      Local services revenues increased 3.5%, or $1.9 million, to $56.2 million in 2003 from $54.3 million in 2002. The increase was primarily due to the success of targeted promotions of custom calling features.
      Network access revenues decreased 2.8%, or $1.0 million, to $35.2 million in 2003 from $36.2 million in 2002. During the last two years, the FCC instituted certain modifications to our Texas rural telephone companies’ cost recovery mechanisms, decreasing implicit support, which allowed rural carriers to set interstate network access charges higher than the actual cost of originating and terminating calls, and increasing explicit support through subsidy payments from the federal universal service fund.
      Subsidies revenues increased 30.2%, or $9.6 million, to $41.4 million in 2003 from $31.8 million in 2002. The increase was due in part to the subsidy settlement processes resulting in the recovery of additional subsidy payments associated with prior years and 2003. Since our Texas rural telephone companies are regulated under a rate of return mechanism for interstate revenues, the value of assets in the interstate rate base is critical to calculating this rate of return and therefore, the subsidies our Texas rural telephone companies will receive. During 2003, the Texas rural telephone companies recognized revenues of $6.4 million of receipts from the federal universal service fund that were attributable to 2002 and 2001, which was a larger out-of-period adjustment than in prior years. The receipts were the result of filings CCI Texas made in 2003 that updated prior year cost studies and reclassified certain asset and expense categories for regulatory purposes. The increase was also due to the FCC modifications to our Texas rural telephone companies cost recovery mechanisms described above in network access service revenues.

      Long distance services revenues decreased by 33.3%, or $6.7 million, to $13.4 million in 2003 from $20.1 million in 2002 due to decreased minutes of use and a change in the average rate per minute due to customers selecting lower rate plans.
      Data and Internet services revenues increased by 4.3%, or $0.6 million, to $14.7 million in 2003 from $14.1 million in 2002. The increase was primarily due to increased sales of DSL service. Growth in sales of DSL lines of 59.8% in 2003 contributed to a penetration of 5.1%, or approximately 8,668 DSL lines in service, as of December 31, 2003. The increase was offset by a decrease in dial-up Internet service driven by the substitution by customers of high speed Internet access and a decrease in dial-up and DSL customers as a result of CCI Texas exiting the competitive telephone company business.
      Directory Publishing revenues increased by 8.3%, or $0.8 million, to $10.4 million in 2003 from $9.6 million in 2002. The increase was in part due to the transition from a third party sales force to an internal sales force for the sale of advertising for yellow and white pages directories, beginning with the publication of the Lufkin directory in August 2002 and followed by Conroe in February 2003 and Katy in April 2003. This transition resulted in increased sales productivity and higher revenues due to the termination of revenue sharing with the previous publisher of between 32.5% and 35.5%. Since CCI Texas recognizes the revenues from each directory over the 12-month life of the directory, 2003 revenues still reflect a combination of outsourced and in-house directory operations.
      Transport services revenues remained flat in 2003 with no significant customer gains or losses.
      Other services revenues decreased by 20.0%, or $1.2 million, to $4.8 million in 2003 from $6.0 million in 2002. The decrease was due to a reduction in equipment sales to our competitive telephone company customers and the termination of the pager product line.
      Exited services revenues decreased 80.3%, or $24.1 million, to $5.9 million in 2003 from $30.0 million in 2002. The decrease was due to decreases in revenues from the exit of the competitive telephone company business and from lower revenues from wholesale long distance service. Of this amount, $19.6 million was related to the local service revenues from the competitive telephone company business and $4.5 million was related to the wholesale long distance service resulting from the exit from these businesses.

Operating Expenses
      Operating expenses decreased by 28.2%, or $52.5 million, to $133.8 million in 2003 from $186.3 million in 2002. The decrease was due principally to the following factors.

•	Network costs decreased primarily as a result of CCI Texas having substantially exited the competitive telephone company business by the end of March 2003, which led to the removal of leased circuit costs from SBC and other carriers.

•	Related to the exit from the competitive telephone company business, total headcount decreased by 161 to 644 as of December 31, 2003. CCI Texas estimates that the actual expense of salaries and benefits for these employees was approximately $4.4 million in addition to the $4.4 million in severance costs CCI Texas incurred in connection with these terminations.

•	Bad debt expense decreased by $11.0 million from $10.2 million in 2002 to a $0.8 million benefit in 2003. This was primarily due to (1) a re-evaluation of the bad debt reserve from $5.0 million at year-end 2002, which included a $2.7 million reserve for MCI accounts receivable due to the bankruptcy of MCI’s parent, Worldcom, Inc., to $1.5 million at year-end 2003 and (2) a decrease in bad debt write-offs to $2.3 million in 2003, which decrease primarily related to the exit from the competitive telephone company business.

•	Those network costs that were not associated with the competitive telephone company decreased due to process improvements and network optimization projects. Process improvements were related to implementation of an automated system for tracking circuit costs payable to other carriers, including a monthly feed to the general ledger. Network optimization projects included renegotiation of contracts with long distance and other carriers, which eliminated monthly minimum usage fees. In addition, network costs decreased due to the removal of circuits in connection with the exit from the wholesale long distance business.

•	Operating expenses decreased due to one-time system consolidation projects in 2002 that were not experienced in 2003. This decrease, however, was partially offset by expenses associated with a one-time software development project to enhance CCI Texas’ customer billing system in connection with the sale process.

•	The incurrence of $1.4 million of one-time transaction costs, including financial and legal expenses associated with preparing TXUCV for sale.

•	In addition, $2.4 million in retention bonuses that were paid to key employees to facilitate the sales transaction process while running the day to day operations of the business.

Depreciation and Amortization
      Depreciation and amortization expense decreased 19.8%, or $8.1 million, to $32.9 million in 2003 from $41.0 million in 2002 primarily due to the decrease in depreciable asset base resulting from the impairment write-down of the transport and competitive telephone company assets. In connection with the impairment, TXUCV recorded a $90.3 million write-down of the net book value of its transport and competitive telephone company depreciable assets from $98.3 million to $8.0 million.

Other Charges
      Other charges decreased 88.8%, or $106.0 million, to $13.4 million in 2003 from $119.4 million in 2002. This decrease is primarily due to asset impairment and restructuring charges for the competitive telephone company and transport business of $0.2 million in 2003 compared to $101.4 million in 2002. In accordance with SFAS No. 142, CCI Texas conducted impairment tests on October 1, 2003 and October 1, 2002 and, as a result of TXU’s decision in 2003 to sell TXUCV for a known price and CCI Texas’ decision to exit the competitive telephone company and transport businesses, recognized on its consolidated financial statements, goodwill impairment losses of $13.2 million and $18.0 million, respectively for the years ended December 31, 2003 and 2002.

Other Income (Expense)
      Other income (expense) decreased 217.9%, or $8.5 million, to $(4.6) million from $3.9 million. The decrease was primarily due to a decrease in interest expense of $2.1 million (net of allowance for funds used during construction), a decrease in minority interest of $8.9 million which resulted from the large transport impairment charges recorded in 2002, which was offset by an increase in partnership income of $0.4 million. Partnership income is primarily derived from a minority interest in two cellular partnerships as further described in “Business — Telephone Operations — Texas — Cellular Partnerships”.

Income Tax Expense (Benefit)
      Income tax expense increased by 132.4%, or $50.7 million, to $12.4 million in 2003 from $(38.3) million in 2002. Of this increase, $48.3 million was due to the federal income tax effect of the increase in income before income taxes of $138.2 million primarily due to the significant one-time charges in 2002 discussed above. Related to this increase was the increase in state franchise tax of $4.8 million and the tax effect on minority interest of $3.1 million. The remaining $(5.5) million of the change was primarily due to permanent differences and a change in the valuation reserve. See Note D (Income Taxes) to the audited consolidated financial statements of TXU Communications Ventures Company and Subsidiaries.

Year Ended December 31, 2002 Compared to December 31, 2001

Revenues
      CCI Texas’ total operating revenues increased by 3.5%, or $7.2 million, to $214.7 million in 2002 from $207.5 million in 2001. The increase was primarily due to an increase in average competitive telephone company access lines from 40,930 to 43,023. As described above, all competitive telephone company operations were substantially sold or exited by the end of March 2003.
      Local calling services revenues increased 3.4%, or $1.8 million, to $54.3 million in 2002, from $52.5 million in 2001. The increase was due to an increase in sales of custom calling features and a 1.3% increase in total local access lines to 172,083 lines for the year ended December 31, 2002 from 169,894 lines for the year ended December 31, 2001.
      Network access services revenues decreased by 2.2%, or $0.8 million, to $36.2 million in 2002 from $37.0 million in 2001. The decrease was the result of a decrease in minutes of use, which was partially offset by an increase in end user subscriber line charges. In addition, during 2001 and 2002, the FCC instituted certain modifications to our Texas rural telephone companies’ cost recovery mechanisms, decreasing implicit support, which allowed rural carriers to set interstate network access charges higher than the actual cost of originating and terminating calls, and providing explicit support through subsidy payments from the federal universal service fund.
      Subsidies increased by 11.2%, or $3.2 million, to $31.8 million in 2002 from $28.6 million in 2001. The increase was due in part to the FCC modifications to our Texas rural telephone companies’ cost recovery mechanisms described above in network access services revenues and due to an increase in federal universal service fund payments due to higher operating expenses and plant investment in 2002 compared with the national average.
      Long distance services revenues decreased by 14.1%, or $3.3 million, to $20.1 million in 2002 from $23.4 million in 2001. The decrease was due to a decrease in minutes of use.
      Data and Internet services revenues decreased by 5.4%, or $0.8 million, to $14.1 million in 2002 from $14.9 million in 2001 due to a change in sales focus to higher margin products which was partially offset by an increase in DSL sales and a modest increase in dial-up Internet service.
      Directory Publishing revenues increased 15.7%, or $1.3 million, to $9.6 million in 2002 from $8.3 million in 2001. The increase was due to increased advertising sales. The improvement was partially attributable to bringing the sales and production functions in-house during 2002 as described above, resulting in a partial year recognition of higher revenues on the Lufkin directory from its publication in August 2002 through the end of the year.
      Transport services revenues increased by 22.3%, or $2.3 million, to $12.6 million in 2002 from $10.3 million in 2001. The increase was primarily due to an increase in one-time revenues associated with new service orders by existing customers and some incremental recurring revenues from existing and new customers.
      Other services revenues decreased by 28.6%, or $2.4 million, to $6.0 million in 2002 from $8.4 million in 2001. The decrease was primarily due to non-recurring equipment sales in 2001.
      Exited services revenues increased by 24.5%, or $5.9 million, to $30.0 million in 2002 from $24.1 million in 2001. The increase was due to increased competitive telephone company sales.

Operating Expenses
      Total operating expenses increased by 1.1%, or $2.0 million, to $186.3 million in 2002 from $184.3 million in 2001. The increase was due to the following factors: selling, general and administrative expenses increased due to increased expenditures made in anticipation of future rural telephone company acquisitions and expenses related to the relocation of the TXUCV corporate headquarters, including costs for employee severance and relocation expenses. Informational technology costs increased due to systems consolidation projects, including the consolidation of select billing systems. Bad debt expense increased as the result of a $2.7 million reserve for MCI receivables and a more stringent policy for calculating reserves. Offsetting the above were large cost reductions during 2002 related to competitive telephone company activities due to exiting non-profitable markets and holding the competitive telephone company operations for sale. As a result of these activities, net headcount dropped by 397, to 823 employees at December 31, 2002 from 1,220 employees at December 31, 2001.

Depreciation and Amortization
      Depreciation and amortization expense decreased by 18.3%, or $9.2 million, to $41.0 million in 2002 from $50.2 million in 2001. The decrease was primarily due to the elimination of goodwill amortization of $13.7 million recorded in 2001. SFAS No. 142 was adopted by CCI Texas on January 1, 2002 requiring the discontinuation of goodwill amortization.

Other Income (Expense)
      Other income (expense) decreased 425.0%, or $5.1 million, to $3.9 million of income in 2002 from $(1.2) million of expense in 2001. The decrease was primarily due to a decrease in interest expense of $3.6 million (net of an allowance for funds used during construction), an increase in minority interest of $7.5 million which resulted from the transport impairment charges recorded in 2002 and a decrease in partnership income of $0.8 million. These were offset by a decrease in the gain on sale of property and investments of $5.6 million primarily related to the sale of an 18.0% interest in a cellular partnership other than CCI Texas’ continuing investment in GTE Mobilnet of South Texas, L.P. and GTE Mobilnet of Texas RSA #17, L.P. in December 2001. See Note H (Investments in Nonaffiliated Companies) to the audited Consolidated Financial Statements of TXU Communications Ventures Company and Subsidiaries. Partnership income is primarily derived from a minority interest in the two continuing cellular partnerships.

Income Tax Expense (Benefit)
      Income tax benefit increased 507.9%, or $32.0 million, to $(38.3) million in 2002 from $(6.3) million in 2001. Of this increase, $34.7 million was associated with the federal income tax effect of the decrease in income before taxes of $99.9 million. Related to this was the decrease in state franchise tax of $3.5 million and the tax effect on minority interest of $2.6 million. The remaining $(8.8) million of the increase was primarily due to permanent differences and a decrease in the valuation reserve.
Critical Accounting Policies and Use of Estimates
      The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of CCI Texas’ financial statements because they inherently involve significant judgements and uncertainties. In making these estimates, we considered various assumptions and factors that will differ from the actual results achieved and will need to be analyzed and adjusted in future periods. These differences may have a material impact on CCI Texas’ financial condition, results of operations or cash flows. We believe that of CCI Texas’ significant accounting policies, the following involve a higher degree of judgement and complexity.
  Subsidies Revenues
      CCI Texas recognizes revenues from universal service subsidies and charges to interexchange carriers for switched and special access services. In certain cases, its rural telephone companies, Consolidated Communications of Texas Company and Consolidated Communications of Fort Bend Company, participate in interstate revenue and cost sharing arrangements, referred to as pools, with other telephone companies. Pools are funded by charges made by participating companies to their respective customers. The revenue CCI Texas receives from its participation in pools is based on its actual cost of providing the interstate services. Such costs are not precisely known until after the year-end and special jurisdictional cost studies have been completed. These cost studies are generally completed during the second quarter of the following year. Detailed rules for cost studies and participation in the pools are established by the FCC and codified in Title 47 of the Code of Federal Regulations.
  Allowance for Uncollectible Accounts
      We evaluate the collectibility of CCI Texas’ accounts receivable based on a combination of estimates and assumptions. When we are aware of a specific customer’s inability to meet its financial obligations, such as a bankruptcy filing or substantial down-grading of credit scores, CCI Texas records a specific allowance against amounts due to set the net receivable to an amount we believe is reasonable to be collected. For all other customers, we reserve a percentage of the remaining CCI Texas outstanding accounts receivable balance as a general allowance based on a review of specific customer balances, trends and our experience with CCI Texas’ prior receivables, the current economic environment and the length of time the receivables are past due. If circumstances change, we review the adequacy of the CCI Texas allowance to determine if our estimates of the recoverability of the amounts due CCI Texas could be reduced by a material amount.
  Valuation of Goodwill and Tradenames
      We review CCI Texas’ goodwill and tradenames for impairment as part of our annual business planning cycle in the fourth quarter and whenever events or circumstances make it more likely than not that an impairment may have occurred. Several factors could trigger an impairment review such as:

•	a change in the use or perceived value of CCI Texas’ tradenames;

•	significant underperformance relative to expected historical or projected future operating results;

•	significant regulatory changes that would impact future operating revenues;

•	significant negative industry or economic trends; or

•	significant changes in the overall strategy in which we operate our overall business.
      We determine if an impairment exists based on a method of using discounted cash flows. This requires management to make certain assumptions regarding future income, royalty rates and discount rates, all of which affect this calculation. Upon completion of our impairment review in December 2004, it was determined that an impairment did not exist for CCI Texas.
  Pension and Postretirement Benefits
      The amounts recognized in our financial statements for pension and postretirement benefits are determined on an actuarial basis utilizing several critical assumptions.
      A significant assumption used in determining CCI Texas’ pension and postretirement benefit expense is the expected long-term rate of return on plan assets. In 2004, we used an expected long-term rate of return of 8.5% as we moved toward uniformity of assumptions and investment strategies across all our plans and in response to the actual returns on our portfolio in recent years being significantly below our expectations.
      Another significant estimate is the discount rate used in the annual actuarial valuation of CCI Texas’ pension and postretirement benefit plan obligations. In determining the appropriate discount rate, we consider the current yields on high quality corporate fixed-income investments with maturities that correspond to the expected duration of CCI Texas’ pension and postretirement benefit plan obligations. For 2004 we used a discount rate of 6.0%.
      In connection with the April 2004 sale of TXUCV, TXU Corp. contributed $2.9 million to TXUCV’s pension plan. In 2005, we expect to contribute $2.2 million to the Texas pension plan and $1.0 million to the other Texas postretirement benefits plans.

      The effect of the change in selected assumptions on our estimate of our Texas pension plan expense is shown below:

	Percentage	December 31, 2004
	Point	Obligation	2005 Expense
Assumption	Change	Higher/(Lower)	Higher/(Lower)

(Dollars in thousands)
Discount rate	+-0.5 pts	$(4,545)/$5,110	$(114)/$116
Expected return on assets	+-1.0 pts	—	$(413)/$413
      The effect of the change in selected assumptions on our estimate of our other Texas postretirement benefit plan expense is shown below:

	Percentage	December 31, 2004
	Point	Obligation	2005 Expense
Assumption	Change	Higher/(Lower)	Higher/(Lower)

(Dollars in thousands)
Discount rate	+-0.5 pts	$(1,881)/$2,125	$(80)/$33

BUSINESS
Overview
      We are an established rural local exchange company that provides communications services to residential and business customers in Illinois and in Texas. As of March 31, 2005, we estimate that we were the 15th largest local telephone company in the United States, based on industry sources, with approximately 253,071 local access lines and approximately 30,804 DSL lines in service. Our main sources of revenues are our local telephone businesses in Illinois and Texas, which offer an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. We also operate a number of complementary businesses. In Illinois, we provide additional services such as telephone services to county jails and state prisons, operator and national directory assistance and telemarketing and order fulfillment services and expect to begin publishing telephone directories in the third quarter of 2005. In Texas, we publish telephone directories and offer wholesale transport services on a fiber optic network.
      Each of the subsidiaries through which we operate our local telephone businesses is classified as a rural telephone company under the Telecommunications Act. Our rural telephone companies are ICTC, Consolidated Communications of Fort Bend Company and Consolidated Communications of Texas Company. Our rural telephone companies in general benefit from stable customer demand and a favorable regulatory environment. In addition, because we primarily provide service in rural areas, competition for local telephone service has been limited due to the generally unfavorable economics of constructing and operating competitive systems in these areas.
      For the year ended December 31, 2004 and for the three months ended March 31, 2005, we had $323.5 million and $79.8 million of revenues, respectively, of which approximately 15.9% and 17.2%, respectively, came from state and federal subsidies. For the year ended December 31, 2004 and the three months ended March 31, 2005, we had $1.7 million and $1.9 million net income, respectively. As of March 31, 2005, we had $561.1 million of total long-term debt (including current portion), an accumulated deficit of $34.5 million and shareholders’ equity of $215.0 million.
Our Strengths

Stable Local Telephone Businesses
      We are the incumbent local telephone company in the rural communities we serve, and demand for local telephone services from our residential and business customers has been stable despite changing economic conditions. We operate in a favorable regulatory environment, and competition in our markets is limited. As a result of these favorable characteristics, the cash flow generated by our local telephone business is relatively consistent from year to year, and our long-standing relationship with our local telephone customers provides us with an opportunity to pursue increased revenue per access line by selling additional services to existing customers using integrated packages, or bundles, of local, long distance and internet service on a single monthly bill.

Favorable Regulatory Environment
      Each of the subsidiaries through which we operate our local telephone businesses is classified as a rural telephone company under the Telecommunications Act. As a result, we are exempt from some of the more burdensome interconnection and unbundling requirements that have affected larger incumbent telephone companies. Also, we benefit from federal and Texas state subsidies designed to promote widely available, quality telephone service at affordable prices in rural areas, which are also referred to as universal service. For the year ended December 31, 2004, CCI Illinois received $10.6 million from the federal universal service fund, $2.4 million of which represented the recovery of additional subsidy payments from the federal universal service fund for prior periods. CCI Texas received an aggregate $40.9 million from the federal universal service fund and the Texas universal service fund, $2.0 million of which represented the recovery of additional subsidy payments from the federal universal service fund for prior periods. In the aggregate, the $51.5 million comprised 15.9% of revenues for the year ended

December 31, 2004, after giving effect to the TXUCV acquisition. For the three months ended March 31, 2005, CCI Illinois received $4.2 million from the federal universal fund, $1.6 million of which represented the recovery of additional subsidy payments from the federal universal service fund for prior periods and CCI Texas received an aggregate $9.5 million from the federal universal service fund and the Texas universal service fund. In the aggregate, the $13.7 million comprised 17.2% of our revenues for the three months ended March 31, 2005.

Attractive Markets and Limited Competition
      The geographic areas in which our rural telephone companies operate are characterized by a balanced mix of stable, insular territories in which we have limited competition and growing suburban areas where we expect our business to grow in tandem. Currently, we have limited competition for basic voice services from wireless carriers and cable providers.
      Our Lufkin, Texas and central Illinois markets have experienced nominal population growth over the past decade. As of March 31, 2005, 134,142, or approximately 53%, of our 253,071 local telephone access lines were located in these markets. We have experienced limited competition in these markets because the low customer density and high residential component have discouraged the significant capital investment required to offer service over a competing network.
      Our Conroe, Texas and Katy, Texas markets are suburban areas located on the outskirts of the Houston metropolitan area that have experienced above-average population and business employment growth over the past decade as compared to Texas and the United States as a whole. According to the most recent census, the median household income in the primary county in our Conroe market was over $50,000 per year and in our Katy market was over $60,000 per year, both significantly higher than the median household income in Texas of $39,927 per year. As of March 31, 2005, 118,929, or approximately 47%, of our 253,071 local access lines were located in these markets.

Technologically Advanced Network
      We have invested significantly in the last several years to build a technologically advanced network capable of delivering a broad array of reliable, high quality voice and data and Internet services to our customers on a cost-effective basis. For example, as of March 31, 2005, approximately 90% of our total local access lines in both Illinois and Texas were DSL-capable, excluding access lines already served by other high speed connections. The service options we are able to provide over our existing network allow us to generate additional revenues per customer. We believe our current network in Illinois is capable of supporting video with limited additional capital investment.

Broad Service Offerings and Bundling of Services
      We offer our customers a single point of contact for access to a broad array of voice and data and Internet services. For example, we offer all of our customers custom calling features, such as caller name and number identification, call forwarding and call waiting. In addition, we offer value-added services such as teleconferencing and voicemail. These service options allow us to generate additional revenues per customer.
      We also generate additional revenues per customer by bundling services. Bundling enables us to provide a more complete package of services to our customers at a relatively small incremental cost to us. We believe the bundling of services results in increased customer loyalty and higher customer retention. As of March 31, 2005, our Illinois Telephone Operations had approximately 7,300 customers who subscribed to service bundles that included local service, custom calling features and voicemail and approximately 2,000 additional customers who subscribed to service bundles that included these services and Internet access. This represents an increase of approximately 5.9% over the number of Illinois customers who subscribed to service bundles as of December 31, 2004. As of March 31, 2005, our Texas Telephone Operations had over 22,600 customers who subscribed to service bundles that included local service, custom calling features and voicemail. This represents an increase of approximate 6.2% over the number of Texas customers who subscribed to service bundles as of December 31, 2004.

Experienced Management Team with Proven Track Record
      With an average of approximately 20 years of experience in both regulated and non-regulated telecommunications businesses, our management team has demonstrated the ability to deliver profitable growth while providing high levels of customer satisfaction. Specifically, our management team has:

•	particular expertise in providing superior quality services to rural customers in a regulated environment;

•	a proven track record of successful business integrations, including the integration of ICTC and several related businesses, including long distance and private line services, into McLeodUSA in 1998; and

•	a proven track record of launching and growing of new, regulated services, such as long distance and DSL services, and complementary services, such as operator and telemarketing and order fulfillment services.
Business Strategy

Improve Operating Efficiency and Maintain Capital Expenditure Discipline
      Since acquiring ICTC and the related businesses in December 2002, we have made significant operating and management improvements. We have centralized many of our business and back office functions for our Illinois Telephone Operations. By providing these centrally managed resources to our Illinois operating companies, we have allowed our management and customer service functions to focus on their business and to better serve our customers in a cost-effective manner. We intend to continue to seek and implement more cost efficient methods of managing our business, including sharing best practices across our operations.
      We believe we have successfully managed the capital expenditures for our Illinois Telephone Operations in order to optimize our returns, while appropriately allocating resources to allow us to maintain and upgrade our network. We intend to maintain our capital expenditure discipline across our company.

Increase Revenues Per Customer
      We will continue to focus on increasing our revenues per customer, primarily by seeking to increase our DSL service’s market penetration, increasing the sale of other value-added services and encouraging customers to subscribe for service bundles. We believe that this strategy enables us to provide a more complete package of services to our customers and increase our revenues per customer at a relatively small incremental cost to us.
      We are expanding our service bundle in Illinois with the introduction of an all-digital video service. Having made the necessary upgrades to our network and purchased programming content, we launched digital video service in the first quarter of 2005 in our key Illinois exchanges: Mattoon; Charleston; and Effingham. Initial customer feedback has been positive, and management believes that video will enhance the competitive appeal of our service bundle and increase revenue per customer.
      We plan to use innovative marketing strategies for enhanced, ancillary services and to continue to offer new applications and technologies. By building on our long-standing relationships with our customers while continuing to offer new services, we believe we can continue to generate strong revenues and cash flow.
     Build on our Reputation for High Quality Service
      We will seek to continue to build on our strong reputation, which dates to 1894 in Illinois and 1898 in Texas. We plan to do this by continuing to offer a broad array of high quality telecommunications services and consistent, high quality customer service. We have consistently exceeded all ICC and PUCT quality of service requirements, and we believe we can continue this standard of excellence throughout the company. We will continue to focus on building long-term relationships with our customers by having an active local presence. We believe these strategies will lead to high levels of customer loyalty and increased demand for our services in Illinois and Texas.
     Selective Acquisitions
      We intend to pursue a disciplined process of selective acquisitions of access lines from Regional Bell Operating Companies and other rural local exchange carriers, as well as acquiring providers of businesses complementary to ours, such as dial-up and DSL Internet access services. Over the past five years, Regional Bell Operating Companies have divested a significant number of access lines nationwide and are expected to continue these divestitures in order to focus on larger markets. We also believe there may be attractive opportunities to acquire rural local exchange carriers. For example, in Illinois and Texas, there are approximately 90 rural local exchange carriers serving a fragmented market representing approximately 1.5 million total access lines. Our acquisition criteria include:

•	attractiveness of the markets;

•	quality of the network;

•	our ability to integrate the acquired company efficiently;

•	potential operating synergies; and

•	the potential of any proposed transaction to permit increased dividends on our common stock.
Currently, we are not pursuing any acquisitions or other strategic transactions.
History of the Company
      Founded in 1894 as the Mattoon Telephone Company by the great-grandfather of our Chairman, Mr. Lumpkin, CCI Illinois began as one of the nation’s first independent telephone companies. After several subsequent acquisitions, the Mattoon Telephone Company was incorporated as the Illinois Consolidated Telephone Company, or ICTC, on April 10, 1924. On September 24, 1997, McLeodUSA acquired the predecessor of CCI.
      The Lumpkin family has been continuously involved in managing CCI Illinois since inception, including the period during which it was owned by McLeodUSA, when Mr. Lumpkin served as Vice Chairman of McLeodUSA and Chairman of ICTC. In December 2002, Mr. Lumpkin, through his affiliated entity Central Illinois Telephone, together with Providence Equity and Spectrum Equity, purchased the capital stock and assets of ICTC and several related businesses from McLeodUSA for $284.8 million and assumed specified liabilities. CCI Holdings was formed on March 22, 2002 as an acquisition vehicle for the purpose of acquiring ICTC and several related businesses from McLeodUSA.
      TXUCV began operations in November 1997 with the acquisition by TXU Corp. of Lufkin-Conroe Communications, a fourth-generation family-owned business founded in 1898. The regional telephone company subsidiary of Lufkin-Conroe Communications was renamed TXU Communications Telephone Company. In August 2000, TXU Corp. contributed the parent company of Fort Bend Telephone Company, a family-owned business based in Katy, Texas which began operations in 1914, to TXUCV. Beginning in 1999, TXUCV began operating a competitive telephone company in a number of local markets within Texas. In late 2001, TXUCV decided to refocus its business strategy on its Texas rural telephone companies. TXUCV systematically exited its competitive telephone company markets, culminating in the sale of some of its competitive telephone company operations to Texas-based Grande Communications in March 2003 and the termination of the remainder of its competitive telephone company operations by June 2003.
      On April 14, 2004, we acquired TXUCV, an indirect, wholly owned subsidiary of TXU Corp., for a cash purchase price of $524.1 million, net of cash acquired and including transaction costs. Texas Holdings, a Delaware corporation, was formed on October 8, 2003 for the sole purpose of acquiring TXUCV from TXU Corp. TXUCV was subsequently renamed to CCV.

      CCI Holdings is a holding company with no income from operations or assets except for the capital stock of CCI and Texas Holdings. Instead, all of our operations are conducted through CCI Illinois and CCI Texas.
Telephone Operations
Illinois
      Our Illinois Telephone Operations consist of local telephone, long distance and data and Internet services and serves residential and business customers in central Illinois. As of March 31, 2005, our Illinois Telephone Operations had approximately:

•	86,624 local access lines in service, of which approximately 64% served residential customers and 36% served business customers;

•	64% long distance penetration of its local access lines;

•	7,611 dial-up Internet customers; and

•	11,915 DSL lines, which represented an approximately 13.8% penetration of total local access lines. Approximately 90% of our total local access lines in Illinois, excluding local access lines already served by other high speed connections, are DSL-capable.
      In 2004, our Illinois Telephone Operations generated $97.3 million of revenues and $27.6 million of cash flows from operating activities. For the three months ended March 31, 2005, our Illinois Telephone Operations generated $24.7 million of revenues and $9.9 million of cash flows from operating activities. As of March 31, 2005, our Illinois Telephone Operations had total assets of $264.7 million.
      The following chart summarizes the primary sources of revenues for Illinois Telephone Operations for the three months ended March 31, 2005.

	% of Net
	Revenue of Illinois
Revenue Source	Telephone Operations	Description

Local Calling Services	33.6%	Offers the local customer the ability to originate and receive an unlimited number of calls within a defined local calling area. The customer is charged a flat monthly fee for basic service, including local calls, and service charges for custom calling features, value added services and local private line services.

Network Access Services	27.5%	Offers long distance and other carriers the opportunity to use our Illinois network to originate or terminate long distance calls in our Illinois service area. Network access charges are paid by the long distance or other carriers to our Illinois Telephone Operations and are regulated by the FCC and the ICC. These revenues also include special access and certain regulated, end-user charges.

Subsidies	17.0%	Our Illinois Telephone Operations receive federal subsidy payments designed to promote widely available, quality telephone service at affordable prices in rural areas.

	% of Net
	Revenue of Illinois
Revenue Source	Telephone Operations	Description

Long Distance Services	7.7%	Offers intrastate and interstate long distance services provided to local customers in Illinois who subscribe to our Telephone Operations’ long distance services.

Data and Internet Services	10.6%	Offers DSL, non-local private line service, dial-up Internet access and frame relay networks and related enhanced Internet services.

Other Services	3.6%	Offers other services, including billing and collection services and commissions from the sale of advertising for yellow and white pages directories.
      The percentages of revenues listed above have been adjusted to eliminate intra-company revenues and provide more detail than that presented in the consolidated statement of income of CCI. See consolidated financial statements of CCI and audited combined financial statements of ICTC and the related businesses.
      Local calling services include dial tone and local calling services. Our Illinois Telephone Operations generally charge residential and business customers a fixed monthly rate for access to the network and for originating and receiving telephone calls within their local calling area, which is the geographic area established for administration and pricing of telecommunications services. Custom calling features consist of caller name and number identification, call forwarding and call waiting. Value added services consist of teleconferencing and voicemail. For custom calling features and value added services, our Illinois Telephone Operations usually charge a flat monthly fee, which varies depending on the type of service. In addition, our Illinois Telephone Operations offer local private lines providing direct connections between two or more local locations primarily to business customers at flat monthly rates.
      Network access services allow the origination or termination of calls in our Illinois service area for which our Telephone Operations charge long distance or other carriers network access charges, which are regulated. Network access fees also apply to private lines provisioned between a customer in our Illinois service area and a location outside of our Illinois service area. For long distance calls, our Illinois Telephone Operations bill the long distance or other carrier on a per minute or per minute, per mile usage basis. For private lines, our Illinois Telephone Operations bill the long distance or other carrier at a flat monthly rate. Included in this category are subscriber line charges paid by the end user.
      Our Illinois Telephone Operations record the details of the long distance and private line calls through its carrier access billing system and bills the applicable carrier on a monthly basis. The network access charge rates for intrastate long distance calls and private lines within Illinois are regulated and approved by the ICC, whereas the access charge rates for interstate long distance calls and private lines are regulated and approved by the FCC.
      Subsidies consist of federal subsidies designed to promote widely available, quality telephone service at affordable prices in rural areas. The subsidies are allocated and distributed to our Illinois Telephone Operations from funds to which telecommunications providers, including local, long distance and wireless carriers, must contribute on a monthly basis. Funds are distributed to our Illinois Telephone Operations on a monthly basis based upon our costs for providing local service in Illinois. Unlike our Texas Telephone Operations, our Illinois Telephone Operations receive federal but not state subsidies.
      Long distance services in Illinois include services provided to subscribers to long distance plans to originate calls that terminate outside the caller’s local calling area. For this service, our Illinois Telephone Operations charges its subscribers a combination of subscription and usage fees.
      Data and Internet services include revenues from non-local private lines and the provision of access to the Internet by DSL, T-1 lines and dial-up access. Our Illinois Telephone Operations also offer a variety of data connectivity services, including frame relay networks. Frame relay networks are public data networks commonly used for local area network to local area network communications as an alternative to private line data communications. In addition, our Illinois Telephone Operations offer enhanced Internet services, which include basic web site design and hosting, content feeds, domain name services, e-mail services and obtaining Internet protocol addresses.
      Other services includes revenues from billing and collection services. Our Illinois Telephone Operations also receive what is referred to as revenue retention payments. These payments are essentially a commission on advertising revenues paid to ICTC by The Yell Group, which publishes yellow and white pages directories for our Illinois service area.
      In connection with the TXUCV acquisition, we acquired a directory sales and publishing group, which currently publishes the telephone directories for our Texas markets. We intend to have this group publish directories for our Illinois markets as well. As such, we notified Yellow Book on November 8, 2004 of our intention to terminate our directory publishing agreement. We expect to begin publishing telephone directories for our Illinois markets beginning in the third quarter of 2005.

Texas
      Our Texas Telephone Operations serve residential and business customers in east Texas and rural and suburban areas surrounding Houston. As of March 31, 2005, our Texas Telephone Operations had approximately:

•	166,447 local access lines in service, of which approximately 68% served residential customers and 32% served business customers;

•	40% long distance penetration of its local access lines in Texas;

•	11,998 dial-up Internet customers; and

•	18,889 DSL lines, which represented an approximately 11.3% penetration of total local access lines. Approximately 90% of our total local access lines in Texas, excluding local access lines already served by other high speed connections, are DSL-capable.
      Our Texas Telephone Operations also include the following complementary businesses:
      Directory Publishing sells directory advertising and publishes yellow and white pages directories in and around our Texas rural telephone companies’ service areas. The directories are each published once per year and have a combined circulation of approximately 400,000.
      Transport Services provides connectivity to customers within Texas over a fiber optic transport network consisting of approximately 2,500 route-miles of fiber. This transport network supports our long distance, Internet access and data services in Texas and provides bandwidth on a wholesale basis to third party customers, including national long distance and wireless carriers. The transport network includes fiber owned by Consolidated Communications Transport Company, a wholly owned subsidiary of CCV and East Texas Fiber Line Incorporated, a corporation in which our Texas Telephone Operations own a 63.0% equity interest. In addition, Consolidated Communications Transport Company owns a 39.1% equity interest in, and is the managing partner of, Fort Bend Fibernet, a partnership.
      Cellular Partnerships. Our Texas Telephone Operations hold limited partnership interests in the following two cellular partnerships:

•	GTE Mobilnet of South Texas, which serves the greater Houston metropolitan area. Our Texas Telephone Operations own approximately 2.3% of this partnership. In 2004, our Texas Telephone Operations recognized income of $2.5 million and received cash distributions totaling $3.2 million from this partnership. For the three months ended March 31, 2005, our Texas Telephone Operations did not recognize any income or receive any cash distributions from this partnership.

•	GTE Mobilnet of Texas RSA #17, which serves rural areas in and around Conroe, Texas. Our Texas Telephone Operations own approximately 17.0% of the equity of this partnership. In 2004, our Texas Telephone Operations recognized income of $1.7 million and received cash distributions totaling $0.8 million from this partnership. For the three months ended March 31, 2005, our Texas Telephone Operations recognized income of $0.3 million, but did not receive any cash distributions from this partnership.
      San Antonio MTA, L.P., a wholly owned partnership of Cellco Partnership (doing business as Verizon Wireless), is the general partner for both partnerships.
      In 2004, our Texas Telephone Operations generated $186.9 million of revenues and $46.1 million of cash flows from operating activities. For the three months ended March 31, 2005, our Texas Telephone Operations generated $46.3 million of revenues and $4.3 million of cash flows from operating activities. As of March 31, 2005, our Texas Telephone Operations had total assets of $692.3 million.
      The following chart summarizes the primary sources of revenues for our Texas Telephone Operations for the three months ended March 31, 2005.

	% of Net
	Revenue of Our
Revenue Source	Texas Telephone Operations	Description

Local Calling Services	30.7%	Offers the local customer in Texas the ability to originate and receive an unlimited number of calls within a defined local calling area. The customer is charged a flat monthly fee for basic service, including local calls, and service charges for custom calling features, voicemail and local private line services.

Network Access Services	20.7%	Offers long distance and other carriers the opportunity to use our Texas network to originate or terminate long distance calls in our Texas service areas. Network access charges are paid by the long distance or other carriers to our Texas Telephone Operations and are regulated by the FCC and PUCT. These revenues also include special access and certain regulated, end user charges.

Subsidies	20.5%	Our Telephone Operations in Texas receive federal and state subsidy payments designed to promote widely available, quality telephone service at affordable prices in rural areas.

Long Distance Services	4.5%	Offers intrastate and interstate long distance services provided to local customers who subscribe to our long distance services in Texas.

Data and Internet Services	8.4%	Offers DSL, non-local private line service, dial-up Internet access, Asynchronous Transfer Mode, or ATM, based services and frame relay networks and related enhanced Internet services.

	% of Net
	Revenue of Our
Revenue Source	Texas Telephone Operations	Description

Directory Publishing	6.5%	Offers the sale of directory advertising and publishes yellow and white pages directories in and around our Texas service areas.

Transport Services	5.9%	Offers connectivity to customers within Texas over a fiber-optic transport network.

Other Services	2.8%	Offers other services, including equipment sales and billing and collection services.
      The percentages of revenues listed above have been adjusted to eliminate intra-company revenues and provides more detail than that presented in the consolidated statement of operations and comprehensive income of CCV. See the consolidated financial statements of CCV and its predecessor, TXUCV.
      Local call services include dial tone and local calling services. Our Texas Telephone Operations generally charge residential and business customers a fixed monthly rate for access to the network and for originating and receiving telephone calls within their local calling areas. Custom calling and other features include caller name and number identification, call forwarding, call waiting and voicemail. For custom calling features, our Texas Telephone Operations usually charge a flat monthly fee, which varies depending on the type of service. In addition, our Texas Telephone Operations offer local private lines providing direct connections between two or more local locations primarily to business customers at flat monthly rates.
      Network access services allow the origination or termination of calls in our Texas service areas for which our Texas Telephone Operations charge long distance or other carriers network access charges. The network access fees also apply to private lines provisioned between a customer in one of our Texas service areas and a location outside of such service area. For long distance calls, our Texas Telephone Operations bill the long distance or other carrier on a per minute or per minute per mile usage basis. For private lines, our Texas Telephone Operations bill the long distance or other carrier at a flat monthly rate. Included in this category are subscriber line charges paid by the end user.
      Our Texas Telephone Operations record the details of the long distance and private line calls through its carrier access billing system and bills the applicable carrier on a monthly basis. The network access charge rates for intrastate long distance calls and private lines within Texas are regulated and approved by the PUCT, whereas the access charge rates for interstate long distance calls and private lines are regulated and approved by the FCC.
      Subsidies consist of federal and state subsidies designed to promote widely available, quality telephone service at affordable prices in rural areas. The federal and state subsidies are allocated and distributed to our Texas Telephone Operations from funds to which telecommunications providers, including local, long distance and wireless carriers, must contribute on a monthly basis. Funds are distributed to our Texas Telephone Operations on a monthly basis based upon our costs for providing local service.
      Long distance services include services provided to Texas subscribers to our long distance plans to originate calls that terminate outside the caller’s local calling area. For this service, our Texas Telephone Operations charge their subscribers a combination of subscription and usage fees.
      Data and Internet services includes revenues from non-local private lines and the provision of access to the Internet by DSL, T-1 lines and dial-up access. Our Texas Telephone Operations also offer a variety of data connectivity services, including ATM services and frame relay networks. ATM is a high-speed switching technique used to transmit voice, data and video. In addition, our Texas Telephone Operations offer enhanced Internet services, which include domain name services, obtaining Internet protocol addresses, e-mail services and web site and hosting services.
      Directory Publishing includes revenues from the sale of directory advertising and the publication of yellow and white pages directories in and around our Texas service areas.
      Transport services includes revenues from the sale of transmission services for high-capacity data circuits over a fiber-optic transport network within Texas.
      Other services includes revenues from equipment sales and billing and collection services.
Other Operations
      Our Other Operations consist of the following complementary businesses:

•	Public Services provides local and long distance service and automated collect calling from county jails and state prisons in Illinois under multi-year contracts as described under “— Customers and Markets”. These services include fraud control, customer service, call management and technical field support. The range of customized applications include institution-specific branding, call time and dollar limits, 3-way call detection, Personal Identification Number System, call blocking and screening, public defender access, call restriction application, on-site training, fully automated collect calls, touch tone and rotary dial acceptable, inmate tested equipment and monitors and recorders. Public Services also provides payphone services to approximately 356 payphones in our Illinois service area.

•	Operator Services offers both live and automated local and long distance operator assistance in Texas and national directory assistance on a wholesale and retail basis to incumbent telephone companies, competitive telephone companies, long distance companies and payphone providers. Operator Services also provides specialized message center services and corporate and governmental attendant services and private corporate directory assistance and messaging services to corporations and government agencies.

•	Market Response provides telemarketing and order fulfillment services to customers nationwide. Our order fulfillment services provide our clients with the ability to quickly and cost-effectively meet their customers’ requests for shipment of information and products. Typically, these customers are responding to a direct-response advertising campaign by the Internet, mail or telephone.

•	Business Systems sells, installs and maintains telecommunications equipment and wiring to residential and business customers in our Illinois service area and in nearby, larger markets including Champaign, Decatur and Springfield, Illinois. This operation allows us to cross-sell our services to many of our business customers in Illinois, such as colleges, hospitals and secondary schools.

•	Mobile Services provides one-way messaging service to residential and business customers. The basic paging capability has been supplemented with other complimentary mobile information services, including Internet, 800 service, info-text and voicemail.
      In 2004, our Other Operations generated $39.2 million of revenues and $2.8 million of cash flows from operating activities. For the three months ended March 31, 2005, our Other Operations generated $8.8 million of revenues and $0.4 million of cash flows from operating activities. As of March 31, 2005, our Other Operations had total assets of $45.2 million.
Customers and Markets

Illinois
      Our Illinois local telephone markets consist of 35 geographically contiguous exchanges serving predominantly small towns and rural areas in an approximately 2,681 square mile area in central Illinois. An exchange is a geographic area established for administration and pricing of telecommunications services. Our Illinois Telephone Operations is the incumbent provider of basic telephone services within these exchanges, with approximately 86,624 local access lines, or approximately 32 lines per square mile, as of March 31, 2005. Approximately 64% of our local access lines serve residential customers and the remainder serve business customers. Our business customers, 75% of which have one to three lines, are predominantly in the light manufacturing and services industries or are universities and hospitals. AT&T and McLeodUSA accounted for approximately 12.1% and 10.2%, of the revenues of our Illinois Telephone Operations in 2004 and for the three months ended March 31, 2005, respectively.
      The local telephone markets served by our Illinois Telephone Operations include all or a substantial percentage of five counties: Coles; Christian; Montgomery; Effingham; and Shelby. According to the U.S. Census 2000, the population in these counties has grown slightly in the last ten years, which is consistent with our belief that these markets are mature and stable.

Key Illinois Market Data
      We list below selected data from the U.S. Census 2000, together with our number of local access lines in Illinois as of March 31, 2005.

	Coles	Christian	Montgomery	Effingham	Shelby	Other	Totals

2000 Census Data
County Population (2000)	53,196	35,372	30,652	34,264	22,893	n/a	176,377
County Population CAGR 1990-2000	0.30%	0.27%	(0.03)%	0.78%	0.28%	n/a	n/a
County Median Household Income	$32,286	$36,561	$33,123	$39,379	$37,313	n/a	n/a
Market Territory (sq. miles)	531	662	585	26	520	357	2,681
Local Access Lines
Residence	19,095	12,276	9,564	4,369	6,002	4,101	55,407
Business	12,859	4,670	4,239	5,568	1,958	1,923	31,217

Total	31,954	16,946	13,803	9,937	7,960	6,024	86,624

Number of Exchanges	5	9	7	1	8	5	35
      Each of the counties in which our Illinois Telephone Operations operate consists of predominantly small towns and agricultural areas with a mix of small businesses. Our two largest exchanges in Illinois are Mattoon and Charleston, which are in Coles County. Effingham County’s largest town is Effingham, which is our Illinois Telephone Operations’ third largest exchange, tied for seventh place in Site Selection Magazine’s March 2003 ranking of the best U.S. small town for corporate facilities.
      Our Illinois Telephone Operations’ largest network access customers include AT&T, McLeodUSA and MCI, collectively representing 13.5% and 13.0% of our Illinois Telephone Operations’ revenues for 2004 and the three months ended March 31, 2005, respectively.

Texas
      Our 21 exchanges in Texas serve three principal geographic markets, Conroe, Lufkin and Katy, Texas in an approximately 2,054 square mile area. Lufkin is located in east Texas and Katy and Conroe are located in the suburbs of Houston and adjacent rural areas. Our Texas Telephone Operations is the incumbent provider of basic telephone services within these exchanges, with approximately 166,447 local access lines, or approximately 81 lines per square mile, as of March 31, 2005. As of March 31, 2005, approximately 68% of our Texas local access lines served residential customers and the remainder served business customers. Our Texas business customers, approximately 75% of which have one to three lines, are predominately in the manufacturing and retail industries, and our largest business customers are hospitals, local governments and school districts.

      The local telephone markets served by our Texas Telephone Operations include all or parts of three counties: Angelina, Fort Bend and Montgomery. The population growth within Fort Bend and Montgomery has outpaced both the Texas and U.S. national averages. According to data from the U.S. Census 2000, the population of these counties grew by 3.6% annually between 1990 and 2000. This compares to a growth rate of 1.9% for Texas and 1.2% for the United States during the same period. In addition, according to the most recent census, the weighted average median household income in our three Texas markets was $55,298, which was higher than the average for Texas, which was $39,927, and for the United States, which was $42,148.

Key Texas Market Data
      We list below selected data from the U.S. Census 2000, together with our number of local access lines in Texas as of March 31, 2005.

	Conroe Market	Lufkin Market	Katy Market
	(Montgomery	(Angelina	(Fort Bend
	County)	County)	County)	Totals

2000 Census Data
County Population (2000)	293,768	80,130	354,452	728,350
County Population CAGR 1990-2000	4.9%	1.4%	4.6%
County Median Household Income	$50,864	$33,806	$63,831
Market Territory (sq. miles)	433	1,080	541	2,054
Local Access Lines Residential	49,868	30,552	32,190	112,610
Business	23,400	16,966	13,471	53,837

Total	73,268	47,518	45,661	166,447

Number of Exchanges	7	9	5	21
      The Conroe market is located primarily in Montgomery County and is centered approximately 40 miles north of Houston on Interstate I-45. Parts of the Conroe operating territory extend south to within 28 miles of downtown Houston, including parts of the affluent suburb of The Woodlands. Major industries in this market include education, health care, manufacturing, retail and social services.
      The Lufkin market is centered primarily in Angelina County in east Texas approximately 120 miles northeast of Houston and extends into three neighboring counties. Lufkin is the largest town within this market, which also includes the towns of Diboll, Hudson and Huntington. The area is a center for the lumber industry. Other significant industries include education, health care, manufacturing, retail and social services.
      The Katy market is located in parts of Fort Bend, Harris, Waller and Brazoria counties and is centered approximately 30 miles west of downtown Houston along the busy and expanding I-10 corridor. The majority of the Katy market is considered part of metropolitan Houston with major industries including administrative, education, health care, management, professional, retail, scientific and waste management services.
      Some of our largest network access customers in Texas include AT&T, MCI and Sprint.
      Directory Publishing sells advertising and publishes yellow and white pages directories in our Texas service areas and neighboring communities, with approximately 75% of yellow and white pages revenues as of March 31, 2005 derived from customers within our Texas service areas. Directory Publishing customers are primarily small- to medium-sized local businesses and companies in surrounding service areas and large national accounts that advertise nationally in local yellow and white pages directories.
      Transport Services provides connectivity in and between major markets in Texas, including Austin, Corpus Christi, Dallas, Fort Worth, Houston, San Antonio and many second- and third-tier markets in-between these centers. Major third party customers in Texas include some of the largest national wireless and long distance carriers, such as Cingular Wireless and AT&T.

Other Operations
      Public Services has provided service to inmates in Illinois state correctional facilities since 1990 and is currently providing service to 56 state and county correctional institutions. In 2004 and for the three months ended March 31, 2005, approximately 92.8% and 92.7%, respectively, of Public Services revenues, which was approximately 42.8% and 50.4%, respectively, of our Other Operations’ revenues over the same periods, was derived from a contract with the Department of Corrections of the State of Illinois. Under the contract, the State of Illinois does not pay Public Services directly, but rather, Public Services bills and collects revenue from the called parties and rebates commissions to the State of Illinois based on this revenue. In 2004 and for the three months ended March 31, 2005, the actual commissions recognized by Public Services to the State of Illinois under this contract were approximately $9.4 million and $2.5 million, respectively. The initial term of the contract expires on June 2007, with five additional one-year extensions available at the State of Illinois’ option. Public Services currently serves all 46 Illinois state correctional facilities pursuant to this contract.
      Operator Services offers service to callers nationwide. McLeodUSA represented 48.1% and 43.1%, respectively, of Operator Services revenues for 2004 and for the three months ended March 31, 2005, which was 9.7% and 8.5%, respectively, of our Other Operations’ revenues over the same periods.
      Market Response provides telemarketing and order fulfillment services to customers nationwide. The State of Illinois represented 40.8% of Market Response’s revenues, which was 6.2% of our Other Operations’ revenues during 2004, and 2.9% and 0.4% was derived from McLeodUSA during 2004 and for the three months ended March 31, 2005. Revenues derived from the State of Illinois related to a contract with the Illinois State Toll Highway Authority pursuant to which Market Response distributed to customers and provided customer service for transponders used for electronic toll collection on Illinois’ toll-roads. In May 2004, the State of Illinois informed us that it had awarded the renewal of this contract to another provider. Market Response ended its provision of service to the Illinois State Toll Highway Authority in September 2004. While the recent non-renewal of the contract with the Illinois State Toll Highway Authority will have a material impact on the revenues generated by our Market Response business in the near-term, we do not expect the loss of this contract to have a material adverse impact on our results of operations as a whole.
      Business Systems sells, installs and maintains telecommunications equipment and wiring primarily in our Illinois service area and nearby cities. Revenues are derived from equipment sales and maintenance contracts. Most of Business Systems’ equipment sales are telephone systems and associated wiring to small business customers.
      Mobile Services provides paging services as a convenience to some of our Illinois Telephone Operations’ emergency medical and government customers in and around our Illinois service area.
      In 2004 and for the three months ended March 31, 2005, 49.6% and 51.1%, respectively, of the revenues of our Other Operations were derived from our relationships with various agencies of the State of Illinois, principally the Department of Corrections. Overall, during 2004 and for the three months ended March 31, 2005, 6.1% and 5.7%, respectively, of our revenues were derived from our various relationships with the State of Illinois. In addition, Public Services receives revenues from various counties in Illinois. Our predecessor’s relationship with the Department of Corrections and the Toll Highway Authority have existed since 1990 and 1997, respectively, despite changes in government administrations. Nevertheless, obtaining contracts from government agencies is challenging, and government contracts, like our contracts with the State of Illinois, often include provisions that are favorable to the government in ways that are not standard in private commercial transactions. Specifically, each of our contracts with the State of Illinois:

•	includes provisions that allow the respective state agency and county to terminate the contract without cause and without penalty under some circumstances;

•	is subject to decisions of state agencies and counties that are subject to political influence on renewal;

•	gives the State of Illinois the right to renew the contract at its option but does not give us the same right; and

•	could be cancelled if state funding becomes unavailable.
Sales and Marketing
      Key components of overall sales and marketing strategy in our Telephone Operations have included the following:

•	positioning itself as a single point of contact for customers’ telecommunications needs;

•	providing its customers with a broad array of voice and data services and bundling services where possible;

•	providing excellent customer service, including providing 24-hour, 7-day a week centralized customer support to coordinate installation of new services, repair and maintenance functions;

•	developing and delivering new services; and

•	with respect to our Illinois Telephone Operations, leveraging the history of CCI Illinois and its involvement with its local communities and expanding “Consolidated Communications” and “Consolidated” brand recognition, subject to regulatory and strategic business considerations and, with respect to our Texas Telephone Operations, leveraging the history of CCI Texas and its involvement with its local communities.
      We have combined the management teams for sales and marketing for our Illinois and Texas Telephone Operations into a single centralized organization. Our combined strategy is focused on:

•	accelerating DSL service penetration in all of our service areas;

•	cross-selling our services;

•	developing additional services to maximize revenues and increase revenues per customer;

•	increasing customer loyalty through superior customer service, local presence and motivated service employees; and

•	leveraging the telemarketing, order fulfillment and directory-assistance capabilities to provide functions that are currently being outsourced by our Texas Telephone Operations, a process that has already begun with the migration of Texas directory assistance traffic to the system in Illinois in May 2004.

Telephone Operations
      Our Illinois Telephone Operations currently have two main sales channels: customer service centers and commissioned sales people. Our Illinois customer service centers are the primary sales channels for residential and business customers with one or two phone lines, whereas commissioned sales representatives provide customized proposals to larger business customers. In addition, our customers can also visit customer retail centers for various communications needs, including new telephone, Internet and paging service purchases. We believe that customer service centers have helped decrease our customers’ late payments and bad debt due to their ability to pay their bills easily at these centers. Our Illinois Telephone Operations’ sales efforts are supported by direct mail, bill inserts, newspaper advertising, public relations activities, sponsorship of community events and website promotions.
      Our Texas Telephone Operations currently have two main sales channels: customer service centers and commissioned sales people. Our Texas customer service centers are the primary sales channels for residential customers and business customers with one or two phone lines, whereas commissioned sales people provide customized proposals to larger businesses. In addition, field service technicians in Texas are trained in customer service and are provided with incentives to cross-sell additional services to customers.

Our sales efforts in Texas are supported by local print and electronic media advertising, and also by bill inserts, door hangers, special promotional activities and sponsorship of community events.
      Directory Publishing in Texas is supported by a dedicated sales force, which spends a certain number of months each year focused on each of the directory markets in order to maximize the advertising sales in each directory. We believe the directory business has been an efficient tool for marketing our other services in Texas and for promoting brand development and awareness.
      Transport Services has a sales force that consists of commissioned sales people specializing in wholesale transport products.

Other Operations
      Each of our Other Operations businesses primarily use an independent sales and marketing team comprised of dedicated field sales account managers, management teams and service representatives to execute our sales and marketing strategy. These efforts are supported by attendance at industry trade shows and leadership in industry groups including the United States Telecom Association, the Associated Communications Companies of America and the Independent Telephone and Telecommunications Alliance.
Information Technology and Support Systems
      Our information technology and support systems staff is a seasoned organization that supports day-to-day operations and develops system enhancements. The technology supporting our Telephone Operations is centered on a core of commercially available and internally maintained systems.
      We have developed detailed plans to migrate key business processes of our Illinois and Texas Telephone Operations onto single, company-wide systems and platforms. Our objective is to improve profitability by reducing individual company costs through the sharing of best practices, centralization or standardization of functions and processes and the use of technologies and systems that provide for greater efficiencies. A number of key billing, network provisioning, network management and workforce management systems of our Illinois and Texas Telephone Operations already use common software and hardware platforms, and we have successfully completed large-scale customer and billing migration projects in the last five years in both Illinois and Texas. We believe our core operating systems and hardware platform will have significant scalability.
Network Architecture and Technology
      Our local network in Illinois and Texas is based on a carrier serving area architecture. Carrier serving area architecture is a structure that allows access equipment to be placed closer to customer premises enabling the customer to be connected to the equipment over shorter copper loops than would be possible if all customers were connected directly to the carrier’s main switch. The access equipment is then connected back to that switch on a high capacity fiber circuit, resulting in extensive fiber deployment throughout the network. The access equipment is sometimes referred to as a digital loop carrier and the geographic area that it serves is the carrier serving area.
      We have begun the integration of the our long distance networks in Illinois and Texas and are leveraging the combined usage of the two networks to obtain reduced costs of transport and termination from wholesale vendors of those services. A single engineering team is responsible for the overall architecture and interoperability of the various elements in the combined network of our Illinois and Texas Telephone Operations. Currently, our Illinois Telephone Operations have a network operations center in Mattoon, which monitors network performance 24 hours per day, 365 days per year. We believe this network operations center allows our Illinois and Texas Telephone Operations to maintain high network performance standards. Our goal is to interconnect the Illinois and Texas network operations centers, using common network systems and platforms where possible. We expect this will allow us to share weekend and after-hours coverage between markets and more efficiently allocate personnel to manage fluctuations in our workload volumes.
      Our network in Illinois is supported by three advanced 100% digital switches, with a fiber network connecting 33 of our 35 exchanges and 69 of our 103 field-deployed carriers. These switches provide all of our Illinois local telephone customers with access to custom calling features, value-added services and dial-up Internet access. In addition, approximately 90% of our Telephone Operations’ total local access lines in Illinois, excluding local access lines already served by other high speed connections, are served by exchanges or carriers equipped with digital subscriber line access multiplexers, or DSLAMs, and are within distance limitations for providing DSL service. DSLAMs are devices designed to separate voice-frequency signals from DSL traffic. Our Illinois Telephone Operations have two additional switches, one primarily dedicated to long distance service and the other primarily dedicated to Public Services and Operator Services.
      In late 2003, we commenced the network improvements needed to support the introduction of an all-digital video service that is functionally similar to a digital cable television offering in our Illinois markets of Mattoon, Charleston and Effingham. We have since completed the initial capital investments necessary to provide these services and introduced digital video services in these markets in January, 2005. Other than the provision of success-based set-top boxes to subscribers, we do not anticipate having to make any material capital upgrades to our network infrastructure in connection with our introduction of digital video services in these markets. As of March 31, 2005, these services are available to approximately 74% of our residential customers in these markets, which represented approximately 25% of all of our Illinois residential customers.
      Our Texas network is supported by advanced 100% digital switches, with fiber network connecting all of our 21 exchanges and 68% of our wire centers. These switches provide all of our Texas local telephone customers with access to custom calling features. In addition, as of March 31, 2005, approximately 90% of our Texas total local access lines, excluding local access lines already served by other high speed connections, were served by exchanges or carriers are equipped with DSLAMs and were within distance limitations for providing DSL service. Our Texas Telephone Operations also dedicate a separate switch for the provision of long distance service.
      Our Texas transport network consists of approximately 2,500 route-miles of fiber optic cable. Approximately 54% of this network consists of cable sheath owned by our Texas Telephone Operations, either directly or through our majority-owned subsidiary East Texas Fiber Line Incorporated and a partnership partly owned by us, Fort Bend Fibernet. For most of the remaining route-miles of the network, we purchased strands on third-party fiber networks pursuant to contracts commonly known as indefeasible rights of use. In limited cases, our Texas Telephone Operations also leases capacity on third-party fiber networks to complete routes, in addition to these fiber routes.
Employees
      As of March 31, 2005, we had a total of 1,280 employees, of which 746 employees are from CCI Illinois (634 of which were full-time and 112 of which were part-time) and 534 employees are from CCI Texas (529 of which were full-time and five of which were part-time).
      Of the 746 employees of CCI Illinois, 304 employees are attributable to our Illinois rural telephone company. In addition, at March 31, 2005, Market Response had 165 temporary employees hired through a local temporary employment agency. In Illinois, 340 of our full-time employees and 102 of our part-time employees are represented by the International Brotherhood of Electrical Workers. The current collective bargaining agreement expires on November 15, 2005. We believe management currently has a good relationship with our Illinois union and non-union employees.
      Approximately 223 of the employees located in Lufkin or Conroe, are represented by a collective bargaining agreement with the Communications Workers of America, which expired on October 16, 2004. On November 4, 2004, CCI Texas signed a new three-year labor agreement with its unionized employees, which included one-time signing bonuses of $225,000 and other ongoing benefits. In the winter of 2003, a union expansion campaign was initiated in Katy but was unsuccessful. We are not aware of any further attempts to organize employees in Texas. We believe that management currently has a good relationship with our Texas union and non-union employees.
Properties
      Our headquarters and most of the administrative offices for our Illinois Telephone Operations are located in Mattoon, Illinois.
      The properties that our Illinois Telephone Operations lease are pursuant to leases that expire at various times between 2004 and 2007. The following chart summarizes the principal facilities owned or leased in Illinois as of March 31, 2005.

		Owned/	Approx.
Location	Primary Use	Leased	Sq. Ft.

Charleston	Illinois Telephone Operations Communications Center and Market Response Offices(1)	Leased	33,987
Effingham	Office and Illinois Telephone Operations Communications Center	Leased	2,500
Mattoon	Sales and Administration Office(1)	Leased	30,687
Mattoon	Corporate Headquarters(1)	Leased	49,054
Mattoon	Operator Services and Operations	Owned	36,263
Mattoon	Archive	Owned	9,097
Mattoon	Operations and Distribution Center(1)	Leased	30,883
Mattoon	Communications Center	Leased	5,677
Mattoon	Market Response Order Fulfillment(2)	Leased	20,000
Mattoon	Office	Owned	10,086
Taylorville	Operations and Branch Distribution Center(1)	Leased	14,655
Taylorville	Office and Illinois Telephone Operations Communications Center	Owned	15,934
Taylorville	Operator Services Call Center(2)	Leased	11,500

(1)	In 2002, our Illinois Telephone Operations sold these facilities to, and leased them back from, LATEL, LLC, or LATEL, an entity affiliated with Mr. Lumpkin. For more information about these arrangements, see “Certain Relationships and Related Party Transactions — LATEL Sale/ Leaseback”.

(2)	All properties listed above other than these two properties are used by both Illinois Telephone Operations and Other Operations. These two properties are used by Other Operations only.
      In addition to the facilities listed above, our Illinois Telephone Operations own or have the right to use 181 additional properties consisting of central offices, remote switching sites and buildings, tower sites, small offices, storage sites and parking lots. Some of the facilities listed above also serve as central office locations.
      Our Texas Telephone Operations expect to continue to execute its current strategy of moving all employees into owned space, with the exception of the offices in Irving and the long distance switch location in Dallas, and canceling or subletting leased office space. The properties that our Texas Telephone Operations leases are pursuant to leases that expire at various times between 2004 and 2015. Our Texas Telephone Operations have recently initiated legal proceedings to terminate our office lease in Irving, Texas. We do not believe, however, that any liability that may result from such lease termination would have a material adverse effect on our results of operations or financial conditions in Texas.

      The following chart summarizes the principal facilities owned or leased in Texas as of March 31, 2005:

		Owned/	Approx.
Location	Primary Use	Leased	Sq. Ft.

Brookshire	Office	Owned	4,400
Conroe	Regional Office	Owned	51,875
Conroe	Warehouse & Plant	Owned	28,500
Conroe	Office	Owned	10,650
Dallas	Current Texas Headquarters — Administration	Leased	5,997
Irving	Office	Leased	44,060
Katy	Regional Office	Owned	6,500
Katy	Office (Electric Shop)	Owned	1,600
Katy	Warehouse	Owned	13,983
Katy	Office	Owned	5,733
Lufkin	Regional Office	Owned	30,145
Lufkin	Business Office	Owned	23,190
Lufkin	Warehouse	Owned	14,240
Lufkin	Office and Data Center	Owned	11,920
Lufkin	Office	Owned	8,000
Lufkin	Office and Parking Area	Owned	7,925
Needville	Office	Owned	6,649
Rosenberg	Storage	Leased	10,000
      In addition to the facilities listed above, our Texas Telephone Operations own or have the right to use 275 additional properties consisting of cabinet/pop sites, central offices, remote switching sites and buildings, small offices, tower sites, storage sites and parking lots. Some of the facilities listed above also serve as central office locations.
Legal Proceedings
      We currently and from time to time, are subject to claims arising in the ordinary course of business. Except as described below, we are not currently subject to any such claims that we believe could reasonably be expected to have a material adverse effect on our results of operation or financial condition.
      In addition, on March 1, 2005, Michael Hinds filed a claim against us and certain of our existing equity investors in the U.S. District Court for the Southern District of Texas, Galveston division, asserting various contract and tort claims relating to an alleged oral agreement to provide Mr. Hinds with compensation and investment opportunities in connection with the acquisition of TXUCV. Mr. Hinds is seeking approximately $75.0 million in compensatory damages, punitive damages and reimbursement of his attorneys’ fees and expenses. Although we believe that this suit is without merit and intend to vigorously defend our position, we cannot predict at this time the outcome of this matter. If adversely determined, this lawsuit could have a material adverse effect on our financial condition and results of operations.
Industry Overview and Competition
Local Exchange Market
      The telecommunications industry is comprised of companies involved in the transmission of voice, data and video communications over various media and through various technologies. There are two predominant types of local telephone service providers, or carriers, in the telecommunications industry: incumbent telephone companies and competitive telephone companies. An independent telephone company refers to the regional bell operating companies, which were the local telephone companies created from the break up of AT&T in 1984 and incumbent telephone companies, such as Cincinnati Bell Inc. and Sprint’s local telephone division, which sell local telephone service. These incumbent telephone companies were the traditional monopoly providers of local telephone service prior to the break up of AT&T. Within the incumbent telephone company sector, there are rural telephone companies, such as our local telephone operations, that operate primarily in rural areas, and regional bell operating companies, such as SBC and Verizon Communications. Each of our subsidiaries that operates our local telephone businesses is classified as an incumbent telephone company and a rural telephone company under the Telecommunications Act. A competitive telephone company is a competitor to local telephone companies that has been granted permission by a state regulatory commission to offer local telephone service in an area already served by an incumbent telephone company.
      The most common measure of the relative size of a local telephone company, including our rural telephone companies, is the number of access lines it operates. An “access line” is the telephone line connecting a person’s home or business to the public switched telephone network. An incumbent telephone company can acquire access lines either through normal growth or through a transaction with another incumbent telephone company. We believe the net increase or decrease in access lines incurred by an incumbent telephone company on an annual basis is a relevant measure because the access line is the foundation for a majority of incumbent telephone company revenues and it is also an indicator of customer growth or contraction. An incumbent telephone company experiences normal growth when it activates additional access lines in a particular market due to increased demand for telephone service by current customers or from new customers, such as a result of the construction of new residential or commercial buildings. Growth in access lines through transactions with other incumbent telephone companies occurs less frequently. Typically, one incumbent telephone company purchases access lines as well as the associated network infrastructure from another incumbent telephone company. Such purchases usually provide the acquiring incumbent telephone company the opportunity to expand the geographic areas it serves, rather than increasing its access lines totals in markets that it already serves.
Rural Telephone Company Cost Structure and Competition
      In general, telecommunications service in rural areas is more costly to provide than service in urban areas because the lower customer density necessitates higher capital expenditures on a per customer basis. In rural areas, local access line density is relatively low, typically less than 100 local access lines per square mile versus urban areas that can be in excess of 300 local access lines per square mile. This low customer density in rural areas means that switching and other facilities serve few customers. It also means that a given length of cable, connecting the telephone company office to end users, serves fewer customers than it would in a more densely populated area. As a result, the average operating and capital cost per line is higher for rural telephone companies than non-rural operators. An industry source estimates that the total investment cost per loop for rural operators is $5,000, compared to $3,000 for non-rural carriers. The amount is estimated to be as high as $10,000 for the smallest rural carriers. The rural telephone companies’ higher cost structure has two important consequences.
      The first consequence is that it is generally not commercially viable to overbuild in rural telephone company service territories. In urban areas, where population density is higher, some competitive telephone companies have built redundant wireline telephone networks within the incumbent provider’s service territory. These facilities-based competitive telephone companies compete with the incumbent providers on their own stand-alone networks. Because it is comparatively more expensive to build a redundant network in rural areas, overbuilding is less common in rural telephone company service territories.
      The second consequence associated with the rural telephone companies’ higher cost structure is the existence of federal and state subsidies designed to promote widely available, quality telephone service at affordable prices in rural areas. This is accomplished through two principal mechanisms. The first mechanism is through network access fees that regulators historically have allowed to be set at higher rates in rural areas than the actual cost of originating or terminating interstate and intrastate calls. The second mechanism is through explicit transfers to rural telephone companies via the universal service fund and state funds such as the Texas universal service fund.

      Furthermore, rural telephone companies face less regulatory oversight than the larger carriers and are exempt from the more burdensome interconnection requirements of the Telecommunications Act such as unbundling of network elements, information sharing and co-location.

Wireline Competition
      Despite the barriers to entry for voice services described above, rural telephone companies face some competition for voice services from new market entrants, such as cable providers, competitive telephone companies and electric utility companies. Cable providers are entering the telecommunications market by upgrading their networks with fiber optics and installing facilities to provide fully interactive transmission of broadband voice, data and video communications. Electric utility companies have existing assets and low cost access to capital that may allow them to enter a market rapidly and accelerate network development. Increased competition could lead to price reductions, reduced operating margins and loss of market share. While we currently have limited competition for basic voice services from cable providers and electric utilities, we cannot guarantee that we will not face increased competition from such providers in the future.

Wireless Competition
      Rural telephone companies are facing increasing competition for voice services from wireless carriers. In particular, the FCC’s new number portability rules may result in increased competition from wireless providers. As of May 2004, the FCC required rural telephone companies to allow consumers to move a phone number from a wireline phone to a wireless phone. Generally, rural telephone companies face less wireless competition than non-rural providers of voice services because wireless networks in rural areas are generally less developed than in urban areas. Our Texas rural telephone companies’ service areas in Conroe and Katy, Texas are exceptions to this general rule due to their proximity to Houston and, as a result, are facing increased competition from wireless service providers. Although we do not believe that wireless technology represents a significant threat to our rural telephone companies in the near term, we expect to face increased competition from wireless carriers as technology, wireless network capacity and economies of scale improve, wireless service prices continue to decline and subscribers continue to increase.

VOIP Competition
      VOIP service is increasingly being embraced by all industry participants. VOIP service essentially involves the routing of voice calls, at least in part, over the Internet through packets of data instead of transmitting the calls over the existing telephone system. While current VOIP applications typically complete calls using incumbent telephone company infrastructure and networks, as VOIP services obtain acceptance and market penetration and technology advances further, a greater quantity of communication may be placed without the use of the telephone system. On March 10, 2004, the FCC issued a Notice of Proposed Rulemaking with respect to IP-enabled Services. Among other things, the FCC is considering whether VOIP Services are regulated telecommunications services or unregulated information services. We cannot predict the outcome of the FCC’s rulemaking or the impact on the revenues of our rural telephone companies. The proliferation of VOIP, particularly to the extent such communications do not utilize our rural telephone companies’ networks, may result in an erosion of our customer base and loss of access fees and other funding.

Internet Competition
      The Internet services market in which our company operates is highly competitive and there are few barriers to entry. Industry sources expect competition to intensify. Internet services, meaning both Internet access, wired and wireless, and on-line content services, are provided by cable providers, Internet service providers, long distance carriers and satellite-based companies. Many of these companies provide direct access to the Internet and a variety of supporting services to businesses and individuals. In addition, many of these companies offer on-line content services consisting of access to closed, proprietary information networks. Cable providers and long distance carriers, among others, are aggressively entering the Internet access markets. Both have substantial transmission capabilities, traditionally carry data to large numbers of customers and have a billing system infrastructure that permits them to add new services. Satellite companies are also offering broadband access to the Internet. We expect that competition for Internet services will increase.

Long Distance Competition
      The long distance telecommunications market is highly competitive. Competition in the long distance business is based primarily on price, although service bundling, branding, customer service, billing service and quality play a role in customers’ choices.

Other Competition
      Our other lines of business are subject to substantial competition from local, regional and national competitors. In particular, our directory publishing and transport businesses operate in competitive markets. We expect that competition as a general matter in our businesses will continue to intensify as new technologies and new services are offered. Our businesses operate in a competitive environment where long-term contracts are either not the norm or have cancellation clauses that allow quick termination of the agreements. Where long-term contracts are common, they are being renewed with shorter duration terms. Customers in these businesses can and do change vendors frequently. Customer business failures and consolidation of customers through mergers and buyouts can cause loss of customers.

Related Risks
      Our ability to compete successfully in our markets will depend on several factors, including the following:

•	how well we market our existing services and develop new technologies;

•	the quality and reliability of our network and service; and

•	our ability to anticipate and respond to various competitive factors affecting the telecommunications industry, including a changing regulatory environment that may affect us differently from our competitors, pricing strategies by competitors, changes in consumer preferences, demographic trends and economic conditions.
      We expect competition to intensify as a result of new competitors and the development of new technologies, products and services. In addition, we believe that the traditional dividing lines between different telecommunications services will be blurred and that mergers and strategic alliances may allow one telecommunications provider to offer increased services or access to wider geographic markets. Some or all of these risks may cause us to have to spend significantly more in capital expenditures than we currently anticipate to keep existing and attract new customers.
      Some of our voice and data competitors, such as cable providers, Internet access providers, wireless service providers and long distance carriers have brand recognition and financial, personnel, marketing and other resources that are significantly greater than ours. In addition, due to consolidation and strategic alliances within the telecommunications industry, we cannot predict the number of competitors that will emerge, especially as a result of existing or new federal and state regulatory or legislative actions. For example, the pending acquisition of AT&T, one of our largest customers, by SBC, the dominant local exchange company in the areas in which our Texas rural telephone companies operate, could increase competitive pressures for our services and impact our long distance and access revenues. Such increased competition from existing and new entities could lead to price reductions, loss of customers, reduced operating margins or loss of market share.

Market and Industry Data
      Market and industry data and other information used throughout this prospectus are based on independent industry publications, government publications, publicly available information, reports by market research firms or other published independent sources. Some data is also based on estimates of our management, which are derived from their review of internal surveys and industry knowledge. Although we believe these sources are reliable, we have not independently verified the information. In addition, we note that our market share in each of our markets or for our services is not known or reasonably obtainable given the nature of our businesses and the telecommunications market in general (for example, wireless providers both compete with and complement local telephone services).

REGULATION
      The following summary does not describe all present and proposed federal, state and local legislation and regulations affecting the telecommunications industry. Some legislation and regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals that could change the manner in which this industry operates. Neither the outcome of any of these developments, nor their potential impact on us, can be predicted at this time. Regulation can change rapidly in the telecommunications industry, and these changes may have an adverse effect on us in the future. See “Risk Factors — Regulatory Risks”.
Overview
      The telecommunications industry in which we operate is subject to extensive federal, state and local regulation. Pursuant to the Telecommunications Act, federal and state regulators share responsibility for implementing and enforcing statutes and regulations designed to encourage competition and the preservation and advancement of widely available, quality telephone service at affordable prices. At the federal level, the FCC generally exercises jurisdiction over facilities and services of local exchange carriers, such as our rural telephone companies, to the extent they are used to provide, originate or terminate interstate or international communications. State regulatory commissions, such as the ICC in Illinois and the PUCT in Texas, generally exercise jurisdiction over these facilities and services to the extent they are used to provide, originate or terminate intrastate communications. In particular, state regulatory agencies have substantial oversight over interconnection and network access by competitors of our rural telephone companies. In addition, municipalities and other local government agencies regulate the public rights-of-way necessary to install and operate networks.
      The FCC has the authority to condition, modify, cancel, terminate or revoke our operating authority for failure to comply with applicable federal laws or rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for any of these violations. In addition, the states have the authority to sanction our rural telephone companies or to revoke our certifications if we violate relevant laws or regulations.
Federal Regulation
      Our rural telephone companies must comply with the Communications Act of 1934, as amended, or the Communications Act, which requires, among other things, that telecommunications carriers offer services at just and reasonable rates and on non-discriminatory terms and conditions. The amendments to the Communications Act enacted in 1996 and contained in the Telecommunications Act dramatically changed, and are expected to continue to change, the landscape of the telecommunications industry.

Removal of Entry Barriers
      The central aim of the Telecommunications Act is to open local telecommunications markets to competition while enhancing universal service. Prior to the enactment of the Telecommunications Act, many states limited the services that could be offered by a company competing with an incumbent telephone company. The Telecommunications Act preempts these state and local laws.
      The Telecommunications Act imposes a number of interconnection and other requirements on all local communications providers. All telecommunications carriers have a duty to interconnect directly or indirectly with the facilities and equipment of other telecommunications carriers. Local exchange carriers, including our rural telephone companies, are required to:

•	allow others to resell their services;

•	where feasible, provide number portability;

•	ensure dialing parity, whereby consumers can choose their local or long distance telephone company over which their calls will automatically route without having to dial additional digits;

•	ensure that competitors’ customers receive nondiscriminatory access to telephone numbers, operator service, directory assistance and directory listing;

•	afford competitors access to telephone poles, ducts, conduits and rights-of-way; and

•	establish reciprocal compensation arrangements for the transport and termination of telecommunications traffic.
Furthermore, the Telecommunications Act imposes on incumbent telephone companies, other than rural telephone companies that maintain their so-called “rural exemption”, additional obligations, by requiring them to:

•	negotiate any interconnection agreements in good faith;

•	interconnect their facilities and equipment with any requesting telecommunications carrier, at any technically feasible point, at nondiscriminatory rates and on nondiscriminatory terms and conditions;

•	provide nondiscriminatory access to unbundled network elements, commonly known as UNEs, such as local loops and transport facilities, at any technically feasible point, at nondiscriminatory rates and on nondiscriminatory terms and conditions;

•	offer their retail services for resale at discounted wholesale rates;

•	provide reasonable notice of changes in the information necessary for transmission and routing of services over the incumbent telephone company’s facilities or in the information necessary for interoperability; and

•	provide, at rates, terms and conditions that are just, reasonable and nondiscriminatory, for the physical co-location of equipment necessary for interconnection or access to UNEs at the premises of the incumbent telephone company.
      The unbundling requirements, while not applicable to our rural telephone companies as long as they maintain their rural exemption, have been some of the most controversial requirements of the Telecommunications Act. The FCC has generally required incumbent telephone companies to lease a wide range of unbundled network elements to competitive telephone companies to enable delivery of services to the competitor’s customers, either in combination with the competitive telephone company’s network or as a recombined service offering on an UNEP. These unbundling requirements, and the duty to offer UNEs to competitors, imposed substantial costs on, and resulted in customer attrition for, the incumbent telephone companies that had to comply with these requirements. A decision by the U.S. Court of Appeals for the D.C. Circuit vacated several components of the latest FCC ruling concerning incumbent telephone companies’ obligations to offer UNEs and UNEPs to competitors, effective June 30, 2004. In response to this court ruling the FCC issued revised rules on February 4, 2005 that reinstated some unbundling requirements for incumbent telephone companies that are not protected by the rural exemption but eliminated certain other unbundling requirements. Those new rules are subject to further court proceedings.

Rural Exemption
      Each of the subsidiaries through which we operate our local telephone businesses is an incumbent telephone company, but is also classified as a rural telephone company under the Telecommunications Act. The Telecommunications Act exempts rural telephone companies from certain of the more burdensome interconnection requirements such as unbundling of network elements, information sharing and co-location.
      As to each of our rural telephone companies, the ICC or PUCT can remove the applicable rural exemption if the rural telephone company receives a bona fide request for full interconnection and the state commission determines that the request is technically feasible, not unduly economically burdensome and consistent with universal service requirements. Neither the ICC nor the PUCT has yet terminated, or proposed to terminate, the rural exemption for any of our rural telephone companies. However, our Illinois rural telephone company has received a request that we provide interconnection services that are not required of an incumbent telephone company holding a rural exemption, which could result in a request to the ICC to terminate our Illinois rural telephone companies exemption. If the ICC or PUCT rescinds the applicable rural exemption in whole, or in part, for any of our rural telephone companies or if the applicable state commission does not allow us adequate compensation for the costs of providing the interconnection or UNEs, our administrative and regulatory costs could significantly increase and we could suffer a significant loss of customers to existing or new competitors.

Access Charges
      A significant portion of our rural telephone companies’ revenues come from network access charges paid by long distance and other carriers for originating or terminating calls within our rural telephone companies’ service areas. The amount of network access charge revenues our rural telephone companies receive is based on rates set by federal and state regulatory commissions, and these rates are subject to change at any time. The FCC regulates the prices our rural telephone companies may charge for the use of our local telephone facilities in originating or terminating interstate and international transmissions. The FCC has structured these prices as a combination of flat monthly charges paid by the end-users and usage sensitive charges or flat monthly rate charges paid by long distance or other carriers. Intrastate network access charges are regulated by state commissions, which in our case are the ICC and the PUCT. Our Illinois rural telephone company’s intrastate network access charges currently mirror interstate network access charges for all but one element, local switching. In contrast, in accordance with the regulatory regime in Texas, our Texas rural telephone companies may charge significantly higher intrastate network access charges than interstate network access charges.
      The FCC regulates levels of interstate network access charges by imposing either price caps or rate of return regulation. Price caps are mandatory for the RBOCs and elective for all other incumbent telephone companies. Price caps, introduced in 1992, are adjusted based on various formulae, such as inflation and productivity, and otherwise through regulatory proceedings. In 2000, the FCC approved the CALLS plan, which eliminated annual rate reductions once an average rate was met. Small incumbent telephone companies may elect to base network access charges on price caps or CALLS, but are not required to do so. Our Illinois rural telephone company and Texas rural telephone companies elected not to apply federal price caps or CALLS. Instead, our rural telephone companies employ rate-of-return regulation for their network interstate access charges, whereby they earn a fixed return on their investment over and above operating costs. The FCC determines the profits our rural telephone companies can earn by setting the rate-of-return on their allowable investment base, which is currently 11.25%.
      Traditionally, regulators have allowed network access rates to be set higher in rural areas than the actual cost of terminating or originating long distance calls as an implicit means of subsidizing the high cost of providing local service in rural areas. Following a series of federal circuit court decisions in 2001 ruling that subsidies must be explicit rather than implicit, the FCC began to consider various reforms to the existing rate structure for interstate network access rates as proposed by the Multi Association Group, and the Rural Task Force, each of which is a consortium of various telecommunications industry groups. We believe that the states will likely mirror any FCC reforms in establishing intrastate network access charges.
      In 2001, the FCC adopted an order implementing the beginning phases of the plan of the Multi Association Group to reform the network access charge system for rural carriers. The FCC reforms reduced network access charges and shifted a portion of cost recovery, which historically was based on minutes of use and was imposed on long distance carriers, to flat-rate, monthly subscriber line charges imposed on end-user customers. While the FCC has simultaneously increased explicit subsidies through the universal service fund to rural telephone companies, the aggregate amount of interstate network access charges paid by long distance carriers to access providers, such as our rural telephone companies, has decreased and may continue to decrease. In addition, the FCC initiated a rulemaking proceeding to investigate the Multi Association Group’s proposed incentive regulation plan for small incumbent telephone companies and other means of allowing rate-of-return carriers to increase their efficiency and competitiveness.

      The FCC’s 2001 access reform order had a negative impact on the intrastate network access revenues of our Illinois rural telephone company. Our Illinois rural telephone company’s intrastate network access rates mirror interstate network access rates. Illinois, however, unlike the federal system, does not provide an explicit subsidy in the form of a universal service fund. Therefore, while subsidies from the federal universal service fund offset Illinois Telephone Operations’ decrease in revenues resulting from the reduction in interstate network access rates, there was not a corresponding offset for the decrease in revenues from the reduction in intrastate network access rates. In Texas, because the intrastate network access rate regime applicable to our Texas rural telephone companies does not mirror the FCC regime, the impact of the reforms was revenue neutral. The ICC and the PUCT are continuing to investigate possible changes to the structure for intrastate access charges in their respective states.
      VOIP service is increasingly being embraced by many industry participants, including AT&T, SBC and Time Warner. On March 10, 2004, the FCC issued a Notice of Proposed Rulemaking with respect to issues relating to services and applications of IP-enabled services. Among other things, the FCC is considering whether VOIP services are regulated telecommunications services or unregulated information services. We cannot predict the outcome of the FCC’s rulemaking or the impact on the revenues of our rural telephone companies. The proliferation of VOIP, particularly to the extent such communications do not utilize our rural telephone companies’ networks, may result in an erosion of our customer base and loss of access fees and other funding.
      In recent years, long distance carriers, such as AT&T, MCI and Sprint, have become more aggressive in disputing interstate access charge rates set by the FCC and the applicability of access charges to their telecommunications traffic. We believe that these disputes have increased in part due to advances in technology which have rendered the identity and jurisdiction of traffic more difficult to ascertain and which have afforded carriers an increased opportunity to assert regulatory distinctions and claims to lower access costs for their traffic. For example, in October 2002, AT&T filed a petition with the FCC challenging its current and prospective obligation to pay access charges to local exchange carriers for the use of their networks. In September 2003, Vonage Holdings Corporation filed a petition with the FCC to preempt an order of the Minnesota Public Utilities Commission which had issued an order requiring Vonage to comply with the Minnesota Commission’s order. The FCC determined that Vonage’s VOIP service was such that it was impossible to divide it into interstate and intrastate components without negating federal rules and policies. Accordingly, the FCC found it was an interstate service not subject to traditional state telephone regulation. While the FCC Order did not specifically address the issue of the application of intrastate access charges to Vonage’s VOIP service, the fact that the service was found to be solely interstate raises that concern. Although the FCC rejected AT&T’s petition, we cannot predict what other actions that other long distance carriers may take before the FCC or with their local exchange carriers, including our rural telephone companies, to challenge the applicability of access charges. To date, no long distance or other carrier has made a claim to us contesting the applicability of network access charges billed by our rural telephone companies. We cannot assure you, however, that long distance or other carriers will not make such claims to us in the future nor, if such a claim is made, can we predict the magnitude of the claim. As a result of the increasing deployment of VOIP services and other technological changes, we believe that these types of disputes and claims will likely increase.

Promotion of Universal Service
      In general, telecommunications service in rural areas is more costly to provide than service in urban areas because there is a lower customer density and higher capital requirements compared to urban areas. The low customer density in rural areas means that switching and other facilities serve fewer customers and loops are typically longer requiring greater capital expenditure per customer to build and maintain. By supporting the high cost of operations in our rural markets, the federal universal service fund subsidies our rural telephone companies receive are intended to promote widely available, quality telephone service at affordable prices in rural areas. In 2004 and for the three months ended March 31, 2005, CCI Illinois received $10.6 million and $4.2 million, respectively, from the federal universal service fund and CCI

Texas received an aggregate of $40.9 million and $9.5 million, respectively, from the federal universal service fund and the Texas universal service fund.
      The administration of collections and distributions of federal universal service fund payments is performed by the National Exchange Carrier Association, or NECA, which was formed by the FCC in 1983 to perform telephone industry tariff filings and revenue distributions following the breakup of AT&T. The board of directors of NECA is comprised of representatives from the RBOCs, large and small incumbent telephone companies and other industry participants. NECA also performs various other functions including filing access charge tariffs with the FCC, collecting and validating cost and revenues data, assisting with compliance with FCC rules and processing FCC regulatory fees.
      NECA distributes federal universal service fund subsidies only to carriers that are designated as eligible telecommunications carriers, or ETCs, by a state commission. Each of our rural telephone companies has been designated as an ETC by the applicable state commission. Under the Telecommunications Act, however, competitors can obtain the same level of federal universal service fund subsidies as we do, per line served, if the ICC or PUCT, as applicable, determines that granting such federal universal service fund subsidies to competitors would be in the public interest and the competitors offer and advertise certain telephone services as required by the Telecommunications Act and the FCC. One such application for ETC designation by a potential competitor in Illinois was recently dismissed by the ICC due to the applicant’s lack of appropriate ICC certifications and at least two other such applications are presently pending before the ICC. We are not aware of any having been filed in our Texas service areas. Under current rules, the subsidies received by our rural telephone companies are not affected by any such payments to competitors.
      With some limitations, incumbent telephone companies receive federal universal service fund subsidies pursuant to existing mechanisms for determining the amounts of such payments on a cost per loop basis. The FCC has adopted, with modifications, the proposed framework of the Rural Task Force for rural, high-cost universal service fund subsidies. The FCC order modifies the existing universal service fund mechanism for rural telephone companies and adopts an interim embedded, or historical, cost mechanism for a five-year period that provides predictable levels of support to rural carriers. The FCC intends to develop a long-term plan based on forward-looking costs when the five-year period expires in 2006.
      During the last two years, the FCC has made modifications to the universal service support system that changed the sources of support and the method for determining the level of support. These changes, which, among other things, removed the implicit support from network access charges and made it explicit support, have been, generally, revenue neutral to our rural telephone companies’ operations. It is unclear whether the changes in methodology will continue to accurately reflect the costs incurred by our rural telephone companies and whether it will provide for the same amount of universal service support that our rural telephone companies have received in the past. In addition, several parties have raised objections to the size of the federal universal service fund and the types of services eligible for support. A number of issues regarding the source and amount of contributions to, and eligibility for payments from, the federal universal service fund need to be resolved in the near future. The FCC recently has adopted new rules making it more difficult for competitors to qualify for federal universal service subsidies.
      In December 2004, Congress suspended the application of a law called the Urgent Deficiency Act to the FCC’s universal service fund until December 31, 2005. The Urgent Deficiency Act prohibits government agencies from making financial commitments in excess of their funds on hand. Currently, the universal service fund administrator makes commitments to fund recipients in advance of collecting the contributions from carriers that will pay for these commitments. The FCC has not determined whether the Urgent Deficiency Act would apply to payments to our rural telephone companies. Congress is now considering whether to extend the current temporary legislation that exempts the universal service fund from the Urgent Deficiency Act. If it does not grant this extension, however, the universal service subsidy payments to our rural telephone companies may be delayed or reduced in the future.
      We cannot predict the outcome of any FCC rulemaking or similar proceedings. The outcome of any of these proceedings or other legislative or regulatory changes could affect the amount of universal service support received by our rural telephone companies.

Rural Telephone Company Services Regulation
      The FCC treats our rural telephone companies’ DSL services as interstate network access services, and therefore regulates the rates, terms and conditions for these services. This regulation requires us to give advance notice of proposed rate changes and new service offerings, and allows the FCC to suspend and investigate proposed changes, thereby limiting our flexibility to respond to offerings by providers of competing services such as cable broadband. The FCC is currently considering two proposals that may increase our competitive flexibility. Under one proposal, DSL services would be classified as information services, not telecommunications, and thereby would become exempt from all FCC price regulation. Under the second proposal, DSL would continue to be regulated as a telecommunications service, but the FCC would forbear from enforcing some or all of its regulatory requirements on this service. We cannot predict when, or if, the FCC will act, or whether it will eventually adopt either of these proposals.
      The FCC requires incumbent telephone companies providing interstate long distance services originating from their local exchange service territories to operate in accordance with “separate affiliate” rules. These rules require that our subsidiaries providing long distance service do the following:

•	maintain separate books of account;

•	not own transmission or switching facilities jointly with our rural telephone companies; and

•	acquire any services from our rural telephone companies at tariffed rates, term and conditions.
      The FCC has initiated a rulemaking proceeding to examine whether there is a continuing need for these requirements. We cannot predict, however, the outcome of that proceeding.
      In addition, generally, the FCC must approve in advance most transfers of control, and assignments of operating authorizations by, FCC-regulated entities. Therefore, if, in the future, we seek to acquire a company holding an FCC authorization, in most instances we will be required to seek approval from the FCC prior to completing the acquisition. Similarly, we would need to obtain FCC approval to dispose of our rural telephone company properties, or for our existing equity investors to transfer control of our rural telephone companies to third parties.
      States may also require prior approvals or notifications for certain acquisitions and transfers or dispositions of assets, customers, or ownership of regulated entities, issuance of debt and equity, and in certain instances, transactions between an incumbent telephone company and its affiliates.
State Regulation of CCI Illinois
      Illinois requires providers of telecommunications services to obtain authority from the ICC prior to offering common carrier services. Our Illinois rural telephone company is certified to provide local telephone services. In addition, Illinois Telephone Operations’ long distance, operator services and payphone services subsidiaries hold the necessary certifications in Illinois and the other states in which they operate. In Illinois, our long distance, operator services and payphone services subsidiaries are required to file tariffs with the ICC but generally can change the prices, terms and conditions stated in their tariffs on one day’s notice, with prior notice of price increases to affected customers. Our Illinois Telephone Operations other services are not subject to any significant state regulations in Illinois. Our Other Operations are not subject to any significant state regulation outside of any specific contractually imposed obligations.
      Our Illinois rural telephone company operates as a distinct company from an Illinois regulatory standpoint and is regulated under a rate of return system for intrastate revenues. Although the FCC has preempted certain state regulations pursuant to the Telecommunications Act, as explained above, the ICC retains the authority to impose requirements on our Illinois rural telephone company to preserve universal service, protect public safety and welfare, ensure quality of service and protect consumers. Our Illinois rural telephone company must file tariffs setting forth the terms, conditions and prices for its intrastate services and these tariffs may be challenged by third parties. Our Illinois rural telephone company has not had a general rate proceeding before the ICC since 1983, at which time the ICC set our intrastate rates based on a rate of return on common equity of 15.0%. The ICC also reviewed our Illinois rural telephone company’s intrastate rates in a proceeding in 1989 at which time the ICC Staff indicated that a reasonable rate of return on common equity would be 13.3% and the ICC did not find a need to revise the intrastate rates.
      The ICC has broad authority to impose service quality and service offering requirements on our Illinois rural telephone company, including credit and collection policies and practices, and to require our Illinois rural telephone company to take other actions in order to insure that it meets its statutory obligation to provide reliable local exchange service. In particular, we were required to obtain the approval of the ICC to effect the reorganization. As part of the ICC’s review of the reorganization, the ICC imposed various conditions as a part of its approval of the reorganization, including (1) prohibitions on payment of dividends or other cash transfers from ICTC to us for a reporting year if the ICTC fails to meet or exceed agreed benchmarks for a majority of seven service quality metrics for the prior reporting year and (2) the requirement that our Illinois rural telephone company have access to the higher of $5.0 million or its currently approved capital expenditure budget for each calendar year through a combination of available cash and amounts available under credit facilities. For the first year following the offering, we expect to satisfy each of the applicable Illinois regulatory requirements necessary to permit ICTC to pay dividends to us.
      Any requirements or restrictions of this type could limit the amount of cash that is available to be transferred from our Illinois rural telephone company to CCI Holdings and could adversely impact our ability to meet our debt service requirements and repayment obligations and to pay dividends on our common stock.
      The Illinois General Assembly has made major revisions and added significant new provisions to the portions of the Illinois Public Utilities Act governing the regulation and obligations of telecommunications carriers on at least three occasions since 1985. However, the Illinois General Assembly concluded its session in May 2005 and made no changes to the current state telecommunications law except to extend the sunset date from July 1, 2005 to July 1, 2007. The governor is expected to sign this extension into law prior to July 1, 2005.

Local Government Authorizations
      In Illinois, we historically have been required to obtain franchises from each incorporated municipality in which our Illinois rural telephone company operates. Effective January 1, 2003, an Illinois state statute prescribes the fees that a municipality may impose on our Illinois rural telephone company for the privilege of originating and terminating messages and placing facilities within the municipality. Illinois Telephone Operations may also be required to obtain from municipal authorities permits for street opening and construction, or operating franchises to install and expand fiber optic facilities in specified rural areas and from county authorities in unincorporated areas. These permits or other licenses or agreements typically require the payment of fees.
State Regulation of CCI Texas
      Texas requires providers of telecommunications services to obtain authority from the PUCT prior to offering common carrier services. Our Texas rural telephone companies are each certified to provide local telephone services in their respective territories. In addition, CCI Texas’ long distance and transport subsidiaries are registered with the PUCT as interexchange carriers. The transport subsidiary also has obtained from the PUCT a service provider certificate of operating authority to better assist the transport subsidiary with its operations in municipal areas. While our Texas rural telephone company services are extensively regulated by the PUCT, CCI Texas’ other services, such as long distance and transport services, are not subject to any significant state regulation.
      Our Texas rural telephone companies operate as distinct companies from a Texas regulatory standpoint. Each Texas rural telephone company is separately regulated by the PUCT in order to preserve universal service, protect public safety and welfare, ensure quality of service and protect consumers. Each

Texas rural telephone company also must file and maintain tariffs setting forth the terms, conditions and prices for its intrastate services.
      Currently, both Texas rural telephone companies have immunity from adjustments to their rates, including their intrastate network access rates, due to their election of incentive regulation under the Texas Public Utilities Regulatory Act, or PURA. In order to qualify for this incentive regulation, our rural telephone companies agreed to fulfill certain infrastructure requirements and, in exchange, they are not subject to challenge by the PUCT regarding their rates, overall revenues, return on invested capital or net income.
      There are two different forms of incentive regulation designated by PURA: Chapter 58 and Chapter 59. Generally under either election, the rates, including network access rates, an incumbent telephone company may charge in connection with basic local services cannot be increased from the amount(s) on the date of election without PUCT approval. Even with PUCT approval, increases can only occur in very specific situations. Pricing flexibility under Chapter 59 is extremely limited. In contrast, Chapter 58 allows greater pricing flexibility on non-basic network services, customer specific contracts and new services.
      Initially, both Texas rural telephone companies elected incentive regulation under Chapter 59 and fulfilled the applicable infrastructure requirements to maintain their election status. Consolidated Communications of Texas Company made its election on August 17, 1997. Consolidated Communications of Fort Bend Company made its election on May 12, 2000. On March 25, 2003, both Texas rural telephone companies changed their election status from Chapter 59 to Chapter 58. The rate freezes for basic services with respect to the current Chapter 58 elections are due to expire on March 24, 2007.
      In connection with the 2003 election by each of our Texas rural telephone companies to be governed under an incentive regulation regime, our Texas rural telephone companies were obligated to fulfill certain infrastructure requirements. While our Texas rural telephone companies have met the current infrastructure requirements, the PUCT could impose additional or other restrictions of this type in the future. Any requirements or restrictions of this type could limit the amount of cash that is available to be transferred from our rural telephone companies to Texas Holdings and could adversely impact our ability to meet our debt service requirements and repayment obligations.
      Telecommunications regulation in Texas may undergo extensive changes in the future. The Texas Legislature has made major revisions to PURA on numerous occasions since its adoption in 1975. Various changes were proposed but not adopted in the most recent legislative session and can be expected to be revisited in future legislative sessions. We cannot predict the nature or extent of the legislative changes that may result or the impact these changes may have on CCI Texas, its incumbent telephone companies or our other subsidiaries operating in Texas.

Texas Universal Service
      The Texas universal service fund was established within PURA and is administered by NECA. The law directs the PUCT to adopt and enforce rules requiring local exchange carriers to contribute to a state universal service fund which assists telecommunications providers in providing basic local telecommunications service at reasonable rates in high cost rural areas. The Texas universal service fund is also used to reimburse telecommunications providers for revenues lost by providing Tel-Assistance and to reimburse carriers for providing lifeline service. The Texas universal service fund is funded by a statewide charge payable by specified telecommunications providers at rates determined by the PUCT. Our Texas rural telephone companies qualify for disbursements from this fund pursuant to criteria established by the PUCT. In 2003, CCI Texas received Texas universal service fund subsidies of $20.0 million, or 10.3% of CCI Texas’ revenues.

Local Government Authorizations
      In Texas, incumbent telephone companies have historically been required to obtain franchises from each incorporated municipality in which our Texas rural telephone companies operate. In 1999, Texas enacted legislation generally eliminating the need for incumbent telephone companies to obtain franchises or other licenses to use municipal rights-of-way for delivering services. Payments to municipalities for rights-of-way are administered through the PUCT and through a reporting process by each incumbent telephone company and other similar telecommunications provider. Incumbent telephone companies still need to obtain permits from municipal authorities for street opening and construction, but most burdens of obtaining municipal authorizations for access to rights-of-way have been streamlined or removed.
      Our Texas rural telephone companies still operate pursuant to the terms of municipal franchise agreements in some territories served by Consolidated Communications of Fort Bend Company. As the franchises expire, they are not being renewed.
Potential Internet Regulatory Obligations
      Our Internet access offerings may become subject to newly adopted laws and regulations. Currently, there exists only a small body of law and regulation applicable to access to, or commerce on, the Internet. As the significance of the Internet expands, federal, state and local governments may adopt new rules and regulations or apply existing laws and regulations to the Internet. The FCC is currently reviewing the appropriate regulatory framework governing high speed access to the Internet through telephone and cable providers’ communications networks. We cannot predict the outcome of these proceedings, and they may affect our regulatory obligations and the form of competition for these services.

MANAGEMENT
      The following table sets forth the persons who will be the directors and executive officers of CCI Holdings as of the date of the completion of the offering and their ages as of May 31, 2005. Executive officers are appointed by and serve at the pleasure of our board of directors. A brief biography of each person who is currently or will serve as a director or executive officer upon consummation of this offering follows.

Name	Age	Position

Richard A. Lumpkin	70	Chairman of the board and director
Robert J. Currey	59	President, Chief Executive Officer and director
Steven L. Childers	49	Chief Financial Officer
Joseph R. Dively	45	Senior Vice President of CCI Holdings and President of Illinois Telephone Operations
Steven J. Shirar	46	Senior Vice President of CCI Holdings and President of Enterprise Operations
C. Robert Udell, Jr.	39	Senior Vice President of CCI Holdings and President of Texas Telephone Operations
Christopher A. Young	49	Chief Information Officer
Steven L. Grissom	52	Treasurer and Secretary
Kevin J. Maroni	42	Director
Mark A. Pelson	43	Director
Jack W. Blumenstein	61	Director Nominee
Roger H. Moore	63	Director Nominee
Maribeth S. Rahe	56	Director Nominee
      Richard A. Lumpkin is the Chairman of the board and a director of CCI Holdings. Mr. Lumpkin has served in these positions with CCI Holdings and its predecessors since 2002. From 1997 to 2002, Mr. Lumpkin served as Vice Chairman of McLeodUSA, which acquired the predecessor of CCI in 1997. From 1963 to 1997, Mr. Lumpkin served in various positions at the predecessor of CCI and ICTC, including Chairman, Chief Executive Officer, President and Treasurer. Mr. Lumpkin is currently a director of Ameren Corp., a public utility holding company, First Mid-Illinois Bancshares, Inc., or First Mid-Illinois, a financial services holding company, and Agracel, Inc., a real estate investment company, and serves on the advisory board of Eastern Illinois University and as a director of The Lumpkin Family Foundation. Mr. Lumpkin is also a former director, former President and former Treasurer of the United States Telecom Association and a former president of the Illinois Telecommunications Association. Mr. Lumpkin has also served on the University Council Committee on Information Technology for Yale University.
      Robert J. Currey serves as the President, Chief Executive Officer and a director of CCI Holdings. Mr. Currey has served as a director of CCI Holdings and its predecessors since 2002 and as President and Chief Executive Officer of CCI since 2002. From 2000 to 2002, Mr. Currey served as Vice Chairman of RCN Corporation, a competitive telephone company providing telephony, cable and Internet services in high-density markets nationwide. From 1998 to 2000, Mr. Currey served as President and Chief Executive Officer of 21st Century Telecom Group. From 1997 to 1998, Mr. Currey served as Director and Group President of Telecommunications Services of McLeodUSA, which acquired the predecessor of CCI in 1997. Mr. Currey joined the predecessor of CCI in 1990 and served as President through its acquisition in 1997. Mr. Currey is also a director of Management Network Group, Inc., Telution Inc, the United States Telecom Association and the Illinois Business RoundTable.
      Steven L. Childers serves as Chief Financial Officer of CCI Holdings. Mr. Childers has served in this position for CCI since April 2004. From April 2003 to April 2004, Mr. Childers served as Vice President of Finance of CCI. From January 2003 to April 2003, Mr. Childers served as the Director of Corporate Development of CCI. From 1997 to 2002, Mr. Childers served in various capacities at McLeodUSA, including as Vice President of Customer Service and, most recently, as a member of its Business Process

Teams, leading an effort to implement new revenue assurance processes and controls. Mr. Childers joined the predecessor of CCI in 1986 and served in various capacities through its acquisition in 1997, including as President of its then existing Market Response division and in various finance and executive roles. Mr. Childers is a member of the board of directors and serves as Treasurer of the Eastern Illinois University Foundation.
      Joseph R. Dively serves as Senior Vice President of CCI Holdings and President of Illinois Telephone Operations. Mr. Dively has served in this position for CCI since 2002. From 1999 to 2002, Mr. Dively served as Vice President and General Manager of ICTC. In 2001, Mr. Dively also assumed responsibility for the then existing non-regulated subsidiaries of the predecessor of CCI, including Operator Services, Public Services, and Market Response. From 1997 to 1999, Mr. Dively served as Senior Vice President of Sales of McLeodUSA. Mr. Dively joined the predecessor of CCI in 1991 and served in various capacities through its acquisition in 1997, including Vice President and General Manager of Consolidated Market Response and Vice President of Sales and Marketing of Consolidated Communications. Mr. Dively is currently a director of First Mid-Illinois. Mr. Dively currently serves on the boards of the Sarah Bush Lincoln Health System, the Illinois State Chamber of Commerce and chairs the EIU Business School Advisory Board. He is also past president of the Charleston Area Chamber of Commerce.
      Steven J. Shirar serves as Senior Vice President and President of Enterprise Operations of CCI Holdings. Mr. Shirar has served in this position for CCI since 2003. From 1997 to 2002, Mr. Shirar served in various capacities at McLeodUSA, progressing from Chief Marketing Officer to Chief Sales and Marketing Officer. From 1996 to 1997, Mr. Shirar served as President of the predecessor of CCI’s then existing software development subsidiary, Consolidated Communications Systems and Services, Inc.
      C. Robert Udell, Jr. serves as Senior Vice President of CCI Holdings and President of Texas Telephone Operations. From 1999 to 2004, Mr. Udell served in various capacities at the predecessor of CCI Texas, including Executive Vice President and Chief Operating Officer. He is also Chairman of East Texas Fiber Line Incorporated. Prior to joining the predecessor of CCI Texas in March 1999, Mr. Udell was employed by the predecessor of CCI from 1993 to 1999 in a variety of senior roles including Senior Vice President, Network Operations, and Engineering.
      Christopher A. Young serves as Chief Information Officer of CCI Holdings. Mr. Young has served in this position for CCI since 2003. From 2000 to 2003, Mr. Young served as Chief Information Officer of NewSouth Communications, Inc., a broadband communications provider. From 1998 to 2000, Mr. Young served as Chief Information Officer for 21st Century Telecom Group.
      Steven L. Grissom serves as Treasurer and Secretary of CCI Holdings. Mr. Grissom has served in this position for CCI since 2002. Since 1997, Mr. Grissom has also served as the administrative officer of SKL Investment Group, LLC, or SKL Investment Group, an investment holding company. Since 1989, Mr. Grissom has served as Treasurer of ICTC. Mr. Grissom is currently a director of First Mid-Illinois. Mr. Grissom is also a director of Agracel, Coles Together, Mattoon Area Industrial Development Corporation and The Lumpkin Family Foundation.
      Jack W. Blumenstein will be appointed a director of CCI Holdings upon consummation of this offering. Mr. Blumenstein is Chairman and Chief Executive Officer of AirCell, Inc., a provider of airborne cellular and satellite telecommunications systems and services. He has been the co-President of Blumenstein/ Thorne Information Partners, LLC since October 1996, and is a co-founder of that private equity investment firm. Blumenstein/ Thorne focuses on capital transactions in the telecommunications and information industry. From October 1992 to September 1996, Mr. Blumenstein held various positions with The Chicago Corporation (now ABN AMRO, Inc.), serving most recently as Executive Vice President, Debt Capital Markets Group and a member of the Board of Directors. Mr. Blumenstein was President and Chief Executive Officer of Ardis, a joint venture of Motorola and IBM, and has held various senior management positions in product development and sales and marketing for Rolm Corporation and IBM. Mr. Blumenstein also presently serves on the boards of eCollege, AirCell, Inc., and ShopperTrak, Inc.

      Roger H. Moore will be appointed a director of CCI Holdings upon consummation of this offering. Mr. Moore was President and Chief Executive Officer of Illuminet Holdings, Inc., a provider of network, database and billing services to the communications industry, since October 1998, a member of its board of directors since July 1998, and was its President and Chief Executive Officer from January 1996 to August 1998. In December of 2001, Illuminet was acquired by VeriSign, Inc. and Mr. Moore retired at that time. From September 1998 to October 1998, he served as President, Chief Executive Officer and a member of the board of directors of VINA Technologies, Inc., a telecommunications equipment company. Mr. Moore also presently serves as a director of Tut Systems, Inc., VeriSign, Inc., and Western Digital Corporation.
      Maribeth S. Rahe will be appointed a director of CCI Holdings upon consummation of this offering. Ms. Rahe has served as President and Chief Executive Officer of Fort Washington Investment Advisors, Inc., since November 2003. From January 2001 to October 2002, Ms. Rahe was President and a member of the board of directors of U.S. Trust Company of New York, and from June 1997 to January 2001, was its Vice Chairman and a member of the board of directors.
      Kevin J. Maroni has been a director of CCI Holdings since 2002. Mr. Maroni is a General Partner of Spectrum Equity. Mr. Maroni has worked for Spectrum Equity since its inception in 1994. Mr. Maroni will resign as a director effective at the closing of this offering.
      Mark A. Pelson has been a director of CCI Holdings since 2002. Mr Pelson is a Managing Director of Providence Equity. Mr. Pelson has worked for Providence Equity since 1996. Mr. Pelson is also a director of Madison River Telephone Company, LLC. Mr. Pelson will resign as director effective on the closing of this offering.
      Each of Messrs. Lumpkin, Shirar, Dively, Childers, and Grissom were employed by McLeodUSA during 2002. In January 2002, in order to complete a recapitalization, McLeodUSA filed a prenegotiated plan of reorganization through a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the District of Delaware. In April 2002, McLeodUSA’s plan of reorganization became effective and McLeodUSA emerged from Chapter 11 protection. Messrs Lumpkin and Shirar resigned from McLeodUSA in April 2002 and June 2002, respectively. In addition, Mr. Currey was employed by RCN Corporation from 2000 to 2002. In May 2004, RCN Corporation filed a plan of reorganization through a Chapter 11 bankruptcy petition on a voluntary basis.
Composition of the Board After the Offering
      Our board of directors currently consists of four members, Messrs. Lumpkin, Currey, Maroni and Pelson. Upon closing of this offering, it will consist of five members, taking into account the resignation of Messrs. Maroni and Pelson and the election of three new members, Messrs. Blumenstein and Moore and Ms. Rahe. Each of the new directors will qualify as an “independent” director under applicable SEC and Nasdaq rules. These rules require that we have a majority of independent directors on our board of directors and that our compensation and corporate governance committees be comprised solely of independent directors no later than the first anniversary of our listing date.
      Pursuant to our amended and restated certificate of incorporation, our board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for a three-year term at the annual meeting of stockholders in the year in which their term expires. The classes will be comprised as follows:

•	Class I Directors. Mr. Lumpkin will be the Class I director, whose term will expire at the 2006 annual meeting of stockholders;

•	Class II Directors. Messrs. Moore and Blumenstein will be the Class II directors, whose terms will expire at the 2007 annual meeting of stockholders; and

•	Class III Directors. Mr. Currey and Ms. Rahe will be the Class III directors, whose terms will expire at the 2008 annual meeting of stockholders.

Any additional directorship resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.
Committees of the Board
      The standing committees of our board of directors will consist of an audit committee, a compensation committee and a corporate governance committee.
      Audit Committee. Upon completion of this offering, we will have an audit committee that will be comprised of Messrs. Blumenstein, Moore and Ms. Rahe, each of whom will qualify as an independent director under applicable SEC and Nasdaq rules.
      The principal duties and responsibilities of our audit committee will be to assist our board of directors in its oversight of:

•	the integrity of our financial statements and reporting process;

•	our compliance with legal and regulatory matters;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our registered public accounting firm.
      Our audit committee will also be responsible for:

•	conducting an annual performance evaluation of the audit committee;

•	compensating, retaining and overseeing the work of our registered public accounting firm;

•	establishing procedures for (a) receipt and treatment of complaints on accounting and other related matters and (b) submission of confidential employee concerns regarding questionable accounting or auditing matters; and

•	preparing reports to be included in our public filings with the SEC.
The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties. Our board of directors will adopt a written charter for the audit committee, which will be posted on our website.
      Compensation Committee. Upon completion of this offering, we will have a compensation committee that will be comprised of Messrs. Lumpkin, Blumenstein and Moore. Our board of directors has determined that each of Messrs. Blumenstein and Moore qualify as an independent director under applicable Nasdaq rules. The principal duties and responsibilities of the compensation committee will be as follows:

•	to review and approve goals and objectives relating to the compensation of our chief executive officer and, based upon a performance evaluation, to determine and approve the compensation of the chief executive officer;

•	to make recommendations to our board of directors on the compensation of other executive officers and on incentive compensation and equity-based plans; and

•	to prepare reports on executive compensation to be included in our public filings with the SEC.
      Corporate Governance Committee. Upon completion of this offering, we will have a corporate governance committee that will be comprised of Messrs. Lumpkin, Moore and Ms. Rahe. Our board of directors has determined that each of Mr. Moore and Ms. Rahe qualify as an independent director under applicable Nasdaq rules. The principal duties and responsibilities of the corporate governance committee will be as follows:

•	to identify individuals qualified for membership on our board of directors and to select, or recommend for selection, director nominees;

•	to develop and recommend to our board of directors a set of corporate governance principles; and

•	to oversee the evaluation of our board of directors and management.
Compensation of Executive Officers

Summary Compensation Table
      The following table lists information regarding the compensation of our Chairman, Chief Executive Officer and the four next most highly compensated executive officers, to whom we refer to, collectively, as the named executive officers. The compensation of each of these named executive officers exceeded $100,000 in each of the years indicated.

							Long-Term
	Annual Compensation						Compensation
							2003 Restricted
	Fiscal				Other Annual		Share Plan	All Other
Name(1)	Year	Salary		Bonus	Compensation		Awards(8)	Compensation(9)

Richard A. Lumpkin	2004	$1,528,205	(2)	—	$653,019	(3)	—	$5,538
Chairman of the Board and Director	2003	$816,205	(2)	—	$21,945	(4)	—	$2,077
Robert J. Currey	2004	$301,923		$400,000	$—		$0	$8,931
President, Chief Executive Officer and Director	2003	$263,846		$300,000	$13,847	(5)	$0	$3,077
Steven J. Shirar	2004	$193,846		$100,000	$8,123	(5)	$0	$5,873
Senior Vice President and President of Enterprise Operations	2003	$178,615		$90,000	$5,138	(5)	$0	$2,769
Joseph R. Dively	2004	$170,769		$115,000	$6,141	(5)	$0	$6,828
Senior Vice President and President of Illinois Telephone Operations	2003	$148,846		$70,000	$1,979	(5)	$0	$2,423
Christopher A. Young	2004	$166,923		$85,000	$3,568	(5)	$0	$6,791
Chief Information Officer	2003	$144,615		$74,000	$58,724	(6)	$0	$1,108
Steven L. Childers	2004	$157,692		$125,000	$834	(5)	$0	$6,250
Chief Financial Officer	2003	$106,692		$65,000	$86,978	(7)	$0	$1,246

(1)	Each of the named executive officers served in their positions throughout fiscal years 2003 and 2004, other than Mr. Young, who was hired on February 3, 2003.

(2)	Includes professional services fees of $1,378,205 and $666,667 in 2004 and 2003, respectively, paid to Mr. Lumpkin as one of our existing equity investors. See “Certain Relationships and Related Party Transactions — Professional Services Fee Agreements”. Pursuant to a side letter agreement with some of the other investors in Central Illinois Telephone, including affiliates of Mr. Lumpkin and members of his family, whereby Mr. Lumpkin shares a portion of this professional services fee, Mr. Lumpkin retained only $967,547 and $492,468 of the professional services fee in 2004 and 2003, respectively. In addition, the remaining $150,000 and $149,538 in the table above represents amounts paid to Mr. Lumpkin for his services to us in 2004 and 2003, respectively.

(3)	Includes a lump sum payment of $649,617 by ICTC to Mr. Lumpkin to terminate the Supplemental Executive Retirement Plan for Mr. Lumpkin. See “— Employment and Other Arrangements —

Supplemental Executive Retirement Plan”. The amount in the table above also includes $3,402 for the reimbursement of taxes.

(4)	Includes $21,050 we paid to purchase Mr. Lumpkin’s personal automobile, $542 attributable to Mr. Lumpkin’s personal use of the automobile in 2003 and $353 for the reimbursement of taxes.

(5)	All amounts represent reimbursement of taxes.

(6)	Includes a relocation allowance of $58,724. Of the relocation allowance, $24,315 represents reimbursement of taxes.

(7)	Includes a relocation allowance of $86,978. Of the relocation allowance $25,781 represents reimbursement of taxes.

(8)	The board of managers of Homebase ascribed no value to the restricted shares on the date awarded. The value of the restricted shares of our common stock, after giving effect to the reorganization, held by each of the named executive officers as of December 31, 2004 would be as follows:

	Restricted	Value as of
Named Officer	Shares Held	December 31, 2004

Robert J. Currey	299,466	$0
Steven J. Shirar	99,822	$0
Joseph R. Dively	99,822	$0
Steven L. Childers	99,822	$0
Christopher A. Young	62,389	$0

25.0% of these shares vested on December 31, 2004 and 25% will vest on the day prior to the completion of this offering. The remaining 50% will vest in three equal installments on December 31, 2005, 2006 and 2007. Holders of our restricted common stock are entitled to receive dividends and other distributions if and when declared by the board of directors.

(9)	Amounts listed consist of CCI’s matching contributions to its 401(k) plan. We also provide the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and excluded from this column pursuant to SEC rules.
Director Compensation
      Following this offering, directors who are not our employees or who are not otherwise affiliated with us or our existing equity investors will receive compensation that is commensurate with arrangements offered to directors of companies that are similar to us. Compensation arrangements for independent directors established by our board may be in the form of cash payments and/or option grants.
Long Term Incentive Plan
      2005 Long Term Incentive Plan. We will adopt our 2005 long term incentive plan effective upon the completion of this offering. The plan provides for grants of stock options, stock grants and stock unit grants, stock appreciation rights and the adoption of one or more cash incentive programs. Our outside directors and certain employees will be eligible for grants under the plan. The purpose of the plan is to provide these individuals with incentives to maximize stockholder return, otherwise contribute to our success and enable us to attract, retain and reward the best available individuals for positions of responsibility.
      We expect that a total of 750,000 shares of our common stock will be authorized for issuance under the plan, subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of common stock. Our compensation committee will administer the plan and determine if and when awards should be granted. Our board also has the authority to administer the plan. The terms and conditions of each award made under the plan, including any vesting or forfeiture conditions, will be set forth in the certificate evidencing the grant.

      Stock Options. Under the plan, the compensation committee may award grants of incentive stock options and other non-qualified stock options. The compensation committee may not, however, award to any one individual in any calendar year options to purchase more than 300,000 shares of our common stock. No more than 750,000 shares of our common stock may be issued in connection with the exercise of incentive stock options. The compensation committee will determine the exercise price and term of any option in its discretion; however, the exercise price may not be less than 100% of the fair market value of a share of common stock on the date of grant.
      Stock Grants and Stock Unit Grants. Under the plan, the compensation committee may award stock grants and stock unit grants subject to conditions and restrictions, if any, on the issuance and forfeiture of such stock or units that the compensation committee determines in its discretion. However, if the only forfeiture condition is the continued employment or service of the employee or outside director, the period of service will be not less than three years from the date of grant, unless the compensation committee determines that a shorter period better serves our interests. No individual in any calendar year may be granted stock or stock units where the number of our shares of common stock subject to such grant exceeds 300,000.
      Stock Appreciation Rights. The compensation committee may grant stock appreciation rights, or SARs, subject to the terms and conditions contained in the plan. No individual in any calendar year may be granted a stock appreciation right based on the appreciation of more than 300,000 shares of our common stock. Under the plan, the exercise price of an SAR must equal the fair market value of a share of our common stock on the date the SAR was granted. Upon exercise of a SAR, the grantee will receive an amount in cash, shares of common stock or a combination of the two, as determined by the compensation committee, equal to the difference between the fair market value of a share of common stock on the date of exercise and the exercise price of the SAR, multiplied by the number of shares as to which the SAR is exercised.
      Cash Incentive Programs. The compensation committee may adopt one or more cash incentive programs providing for performance-based cash bonuses contingent upon achievement by the grantee or by us of certain performance goals over a period of between one and five years. The performance goals detailed in the plan include the following (or where appropriate, any growth in the following over a specified time period): (1) our free cash flow (which is defined as our cash flow from operations after deducting capital expenditures and payment on our debt), in the aggregate or on a per share basis; (2) our EBITDA or our EBITDA margin, which is defined as our EBITDA as a percentage of our revenue; (3) our revenues; (4) our pre- or after-tax net income; (5) our earnings per share; (6) our share price; (7) total stockholder returns; (8) economic value added or other similar metrics; and (9) such other criteria as our compensation committee deems appropriate in its discretion. The compensation committee shall determine terms and conditions of each such program in its discretion. The maximum amount that may be paid to any individual in any calendar year under a cash incentive plan may not exceed $5,000,000.
      Amendment and Termination of the Plan. The board may amend or terminate the plan in its discretion, except: (a) that no amendment will become effective without prior approval of our stockholders to the extent such approval is required under applicable law or the rules of the exchange on which our common stock is listed; and (b) no amendment may be made after the effective date of a change in control that might adversely affect any rights that would otherwise vest on a change in control. If not previously terminated by the board, no awards may be made under the plan on or after the earlier of the date on which all of the shares of common stock reserved for issuance under the plan have been issued and are no longer available for issuance or tenth anniversary of the plan’s adoption.
Restricted Share Plan

General
      In August 2003, Homebase adopted the 2003 Restricted Share Plan to which we will succeed, or the restricted share plan. In connection with the reorganization, all holders of Homebase restricted common shares will receive similarly restricted shares of our common stock. The restricted share plan authorized our board of directors to grant to members of management, as incentive compensation, awards of restricted shares of our common stock or securities convertible into shares of our common stock. Unless altered by the board, awards under the restricted share plan cannot exceed an aggregate of 993,233 shares. As of December 31, 2004, the entire 993,233 shares had been awarded under the plan and were issued and outstanding. The restricted share plan also provides for adjustment of the number of shares of our common stock available for grant in the event of an increase or reduction in the number of shares of common stock, an exchange of our common stock for a different number or type of security of ours or other specified changes in our capitalization. All shares of common stock awarded under the restricted share plan are and will be subject to restrictions on transfer.

Administration and Terms of Awards
      The board of directors administers the restricted share plan and designates the employees to receive awards. The board of directors will determine the nature of the awards, the number of shares of common stock subject to the awards and the terms and conditions of each award. In connection with this offering, the restricted share plan will be amended to eliminate the board’s ability to make any future awards of restricted common stock.

Vesting
      Initially, 25.0% of the 973,268 shares granted in 2003 were to vest every December 31st, beginning December 31, 2004 and ending December 31, 2007. In connection with this offering, the restricted share plan will be amended to provide that 25.0% of the Homebase shares granted in 2003 will vest on the day prior to completion of the offering (which is in addition to the 25% of such shares that vested on December 31, 2004) and the remaining 50.0% of the CCI Holdings shares received in exchange for unvested Homebase shares granted in 2003 will vest in three equal installments on December 31, 2005, 2006 and 2007. Under the amended and restated share plan, the remaining 19,965 shares granted in 2004 will vest 25.0% on the day prior to completion of the offering and 25.0% on each of December 31, 2005, 2006 and 2007. All shares awarded under the restricted share plan will automatically vest:

•	if the board of directors accelerates the vesting at any time for any reason, which it is entitled to do; or

•	upon a change of control (as defined in the restricted share plan) of CCI Holdings, if the employee is terminated without cause, the employee’s compensation is reduced below 90.0% of the compensation prior to the change of control or the employee is assigned duties and responsibilities materially inconsistent with his or her previous level of responsibility.
      If the employee is terminated without cause or as a result of death or disability, the employee will retain all vested shares but will forfeit all of his or her rights to unvested shares.
      All unvested shares of common stock awarded under the restricted share plan are subject to forfeiture and employees are required to sell to us, at the price the employee paid for the shares, upon any of the following events: termination of employment for cause or any attempt by the employee to transfer the unvested shares without the prior written approval of the board of directors.

Other Stockholder Rights
      Other than as described above, employees will have all of the rights of a stockholder, including the right to vote the shares and receive dividends and other distributions.

Term
      The restricted share plan will continue in effect until August 28, 2013, unless terminated prior to that date by the board of directors.

Compensation Committee Interlocks and Insider Participation
      Following this offering, the compensation levels of our executive officers will be determined by our board of directors upon the recommendation of the compensation committee. In 2004, Mr. Currey, our President and Chief Executive Officer, and Mr. Lumpkin, our Chairman, both employees of ICTC, participated in deliberations of the board of managers regarding executive compensation.
Employment and Other Arrangements
      We do not anticipate entering into any employment agreements with our officers or employees.
      On March 27, 2003, TXUCV entered into a retention and change in control agreement with Mr. Udell. Pursuant to the retention agreement, CCI Texas named Mr. Udell as Executive Vice President through March 27, 2005. The retention agreement provided that Mr. Udell would receive an annual base salary of $243,775 with a bonus based on the greater of 45.0% of his base salary and $109,698 and Mr. Udell was also entitled to participate in an annual incentive plan and all benefit plans, programs and arrangements and fringe benefit policies applicable generally to other employees. The retention agreement also provided that Mr. Udell would receive a one time payment upon a change of control, which included the closing of the TXUCV acquisition. In addition, Mr. Udell’s salary may not be decreased for a period of two years following the closing of the TXUCV acquisition.
      In connection with the TXUCV acquisition, we paid Mr. Udell $706,948 to terminate the retention agreement without the other benefits described in the preceding paragraph in exchange for continuing to be employed in the position described above. Mr. Udell’s annual base salary is now $200,000 with a potential bonus of up to 50.0% of his annual salary based on the achievement of various corporate objectives.

Supplemental Executive Retirement Plan
      The Supplemental Executive Retirement Plan for Mr. Lumpkin has been effective since 1986 and provided that Mr. Lumpkin or his beneficiary would have been entitled to supplemental benefits of $50,000 per year, payable monthly for a period of twenty years, if Mr. Lumpkin retired after age 65 or if his employment was terminated prior to such time due to his death. On July 29, 2004, the board of directors of ICTC paid Mr. Lumpkin a lump sum of $649,617 to terminate the Supplemental Executive Retirement Plan for Mr. Lumpkin.

Directors’ and Officers’ Indemnification and Insurance
      Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by the DGCL and except as otherwise provided in our bylaws, none of our directors shall be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty. In addition, our amended and restated certificate of incorporation permits indemnification of, and the advancement of expenses to, any person who was or is a party, or threatened to be made a party to any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he or she was director or officer of CCI Holdings, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at our request to the fullest extent authorized under the DGCL against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. Further, our amended and restated certificate of incorporation will provide that we may purchase and maintain insurance on our own behalf and on behalf of any other person who is or was a director, officer or agent of CCI Holdings or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

PRINCIPAL AND SELLING STOCKHOLDERS
      The following table presents information with respect to the beneficial ownership of our common stock before and after giving effect to this offering, held by:

•	certain of our employees participating as selling stockholders in this offering;

•	each person or entity who is known to us to beneficially own more than 5.0% of our capital stock, including our existing equity investors;

•	our named executive officers, directors and director nominees; and

•	our directors and executive officers as a group.
      Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. The following table sets forth the percentage of beneficial ownership (1) before the offering based upon 23,687,510 shares of common stock outstanding after giving effect to the reorganization and (2) after the offering based on 29,687,510 shares of common stock outstanding after completion of this offering. If the underwriters fully exercise their option to purchase 2,350,000 additional shares of common stock to cover over-allotments, our existing equity investors and certain of our management indicated in the table below will sell shares of common stock to satisfy the underwriters’ option exercise.
      Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned by him or it. Unless otherwise indicated, the address of all individuals listed in the table is c/o Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987.

					Shares Beneficially Owned
			Shares Offered Hereby		After Offering

			Assuming No	Assuming Full	Assuming No		Assuming Full
	Shares Beneficially		Exercise of	Exercise of	Exercise of		Exercise of
	Owned Prior		Over-Allotment	Over-Allotment	Over-Allotment		Over-Allotment
	to Offering		Option	Option	Option		Option

Name of Beneficial Owner	Number	%	Number	Number	Number	%	Number	%

Central Illinois Telephone(a)	7,564,758	31.9%	—	585,548	7,564,758	25.5%	6,979,210	23.5%
Providence Equity(b)	7,564,759	31.9%	3,222,222	3,782,380	4,342,537	14.6%	3,782,379	12.7%
Spectrum Equity(c)	7,564,760	31.9%	6,444,444	7,564,760	1,120,316	3.8%	—	*
Richard A. Lumpkin(d)	7,564,758	31.9%	—	585,548	7,564,758	25.5%	6,979,210	23.5%
Robert J. Currey(e)	299,466	1.3%	—	—	299,466	1.0%	299,466	1.0%
Kevin J. Maroni(f)	7,564,760	31.9%	6,444,444	7,564,760	1,120,316	3.8%	—	*
Mark A. Pelson(g)	7,564,759	31.9%	3,222,222	3,782,380	4,342,537	14.6%	3,782,379	12.7%
Jack W. Blumenstein
Roger H. Moore
Maribeth S. Rahe
Steven J. Shirar(h)	99,822	*	—	—	99,822	*	99,822	*
Joseph R. Dively(i)	99,822	*	—	—	99,822	*	99,822	*
Steven L. Childers(j)	99,822	*	—	—	99,822	*	99,822	*
Christopher A. Young(k)	62,389	*	—	—	62,389	*	62,389	*
Brian L. Carr(l)	49,911	*	—	12,500	49,911	*	37,411	*
C. Robert Udell Jr.	19,965	*	—	—	19,965	*	19,965	*
James A. Watkins(m)	49,911	*	—	20,000	49,911	*	29,911	*
Michael W. Smith(n)	49,911	*	—	20,000	49,911	*	29,911	*
Patricia A. Bacon(o)	24,956	*	—	5,000	24,956	*	19,956	*
Rick H. Hall(p)	24,956	*	—	5,000	24,956	*	19,956	*
Steven L. Grissom	24,956	*	—	—	24,956	*	24,956	*
Barbara TenEyck(q)	12,478	*	—	5,000	12,478	*	7,478	*
William T. White(r)	12,478	*	—	6,239	12,478	*	6,239	*
Doug R. Abolt(s)	12,478	*	—	4,000	12,478	*	8,478	*
David N. McDonald(t)	12,478	*	—	6,239	12,478	*	6,239	*
All directors and executive officers as a group (10 persons)	23,355,598	98.6%	9,666,666	11,932,688	13,688,932	46.1%	11,422,910	38.5%

*	Less than 1.0% ownership.

(a)	The equity interests in Central Illinois Telephone are approximately 81.9% owned by SKL Investment Group, a Delaware limited liability company, approximately 9.5% owned by LTIC, LLC, an Illinois limited liability company, approximately 1.0% owned by GRISS, LLC, an Illinois limited liability company, and approximately 7.6% owned collectively by Messrs. Currey, Shirar, Dively, Udell and others, either directly or indirectly through retirement accounts and various trusts. SKL Investment Group is owned by Mr. Lumpkin and members of his family, Mr. Lumpkin is the sole manager of an SKL Investment Group investment fund and has the sole power to direct the voting and disposition of its investments. LTIC, LLC is managed by Agracel, an Illinois corporation, which has a four member board of directors, two of whom are Messrs. Lumpkin and Grissom. In addition, Mr. Lumpkin and members of his family own approximately 50.0% of Agracel and Mr. Grissom owns approximately 2.6% of Agracel. In addition, GRISS, LLC is approximately 80.0% owned by Mr. Grissom and members of his family, and Mr. Grissom is also a co-trustee of trusts that own approximately 37.4% of the common shares of Central Illinois Telephone through SKL Investment Group. As a result of the above, Messrs. Lumpkin, Currey, Shirar, Dively, Udell and Grissom may be deemed to share beneficial ownership of the shares owned by Central Illinois Telephone. Each of them disclaims this beneficial ownership. Mr. Lumpkin is the sole manager of Central Illinois Telephone has the sole investment and voting power with respect to the shares of common stock held by Central Illinois Telephone. The address of Central Illinois Telephone and Mr. Lumpkin is c/o Homebase, P.O. Box 1234, Mattoon, Illinois 61938.

(b)	Consists of 7,540,438 shares of common stock held by Providence Equity Partners IV L.P. and 24,321 shares of common stock held by Providence Equity Operating Partners IV L.P. Providence Equity GP IV L.P. is the general partner of each of these entities and Providence Equity Partners IV, LLC is the general partner of Providence Equity GP IV L.P. Providence Equity Partners IV, LLC has the sole power to direct the voting and disposition of the shares. As a result, each of the entities may be deemed to share beneficial ownership of the shares owned by the others. Each of the entities disclaims this beneficial ownership. Jonathan M. Nelson, Glenn M. Creamer and Paul J. Salem are members and officers of Providence Equity Partners IV, LLC, and thus may be deemed to possess indirect beneficial ownership of the securities owned by these entities. Each of Messrs. Nelson, Creamer and Salem disclaims such beneficial ownership. The address of Providence Equity and Messrs. Nelson, Creamer and Salem is c/o Providence Equity Partners, Inc., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.

(c)	Consists of 6,814,745 shares of common stock held by Spectrum Equity Investors IV, L.P. (“SEI4”); 81,153 shares of common stock held by Spectrum IV Investment Managers’ Fund, L.P. (“SIM4”); 40,230 shares of common stock held by

Spectrum Equity Investors Parallel IV, L.P. (“SEIP4”); 603,487 shares of common stock held by Spectrum Equity Investors III, L.P. (“SEI3”); 18,859 shares of common stock held by SEI III Entrepreneurs’ Fund, L.P. (“SEI3E”); and 6,286 shares of common stock held by Spectrum III Investment Managers’ Fund, L.P. (“SIM3”). Spectrum Equity Associates IV, L.P. (“SEA4”) is the sole general partner of SEI4 and SEIP4. Spectrum Equity Associates III, L.P. (“SEA3”) is the sole general partner of SEI3. SEI III Entrepreneurs’ LLC (“SEI3LLC”) is the general partner of SEI3E. Because these funds ultimately are under common management that shares the power to direct the voting and disposition of the shares, each of these entities may be deemed to share beneficial ownership of the shares owned by the others. Each of these entities disclaims this beneficial ownership except to the extent of their pecuniary interest therein. Because decisions by each of the entities serving as the ultimate general partners of the individual funds in question are made by majority vote of either four or seven partners or members, as the case may be, no individual partner of SEA4, SIM4, SEA3 or SIM3, and no individual member of SEI3LLC, has the power alone to direct the voting or disposition of the shares, and no such individual has the power to prevent the voting or disposition of such shares over his objection. The address of Spectrum Equity is c/o Spectrum Equity Investors, One International Place, 29th Floor, Boston, Massachusetts 02110.

(d)	Mr. Lumpkin and his family own a majority of the shares of Central Illinois Telephone, Mr. Lumpkin is its sole manager and has the sole power to direct the voting and disposition of its shares. As a result, Mr. Lumpkin may be deemed to share beneficial ownership of the shares owned by Central Illinois Telephone. Mr. Lumpkin disclaims this beneficial ownership except to the extent of his pecuniary interest in those securities.

(e)	Consists of shares of common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”. In addition, Mr. Currey, through an IRA trust, owns less than 1.0% of Central Illinois Telephone. As a result, Mr. Currey may be deemed to share beneficial ownership of the shares owned by Central Illinois Telephone. Mr. Currey disclaims this beneficial ownership except to the extent of his pecuniary interest in those securities.

(f)	Mr. Maroni is a general partner or managing member of, and holds a minority interest in, the Spectrum Equity funds that own shares of common stock. As a result, Mr. Maroni may be deemed to share beneficial ownership of the shares owned by Spectrum Equity. Mr. Maroni disclaims this beneficial ownership. Mr. Maroni will resign as director of CCI Holdings effective on the closing of this offering.

(g)	Mr. Pelson is a Managing Director of Providence Equity and holds a minority interest in the Providence Equity funds that own shares of common stock. As result, Mr. Pelson may be deemed to share beneficial ownership of the shares owned by Providence Equity. Mr. Pelson disclaims this beneficial ownership. Mr. Pelson will resign as director of CCI Holdings effective on the closing of this offering.

(h)	Consists of shares of common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”. In addition, Mr. Shirar, through a trust, owns less than 1.0% of Central Illinois Telephone. As a result, Mr. Shirar may be deemed to share beneficial ownership of the shares owned by Central Illinois Telephone. Mr. Shirar disclaims this beneficial ownership except to the extent of his pecuniary interest in those securities.

(i)	Consists of shares of common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”. In addition, Mr. Dively owns less than 1.0% of Central Illinois Telephone. As a result, Mr. Dively may be deemed to share beneficial ownership of the shares owned by Central Illinois Telephone. Mr. Dively disclaims this beneficial ownership except to the extent of his pecuniary interest in those securities.

(j)	Consists of shares of common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(k)	Consists of shares of common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(l)	Consists of shares of common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(m)	Consists of shares of common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(n)	Consists of shares of common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(o)	Consists of shares of common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(p)	Consists of shares of common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(q)	Consists of shares of common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(r)	Consists of shares of common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(s)	Consists of shares of common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

(t)	Consists of shares of common stock initially awarded under the restricted share plan. See “Management — Restricted Share Plan”.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Reorganization Agreement
      Our existing equity investors and members of management who will own shares of common stock will enter into a reorganization agreement, effective immediately prior to the closing of this offering, which sets forth the terms of the reorganization and the certain other rights and obligations of our existing equity investors in connection with this offering. The reorganization agreement will provide first for the merger of Consolidated Communications Texas Holdings, Inc. with and into CCI Holdings and then for the merger of Homebase with and into CCI Holdings, in each case, with CCI Holdings being the entity surviving the merger. CCI Holdings, the issuer in this offering, is presently a wholly owned subsidiary of Homebase Acquisition, LLC. In connection with the reorganization, we will amend and restate our certificate of incorporation to, among other things, change our name from Consolidated Communications Illinois Holdings, Inc. to Consolidated Communications Holdings, Inc. Throughout this prospectus, unless the context otherwise requires, we have assumed that the foregoing reorganization and name change have been completed.
      In connection with the merger of Homebase with and into CCI Holdings:

•	Central Illinois Telephone will receive from Homebase an aggregate of 7,564,758 shares of common stock;

•	Spectrum Equity will receive from Homebase an aggregate of 7,564,760 shares of common stock;

•	Providence Equity will receive from Homebase an aggregate of 7,564,759 shares of common stock; and

•	our management stockholders will receive from Homebase an aggregate of 993,233 shares of common stock.
      The number of shares of common stock received by each of Central Illinois Telephone, Providence Equity, Spectrum Equity and our management in the reorganization will be determined based on the relative value of the Homebase preferred and common shares assuming a liquidation of Homebase as part of the reorganization. The aggregate equity value of Homebase will be assumed to be equal to our aggregate equity value immediately prior to the offering after giving effect to the reorganization and was based upon an initial public offering price of $13.00 per share. In the reorganization, each preferred share in Homebase will be exchanged for a number of shares of our common stock with a value at the initial public offering price that equals the liquidation preference of such preferred share at the closing of this offering. The holders of Homebase common shares will receive shares of common stock representing the remaining equity value of the company based upon their respective number of Homebase common shares.
      The reorganization agreement also provides for the following:

Registration Rights
      In connection with this offering and the related transactions, we will grant registration rights to each of our existing equity investors that provide each such investor with:

•	up to two demand registration rights;

•	unlimited shelf registration rights; and

•	unlimited “piggyback” registration rights.
Limited Liability Company Agreement
      CCI Holdings is presently a wholly owned subsidiary of Homebase, a Delaware limited liability company organized on June 26, 2002. Currently, the operating agreement for Homebase, which we refer to as the LLC agreement, provides for the management and the conduct of our business prior to this offering.

Except for the indemnification provisions described below, the provisions of the LLC agreement will terminate upon the consummation of this offering.
      Under the LLC agreement, Homebase agreed to indemnify, to the fullest extent permitted by applicable law, its directors, employees and agents and the existing equity investors and their respective directors, stockholders, members, partners, representatives or agents for losses that the indemnified person may sustain, incur or assume as a result of, or relative to, any act or omission performed by the indemnified person on behalf of Homebase in a manner reasonably believed to be within the scope of authority provided by the LLC agreement. The indemnification does not apply to any loss incurred by the indemnified person as a result of his or its gross negligence or willful misconduct. Furthermore, this indemnity is limited to the value of the assets of Homebase.
      Under the LLC agreement, none of Homebase’s members, directors, employees or agents will be liable to Homebase or other members, directors, employees or agents of Homebase for acts undertaken in good faith reliance on the provisions of the LLC agreement.

Professional Services Fee Agreements
      Homebase and certain of its subsidiaries have entered into two professional services fee agreements, each effective as of April 14, 2004, with our existing equity investors. One agreement requires CCI to pay to Mr. Lumpkin, Providence Equity and Spectrum Equity an annual professional services fee in the aggregate amount of $2.0 million for consulting, advisory and other professional services provided to CCI and its subsidiaries relating to the Illinois operations. The other agreement requires Texas Holdings to pay to Mr. Lumpkin, Providence Equity and Spectrum Equity an annual professional services fee in the aggregate amount of $3.0 million for consulting, advisory and other professional services provided to Texas Holdings and its subsidiaries relating to the Texas operations. The professional services fees are generally payable in cash. The professional services fees, however, must be paid in the form of class A preferred shares if payment in cash is prohibited by the existing credit facilities or if consolidated EBITDA (determined in accordance with the existing credit facilities) is less than or equal to $106.0 million. Payment of the professional services fees is subordinate to the obligations under the existing credit facilities and our senior notes. The rights of Mr. Lumpkin, Providence Equity and Spectrum Equity to receive professional services fees described above will terminate upon the closing of this offering.
Cash Distribution to the Existing Equity Investors
      On June 7, 2005, we made a $37.5 million cash distribution to our existing equity investors from cash on our balance sheet.
LATEL Sale/ Leaseback
      In 2002, in connection with CCI Holdings’ acquisition of ICTC and several related businesses from McLeodUSA, each of ICTC and Consolidated Communications Market Response, Inc., or Consolidated Market Response, an indirect, wholly owned subsidiary of CCI Holdings, entered into separate agreements with LATEL, pursuant to which each of them sold to LATEL real property for total consideration of approximately $9.2 million and then leased the property back from LATEL. LATEL is owned 50.0% by Mr. Lumpkin and 50.0% by Agracel. Agracel is the sole managing member of LATEL. Mr. Lumpkin, together with members of his family, beneficially owns 49.7% and Mr. Grissom owns 2.6% of Agracel. In addition, Messrs. Lumpkin and Grissom are directors of Agracel.
      The initial term of both leases was one year beginning on December 31, 2002. Each lease automatically renews for successive one year terms through 2013, unless either ICTC or Consolidated Market Response provides one year prior written notice that it intends to terminate its respective lease. Collectively, the lease expense for 2004 was approximately $1.2 million, of which ICTC paid approximately $1.0 million and Consolidated Market Response paid the remainder. These lease payments represent 100.0% of the revenues of LATEL. The annual rent for each lease will increase by 2.5% upon each renewal. Either subsidiary can terminate its lease agreement with LATEL at any time by giving LATEL one year prior written notice.
      The sale prices for the properties sold to LATEL were determined based upon an appraisal of each property. We believe the sale prices were reasonable and comparable to those that could have been obtained in an arm’s length transaction.
      Upon the closing of this offering, we expect that LATEL will exercise its option in the lease to convert the term of the lease to a fixed term of six years commencing on the date the option is exercised.
      Currently, the leases are recorded as operating leases of ICTC and Consolidated Market Response.
MACC, LLC
      In 1997, prior to our acquisition of ICTC at the end of 2002, Consolidated Market Response entered into a lease agreement with MACC, LLC, or MACC, an Illinois limited liability company, pursuant to which Consolidated Market Response agreed to lease office space for a period of five years. Agracel is the sole managing member and 66.7% owner of MACC. Mr. Lumpkin and members of his family directly own the remainder of MACC. The parties extended the lease for an additional five years beginning October 14, 2002. Consolidated Market Response paid MACC rent for 2004 in the amount of $123,278. These payments represent approximately 58% of MACC’s total revenues for 2004. The lease provides for a cost of living increase to the annual lease payments based on the “Revised Consumers Price Index, All Urban Consumers” published by the Bureau of Labor Statistics for the United States Department of Labor. Neither party has the right to terminate this agreement by the terms of the agreement. We believe the terms of this lease are reasonable and comparable to those that could have been obtained in an arm’s length transaction.
SKL Investment Group, LLC
      Mr. Lumpkin, together with members of his family, beneficially owns 100.0% of SKL Investment Group, a Delaware limited liability company which is an investment company serving the Lumpkin family. Mr. Lumpkin and members of his family are the sole voting members of SKL Investment Group. SKL Investment Group paid to CCI $76,800 in 2004 for the use of office space, computers and telephones and for other office related expenses. This amount also includes a reimbursement of approximately $34,750 in 2004 for a pro rata portion of Mr. Grissom’s salary paid by CCI. Mr. Grissom serves as Administrative Officer of SKL Investment Group. The amount CCI charged SKL for the use of its office space, equipment and other office related expenses is based upon the amounts incurred by CCI. For example, in 2004 SKL paid $28,100 to rent approximately 1,677 square feet of office space, which is equivalent to CCI’s base rent per square foot plus SKL’s pro rata share of real estate taxes, utilities and maintenance. SKL’s use of equipment and other office related expenses was based on actual third-party charges or SKL’s estimated usage. We believe these terms are reasonable and comparable to those that could have been obtained in an arm’s length transaction.
First Mid-Illinois
      Pursuant to various agreements with CCI, First Mid-Illinois provides CCI Illinois with general banking services, including depository, disbursement and payroll accounts, on terms comparable to those available to other large unaffiliated business accounts. Mr. Lumpkin and members of his family own approximately 29.0% of the common stock of First Mid-Illinois, Mr. Grissom owns less than 1.0%, and is the co-trustee of trusts, with discretionary voting power, that hold 5.8% of the common stock of First Mid-Illinois and Mr. Dively owns less than 1.0% of the common stock of First Mid-Illinois. In addition, Messrs. Lumpkin, Grissom and Dively are directors of First Mid-Illinois. The fees charged and earnings received on deposits, through repurchase agreements, are based on First Mid-Illinois’s standard schedule for large customers. During 2004, CCI Illinois paid maintenance and activity related charges of $5,465 to First Mid-Illinois and earned $170,219 of interest on its deposits. In addition, First Mid-Illinois administers CCI Illinois’ hourly 401(k) plan. During 2004, CCI paid $77,222 to First Mid-Illinois for this service, which is a competitive market rate based on assets under management that we believe is comparable to rates charged by independent third parties.
      In 2004, a wholly owned insurance brokerage subsidiary of First Mid-Illinois received a commission relating to insurance and risk management services provided to CCI in connection with a cobrokerage arrangement with Arthur J. Gallagher Risk Management Services, Inc. CCI selected AJG Risk Management because it was the lowest cost provider among the three companies that supplied bids to us for insurance and risk management services. In 2004, CCI paid approximately $2.0 million in insurance premiums to the insurer providers.
      Illinois Telephone Operations provides First Mid-Illinois with local dial tone, custom calling features, long distance and other related services. In 2004, First Mid-Illinois paid Illinois Telephone Operations $462,498 for these services. These services are regulated and, as a result, First Mid-Illinois paid the same rate that is applicable to all customers.

Business Systems
      Consolidated Communications Business Services, Inc., or Consolidated Business Services, an indirect wholly owned subsidiary of CCI Holdings, provides repair services and, if First Mid-Illinois elects, maintenance services for First Mid-Illinois’s communications equipment, all of which are pursuant to standard Centrex sales pricing formulas, which we believe are comparable to those charged to independent third parties. First Mid-Illinois paid $10,892 in 2004 to Consolidated Business Services for these services. The contracts automatically renew annually unless either party provides prior written notice of termination.

Mobile Services
      Consolidated Communications Mobile Services, Inc., or Consolidated Mobile Services, an indirect wholly owned subsidiary of CCI Holdings, provides paging services to First Mid-Illinois. During 2004, First Mid-Illinois paid $2,616 to Consolidated Mobile Services. The amounts received from First Mid-Illinois were equal to or greater than the rate charged to customers that are not affiliated with us.

DESCRIPTION OF INDEBTEDNESS
      We summarize below certain material terms, provisions and definitions contained in our amended and restated credit agreement, the indenture governing our senior notes and the GECC capital leases. This summary is not intended to be a complete description of all of the terms, provisions and definitions contained in these agreements and is qualified entirely by reference to these agreements, which are exhibits to the registration statement of which this prospectus forms a part.
Amended and Restated Credit Facilities

Overview
      Concurrently with the closing of this offering, we will amend and restate our existing credit agreement. The closing of this offering is conditioned upon the closing of the amended and restated credit facilities.
      The amended and restated credit facilities will provide financing of up to $455.0 million, consisting of:

•	a new term loan D facility of up to $425.0 million available at closing and maturing on October 14, 2011; and

•	a $30.0 million revolving credit facility maturing on April 14, 2010.
      Each of CCI and Texas Holdings will be a borrower under the amended and restated credit facilities. The borrowers’ obligations under the amended and restated credit facilities will be joint and several. The revolving credit facility will not change materially from our existing revolving credit facility, and will continue to include a subfacility for letters of credit as well as a swingline subfacility. We currently expect that the revolving credit facility will be undrawn on the closing of the offering and will remain available for general corporate purposes.

Prepayments
      Principal amounts outstanding under the term loan D facility and the revolving credit facility will be due and payable in full on their respective maturity dates.
      The amended and restated credit agreement will require the borrowers to prepay the term D loan facility, subject to certain exceptions, with (i) 100% of Excess Subject Payment Amounts (defined below under “— Restricted Payments”), subject to adjustment from time to time based on our total net leverage ratio, (ii) 50% of any increase of Available Cash (defined below under “— Restricted Payments”) during a dividend suspension period, (iii) 100% of the net proceeds of all non-ordinary course assets sales and any insurance or condemnation proceeds not reinvested within required time periods, and (iv) 100% of the net proceeds of certain incurrences of indebtedness.
      The borrowers will also be able to voluntarily repay outstanding loans under the amended and restated credit facilities at any time without any premium or penalty, other than customary “breakage” costs with respect to LIBOR loans and subject to payment of a 1.0% premium for certain prepayments of the term loan D facility made prior to October 22, 2005 with proceeds from a new tranche of term loans under any amendment to the amended and restated credit facilities, which new tranche bears interest at a rate less than that applicable to the term D loans.
     Interest Rates and Fees
      The borrowings under the amended and restated credit facilities will bear interest at a rate per annum equal to an applicable margin plus, at the borrowers’ option, either a base rate or a LIBOR rate. The initial applicable margin for borrowings under the amended and restated credit facilities will be 1.5% with respect to base rate loans and 2.5% with respect to LIBOR loans. After April 1, 2005, if and for so long as the loans are rated at least B1 (stable) by Moody’s Investors Service, Inc. and B+ (stable) by Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., the amended and restated credit facilities will provide that the applicable margin under the term loan D facility will decrease by 0.25% (and any rating with a negative outlook will be treated as one notch below that rating). The applicable margin under the revolving credit facility will also be adjusted from time to time in the future based on our total net leverage ratio (defined below under “— Restricted Payments”), but will not exceed 1.5% with respect to base rate loans and 2.5% with respect to LIBOR loans.
      In addition to paying interest on outstanding principal amounts under the amended and restated credit facilities, the borrowers will be required to pay a commitment fee of 0.5% per annum to the lenders under the revolving credit facility for unutilized commitments thereunder subject to adjustment from time to time in the future based on our total net leverage ratio, but not exceeding 0.5%. The borrowers will also be required to pay customary letter of credit fees and fees of the administrative agent.
     Collateral and Guarantees
      CCI Holdings and each of the existing subsidiaries of CCI and CCV (other than ICTC) and certain future direct and indirect domestic subsidiaries, or the subsidiary guarantors, will, on a joint and several basis, fully and unconditionally guarantee the obligations of the borrowers under the amended and restated credit facilities.
      The obligations under the amended and restated credit facilities and all the guarantees will be secured by substantially all of the assets of each borrower and each guarantor, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of the capital stock of the borrowers and each of the subsidiary guarantors and ICTC (the enforcement of the pledges of capital stock being subject to regulatory restriction); and

•	a security interest in substantially all tangible and intangible assets of CCI Holdings, the borrowers and the subsidiary guarantors.
     Certain Covenants and Events of Default
      The amended and restated credit agreement will contain a number of covenants, that, among other things, restrict, subject to certain exceptions, the borrowers’ ability and the ability of CCI Holdings and CCI Holdings’ subsidiaries, to:

•	incur additional indebtedness or issue capital stock;

•	create liens on assets;

•	repay other indebtedness (including our senior notes other than as described under “Use of Proceeds”);

•	sell assets;

•	make investments, loans, guarantees or advances;

•	pay dividends, repurchase equity interests or make other restricted payments (other than Subject Payments as described below) from the borrowers to CCI Holdings;

•	engage in transactions with affiliates;

•	make capital expenditures;

•	engage in mergers, acquisitions or consolidations;

•	enter into sale-leaseback transactions;

•	amend or otherwise modify agreements governing indebtedness, formation documents and certain material agreements;

•	enter into agreements that restrict dividends from subsidiaries; and

•	change the business conducted by us and our subsidiaries.
      In addition, the amended and restated credit agreement will contain customary affirmative covenants, including but not limited to, the requirement that the borrowers and the guarantors pledge after-acquired property as collateral and hedge a portion of the term loans.
      Our amended and restated credit agreement will also require the borrowers to comply with certain financial covenants, including a maximum total net leverage ratio, a minimum fixed charge coverage ratio, maximum capital expenditures amount and a maximum senior secured leverage ratio. The amended and restated credit agreement will also contain customary representations and warranties and events of default, including but not limited to payment defaults, covenant defaults, cross-defaults to certain indebtedness and other material agreements, and defaults relating to the incorrectness in any material respect of representations and warranties, certain events of bankruptcy, material judgments, certain ERISA events and a change of control. If such an event of default occurs, the lenders under the amended and restated credit facilities will be entitled to take various actions, including accelerating the amounts due thereunder and enforcing the rights of a secured creditor.
     Restricted Payments
      The restricted payments covenant in the amended and restated credit agreement will permit the borrowers among other things, during any fiscal quarter and so long as no event of default under the amended and restated credit agreement is continuing, subject to specified conditions and restrictions, to pay dividends and distributions on their equity to CCI Holdings and to redeem or repurchase their or CCI Holdings’ debt or equity (“Subject Payments”) under two bases as follows:

•	First, the borrowers may make Subject Payments in an aggregate amount not to exceed Cumulative Available Cash which will be equal to the sum of:

(1) for the period from the closing date of this offering until December 31, 2005, an amount available to pay dividends on our outstanding common stock in accordance with our dividend policy;

(2) plus the excess, if any, of:

(a) Available Cash, as defined below, for a period commencing on the first day of the first full fiscal quarter commencing after the closing and ending on the last day of the fiscal quarter then most recently reported; and

(b) the aggregate amount of Subject Payments paid after the closing out of Available Cash.

•	Second, the borrowers may make Subject Payments from the portion of the proceeds of any equity sale not used to redeem or repurchase their indebtedness and not used to fund acquisitions, capital expenditures or make other investments.
      For the twelve months ended March 31, 2005, on a pro forma basis and after giving affect to this offering and related transactions, the borrowers would have been permitted to pay dividends to CCI Holdings of $69.2 million under the amended and restated credit agreement.
      Available Cash means an amount equal to the sum of the following for the applicable period:
      (1) Bank EBITDA;
      (2) minus (to the extent not deducted in the determination of Bank EBITDA) the sum of the following: non-cash dividend income; interest expense net of amortization of debt issuance costs incurred in connection with or prior to the consummation of this offering; capital expenditures from internally generated funds; cash income taxes; any scheduled principal payments of indebtedness; voluntary prepayments of debt (other than in connection with this offering and the related transactions); mandatory prepayments of Term D loans on account of Excess Subject Payment Amounts (defined below) or during a dividend suspension period, and net increases in revolving loans; the cash cost of any extraordinary or unusual losses or charges; and all cash payments made on account of losses or charges expensed during or prior to the period (to the extent not deducted in the determination of Bank EBITDA for such prior period);

(3) plus (to the extent not included in the determination of Bank EBITDA), cash interest income for the period, the cash amount realized in respect of extraordinary or unusual gains during the period and net decreases in revolving loans during the period.
      Bank EBITDA means our Bank Consolidated Net Income (defined below) for the period

(a) plus all amounts deducted in arriving at Bank Consolidated Net Income amount in respect of (without duplication) interest expense, amortization or write-off of debt discount and non-cash expense incurred in connection with equity compensation plans, foreign, federal, state and local income taxes for the period, charges for depreciation of fixed assets and amortization of intangible assets during the period, non-cash charges for the impairment of long-lived assets during the period, fees accrued during periods prior to this offering payable to certain of our existing equity investors not exceeding $5.0 million in any twelve-month period, and fees, expenses and charges incurred in connection with this offering and the related transactions as specified in reasonable detail in an amount not to exceed the amount of fees and expenses disclosed under the heading “Use of Proceeds” in this prospectus;

(b) minus (in the case of gains) or plus (in the case of losses) gain or loss on any sale of assets;

(c) minus (in the case of gains) or plus (in the case of losses) non-cash charges relating to foreign currency gains or losses;

(d) plus (in the case losses) and minus (in the case of income) non-cash minority interest income or loss;

(e) plus (in the case of items deducted in arriving at Bank Consolidated Net Income) and minus (in the case of items added in arriving at Bank Consolidated Net Income) non-cash charges resulting from changes in accounting principles;

(f) plus extraordinary loss as defined by GAAP;

(g) plus the first $15.0 million of other expenses relating to the integration of CCV incurred after April 14, 2004 and prior to December 31, 2005;

(h) minus the sum of interest income and extraordinary income or gains as defined by GAAP; and

(i) plus unusual or nonrecurring charges, fees or expenses (excluding integration expenses) relating to the acquisition of TXUCV (including severance payments and retention bonuses) that were incurred during the fiscal quarter ended June 30, 2004 (net of any offsetting items that increased Bank EBITDA in such quarter as a result thereof) and to give pro forma effect to the TXUCV acquisition and the related transactions as if they had occurred on the first day of such fiscal quarter and in an aggregate amount not to exceed $12.0 million.
      Bank Consolidated Net Income means our net income or loss for the period determined on a consolidated basis in accordance with GAAP excluding, the income or loss of any person (other than any of our consolidated subsidiaries) in which any other person (other than the borrowers or any of their consolidated subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to either borrower or any of their consolidated subsidiaries by that person during the period, the cumulative effect of a change in accounting principles during such period, any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, the income or loss of any person accrued prior to the date it becomes a subsidiary of a borrower or is merged into or consolidated with either borrower or any of their subsidiaries or that person’s assets are acquired by either borrower or any of their subsidiaries, and the income of any consolidated subsidiary of a borrower to the extent that declaration of payment of dividends or similar distributions by that subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary.
      Excess Subject Payment Amount means for any fiscal quarter, the amount by which restricted payments, investments out of Available Cumulative Cash, or redemptions or repurchases of indebtedness during such fiscal quarter exceed the sum of $11.875 million plus the amount of proportionate dividends paid on common stock issued under our restricted share plan to the extent reserved for future issuance at the time of consummation of this offering.
      The borrowers’ ability to make restricted payments will depend on our compliance with, among other things, the following:

•	If the total net leverage ratio, as of any fiscal quarter, is greater than 4.75:1.0, we will not be allowed to pay our Subject Payments from Available Cash. The total net leverage ratio will be defined as the ratio of total net debt (defined as total debt minus the lesser of (x) the consolidated cash and cash equivalents in excess of $5,000,000 reflected on our balance sheets, other than amount that could be classified as “restricted cash” in accordance with GAAP (and excluding consolidated cash of any subsidiary that is not a loan party to the extent the subsidiary would be prohibited from distributing cash to a loan party), and (y) $25.0 million) to Bank EBITDA.

•	In addition, the borrowers will not be permitted to pay Subject Payments if an event of default exists under the amended and restated credit agreement. In particular, it will be an event of default if:

•	our total net leverage ratio, as of the end of any fiscal quarter, is greater than 5.00:1.00;

•	our senior secured leverage ratio (as defined in the amended and restated credit agreement), as of the end of any fiscal quarter, is greater than 4.00:1.00;

•	our fixed charge coverage ratio, as of the end of any fiscal quarter, is not (x) after the closing date and on or prior to December 31, 2005, at least 2.50 to 1.00, (y) after January 1, 2006 and on or prior to December 31, 2006, at least 2.00 to 1.00 and (z) after January 1, 2007, at least 1.75 to 1.00; or

•	we make or commit to make capital expenditures greater than $45,000,000 in any fiscal year, provided that the base amount may be increased by up to 100% of such base amount by carrying over to any such period any portion of the base amount (without giving effect to any increase) not spent in the immediately preceding period, and that capital expenditures in any period shall be deemed first made from the base amount applicable to such period in any given period.
Senior Notes

Overview
      On April 14, 2004, CCI Holdings and Consolidated Communications Texas Holdings, Inc., as co-issuers, issued $200,000,000 aggregate principal amount of senior notes in a private placement exempt from the registration requirements of the Securities Act. Our senior notes were issued under an indenture, dated as of April 14, 2004, among CCI Holdings, Consolidated Communications Texas Holdings, Inc., Homebase and Wells Fargo Bank, National Association, as trustee. Following the reorganization, CCI Holdings will succeed to the obligations of Consolidated Communications Texas Holdings, Inc. under the indenture, as the sole issuer of the senior notes.
      Our senior notes:

•	mature on April 1, 2012;

•	are our unsecured obligations:

•	equal in right of payment to any of our existing and future senior unsecured indebtedness,

•	senior in right of payment to any of our existing and future subordinated indebtedness,

•	effectively junior in right of payment to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and

•	effectively subordinated to the existing and future liabilities of our subsidiaries; and

•	accrue interest at a rate of 9 3/4% per annum, payable on a semi-annual basis, on April 1 and October 1 of each year.

Optional Redemption
      We may elect to redeem our senior notes on or after April 1, 2008, in whole or in part, in cash, at the following redemption prices, plus accrued and unpaid interest to, and including, the date of redemption:

Redemption
Period	Price

2008	104.875%
2009	102.438%
2010 and thereafter	100.000%
      In addition, at any time prior to April 1, 2007, we may, at our option and subject to certain requirements, redeem up to 35.0% of the aggregate principal amount of our senior notes with the net proceeds of certain equity offerings (including with this offering) at a redemption price equal to 109.750% of the principal amount plus accrued and unpaid interest thereon, if any, to the date of redemption. Upon the closing of this offering, we intend to exercise this right and redeem 32.5% of our outstanding senior notes. See “Use of Proceeds”.
      Further, at any time prior to October 6, 2005, we may redeem our senior notes in whole but not in part with all or a portion of the net proceeds of an offering of a qualified income depository security at the following redemption prices:

Redemption
Period	Price

Day 1 through Day 360	104.875%
Day 361 through Day 540	102.438%

Change of Control
      If a change of control (as defined in the indenture) occurs, we will be required to make an offer to repurchase our senior notes. The repurchase price will be 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

Covenants
      The indenture contains restrictive covenants which restricts our ability, and the ability of our restricted subsidiaries, to, among other things:

•	to incur additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions to its stockholders

•	purchase or redeem capital stock or subordinated indebtedness;

•	make investments;

•	create liens;

•	incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•	sell assets;

•	consolidate or merge with or into other companies or transfer all of substantially all of our assets; and

•	engage in transactions with affiliates.

Limitation on Restricted Payments
      We summarize below the material provisions of the restricted payments covenant in the indenture. This summary is qualified in its entirety by reference to the actual restricted payments covenant, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.
      We shall not make, and shall not permit any of our restricted subsidiaries to make, directly or indirectly, any restricted payment if at the time of, and after giving effect to, such proposed restricted payment:

•	a default or event of default shall have occurred and be continuing (or would result from such payment);

•	we could not incur at least $1.00 of additional indebtedness pursuant a 6.0 to 1.0 leverage ratio (defined as the ratio of outstanding indebtedness of CCI Holdings and its restricted subsidiaries on a consolidated basis to the Pro Forma EBITDA (as defined in the indenture) for the last four fiscal quarters preceding the date on which the calculation is made);

•	the aggregate amount of such restricted payment and all other restricted payments declared or made subsequent to the issue date and then outstanding would exceed, at the date of determination, without duplication, the sum of:

•	an amount (whether positive or negative) equal to consolidated EBITDA (as defined in the indenture) from the beginning of the first fiscal quarter in which our senior notes were originally issued to the end of our most recent fiscal quarter for which internal financial statements are available at the date of such restricted payment, taken as a single accounting period, less the product of 1.5 times our consolidated interest expense (as defined in the indenture) from the first date of the fiscal quarter in which the issue date occurs to the end of our most recent fiscal quarter ending at least 45 days prior to the date of such restricted payment, taken as a single accounting period,

•	proceeds of capital stock sales,

•	the sum of (A) the aggregate net cash proceeds received by us or any of our restricted subsidiaries from the issuance or sale after the issue date of convertible or exchangeable indebtedness that has been converted into or exchanged for our capital stock (other than disqualified stock) and (B) the aggregate amount by which our indebtedness or any of our restricted subsidiaries is reduced on our consolidated balance sheet on or after the issue date upon the conversion or exchange of any indebtedness issued or sold on or prior to the issue date that is convertible or exchangeable for our capital stock (other than disqualified stock) (excluding, in the case of clause (A) or (B), (x) any such indebtedness issued or sold to us or a subsidiary of ours or an employee stock ownership plan or trust established by us or any such subsidiary of ours for the benefit of their employees and (y) the aggregate amount of any cash or other property distributed by us or any of our restricted subsidiaries upon any such conversion or exchange), and

•	an amount equal to the sum of (A) the net reduction in, or any return on, investments (other than permitted investments) resulting from dividends, repayments of loans or advances or other transfers of property, in each case to us or any restricted subsidiary in respect of such investment, or from the reclassification of any unrestricted subsidiary as a restricted subsidiary, or from the disposition of capital stock of an unrestricted subsidiary for cash or property received by us or any restricted subsidiary, and (B) the portion (proportionate to our equity interest in an unrestricted subsidiary) of the fair market value of the net assets of an unrestricted subsidiary at the time such unrestricted subsidiary is designated a restricted subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any person, the amount of investments previously made (and treated as a restricted payment) by any Issuer or any restricted subsidiary in such person.

      The definitions of Pro Forma EBITDA and EBITDA in the indenture provide, in summary, that the calculation of EBITDA is to be based on the sum of Consolidated Net Income (as defined in the indenture) of CCI Holdings and its restricted subsidiaries on a consolidated basis plus specified cash and non-cash charges (so-called “add backs”) for the applicable period. The definition of Consolidated Net Income means the net income (or loss) of CCI Holdings and its restricted subsidiaries on a consolidated basis, with certain exceptions including any net income (but not loss) of any restricted subsidiary (including the borrowers under the amended and restated credit agreement as the first tier restricted subsidiaries of CCI Holdings) if such restricted subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to CCI Holdings, except that CCI Holdings’ equity in the net income of such restricted subsidiary for such period will be included in Consolidated Net Income up to the aggregate amount of cash distributed by such restricted subsidiary to CCI Holdings plus the amount of income accrued during such period in excess of such distributed cash to the extent such excess income could be distributed on the date of determination, subject to specified limitations. In turn, the definition of EBITDA excludes specified add-backs to Consolidated Net Income to the extent (and in the same proportion) that the net income of a restricted subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividend to CCI Holdings by such restricted subsidiary. As a result, the amount of EBITDA, as defined in the indenture, available under the build-up amount to make restricted payments, including dividends, may be limited by the amount of dividends or distributions the borrowers under the amended and restated credit agreement will be able to make to CCI Holdings.
      For the twelve months ended March 31, 2005, on a pro forma basis and after giving effect to this offering and related transactions, CCI Holdings would have been permitted to pay dividends to its stockholders of $116.5 million under the general formula in the restricted payments covenant in the indenture.
      Regardless of whether we could make any restricted payment under the build-up amount referred to above, we may, following the first public equity offering that results in a public market, pay dividends on our capital stock of up to 6.0% per year of the cash proceeds (net of underwriters’ fees, discounts or commissions paid by us) of such first public equity offering; provided, however, that (1) such dividends shall be (x) paid pro rata to the holders of all classes of the applicable class of capital stock and (y) included in the calculation of the amount of restricted payments and (2) at the time of payment of any such dividend, no default or event of default shall have occurred and be continuing or would result therefrom. Based on this provision and after giving effect to this offering and the related transactions, we would be able to pay approximately $4.1 million annually in dividends. This means that we could pay $4.1 million in dividends under this provision in addition to whatever we may be able to pay under the build-up amount, although a dividend payment under this provision will reduce the amount we otherwise would have available to us under the build-up amount for restricted payments, including dividends.
Events of Default
      The indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such senior notes to become or be declared due and payable.
Registration Rights
      Pursuant to a registration rights agreement entered into as part of our senior notes issuance, we will:

•	use our reasonable best efforts to cause the registration of our senior notes within 195 days after the issuance date of our senior notes;

•	use our reasonable best efforts to cause the registration statement to become effective within 270 days of the issue date of the notes;

•	consummate the exchange offer within 300 days after the issuance date of our senior notes; and

•	use our reasonable best efforts to file a shelf registration statement for the resale of our senior notes if we do not consummate an exchange offer within the time period listed above and in certain other circumstances.
      We will pay additional interest on our senior notes if we do not meet these timing requirements for the filing the registration statement or consummating the exchange offer. Because we have not yet effected the exchange offer, additional interest started accruing on our senior notes on February 9, 2005, and will continue to accrue until such time as the exchange offer has been consummated. We are required to pay interest on our senior notes at a rate of 10.0% per annum for the first 90 days following a registration default and, thereafter, the interest rate will increase by 0.25% per annum for each successive 90 day period, up to a maximum of 1.0% per annum above the stated coupon.
GECC Capital Leases
      CCI Texas leases certain furniture, fixtures, equipment and leasehold improvements at CCI Texas’ current corporate headquarters in Irving pursuant to two Master Lease Agreements between CCI Texas and GECC. During 2004, CCI Texas paid a total of $1.2 million to GECC pursuant to these capital leases. The leases had an initial term of 30 months and each ended on October 1, 2004. At the termination of the initial term of the first lease for leasehold improvements, CCI Texas elected to purchase the scheduled leasehold improvements for $1.1 million. At the termination of the initial term of the second lease for furniture, fixtures and equipment, CCI Texas elected to extend the term of the agreement until April 1, 2007, at which time CCI Texas will have an option to purchase the equipment for its then fair market value. As of March 31, 2005, the outstanding principal amount of this capital lease was $1.1 million. On May 27, 2005, we elected to pay in full the outstanding balance on this lease.

DESCRIPTION OF CAPITAL STOCK
      We summarize below the material terms and provisions of our amended and restated certificate of incorporation and amended and restated bylaws. The following summary of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part and by reference to the DGCL.
General Matters
      CCI Holdings, the issuer in this offering, is presently a wholly owned subsidiary of Homebase. Prior to the consummation of this offering, we plan to effect a reorganization pursuant to which first our sister subsidiary Consolidated Communications Texas Holdings, Inc. and then Homebase will merge with and into CCI Holdings. See “Summary — Our Current Organizational Structure” and “— Post-Offering Organizational Structure”. In connection with the reorganization, this offering and the related transactions, we will amend and restate our certificate of incorporation to, among other things, increase our authorized number of shares of common stock and change our name to Consolidated Communications Holdings, Inc. Throughout this prospectus, unless the context otherwise requires, we have assumed that the foregoing reorganization has been consummated.
Authorized Capitalization
      Upon the closing of this offering, our authorized common stock and preferred stock will consist of:

•	100 million shares of common stock, par value $0.01 per share; and

•	10 million shares of preferred stock, par value $0.01 per share.
      Immediately following the closing of this offering, we will have 29,687,510 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding.
Common Stock

Voting Rights
      The holders of our common stock are entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote. Unless the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws provide otherwise, stockholders’ action requires the affirmative vote of the majority of shares voting. See “— Anti-Takeover Effects of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Applicable Laws”.

Dividends
      The holders of our common stock are entitled to receive dividends ratably, if, as and when they may be lawfully declared from time to time by our board of directors out of funds legally available for that purpose, subject to any preferential rights of holders of any outstanding shares of preferred stock. Dividends on the common stock will not be cumulative.
      Effective upon the closing of this offering, our board of directors will adopt a dividend policy that reflects its judgment that our stockholders would be better served if we distributed to them a substantial portion of the cash generated by our business in excess of our expected cash needs rather than using the cash for other purposes. In accordance with our dividend policy, we currently intend to pay an initial dividend of $0.4089 per share (representing a pro rata portion of the expected dividend for the first year following the closing of this offering) on or about November 1, 2005 to stockholders of record as of October 15, 2005 and to continue to pay quarterly dividends at an annual rate of $1.5495 per share for the first year following the closing of this offering, but only if and to the extent declared by our board of directors and subject to various restrictions on our ability to do so. These expected cash needs referred to above include interest payments on our indebtedness, capital expenditures, integration, restructuring and related costs of the TXUCV acquisition in 2005, taxes, incremental costs associated with being a public company and certain other costs. We are not required to pay dividends, and our stockholders will not be guaranteed, or have contractual or other rights, to receive dividends. Our board of directors may decide at any time, in its discretion, to decrease the amount of dividends, otherwise change or revoke the dividend policy or discontinue entirely the payment of dividends. In addition, our ability to pay dividends will be restricted by current and future agreements governing our debt, including the amended and restated credit agreement and the indenture governing our senior notes, Delaware law and state regulatory authorities. See “Risk Factors — Risks Relating to Our Common Stock — You may not receive dividends because our board of directors could, in its discretion, depart from or change our dividend policy at any time,” “— We might not have cash in the future to pay dividends in the intended amounts or at all,” “— You may not receive dividends because of restrictions in our debt agreements, Delaware and Illinois law and state regulatory requirements,” “— Because we are a holding company with no operations, we will not be able to pay dividends unless our subsidiaries transfer funds to us” and “Dividend Policy and Restrictions”.
     Rights Upon Liquidation
      In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our common stock will be entitled to share equally in our assets available for distribution to holders of shares of our common stock on an equal, pro rata basis, subject to the prior rights of our creditors and holders of any outstanding preferred stock and subject to limited exceptions for distributions of capital stock or convertible securities with differential voting rights.

Preemptive and Other Subscription Rights
      The holders of our common stock do not have preemptive, subscription or redemption rights and are not subject to further calls or assessments. All outstanding shares of our common stock, including the common stock offered in this offering, will be fully paid and non-assessable.
Preferred Stock
      Our amended and restated certificate of incorporation will provide that we may issue up to 10 million shares of preferred stock in one or more classes or series as may be determined by our board of directors.
      Our board of directors has broad discretionary authority with respect to the rights of issued classes or series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:

•	determining the number of shares to be included in each class or series; and

•	fixing the designation, preferences, limitations and relative rights of the shares of each class or series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock.
      The board of directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock or by the DGCL.
      We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of our preferred stock and common stock will be available for issuance without action by holders of our common stock, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.
      Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a stockholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempts of our company. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the board of directors, including by a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.
Registration Rights
      In connection with this offering and the related transactions, we will grant registration rights to each of our existing equity investors that provide each such investor with:

•	up to two demand registration rights;

•	unlimited shelf registration rights; and

•	unlimited “piggyback” registration rights.
See “Certain Relationships and Related Party Transactions — Reorganization Agreement — Registration Rights.”
Anti-takeover Effects of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Applicable Laws
      Our amended and restated certificate of incorporation and amended and restated bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring, preventing or making more costly a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors. A stockholder might consider an attempt to takeover or effect a change in control to be in its best interest, including those attempts that might result in it receiving a premium over the prevailing market price for our shares.
      These provisions include:

Classified Board
      Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our amended and restated certificate of incorporation will provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed by a resolution adopted by not less than two-thirds of the directors then in office. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the number of directors will be fixed from time to time solely pursuant to a resolution adopted by two-thirds of our directors then in office. Upon completion of the offering our board of directors will have five members.

Removal of Directors; Vacancies
      Our amended and restated certificate of incorporation and amended and restated bylaws will provide that directors may be removed only for cause and then only upon the affirmative vote of holders of at least two-thirds of the voting power of all the then outstanding shares of common stock entitled to vote generally in the election of directors. In addition, our amended and restated certificate of incorporation and amended and restated bylaws will also provide that any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors (and not the stockholders).

Action by Written Consent; Special Meetings of Stockholders
      Our amended and restated certificate of incorporation and amended and restated bylaws will provide that stockholder action can be taken by written consent in lieu of a meeting if signed by stockholders holding not less than a majority of the voting power of our then outstanding common stock. Our amended and restated bylaws will provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the board or our president, or pursuant to a resolution adopted by a majority of the board of directors or by our board of directors upon a request of one or more stockholders holding shares of common stock representing not less than 50% of the voting power of our then outstanding common stock. Except as provided above, stockholders will not be permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance Notice Procedure for Director Nominations and Stockholder Proposals
      Our amended and restated bylaws provide that, subject to the rights of holders of any outstanding shares of our preferred stock, a stockholder may nominate one or more persons for election as directors at a meeting only if written notice of the stockholder’s nomination has been given, either by personal delivery or certified mail, to our corporate secretary not less than 90 days nor more than 120 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders subject to specified changes.
      Each notice must contain:

•	the name, age, business address and, if known, residential address of each nominee;

•	the principal occupation or employment of each nominee;

•	the class, series and number of our shares beneficially owned by each nominee;

•	any other information relating to each nominee required by the SEC’s proxy rules; and

•	the written consent of each nominee to be named in our proxy statement and to serve as director if elected.
Our corporate secretary will deliver all notices to the nominating and corporate governance committee of our board of directors for review. After review, the nominating and corporate governance committee will make its recommendation regarding nominees to our board of directors. Defective nominations will be disregarded.
      For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposed business in writing to our corporate secretary. To be timely, a stockholder’s notice must be given, either by personal delivery or by certified mail, to our corporate secretary not less than 90 days nor more than 120 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders subject to specified changes. Each notice must contain, among other things:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

•	the name and address of the stockholder proposing the business as they appear on our stock transfer books;

•	a representation that the stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

•	a representation whether the stockholder intends to deliver a proxy statement to the holders of at least the percentage of our outstanding common stock required to approve the business;

•	the class, series and number of our shares beneficially owned by the stockholder; and

•	any material interest of the stockholder in the business.
Attempts to bring business before an annual meeting without complying with these provisions will not be permitted.
      Although our amended and restated bylaws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our amended and restated bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
     Super-Majority Approval Requirements
      Our amended and restated certificate of incorporation will require the affirmative vote of holders of not less than 75% of the voting power of our then outstanding common stock to approve any merger, consolidation or sale of all or substantially all of our assets. In addition, our amended and restated certificate of incorporation and amended and restated bylaws, as applicable, will also require the affirmative vote of holders of not less than two-thirds of the voting power of our then outstanding common stock to amend, alter, change or repeal specified provisions (other than those regarding stockholder approval of any merger, consolidation or sale of all or substantially all of our assets, which shall require the affirmative vote of 75% of the voting power of our then outstanding common stock), including those that address:

•	the classified board, removal of directors and filling of director vacancies;

•	the notice requirements for director nominations and stockholder proposals;

•	the ability to call a special meeting of stockholders;

•	the limitation on the liability of our directors to us and our stockholders and the obligation to indemnify and advance reasonable expenses to the directors and officers to the fullest extent authorized by the DGCL;

•	the authority of our board of directors to amend or repeal our bylaws without a stockholder vote, as described in more detail in the next paragraph; and

•	the amendment of any of the foregoing.
      The requirement of a super-majority vote to approve any merger, consolidation or sale of all or substantially all of our assets and to approve specified amendments to our amended and restated certificate of incorporation and amended and restated bylaws could enable a minority of our stockholders to exercise veto power over any such transactions or amendments. In addition, our amended and restated certificate of incorporation will grant our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the DGCL or our amended and restated certificate of incorporation.

Authorized but Unissued Shares
      Under the DGCL, our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. However, the listing requirements of The Nasdaq Stock Market, Inc., require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Undesignated Preferred Stock
      Our board has the ability to issue 10 million shares of preferred stock with such voting and other rights and preferences it chooses in its sole discretion without prior stockholder approval. As a result, the ability to authorize undesignated or “blank check” preferred stock makes it possible for our board of directors to issue preferred stock that could impede the success of any attempt to acquire us. These and other provisions may have the effect of delaying, deferring, preventing or making more costly a future takeover or change in control unless such takeover is approved by our board of directors.

No Cumulative Voting
      The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not expressly provide for cumulative voting.

Anti-takeover Effects of Delaware Law
      Section 203 of the DGCL provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•	on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds percent of the outstanding voting stock not owned by the interested stockholder.
      Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
      Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

      Under some circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a Delaware corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203.
      Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by the DGCL and except as otherwise provided in our amended and restated bylaws, none of our directors shall be liable to us or our stockholders for monetary damages for a breach of fiduciary duty. In addition, our amended and restated certificate of incorporation and amended and restated bylaws permit indemnification of any person who was or is made, or threatened to be made, a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director or officer of CCI Holdings, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at our request to the fullest extent authorized under the DGCL against all expenses, liabilities and losses reasonably incurred by such person. Further, our amended and restated bylaws will provide that we may purchase and maintain insurance on our own behalf and on behalf of any other person who is or was a director, officer or agent of CCI Holdings or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
Transfer Agent and Registrar
      Equiserve Trust Company, N.A. will be appointed as the transfer agent and registrar for our common stock upon completion of this offering.
Nasdaq National Market
      Our common stock has been approved for quotation on the Nasdaq National Market under the symbol “CNSL”, subject to official notice of issuance.

SHARES ELIGIBLE FOR FUTURE SALE
      Prior to this offering, there has not been any public market for our common stock, and we cannot predict what effect, if any, market sales of shares or the availability of shares for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.
      Upon completion of this offering, 29,687,510 shares of our common stock will be outstanding. Of these shares, the 15,666,666 shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by our “affiliates”, as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of common stock will be deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 144(k) under the Securities Act, which are summarized below.
      If permitted under our current and future agreements governing our debt, such as the amended and restated credit agreement and our indenture, we may issue shares of common stock from time to time as consideration for future acquisitions, investments or other purposes. In the event any such acquisition, investment or other transaction is significant, the number of shares of common stock that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of common stock issued in connection with any such acquisitions, investments or other transactions.
Lock-up Arrangements
      In connection with this offering and the related transactions, we, our officers, directors and the selling stockholders have, subject to certain exceptions, agreed with the underwriters not to dispose of or hedge any of our shares of common stock during the 180-day period following the date of this prospectus, and such 180-day period is subject to extension under certain circumstances. See “Underwriting” for a further discussion of the lock-up agreements.
Stockholders and Registration Rights
      Our existing equity investors will have registration rights for their shares of common stock for resale in some circumstances. See “Certain Relationships and Related Party Transactions — Reorganization Agreement — Registration Rights”.
Rule 144
      In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, any person, including an affiliate, who has beneficially owned shares of our common stock for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1.0% of the then-outstanding shares of common stock; and

•	the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which the notice of the sale is filed with the SEC.
Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, volume limitations and the availability of current public information about us.

      Following the lock-up period, we estimate that approximately 14,020,844 shares of our common stock (which includes vested and unvested restricted shares) that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.
Rule 144(k)
      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years, including the holding period of any prior owner other than an “affiliate”, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of the material U.S. federal income tax considerations with respect to the ownership and disposition of our common stock by U.S. holders (as defined below) and non-U.S. holders (as defined below) as of the date hereof. This summary deals only with holders that hold our common stock as a capital asset.
      For purposes of this summary, a “U.S. holder” means a beneficial owner of our common stock that is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “non-U.S. holder” is a beneficial owner, other than an entity classified as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.
      This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal tax considerations different from those summarized below. This summary does not represent a detailed description of the U.S. federal tax considerations to you in light of your particular circumstances. In addition, it does not represent a description of the U.S. federal tax considerations to you if you are subject to special treatment under U.S. federal tax laws (including if you are a dealer in securities, trader in securities that uses a mark-to-market method of accounting for securities holdings, financial institution, tax-exempt entity, insurance company, person holding common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, person owning 10 percent or more of our voting stock, person subject to alternative minimum tax, U.S. holder whose functional currency is not the U.S. dollar, U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company”), and it generally does not address any U.S. taxes other than the federal income tax. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
      If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisors.
      If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal tax consequences to you of the ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.
U.S. Holders

Dividends
      The gross amount of dividends paid to U.S. holders of common stock will be treated as dividend income to such holders, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includable in the gross income of a U.S. holder on the day received by the U.S. holder. Under current legislation, which is scheduled to “sunset” at the end of 2008, dividend income will generally be taxed to individual U.S. holders at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied. Dividends received after 2008 will be taxable at ordinary rates. Corporate U.S. holders may be entitled to a dividends received deduction with respect to distributions treated as dividend income for U.S. federal income tax purposes, subject to numerous limitations and requirements.

      To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the shares of common stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the holder on a subsequent disposition of our common stock), and the balance in excess of adjusted basis will be taxed as capital gain (short-term or long-term, as applicable) recognized on a sale or exchange.

Gain on Disposition of Common Stock
      A U.S. holder will recognize taxable gain or loss on any sale or exchange of shares of our common stock in an amount equal to the difference between the amount realized and the U.S. holder’s basis in such shares of common stock. Such gain or loss will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding
      In general, information reporting requirements will apply to dividends paid on our common stock and to the proceeds received on the sale, exchange or other disposition of common stock by a U.S. holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if the U.S. holder fails to provide an accurate taxpayer identification number and to comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that the required information is furnished to the Internal Revenue Service, or IRS.
Non-U.S. Holders

Dividends
      Dividends paid to a non-U.S. holder of our common stock, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles, generally will be subject to withholding of U.S. federal income tax at a 30.0% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected dividends to be exempt from this withholding tax. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30.0% rate or such lower rate as may be specified by an applicable income tax treaty.
      A non-U.S. holder of our common stock who is entitled to and wishes to claim the benefits of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (i) complete IRS Form W-8BEN (or successor form) and make certain certifications, under penalty of perjury, to establish its status as a non-U.S. person and its entitlement to treaty benefits or (ii) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.
      A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock
      A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax described above may also apply); (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.
      We believe we currently are not, and do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. If we are or if we become a U.S. real property holding corporation, if the common stock is regularly traded on an established securities market, a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than five percent of the common stock will be subject to U.S. federal income tax on a disposition of the common stock but other non-U.S. holders will not. If the common stock is not so traded, all non-U.S. holders will be subject to U.S. federal income tax on disposition of the common stock.

Federal Estate Tax
      Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding
      We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In addition, dividends paid to a non-U.S. holder generally will be subject to backup withholding unless applicable certification requirements are met.
      Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S. related financial intermediaries is subject to information reporting and, depending upon the circumstances, backup withholding unless the beneficial owner certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.
      Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING
      Under the terms and subject to the conditions contained in an underwriting agreement dated July 21, 2005, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC and Citigroup Global Markets Inc. are acting as representatives, the following respective numbers of shares of common stock:

Number of
Underwriter	Shares

Credit Suisse First Boston LLC	5,308,335
Citigroup Global Markets Inc.	3,791,667
Banc of America Securities LLC	1,516,666
Deutsche Bank Securities Inc.	1,516,666
Lehman Brothers Inc.	1,516,666
Wachovia Capital Markets, LLC	1,516,666
A.G. Edwards & Sons, Inc.	100,000
Oppenheimer & Co. Inc.	100,000
Robert W. Baird & Co. Incorporated	100,000
William Blair & Company, L.L.C.	100,000
CMG Institutional Trading LLC	100,000

Total	15,666,666

      The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.
      Certain selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 2,350,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.
      The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $0.4875 per share. The underwriters and selling group members may allow a discount of $0.10 per share on sales to other brokers or dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to brokers and dealers.
      The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total

	Without Over-	With Over-	Without Over-	With Over-
	allotment	allotment	allotment	allotment

Underwriting discounts and commissions paid by us	$0.8125	$0.8125	$4,875,000	$4,875,000
Expenses payable by us	$1.5758	$1.5758	$9,455,000	$9,455,000
Underwriting discounts and commissions paid by the selling stockholders	$0.8125	$0.8125	$7,854,166	$9,763,541
Expenses payable by the selling stockholders	$—	$—	$—	$—
In addition, Credit Suisse First Boston LLC will receive a financial advisory fee relating to the structuring of the offering in the amount of $500,000.

      The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5.0% of the shares of common stock being offered.
      We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC for a period of 180 days after the date of this prospectus except (a) the issuance of the common stock in the reorganization, (b) the issuance of the common stock to the underwriters, (c) issuances of additional common stock or grants of employee or director stock options or other equity awards pursuant to the terms of a plan in effect on the date of this prospectus or contemplated by this prospectus, (d) issuances of common stock pursuant to the exercise of such options or the exercise of any other employee or director stock options outstanding on the date of this prospectus, (e) the filing of registration statements on Form S-8 under the Securities Act registering common stock issuable pursuant to clauses (c) and (d) above, or (f) issuances of common stock by us in connection with one or more mergers or acquisition transactions (assets or stock), joint ventures or other strategic corporate transactions with unaffiliated entities; provided, however, that, in the case of this clause (f), each recipient of such common stock shall have, prior to any such issuance, entered into a written lock-up agreement that is identical in all material respects to our lock up agreement with respect to the then-remaining portion of the lock-up period. The initial lock-up period will commence on the date of this prospectus and will continue and include the date 180 days after the date hereof or such earlier date that Credit Suisse First Boston LLC consents to in writing; provided, however, that if (1) during the last 17 days of the initial 180-day lock-up period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the initial 180-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial 180-day lock-up period, then in each case the lock-up period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse First Boston LLC waives, in writing, such extension.
      Our officers and directors and existing stockholders, including the selling stockholders, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC for a period of 180 days after the date of this prospectus, except (a) any common stock acquired in the open market after the date of this prospectus and (b) if a selling stockholder is a partnership, limited liability company or corporation, (i) transfers of common stock to an affiliate of such selling stockholder or (ii) distributions by such selling stockholder to its partners, members or shareholders (including by way of redemption or liquidation); provided, however, that, in the case of this clause (b), each recipient of such common stock shall have, prior to any such transfer or distribution, entered into a written lock-up agreement that is identical in all material respects to the lock-up agreement signed by the selling stockholder with respect to the then-remaining portion of the lock-up period. The initial lock-up period will commence on the date of this prospectus and will continue and include the date 180 days after the date of this prospectus or such earlier date that Credit Suisse First Boston LLC consents to in writing; provided, however, that if (1) during the last 17 days of the initial 180-day lock-up period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the initial 180-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial 180-day lock-up period, then in each case the lock-up period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse First Boston LLC waives, in writing, such extension.
      14,020,847 shares of common stock are subject to the lock-up provisions. Credit Suisse First Boston LLC does not have any current intention to release shares of common stock or other securities subject to the lock-up. Any determination to release any shares subject to the lock-up would be based on a number of factors at the time of any such determination, including the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold and the timing, purpose and terms of the proposed sale.
      The underwriters have reserved for sale at the initial public offering price up to 5.0% of the shares of common stock being offered for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering.
      The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.
      We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.
      Our common stock has been approved for quotation on the Nasdaq National Market under the symbol “CNSL”, subject to the official notice of issuance.
      There has been no public market for our common stock prior to this offering. We and the underwriters will negotiate the initial public offering price. The factors that will be considered include:

•	prevailing market conditions;

•	the history of and prospects for our industry;

•	an assessment of our management;

•	our present operations;

•	our historical results of operations;

•	the trend of our revenues and earnings; and

•	our earnings prospects.
      We and the underwriters will consider these and other relevant factors in relation to the price of similar securities of generally comparable companies. Neither we nor the selling stockholders nor the underwriters can assure investors that an active trading market will develop for our common stock, or that our common stock will trade in the public market at or above the initial public offering price.
      In connection with this offering and the related transactions, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over- allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.
      A prospectus in electronic format may be made available by one or more of the underwriters, or selling group members, if any, participating in this offering, and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations.
      Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Affiliates of Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are expected to act as lenders and agents under, and in connection therewith will receive customary fees and expenses in connection with, our amended and restated credit facilities and affiliates of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. will receive a portion of the prepayment of the term loan A facility. See “Description of Indebtedness — Amended and Restated Credit Facilities”.
      The decision of each of Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. to distribute the shares of our common stock in this offering was made independent of the lender with which it is affiliated. That lender had no involvement in determining whether or when to distribute the shares of our common stock under this offering or the terms of this offering. The underwriters will not receive any benefit from this offering other than the underwriting discounts and commissions described in the prospectus.
      Each of the underwriters has represented and agreed that (i) it has not offered or sold, and will not offer or sell any shares to persons in the United Kingdom, except to persons who have professional experience in investments or whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and all applicable provisions of the Financial Services and Markets Act 2000, or FSMA, with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom; and (iii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us.

      Each underwriter has acknowledged that (i) it has not offered or sold, and will not offer or sell, the shares to any investors in Switzerland other than on a non-public basis; (ii) this prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrect); and (iii) neither this offering nor the shares has been or will be approved by any Swiss regulatory authority.
VALIDITY OF THE COMMON STOCK
      The validity of the shares of common stock being offered will be passed upon for CCI Holdings by King & Spalding llp. Certain legal matters relating to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel llp.
EXPERTS
      The consolidated financial statements of Homebase Acquisition, LLC (doing business as Consolidated Communications) at December 31, 2003 and December 31, 2004 and for the years then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The combined financial statements of Illinois Consolidated Telephone Company and Related Businesses (as predecessor company to Homebase Acquisition, LLC) at December 30, 2002 and for the year then ended appearing in this prospectus and the registration statement of which this prospectus forms a part have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The financial statements of TXU Communications Ventures Company and Subsidiaries as of April 13, 2004, December 31, 2003 and 2002, and the period from January 1, 2004 to April 13, 2004 and each of the three years ended December 31, 2003 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The financial statements of GTE Mobilnet of Texas #17 Limited Partnership as of December 31, 2004 and 2003, and for each of the three years ended December 31, 2004 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
      We have filed a registration statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. As a result of the effectiveness of the registration statement, we are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and, under that Exchange Act, we will file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov.
      You may also request a copy of these filings, at no cost, by writing or telephoning us at:
Consolidated Communications Holdings, Inc.
121 South 17th Street
Mattoon, Illinois 61938-3987
Attention: Secretary
Telephone: (217) 235-3311

INDEX TO
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Basis of Presentation
      The unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated financial statements of Homebase. The unaudited pro forma condensed consolidated statements of operations give effect to the two groups of transactions described below. The unaudited pro forma condensed consolidated balance sheet gives effect only to the initial public offering and related transactions described below. All capitalized terms that are used but not defined in these pro forma financial statements have the meanings assigned to them in the other parts of this prospectus.
TXUCV Acquisition
      The first group of transactions consisted of the following:

•	the contribution by the existing equity investors of $89.0 million in cash in exchange for additional Class A preferred shares of Homebase, the distribution by CCI, a wholly owned subsidiary of Homebase, of $63.4 million to Homebase and the contribution by Homebase of $152.4 million to Consolidated Communications Texas Holdings, Inc. of the aggregate proceeds of such distribution and contribution;

•	the TXUCV acquisition by Texas Holdings, a wholly owned subsidiary of Homebase, on April 14, 2004, pursuant to which Texas Holdings acquired all of the capital stock of TXUCV for $524.1 million in cash, net of cash acquired and including transaction costs;

•	the refinancing and termination of the CoBank credit facilities of CCI, and the entering into, and borrowing under, the existing credit facilities;

•	the issuance of $200.0 million of the senior notes; and

•	the payment of related fees and expenses.
      The TXUCV acquisition was accounted for as a purchase in accordance with Statements of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). Following the closing of the TXUCV acquisition, the total purchase price was allocated to the assets acquired and liabilities assumed of TXUCV based on their respective fair values in accordance with the purchase method of accounting.
      We engaged independent appraisers to assist in determining the fair values of tangible and intangible assets acquired in the TXUCV acquisition. We allocated the total purchase price to the assets and liabilities using estimates of their fair value based on work performed to date by the independent appraisers.
      The existing credit facilities provided financing of $467.0 million, consisting of

•	A $122.0 million term loan A facility with a six year maturity;

•	A $315.0 million term loan B facility with a seven year and six-month maturity; and

•	A $30.0 million revolving credit facility with a six year maturity, all of which remains available for general corporate purposes.
      On October 22, 2004 we amended and restated the existing credit facilities to, among other things, convert all borrowings then outstanding under the term loan B facility into approximately $314.0 million of aggregate borrowings under a new term loan C facility. The term loan C facility is substantially identical to the term loan B facility, except that the applicable margin for borrowings under the term loan C facility through April 1, 2005 was 1.50% with respect to base rate loans and 2.50% with respect to LIBOR loans. Thereafter, provided certain credit ratings are maintained, the applicable margin for borrowings under the term loan C facility is 1.25% with respect to base rate loans and 2.25% with respect to LIBOR loans.

      The borrowings under the existing credit facilities have borne interest at a rate equal to an applicable margin plus, at the borrowers’ option, either a base rate or a LIBOR rate. The current applicable margin for borrowings under the existing credit facilities are:

•	in respect of the term loan A facility and the revolving credit facility, 1.25% with respect to base rate loans and 2.25% with respect to LIBOR loans; and

•	in respect of the term loan C facility, 1.50% with respect to base rate loans and 2.50% with respect to LIBOR loans.
Cash Distribution to the Existing Equity Investors; Initial Public Offering and Related Transactions
      The second group of transactions will consist of the following:

•	$37.5 million cash dividend paid to our existing equity investors on June 7, 2005, including approximately $0.4 million of expenses incurred to amend our existing credit facilities to permit this distribution;

•	the reorganization of Homebase, Illinois Holdings and Consolidated Communications Texas Holdings, Inc., pursuant to which first Consolidated Communications Texas Holdings, Inc. and then Homebase will merge with and into Illinois Holdings, in each case with Illinois Holdings surviving the merger, and thereafter Illinois Holdings will change its name to Consolidated Communications Holdings, Inc., or CCI Holdings;

•	Our existing stockholders receipt from Homebase of shares of CCI Holdings common stock representing 100% of the outstanding common stock of CCI Holdings;

•	the initial public offering of common stock of CCI Holdings and the sale by the selling stockholders of additional shares of their common stock;

•	the amendment and restatement of the existing credit facilities to provide for, among other things, the repayment in full of our term loan A and C facilities and to borrow $425.0 million under a new term loan D facility. See “Description of Indebtedness — Amended and Restated Credit Facilities”.

•	the amendment of the restricted share plan to eliminate the call provision and to accelerate the vesting schedule;

•	the redemption of 32.5% of the aggregate principal amount of our senior notes and payment of the associated redemption premium of 9.75% of the principal amount to be redeemed, together with accrued and unpaid interest through the date of redemption; and

•	the payment of related fees and expenses.
      The amended and restated credit facilities are expected to provide financing of up to $455.0 million and consist of:

•	a new term loan D facility of up to $425.0 million maturing on October 14, 2011; and

•	$30.0 million revolving credit facility maturing on April 14, 2010.
      We expect that the interest rates and commitment fee on the amended and restated credit facilities will be the same as those as the existing credit facilities. The amended and restated credit facilities have not yet been agreed upon, and the descriptions set forth in this prospectus represent our current expectations regarding the terms of the credit facilities.
      In connection with the offering, the two professional service fee agreements that Homebase entered into with its existing equity investors will automatically terminate. The first agreement required CCI to pay to Mr. Lumpkin, Providence Equity and Spectrum Equity an annual professional services fee in the aggregate amount of $2.0 million for consulting, advisory and other professional services provided to CCI and its subsidiaries. The second agreement, entered into in connection with the TXUCV acquisition, required Consolidated Communications Acquisition Texas, Inc., or Texas Holdings, to pay Mr. Lumpkin

and Providence Equity and Spectrum Equity an annual professional services fee in the aggregate amount of $3.0 million for consulting, advisory and other professional services provided to Texas Holdings and its subsidiaries.
      The unaudited pro forma condensed consolidated financial statements were prepared to illustrate the estimated effects of the transactions described above. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. You should read the unaudited pro forma condensed consolidated financial statements and the accompanying notes in conjunction with the information contained in “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CCI Holdings” and — CCI Texas” and the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.
      The unaudited pro forma condensed consolidated balance sheet as of March 31, 2005 gives effect to the transactions described above, except for the impact of the TXUCV acquisition, since the acquisition occurred on April 14, 2004 and is included in Homebase’s historical consolidated financial statements as of March 31, 2005.
      The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2004 and the three months ended March 31, 2004 and 2005 give effect to the transactions described above as if they had occurred on January 1, 2004.
      In connection with this offering and the related transactions, we will record certain charges in our financial statements at the time such transactions are consummated. As these charges are non-recurring in nature, we have not recorded any pro forma effect in the pro forma condensed consolidated statements of operations. These non-recurring charges, which total approximately $15.4 million, include approximately $6.4 million to recognize non-cash compensation expense associated with the amendment and restatement of our restricted share plan, $2.3 million of unamortized deferred financing costs related to the redemption of a portion of our senior notes, $0.4 million of expenses incurred to amend our existing credit facilities to permit the cash distribution to our existing equity investors and $6.3 million related to the 9.75% redemption premium associated with the senior note redemption.
      The company anticipates that it will incur additional costs related to being a public company of approximately $1.0 million per year. No adjustment has been made in the accompanying unaudited pro forma condensed consolidated statements of operations for these costs.
      The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial statements do not necessarily indicate the results that would have actually occurred if the transactions described above had been in effect on the date indicated or that may occur in the future.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004
(Dollars in thousands)

						Cash
		CCI Texas				Distribution		Pro Forma
		Historical	Acquisition		Pro Forma as	and IPO		as Adjusted
	Homebase	January 1 -	Pro Forma		Adjusted for	Pro Forma		for Acquisition
	Historical	April 13	Adjustments		Acquisition	Adjustments		and IPO

Revenues	$269,608	$53,855	$—		$323,463	$—		$323,463
Operating expenses:
Cost of services and products (exclusive of depreciation and amortization shown separately below)	80,572	15,296	—		95,868	—		95,868
Selling, general and administrative expenses	87,955	24,138	(1,118	)(2)	110,975	(5,000	)(7)	108,117
						2,142	(8)
Depreciation and amortization	54,522	8,124	4,875	(3)	67,521	—		67,521
Intangible impairment charges	11,578	(12)			11,566			11,566

Total operating expenses	234,627	47,546	3,757		285,930	(2,858)		283,072

Income from operations	34,981	6,309	(3,757)		37,533	2,858		40,391
Other income (expense):
Interest income	384		—		384	—		384
Interest expense	(39,935)	(1,244)	(3,484	)(4)	(44,663)	44,663	(9)	(36,956)
						(36,956	)(9)
Prepayment penalty on extinguishment of debt	—	(1,914)	—		(1,914)			(1,914)
Partnership income	1,288	1,174 (1)	—		2,462	—		2,462
Minority interest	(327)	(106)	—		(433)	—		(433)
Other, net	2,698	37	—		2,735	—		2,735

Income (loss) before income taxes	(911)	4,256	(7,241)		(3,896)	10,565		6,669
Income tax expense (benefit)	232	2,473	(3,012	)(5)	(307)	5,286	(10)	4,979

Net income (loss)	(1,143)	1,783	(4,229)		(3,589)	5,279		1,690
Dividends on redeemable preferred shares	(14,965)		(2,225	)(6)	(17,190)	17,190	(12)	—

Net income (loss) applicable to common shareholders	$(16,108)	$1,783	$(6,454)		$(20,779)	$22,469		$1,690

Earnings (loss) per share:
Basic and diluted	$(1.79)				$(2.31)			$0.06

Number of shares for calculation:
Basic and diluted	9,000,685				9,000,685			29,687,510

See accompanying notes

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2005
(Dollars in thousands)

		Cash
		Distribution		Pro Forma
		and IPO		as Adjusted
	Homebase	Pro Forma		for Acquisition
	Historical	Adjustments		and IPO

Revenues	$79,772	$—		$79,772
Operating expenses:
Cost of services and products (exclusive of depreciation and amortization shown separately below)	24,417	—		24,417
Selling, general and administrative expenses	26,196	(1,250	)(7)	25,482
		536	(8)
Depreciation and amortization	16,818	—		16,818

Total operating expenses	67,431	(714)		66,717

Income from operations	12,341	714		13,055
Other income (expense):
Interest income	253	—		253
Interest expense	(11,694)	11,694	(9)	(9,922)
		(9,922	)(9)
Partnership income	330	—		330
Minority interest	(165)	—		(165)
Other, net	222	—		222

Income (loss) before income taxes	1,287	2,486		3,773
Income tax expense (benefit)	586	1,336	(10)	1,922

Net income (loss)	701	1,150		1,851
Dividends on redeemable preferred shares	(4,623)	4,623	(12)	—

Net income (loss) applicable to common shareholders	$(3,922)	$5,773		$1,851

Earnings (loss) per share:
Basic and diluted	$(0.42)			$0.06

Number of shares for calculation:
Basic and diluted	9,250,000			29,687,510

See accompanying notes

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2004
(Dollars in thousands)

						Cash
		CCI Texas				Distribution		Pro Forma
		Historical	Acquisition		Pro Forma as	and IPO		as Adjusted
	Homebase	January 1 -	Pro Forma		Adjusted for	Pro Forma		for Acquisition
	Historical	March 31	Adjustments		Acquisition	Adjustments		and IPO

Revenues	$34,067	$45,366	$—		$79,433	$—		$79,433
Operating expenses:
Cost of services and products (exclusive of depreciation and amortization shown separately below)	12,374	13,134	—		25,508	—		25,508
Selling, general and administrative expenses	10,589	15,086	(977	)(2)	24,698	(1,250	)(7)	23,984
						536	(8)
Depreciation and amortization	5,366	8,150	4,260	(3)	17,776	—		17,776

Total operating expenses	28,329	36,370	3,283		67,982	(714)		67,268

Income from operations	5,738	8,996	(3,283)		11,451	714		12,165
Other income (expense):
Interest income	32	66	—		98			98
Interest expense	(2,829)	(1,140)	(7,023	)(4)	(10,992)	10,992	(9)	(9,076)
						(9,076	)(9)
Partnership income	—	857 (1)	—		857	—		857
Minority interest	—	(125)	—		(125)	—		(125)
Other, net	—	44	—		44	—		44

Income (loss) before income taxes	2,941	8,698	(10,306)		1,333	2,630		3,963
Income tax expense (benefit)	1,177	3,223	(4,164	)(5)	236	1,279	(10)	1,515

Net income (loss)	1,764	5,475	(6,142)		1,097	1,351		2,448
Dividends on redeemable preferred shares	(2,274)		(2,003	)(6)	(4,277)	4,277	(12)	—

Net income (loss) applicable to common shareholders	$(510)	$5,475	$(8,145)		$(3,180)	$5,628		$2,448

Earnings (loss) per share:
Basic and diluted	$(0.06)				$(0.35)			$0.08

Number of shares for calculation:
Basic and diluted	9,000,000				9,000,000			29,687,510

See accompanying notes

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
March 31, 2005
(Dollars in thousands)

		Cash
		Distribution
		and IPO		Pro Forma
	Homebase	Pro Forma		as Adjusted
	Historical	Adjustments		for IPO

ASSETS
Current assets:
Cash and cash equivalents	$56,538	$(37,921	)(11)	$13,594
		68,545	(12)
		(73,568	)(13)
Accounts receivable, net	32,148			32,148
Inventories	3,202			3,202
Prepaid expenses and other assets	12,028	—		12,028

Total current assets	103,916	(42,944)		60,972
Intangibles and other assets:
Property, plant and equipment, net	353,060			353,060
Investments	43,261			43,261
Goodwill	318,481			318,481
Customer lists, net	146,236			146,236
Tradenames, net	14,546			14,546
Deferred financing costs	18,507	1,076	(14)	19,583
Other assets	4,236	4,005	(16)	8,241

Total assets	$1,002,243	$(37,863)		$964,380

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$41,242	$(40,706	)(13)	$536
Accounts payable	9,621			9,621
Accrued expenses and advance billings and customer deposits	41,909	—		41,909

Total current liabilities	92,772	(40,706)		52,066
Long-term debt less current maturities	583,667	(63,850	)(13)	560,523
		40,706	(13)
Deferred income taxes	68,192			68,192
Pension and post retirement obligations and other liabilities	66,094	—		66,094

Total Liabilities	810,725	(63,850)		746,875

Minority interests	2,457	—		2,457
Redeemable preferred shares	210,092	(37,500	)(11)	—
		(172,592	)(12)
Stockholders’ equity (deficit):
Common stock	—	297	(12)	297
Additional paid in capital	58	240,840	(12)	247,325
		6,427	(8)
Accumulated deficit	(23,033)	(11,485	)(15)	(34,518)
Accumulated other comprehensive loss	1,944	—		1,944

Total stockholders’ equity (deficit)	(21,031)	236,079		215,048

Total liabilities and stockholders’ equity	$1,002,243	$(37,863)		$964,380

See accompanying notes

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)
PRO FORMA ADJUSTMENTS FOR TXUCV ACQUISITION
      The consolidated historical financial statements include the results of operations of the TXUCV acquisition since the April 14, 2004 acquisition date. The adjustments described in notes 2 through 6 have been made to the accompanying unaudited pro forma condensed consolidated statement of operations to reflect the results of operations as if this acquisition occurred on January 1, 2004 (amounts in thousands):

1.	Partnership Income
      In connection with the TXUCV acquisition on April 14, 2004, we acquired:

•	a 2.34% interest in GTE Mobilnet of South, Texas, LP (“South Texas”);

•	a 17.02% interest in GTE Mobilnet of Texas RSA #17, LP (“RSA #17”); and

•	a 39.06% interest in Fort Bend Fibernet, LP (“Fort Bend”).
      Prior to the date of the TXUCV acquisition, TXUCV accounted for each of these partnership investments using the equity method of accounting. Under this method of accounting, partnership income (or loss) was recognized based upon TXUCV’s pro rata share of the income (or loss) from each partnership. For periods subsequent to the date of the TXUCV acquisition, we determined (in accordance with Topic D-46: “Accounting for Limited Partnership Investments”) to continue to account for RSA #17 and Fort Bend using the equity method, but to account for South Texas using the cost method. The decision to change from the equity method to the cost method was based upon several factors, including our small ownership interest and our limited ability to influence South Texas’ operating and financial policies.
      As a result of the change from the equity method to the cost method, the partnership income recognized from South Texas during the period it was owned by TXUCV will not continue in the future. Instead, under the cost method, we will only recognize income when we receive a cash distribution from South Texas, and then only to the extent such distribution represents earnings from South Texas rather than a return of capital.
      For the year ended December 31, 2004 and the three months ended March 31, 2004, our unaudited pro forma condensed statement of operations included $661 and $463 of partnership income and $1,806 and $0 of dividend income, respectively, from our investment in South Texas. However, had we accounted for our investment in South Texas on the cost method, our unaudited pro forma condensed statement of operations would have included $0 of partnership income and $2,467 and $2,269 of dividend income over these same periods.

2.	Selling, General and Administrative Expenses
      The pro forma adjustments to selling, general and administrative expenses reflect a reduction in costs resulting from the termination of TXUCV employees that occurred in connection with the TXUCV acquisition and was recognized in accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination”, and incremental professional service fees to be paid to

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
Mr. Lumpkin, Providence Equity and Spectrum Equity pursuant to the second professional services agreement entered into in connection with the TXUCV acquisition.

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2004	2004

Effect of TXUCV acquisition related headcount reductions	$(1,983)	$(1,733)
Incremental professional service fees	865	756

	$(1,118)	$(977)

3.	Depreciation and Amortization
      The pro forma adjustments to depreciation and amortization reflect (a) the removal of the historical basis of depreciation and amortization of the TXUCV assets and (b) based on the write-up of these assets to fair value in accordance with SFAS 141, the increase in depreciation and amortization expense for of property and equipment, capitalized software, and intangible assets acquired in the TXUCV acquisition.

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2004	2004

Removing historical depreciation and amortization	$(62,646)	$(13,516)
Recording new depreciation and amortization	67,521	17,776

	$4,875	$4,260

4.	Interest Expense
      The pro forma adjustments to interest expense are based on the amounts borrowed and the rates assumed to be in effect at the closing of the TXUCV transaction. Amounts outstanding under the term loan facilities A and C bear interest at 225 and 250 basis points above LIBOR respectively.
      In connection with the TXUCV acquisition, the Company issued $200 million of 9 3/4% Senior Notes due in 2012.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
      A summary of the pro forma adjustment follows:

			Twelve Months	Three Months
	Estimated	Estimated	Ended	Ended
	Principal	Interest	December 31,	March 31,
	Outstanding	Rates	2004	2004

Removal of historical interest expense including amortization of deferred financing costs			$41,179	$3,969

Recording of new interest expense, net
Term loan A	$122,000	LIBOR + 2.50%	(4,892)	(1,125)
Term loan B	315,000	LIBOR + 2.75%	(13,419)	(3,103)
Senior notes	200,000	9.750%	(19,500)	(4,875)
Capital leases	1,059	6.500%	(69)	(17)
Revolver commitment fee			(150)	(38)
Net effect of interest rate hedges			(3,733)	(1,109)
Amortization of deferred financing costs			(2,900)	(725)

Total new interest expense			(44,663)	(10,992)

Net adjustment to interest expense			$(3,484)	$(7,023)

      The weighted average LIBOR rates for the year ended December 31, 2004 and the three months ended March 31, 2004 were 1.51% and 1.19%, respectively.

5.	Income Tax Expense
      The blended effective tax rate applied to the pro forma adjustments related to the TXUCV acquisition and the related financing is as follows:

Twelve months ended December 31, 2004	41.6%
Three months ended March 31, 2004	40.4%

6.	Dividends on Preferred Shares
      At closing of the TXUCV acquisition, we issued an additional $89,000 of Class A redeemable preferred shares with a 9% annual preferred dividend.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
IPO PRO FORMA ADJUSTMENTS FOR OFFERING AND RELATED TRANSACTIONS

7.	Selling, General and Administrative Expenses
      Pro forma selling, general and administrative expenses prior to the offering for the year ended December 31, 2004 and for the three months ended March 31, 2004 and 2005 included $5,000, $1,250 and $1,250, respectively in aggregate professional services fees paid to Mr. Lumpkin, Providence Equity and Spectrum Equity pursuant to the two professional services agreements. Under the professional service fee agreements, Mr. Lumpkin, Providence Equity and Spectrum Equity have provided consulting, advisory and other professional services to CCI and Texas Holdings. The parties, by virtue of the fees being paid, were available to assist with significant transactions such as the TXUCV acquisition, debt offering and IPO on a day-to-day basis. Upon the closing of the offering, these professional service agreements will automatically terminate. Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to eliminate the payment of these fees. Following the closing of this offering, we expect that these services will not be needed to the extent previously provided. If and when significant transactions arise, we believe that the services will either be performed by company personnel, who now have substantially more experience in these matters since December 2002 when the first agreement was entered into, or we will retain these or other professionals to assist us.

8.	Restricted Share Plan
      In connection with this offering, we will incur an estimated non-cash charge of $6,427 to reflect compensation expense related to the amendment and restatement of our restricted share plan. The amendment and restatement will change the accounting treatment from a variable plan, for which expense is recognized based on a specified formula, to a fixed plan for which expense is recognized for the intrinsic value on the date of grant. The amendment and restatement represents a modification to the terms of the equity awards, resulting in a new measurement date. Concurrently with the amendment and restatement and immediately prior to this offering, the vesting schedule will be accelerated such that 25% of the outstanding restricted shares will immediately vest. As a result, 50% of the restricted shares granted in 2003 and 25% of the restricted shares granted in 2004 will become vested. The $6,427 charge represents the value of the vested shares as of the new measurement date.
      The amendment and restatement also adjusts the vesting period for the remaining restricted shares such that they will vest in three equal installments on each of next three calendar year ends. The pro forma adjustment for the year ended December 31, 2004 and the three months ended March 31, 2005 and March 31, 2004 is $2,142, $536 and $536 respectively. This amount reflects non-cash compensation expense based on the vesting schedule under the amended and restated restricted share plan. The pro forma adjustment to paid in capital is $6,427 reflecting the impact of this one-time charge. Although we recorded a charge of $6,427 to accumulated deficit for pro forma purposes, this amount plus the amount of the charge associated with the vesting of restricted shares in 2005, will be expensed in our 2005 results of operations upon the amendment and restatement of our restricted share plan.

9.	Interest Expense
      The pro forma adjustments to interest expense, net and the amortization of deferred financing costs are based on the estimated net changes to outstanding debt and interest expense as a result of the offering and the related transactions, which are estimated to be (a) the redemption of $65,000 in aggregate principal amount of senior notes and (b) the elimination of the existing amortization of, and the creation

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
of new, deferred financing costs relating to the amendment and restatement of the existing credit facilities. A summary of these entries follows:

			Twelve Months	Three Months	Three Months
	Estimated		Ended	Ended	Ended
	Principal	Estimated	December 31,	March 31,	March 31,
	Outstanding	Interest Rates	2004	2004	2005

Removal of pro forma interest expense prior to the offering including amortization of deferred financing costs			$44,663	$10,992	$11,694

New Debt:
Term loan D	$425,000	LIBOR +2.5%	(17,043)	(3,921)	(5,674)
Senior notes	135,000	9.750%	(13,163)	(3,291)	(3,291)
Capital leases	1,059	6.500%	(69)	(17)	(17)
Revolver commitment fee			(150)	(38)	(38)
Net effect of interest rate hedges			(3,733)	(1,109)	(202)
Amortization of deferred financing costs			(2,798)	(700)	(700)

Total new interest expense			(36,956)	(9,076)	(9,922)

Net adjustment to interest expense			$7,707	$1,916	$1,772

      The weighted average LIBOR rates for the year ended December 31, 2004 and for the three months ended March 31, 2004 and 2005 were 1.51%, 1.19% and 2.84% respectively.
      As of March 31, 2005, we had a balance of $18,507 for deferred financing costs relating to our existing credit facilities and the senior notes. We will write off $2,304 of deferred financing costs associated with the redemption of senior notes and we will incur $3,380 of deferred financing costs to amend and restate the existing credit facilities. CCI Holdings will amortize the pro forma balance of $19,583 deferred financing costs over the term of the respective debt agreements.

10.	Income Tax Expense
      The blended effective tax rate applied for CCI Holdings pro forma adjustments is as follows:

Twelve months ended December 31, 2004	41.6%
Three months ended March 31, 2004	40.4%
Three months ended March 31, 2005	44.2%
      Non-cash compensation charges of $2,142, $536 and $536 for the year ended December 31, 2004 and for the three months ended March 31, 2004 and 2005 is not deductible for tax purposes.

11.	Cash Distribution to Existing Equity Investors
      A cash distribution of $37,500 was made to our existing equity investors on June 7, 2005. This distribution will result in a reduction of $37,500 in the outstanding balance of redeemable preferred shares. The distribution, as well as fees totaling $421 incurred in connection with the amendment of our existing credit facilities to permit this distribution, were funded with existing cash on our balance sheet.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)

12.	Reorganization and Offering
      Pro forma adjustments to cash are derived from the effect of the reorganization and the offering.
      To effect the reorganization, first Consolidated Communications Texas Holdings, Inc. and then Homebase will merge with and into CCI Holdings. In connection with the mergers described in the preceding sentence, our existing stockholders will receive shares of common stock of CCI Holdings representing 100% of the outstanding common stock of CCI Holdings.
      In the offering, CCI Holdings expects to issue $78,000 of common stock, or 6,000,000 shares in this offering. CCI Holdings will not receive any proceeds from the sale by the selling stockholders of 9,666,666 shares in this offering. Upon the consummation of this offering, redeemable preferred shares of Homebase which include a preferred return on the holders’ capital contributions at the rate of 9% per annum, will be converted into 13,710,318 shares of common stock. As of March 31, 2005, the balance of the redeemable preferred shares was $210,092. On June 7, 2005, a cash distribution of $37,500 was made to our existing equity investors. This distribution will result in a $37,500 reduction in the balance of redeemable preferred shares to $172,592. Entries have been made to the accompanying unaudited pro forma condensed consolidated balance sheet to reflect the adjustment to cash and to record the following for the issuance of the new shares of common stock in this offering as follows:

Gross cash proceeds	$78,000
Less transaction fees and expenses	(9,455)

Net cash proceeds	$68,545

Common stock	$297

Additional paid in capital	$77,703
Conversion of redeemable preferred shares	172,592
Less transaction fees and expenses	(9,455)

Paid in capital	$240,840

13.	Amendment and Restatement of Existing Credit Facilities and Redemption of Senior Notes
      Pro forma adjustments to cash are derived from the effect of the amendment and restatement of the existing credit facilities and the redemption of a portion of our senior notes. We expect the amendment and restatement will consist of the use of $2,230 of cash on hand and borrowings of $425,000 under the new term loan D facility. These funds will be used for the following:

•	Retirement of the $112,000 term loan A facility

•	Retirement of the $311,850 term loan C facility

•	The payment of $3,380 of deferred financing costs associated with the amended and restated credit facilities
      We will use $71,338 of the net proceeds of the offering to redeem $65,000 in aggregate principal amount of senior notes and to pay the associated $6,338 redemption premium.
      Entries have been made in the accompanying unaudited pro forma condensed consolidated financial statements to reflect these transactions.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands)
      as follows:

Payment of term loan A facility	$(112,000)
Payment of term loan C facility	(311,850)
New term loan D facility	425,000

Net borrowings on loan facilities	1,150
Senior notes redemption	(65,000)

Adjustment to long-term debt	$(63,850)
Redemption premium	(6,338)
Deferred financing costs	(3,380)

Net cash used	$(73,568)

      We anticipate that our amended and restated credit facilities will not require the borrowers to make scheduled amortization payments in respect of the term loan D facility. Accordingly, $40,706 of term loan A amortization included in the current portion of long term debt has been reclassified to long-term debt.

14.	Deferred Financing Costs
      We will write off $2,304 of deferred financing costs associated with the redemption of senior notes and incur $3,380 of deferred financing costs to amend and restate the credit facilities as described in note 11. Entries have been made in the accompanying unaudited pro forma condensed consolidated financial statements to reflect these transactions:

Write-off of pro rata share of deferred financing costs associated with the redemption of senior notes	$(2,304)
Recording of new deferred financing costs associated with the amendment and restatement of existing credit facilities	3,380

$1,076

15.	Accumulated Deficit
      The pro forma accumulated deficit reflects the non-recurring charges as follows:

Charge to reflect expense for 50% vesting of restricted shares	$(6,427)
Expensing of the redemption premium on senior notes, net of tax	(3,537)
Write-off of the pro rata share of the deferred financing costs associated with the redemption of senior notes, net of tax	(1,286)
Expenses incurred to amend our existing credit facilities in connection with cash distribution to existing equity investors	(235)

$(11,485)

16.	Other Assets
      This pro forma adjustment reflects the tax effect, using a 44.2% effective tax rate on the redemption premium on the senior notes ($2,801), write-off of the pro-rata share of the deferred financing costs associated with the redemption of a portion of the senior notes ($1,018) and expenses incurred to amend our existing credit facilities in connection with the cash distribution to our existing equity investors ($186).

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
INDEX TO FINANCIAL STATEMENTS

Page

Audited Financial Statements
Consolidated Financial Statements — Homebase Acquisition, LLC	F-2
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-4
Consolidated Statements of Operations for the years ended December 31, 2004 and 2003	F-5
Consolidated Statements of Changes in Common Members’ Deficit for the years ended December 31, 2004 and 2003	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003	F-7
Notes to Consolidated Financial Statements	F-8
Combined Financial Statements — Illinois Consolidated Telephone Company and Related Businesses	F-33
Report of Independent Registered Public Accounting Firm	F-34
Combined Balance Sheet as of December 30, 2002	F-35
Combined Statement of Income for the year ended December 30, 2002	F-36
Combined Statement of Changes in Parent Company Investment for the year ended December 30, 2002	F-37
Combined Statement of Cash Flows for the year ended December 30, 2002	F-38
Notes to Combined Financial Statements	F-39
Consolidated Financial Statements — TXU Communications Ventures Company and Subsidiaries	F-50
Report of Independent Registered Public Accounting Firm	F-51
Consolidated Balance Sheets as of April 13, 2004, December 31, 2003 and 2002	F-52
Consolidated Statements of Operations and Comprehensive Income (Loss) for the period from January 1, 2004 to April 13, 2004 and for the years ended December 31, 2003, 2002 and 2001	F-54
Consolidated Statements of Shareholder’s Equity for the period from January 1, 2004 to April 13, 2004 and for the years ended December 31, 2003, 2002 and 2001	F-55
Consolidated Statements of Cash Flows for the period from January 1, 2004 to April 13, 2004 and for the years ended December 31, 2003, 2002 and 2001	F-56
Notes to Consolidated Financial Statements	F-57
Financial Statements — GTE Mobilnet of Texas #17 Limited Partnership	F-79
Report of Independent Registered Public Accounting Firm	F-80
Balance Sheets as of December 31, 2004 and 2003	F-81
Statements of Operations for the years ended December 31, 2004, 2003 and 2002	F-82
Statements of Changes in Partners’ Capital for the years ended December 31, 2004, 2003 and 2002	F-83
Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002	F-84
Notes to Financial Statements	F-85
Unaudited Financial Statements
Condensed Consolidated Financial Statements — Homebase Acquisition, LLC	F-92
Condensed Consolidated Balance Sheet as of March 31, 2005	F-93
Condensed Consolidated Statements of Operations for the three months ended March 31, 2005 and 2004	F-94
Condensed Consolidated Statements of Changes in Common Members’ Deficit for the three months ended March 31, 2005	F-95
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2005 and 2004	F-96
Notes to Unaudited Condensed Consolidated Financial Statements	F-97

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
FINANCIAL STATEMENTS FOR THE YEARS ENDED
December 31, 2004 and 2003
With Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Homebase Acquisition, LLC
      We have audited the accompanying consolidated balance sheets of Homebase Acquisition, LLC (the Company) as of December 31, 2004 and December 31, 2003, and the related consolidated statements of operations, members’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young, LLP
Chicago, Illinois
March 11, 2005

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)

	December 31

	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$52,084	$10,142
Accounts receivable, net of allowance of $2,613 and $1,837, respectively	33,817	18,701
Inventories	3,529	2,277
Deferred income taxes	3,278	2,868
Prepaid expenses and other current assets	6,179	5,643

Total current assets	98,887	39,631
Property, plant and equipment, net	360,760	104,580
Intangibles and other assets:
Investments	42,884	—
Goodwill	318,481	99,554
Customer lists, net	149,805	53,559
Tradenames	14,546	15,863
Deferred financing costs and other assets	20,736	4,408

Total assets	$1,006,099	$317,595

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$41,079	$10,300
Accounts payable	11,176	5,518
Advance billings and customer deposits	11,061	6,368
Accrued expenses	34,251	12,642

Total current liabilities	97,567	34,828
Long-term debt less current maturities	588,342	170,100
Deferred income taxes	66,641	1,114
Pension and postretirement benefit obligations	61,361	12,595
Other liabilities	3,223	972
Total liabilities	817,134	219,609

Minority interests	2,291	—

Redeemable preferred shares:
Class A, redeemable preferred shares, $1 par value, 182,000 shares authorized, 182,000 and 93,000 shares issued and outstanding, respectively; liquidation preference of $205,469 and $101,504, respectively	205,469	101,504
Common members’ deficit:
Common shares, no par value, 10,000,000 shares, authorized, 10,000,000 and 9,975,000 shares issued and outstanding, respectively	—	—
Paid in capital	58	—
Accumulated deficit	(19,111)	(3,003)
Accumulated other comprehensive income (loss)	258	(515)

Total common members’ deficit	(18,795)	(3,518)

Total liabilities and members’ deficit	$1,006,099	$317,595

See accompanying notes

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Year ended December 31

	2004	2003

Revenues	$269,608	$132,330
Operating expenses:
Cost of services and products (exclusive of depreciation and amortization shown separately below)	80,572	46,305
Selling, general and administrative expenses	87,955	42,495
Intangible assets impairment	11,578	—
Depreciation and amortization	54,522	22,476

Income from operations	34,981	21,054
Other income (expense):
Interest income	384	154
Interest expense	(39,935)	(11,975)
Partnership income	1,288	—
Dividend income	2,497	—
Minority interest	(327)	—
Other, net	201	(15)

Income (loss) before income taxes	(911)	9,218
Income tax expense	232	3,717

Net income (loss)	(1,143)	5,501
Dividends on redeemable preferred shares	(14,965)	(8,504)

Net loss applicable to common shareholders	$(16,108)	$(3,003)

Net loss per common share — basic and diluted	$(1.79)	$(0.33)

See accompanying notes

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON MEMBERS’ DEFICIT
Years Ended December 31, 2004 and 2003
(Dollars in thousands)

					Accumulated
	Common Shares				Other
				Accumulated	Comprehensive		Comprehensive
	Shares	Amount	Paid in Capital	Deficit	Income (Loss)	Total	Income (Loss)

Balance, January 1, 2003	—	$—	$—	$—	$—	$—	$—
Net income	—	—	—	5,501	—	5,501	5,501
Capital contributions	9,000,000	—	—	—	—	—
Shares issued under employee plan	975,000	—	—	—	—	—	—
Dividends on redeemable preferred shares	—	—	—	(8,504)	—	(8,504)
Change in fair value of cash flow hedges, net of ($344) of tax	—	—	—	—	(515)	(515)	(515)

Balance, December 31, 2003	9,975,000	—	—	(3,003)	(515)	(3,518)	$4,986

Net loss	—	—	—	(1,143)	—	(1,143)	$(1,143)
Shares issued under employee plan	25,000	—	58	—	—	58	—
Dividends on redeemable preferred shares	—	—	—	(14,965)	—	(14,965)	—
Minimum pension liability, net of ($174) of tax	—	—	—	—	(283)	(283)	(283)
Unrealized loss on marketable securities, net ($33) of tax	—	—	—	—	(49)	(49)	(49)
Change in fair value of cash flow hedges, net of $1,090 of tax	—	—	—	—	1,105	1,105	1,105

Balance, December 31, 2004	10,000,000	$—	$58	$(19,111)	$258	$(18,795)	$(370)

See accompanying notes

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year ended December

	2004	2003

Operating Activities
Net income (loss)	$(1,143)	$5,501
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	54,522	22,476
Provision for bad debt losses	4,666	3,412
Deferred income tax	201	3,388
Asset impairment	11,578	—
Partnership income	(1,288)	—
Minority interest in net income of subsidiary	327	—
Amortization of deferred financing costs	6,476	504
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(3,499)	(9,799)
Inventories	(249)	(73)
Other assets	4,401	(480)
Accounts payable	(2,689)	(2,267)
Accrued expenses and other liabilities	6,463	6,227

Net cash provided by operating activities	79,766	28,889

Investing Activities
Capital expenditures	(30,010)	(11,296)
Acquisitions, net of cash acquired	(524,090)	(284,834)
Other	—	(2)

Net cash used in investing activities	(554,100)	(296,132)

Financing Activities
Capital contributions from investors	89,058	93,000
Proceeds from long-term obligations	637,000	190,000
Payments made on long-term obligations	(190,826)	(10,193)
Payment of deferred financing costs	(18,956)	(4,602)
Proceeds from sale of building	—	9,180

Net cash provided by financing activities	516,276	277,385

Net increase in cash and cash equivalents	41,942	10,142
Cash and cash equivalents at beginning of period	10,142	—

Cash and cash equivalents at end of period	$52,084	$10,142

Supplemental cash flow information
Interest paid	$27,758	$11,463

Income taxes paid (refunded)	$(509)	$2,000

See accompanying notes

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and December 31, 2003
(Dollars in thousands, except share and per share amounts)

1.	Description of Business
      Homebase Acquisition, LLC, a Delaware limited liability company (“Homebase” or the “Company”), was formed on June 26, 2002, and commenced operations in Illinois on December 31, 2002, with its acquisition of Illinois Consolidated Telephone Company and the related businesses (collectively, “ICTC”) and in Texas on April 14, 2004 with its acquisition of TXU Communications Ventures Company (“TXUCV”). Homebase is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications Illinois Holdings, Inc. (“Illinois Holdings”) and Consolidated Communications Texas Holdings, Inc. (“Texas Holdings”). Homebase and its wholly owned subsidiaries operate under the name Consolidated Communications.
      Illinois Holdings is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications, Inc. (“CCI”). Illinois Holdings operates its business through, and receives all of its income from, CCI and its subsidiaries. CCI was formed for the sole purpose of acquiring ICTC. Texas Holdings is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications Texas, Inc. (“Texas Acquisition”). Texas Holdings and Texas Acquisition were formed for the sole purpose of acquiring TXUCV, which was subsequently renamed Consolidated Communications Ventures Company (“CCV”). Texas Holdings operates its business through, and receives all of its income from, CCV and its subsidiaries.
      The Company provides local telephone, long-distance and network access services, and data and Internet products to both residential and business customers. The Company also provides operator services, telecommunications services to state prison facilities, telecommunications equipment sales and maintenance, inbound/outbound telemarketing and fulfillment services, and paging services.

2.	Summary of Significant Accounting Policies

Principles of Consolidation
      The consolidated financial statements include the accounts of Homebase and its wholly-owned subsidiaries and subsidiaries in which it has a controlling financial interest. All material intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation
      Certain reclassifications have been made to conform previously reported data to the current presentation. Line costs totaling $17,800 and $16,244 for the years ended December 31, 2004 and 2003, respectively, were reclassified from general and administrative expenses to cost of services.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the estimates and assumptions used.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)

Regulatory Accounting
      Certain wholly owned subsidiaries, ICTC, Consolidated Communications of Texas Company and Consolidated Communications of Fort Bend Company, are independent local exchange carriers (“ILECs”) which follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS No 71”). SFAS No. 71 permits rates (tariffs) to be set at levels intended to recover estimated costs of providing regulated services or products, including capital costs. SFAS No. 71 requires the ILECs to depreciate wireline plant over the useful lives approved by the regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition restricting the wireline business’ ability to establish prices to recover specific costs and (2) significant changes in the manner by which rates are set by regulators from cost-base regulation to another form of regulation.

Cash Equivalents
      Cash equivalents consist of short-term, highly liquid investments with a remaining maturity of three months or less when purchased.

Investments
      Investments in equity securities that have readily determinable fair values are categorized as available for sale securities and are carried at fair value. The unrealized gains or losses on securities classified as available for sale are included as a separate component of common members’ equity. Investments in equity securities that do not have readily determinable fair values are carried at cost.
      Investments in affiliated companies that Homebase does not control but does have the ability to exercise significant influence over operations and financial policies are accounted for using the equity method. Investments in affiliated companies that Homebase does not control and does not have the ability to exercise significant influence over such affiliated companies’ operations and financial policies are accounted for using the cost method.
      To determine whether an impairment of an investment exists, the Company monitors and evaluates the financial performance of the business in which it invests and compares the carrying value of the investee to quoted market prices if available or the fair value of similar investments, which in certain circumstance, is based on traditional valuation models utilizing multiple of cash flows. When circumstances indicate that a decline in the fair value of the investment has occurred and the decline is other than temporary, the Company records the decline in value as realized impairment loss and a reduction in the cost of the investment.

Accounts Receivable and Allowance for Doubtful Accounts
      Accounts receivable consist primarily of amounts due to the Company from normal activities. Accounts receivable are determined to be past due when the amount is overdue based on the payment terms with the customer. In certain circumstances, the Company requires deposits from customers to mitigate potential risk associated with receivables. The Company maintains an allowance for doubtful accounts to reflect management’s best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance balance based on known troubled accounts, historical experience and other currently available evidence. Accounts receivable are charged to the allowance for doubtful accounts when management of the Company determines that the receivable will not be collected.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)

Inventory
      Inventory consists mainly of copper and fiber cable that will be used for network expansion and upgrades and materials and equipment used in the maintenance and installation of telephone systems. Inventory is stated at the lower of average cost or market.

Goodwill and Other Intangible Assets
      In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill and intangible assets that have indefinite useful lives are not amortized but rather are tested annually for impairment. Tradenames have been determined to have indefinite lives; thus they are not being amortized but are tested annually for impairment using discounted cash flows based on a relief from royalty method. The Company evaluates the carrying value of goodwill in the fourth quarter of each year. As part of the evaluation, the Company compares the carrying value of the goodwill for each reporting unit with their fair value to determine whether impairment exists. If impairment is determined to exist, any related impairment loss is calculated based upon fair value.
      SFAS 142 also provides that assets which have finite lives be amortized over their useful lives. Customer lists are being amortized over their estimated useful lives based upon the Company’s historical experience with customer attrition and the recommendation of an independent appraiser. The estimated lives range from 10 to 13 years.

Property, Plant, and Equipment
      Property, plant, and equipment are recorded at cost. The cost of additions, replacements, and major improvements is capitalized, while repairs and maintenance are charged to expense. Depreciation is determined based upon the assets’ estimated useful lives using either the group or unit method.
      The group method is used for depreciable assets dedicated to providing regulated telecommunication services, including the majority of the network and outside plant facilities. Under the group method, a specific asset group has an average life. A depreciation rate is developed based on the average useful life for the specific asset group as approved by regulatory agencies. This method requires periodic revision of depreciation rates. When an individual asset is sold or retired under the group method, the difference between the proceeds, if any, and the cost of the asset is charged or credited to accumulated depreciation, without recognition of a gain or loss.
      The unit method is primarily used for buildings, furniture, fixtures and other support assets. Under the unit method, assets are depreciated on the straight-line basis over the estimated useful life of the individual asset. When an individual asset is sold or retired under the unit method, the cost basis of the asset and related accumulated depreciation are removed from the accounts and any associated gain or loss is recognized.
      Estimated useful lives are as follows:

Years

Buildings	15-35
Network and outside plant facilities	5-30
Furniture, fixtures, and equipment	3-17

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)

Revenue Recognition
      Wireline local access revenues are recognized over the period that the service is provided. Nonrecurring installation revenues are deferred upon service activation and are recognized over the shorter of three to five years or the determined useful life. The associated costs are recorded in the period in which they are incurred. Revenues from other telecommunications services, including network access charges, custom calling feature revenues, billing and collection services, long distance and private line services, Internet service provider charges, operator services, and paging services are recognized monthly as services are provided.
      Telephone equipment revenues generated from retail channels are recorded at the point of sale. Telecommunications systems and structured cabling project revenues are recognized upon completion and billing of the project. Maintenance services are provided on both a contract and time and material basis and are recorded when the service is provided.
      Teleservices revenues include both inbound and outbound calling as well as fulfillment services. All revenues are recorded as program activity is completed.
      Print advertising and publishing revenues are recognized ratably over the life of the related directory, generally twelve months.

Advertising Costs
      The costs of advertising are charged to expense as incurred. Advertising expenses totaled $1,521 and $1,839 in 2004 and 2003, respectively.

Income Taxes
      Illinois Holdings and its subsidiaries and Texas Holdings and its subsidiaries file separate consolidated federal income tax returns and East Texas Fiber Line Incorporated files a separate federal income tax return. State income tax returns are filed on a consolidated or separate legal entity basis depending on the state. Federal and state income tax expense or benefit is allocated to each subsidiary based on separately determined taxable income or loss.
      Amounts in the financial statements related to income taxes are calculated using the principles of Financial Accounting Standards Board Statement No. 109, “Accounting for Income Taxes” (FAS 109). Deferred income taxes are provided for the temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes as well as loss carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We record a valuation allowance related to our deferred income tax assets when, in the opinion of management, it is more likely than not that deferred tax assets would not be realized.
      Provisions for federal and state income taxes are calculated on reported pre-tax earnings based on current tax law and also include, in the current period, the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions differ from the amounts currently receivable or payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes. Significant judgment is required in determining income tax provisions and evaluating tax positions. We establish reserves for income tax when, despite the belief that our tax positions are fully supportable, there remain certain

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
positions that are probable to be challenged and possibly disallowed by various authorities. The consolidated tax provision and related accruals include the impact of such reasonably estimable losses. To the extent that the probable tax outcome of these matters changes, such changes in estimate will impact the income tax provision in the period in which such determination is made.

Stock Based Compensation
      The Company maintains a restricted share plan to award certain employees of the Company restricted common shares of the Company as an incentive to enhance their long-term performance as well as an incentive to join or remain with the Company. The Company accounts for its employee restricted share plan in accordance with Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and related interpretations. The restricted share plan contains a call provision whereby upon termination of employment, the Company may elect to repurchase the shares held by the former employee. The purchase price is based upon the lesser of fair value or a formula specified in the plan. The existence of the employer call provision for a purchase price that is below fair value results in the plan being accounted for as variable, with compensation expense, if any, determined based upon the formula rather than fair value. At December 31, 2004, the formula computation results in a negative value being ascribed to the common shares. As a result, no stock compensation expense has been recognized in these consolidated financial statements.

Financial Instruments and Derivatives
      As of December 31, 2004, the Company’s financial instruments consist of cash and cash equivalents, accounts receivable, investments, accounts payable and long-term debt obligations. At December 31, 2004, the carrying value of these financial instruments approximated their fair values.
      Derivative instruments are accounted for in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activity” (“SFAS No. 133”). SFAS No. 133 provides comprehensive and consistent standards for the recognition and measurement of derivative and hedging activities. It requires that derivatives be recorded on the consolidated balance sheet at fair value and establishes criteria for hedges of changes in fair values of assets, liabilities or firm commitments, hedges of variable cash flows of forecasted transactions and hedges of foreign currency exposures of net investments in foreign operations. To the extent that the derivatives qualify as a cash flow hedge, the gain or loss associated with the effective portion is recorded as a component of Other Comprehensive Income (Loss). Changes in the fair value of derivatives that do not meet the criteria for hedges are recognized in the consolidated statement of income. Upon termination of interest rate swap agreements, any resulting gain or loss is recognized over the shorter of the remaining original term of the hedging instrument or the remaining life of the underlying debt obligation. Since the Company’s interest swap agreements are with major financial institutions, the Company does not anticipate any nonperformance by any counterparty.

Recent Accounting Pronouncements
      In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Medicare Act”) that will provide a prescription drug subsidy beginning in 2006 to companies that sponsor post-retirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be following in obtaining the subsidy. In May 2004, the FASB

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
issued Staff Position 106-2, “Accounting Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“SAP 106-2”), that provides guidance on the accounting and disclosure for the effects of the Medicare Act. The Company’s post-retirement prescription drug plans are actuarially equivalent and accordingly, the Company began reflecting the Medicare Act’s impact on July 1, 2004, without a material adverse effect on the financial condition or results of operations of the Company.
      In December 2004, the FASB issued SFAS 123R, which replaces SFAS 123 and supersedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning for public companies with the first annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R beginning January 1, 2006. Under SFAS 123R, the Company must determine the appropriate fair market value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. As disclosed in the summary of significant accounting policies, the Company’s restricted share plan contains a call provision whereby upon termination of employment, the Company may elect to repurchase the shares held by the former employee. The purchase price is based upon the lesser of fair value or a formula specified in the plan. The existence of the employer call provision for a purchase price that is below fair value results in the plan being accounted for as variable, with compensation expense, if any, determined based upon the formula rather than fair value. The Company is currently evaluating the effect that the adoption of SFAS 123R will have on the financial condition or results of operations of the Company but does not expect it to have a material impact.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the three months ended September 30, 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on the financial condition or results of operations of the Company but does not expect it to have a material impact.

3.	Acquisitions

Acquisition of ICTC and Related Businesses
      On December 31, 2002, the Company, through its wholly owned subsidiary CCI, acquired all of the outstanding common stock of ICTC, McLeodUSA Public Services, Inc., and Consolidated Market Response, Inc, as well as substantially all of the assets of three other related telecom lines of business (or divisions) which were all owned by McLeodUSA and its affiliates. The purchase price for the businesses acquired totaled $284,834, including acquisition costs, and was funded with proceeds from the issuance of redeemable preferred stock and debt. The Company accounted for the acquisition using the purchase method of accounting; accordingly the financial statements reflect the allocation of the total purchase price

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
to the net tangible and intangible assets acquired, based on their respective fair values. The accompanying consolidated financial statements include the results of operations of the acquired businesses from the date of acquisition.
      The allocation of the purchase price to the assets acquired and liabilities assumed is as follows:

Current assets	$25,802
Property, plant and equipment	118,057
Customer lists	59,517
Tradenames	15,863
Goodwill	99,554
Liabilities assumed	(33,959)

Net purchase price	$284,834

      Goodwill represents the residual aggregate purchase price after all tangible and identified intangible assets have been valued, offset by the value of liabilities assumed. The aggregate purchase price was derived from a competitive bidding process and negotiations and was influenced by our assessment of the value of the overall acquired business. The significant goodwill value reflects our view that the acquired business can generate strong cash flow and sales and earnings following acquisition. In accordance with SFAS No. 142, the tradenames and goodwill acquired are not amortized but are tested for impairment at least annually. The customer lists are amortized over their weighted average estimated useful lives of ten years. The Company made an election under the Internal Revenue Code that resulted in the tax basis of goodwill and other intangible assets associated with this acquisition to be deductible for tax purposes ratably over a 15-year period.

Acquisition of TXUCV
      On April 14, 2004, Homebase, through its wholly owned subsidiary Texas Acquisition, acquired all of the capital stock of TXUCV from Pinnacle One Partners L.P. (“Pinnacle One”). By acquiring all of the capital stock of TXUCV, Homebase acquired substantially all of the telecommunications assets of TXU Corp., including two rural local exchange carriers (“RLECs”), that together serve markets in Conroe, Katy and Lufkin, Texas, a directory publishing business, a transport services business that provides connectivity within Texas and minority interests in cellular partnerships.
      In connection with the closing of the TXUCV acquisition, the Company, through its wholly owned subsidiaries, issued $200,000 in the aggregate principal amount of 9 3/4% Senior Notes due 2012, entered into a new $437,000 bank credit facility, repaid its existing credit facility and entered into certain related transactions. The indenture governing the notes and the new credit facility contain covenants, events of default and other provisions (see Note 14).
      The Company accounted for the TXUCV acquisition using the purchase method of accounting. Accordingly, the financial statements reflect the allocation of the total purchase price to the net tangible and intangible assets acquired based on their respective fair values. The purchase price, including

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
acquisition costs and net of $9,897 of cash acquired, was allocated to assets acquired and liabilities assumed as follows:

Current assets	$27,478
Property, plant and equipment	268,706
Customer list	108,200
Goodwill	228,792
Other assets	43,291
Liabilities assumed	(152,376)

Total purchase price, net of cash acquired	$524,090

      The aggregate purchase price was derived from a competitive bidding process and negotiations and was influenced by the Company’s assessment of the value of the overall TXUCV business. The significant goodwill value reflects the Company’s view that the TXUCV business can generate strong cash flow and sales and earnings following the acquisition. In accordance with SFAS 142, the $228,792 in goodwill recorded as part of the TXUCV acquisition will not be amortized and will be tested for impairment at least annually. The customer list will be amortized over its estimated useful life of thirteen years. The goodwill and other intangibles associated with this acquisition did not qualify under the Internal Revenue Code as deductible for tax purposes.
      The Company’s consolidated financial statements include the results of operations for the TXUCV acquisition since the April 14, 2004, acquisition date. Unaudited pro forma results of operations data for the years ended December 31, 2004 and 2003 as if the acquisition had occurred at the beginning of each period presented are as follows:

	Year Ended December 31

	2004	2003

Total revenues	$323,463	$327,148

Income from operations	$37,533	$29,507

Proforma net loss	$(2,956)	$(15,431)

Proforma net loss applicable to common shareholders	$(20,146)	$(31,945)

Loss per share — basic and diluted	$(2.24)	$(3.55)

4.	Prepaids and other current assets
      Prepaids and other current assets consists of the following:

	December 31

	2004	2003

Deferred charges	$1,637	$1,138
Prepaid expenses	3,492	1,991
Income tax receivables	—	2,002
Other current assets	1,050	512

	$6,179	$5,643

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)

5.	Property, plant and equipment
      Property, plant, and equipment, net consists of the following:

	December 31

	2004	2003

Property, plant and equipment:
Land and buildings	$49,567	$15,487
Network and outside plant facilities	641,913	209,927
Furniture, fixtures and equipment	68,360	29,145
Work in process	7,783	2,639

	767,623	257,198
Less: accumulated depreciation	(406,863)	(152,618)

Net property, plant and equipment	$360,760	$104,580

      Depreciation expense totaled $42,652 and $16,518 in 2004 and 2003, respectively.

6.	Investments
      Investments consist of the following as of December 31, 2004:

Cash surrender value of life insurance policies	$1,708
Cost method investments:
GTE Mobilnet of South Texas Limited Partnership	21,450
CoBank, ACB stock	1,879
Rural Telephone Bank stock	5,921
Other	19
Equity method investments
GTE Mobilnet of Texas RSA #17 Limited Partnership (17.02% owned)	11,759
Fort Bend Fibernet Limited Partnership (39.06% owned)	148

$42,884

      The Company obtained 2.34% ownership of GTE Mobilnet of South Texas Limited Partnership (“the Mobilnet South Partnership”) in connection with the acquisition of TXUCV on April 14, 2004. The principal activity of the Mobilnet South Partnership is providing cellular service in the Houston, Galveston and Beaumont, Texas metropolitan areas. The Company has very limited influence on the operating and financial policies of this partnership and accounts for this investment on the cost basis. The cost basis of $22,850 as of April 14, 2004 was determined with the help of an independent appraiser. During the period from April 14, 2004 through December 31, 2004 the Company received $3,206 of cash distributions from the Mobilnet South Partnership. These distributions exceeded the Company’s share of earnings in the Mobilnet South Partnership by $1,400. Accordingly, $1,400 was applied as a reduction in the carrying amount of the investment and $1,806 was recognized as dividend income in 2004. The Company previously accounted for this investment under the equity method of accounting. Upon subsequent review, the Company determined the cost method to be appropriate. Accordingly, the financial statements for the year ended December 31, 2004 have been restated to reflect the change in accounting policy. The change in accounting policy resulted in no change to the balance sheet and $1,806 of previously recorded

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
partnership income was reclassified to dividend income in the Consolidated Statement of Operations. The reduction of partnership income is also reflected in the statement of cash flows.
      The CoBank investment represents purchases of CoBank stock as required by the CoBank loan agreement and patronage distributions from CoBank in the form of stock. CoBank operates on a cooperative basis with a portion of the bank earnings returned to the owners in the form of patronage refunds. For 2004, the Company’s allocation of patronage capital from CoBank was $380, of which $152 was in cash and $228 in patronage capital certificates. The Company will be receiving annual refunds of a portion of the stock only when their stock balances reaches 10% of the five-year moving average of CoBank loan balance. Cash dividends are recorded as reduction of interest expense and the patronage distribution in form of stock are recorded as other income in the consolidated statements of operations.
      The Rural Telephone Bank stock consists of 5,921 shares of $1,000 par value Class C stock which is stated at original cost plus a gain recognized at conversion of Class B to Class C.
      The Company received partnership distributions totaling $340 and $78 from GTE Mobilnet of Texas RSA # 17 Limited Partnership and Fort Bend Fibernet Limited Partnership, respectively, for the period from April 14, 2004 through December 31, 2004.
          Summarized financial information for significant investments
      The Company obtained 17.02% ownership of GTE Mobilnet of Texas RSA #17 Limited Partnership (“the Mobilnet RSA Partnership”) in connection with the acquisition of TXUCV on April 14, 2004. The principal activity of the Mobilnet RSA Partnership is providing cellular service to a limited rural area in Texas. The Company has some influence on the operating and financial policies of this partnership and accounts for this investment on the equity basis. Summarized 100 percent financial information for the Mobilnet RSA Partnership was as follows:

2004

Revenues	$35,203
Operating income	9,636
Income before income taxes	10,116
Net income or loss	10,116
Current assets	6,443
Non-current assets	22,494
Current liabilities	1,733
Non current liabilities	—
Partnership equity	27,204
      Homebase has recorded its pro rata share of the equity earnings from this investment since the date of the TXUCV acquisition on April 14, 2004, through December 31, 2004.

7.	Minority Interest
      East Texas Fiber Line, Inc. (“ETFL”) is a joint venture owned 63% by the Company and 37% by Eastex Celco. ETFL provides connectivity to certain customers within Texas over a fiber optic transport network.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)

8.	Goodwill and Other Intangible Assets
      In accordance with SFAS 142, goodwill and tradenames are not amortized but are subject to an annual impairment test, or to more frequent testing if circumstances indicate that they may be impaired. In 2004, the Company completed its annual impairment test and determined that goodwill was impaired in one of its reporting units within the Other Operations segment of the Company and a resulting finalized goodwill impairment charge of $10,147 was recognized. The fair value of each reporting unit was determined by discounting their respective projected cash flows. The goodwill impairment was limited to our Operator Services reporting unit, and was due to a decline in current and projected cash flows for this reporting unit. Operator Services has also reduced its pricing to retain certain customers at the time of contract renewal, as well as, offered lower rates to attract new customers in the face of increasing competition due to automation and cheaper offshore call center alternatives available to our customers.
      The following table presents the carrying amount of goodwill by segment at December 31, 2004:

	Telephone	Other
	Operations	Operations	Total

Balance at January 1, 2004	$78,443	$21,111	$99,554
Impairment	—	(10,147)	(10,147)
Finalization of ICTC and related businesses purchase accounting	2,292	(2,010)	282
TXUCV acquisition	228,792	—	228,792

Balance at December 31, 2004	$309,527	$8,954	$318,481

      The Company’s most valuable tradename is the federally registered mark CONSOLIDATED, which is used in association with our telephone communication services and is a design of interlocking circles. The Company’s corporate branding strategy leverages a CONSOLIDATED naming structure. All business units and several product/services names incorporate the CONSOLIDATED name. These tradenames are indefinitely renewable intangibles. In 2004, the Company completed its annual impairment test and determined that the recorded value of its tradename was impaired in two of its reporting units within the Other Operations segment of the Company, and a resulting impairment charge of $1,431 was recognized. The fair value of the tradenames was determined using discounted cash flow analysis based on a relief from royalty method. The tradename impairment was limited to our Operator and Mobile Services reporting units, and were due to lower than previously anticipated revenues within these two reporting units. The following table presents the carrying amount of tradenames by segment at December 31, 2004:

	Telephone	Other
	Operations	Operations	Total

Balance at January 1, 2004	$10,046	$5,817	$15,863
Impairment	—	(1,431)	(1,431)
Other	—	114	114

Balance at December 31, 2004	$10,046	$4,500	$14,546

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
      The Company’s customer lists consist of an established core base of customers that subscribe to its services. The carrying amount of customer lists is as follows:

	December 31

	2004	2003

Gross carrying amount	$167,633	$59,517
Less: accumulated amortization	(17,828)	(5,958)

Net carrying amount	$149,805	$53,559

      The aggregate amortization expense associated with customer lists for the years ended December 31, 2004 and 2003 was $11,870 and $5,958, respectively. Customer lists are being amortized using a weighted average life of 11.8 years. The estimated amortization expense for each of the next five years ended December 31, is a follows: 2004 — $14,266, 2005 — $14,266, 2006 — $14,266, 2007  — $14,266, and 2008 — $14,266.

9.	Affiliated Transactions
      The Company and certain of its subsidiaries have entered into two professional services fee agreements, each effective April 14, 2004, with its existing equity investors. One agreement requires CCI to pay to Richard A. Lumpkin, Chairman of the Company, Providence Equity and Spectrum Equity an annual professional services fee in the aggregate amount of $2,000, to be divided equally among them, for consulting, advisory and other professional services provided to CCI and its subsidiaries relating to the Illinois operations. The other agreement requires Texas Holdings to pay to Richard A. Lumpkin, Providence Equity and Spectrum Equity an annual professional services fee in the aggregate of $3,000, to be divided equally among them, for consulting, advisory and other professional services provided to Texas Holdings and its subsidiaries relating to the Texas operations. The professional services fees are generally payable in cash. The professional services fees, however, must be paid in the form of Class A preferred shares if payment in cash is prohibited by the existing credit facilities or if consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), as determined in accordance with the existing credit facilities, is less than or equal to $106.0 million. The Company recognized fees of $4,135 and $2,000 for the years ended December 31, 2004 and 2003, respectively, associated with these agreements. These fees are included in selling, general and administrative expenses in the Consolidated Statements of Operations.
      Agracel, Inc., or Agracel, is a real estate investment company of which Mr. Lumpkin, together with his family, beneficially owns 49.7%. In addition, Mr. Lumpkin is a director of Agracel. Agracel is the sole managing member and 50% owner of LATEL LLC. Mr. Lumpkin directly owns the remaining 50% of LATEL. Effective December 31, 2002, the Company sold five of its buildings and associated land to LATEL, LLC for the aggregate purchase price of $9,180, and then entered into an agreement to leaseback the same facilities for general office and warehouse functions. The initial term of both leases was for one year. Each lease automatically renews for successive one year terms through 2013, unless either ICTC or Consolidated Market Response (“CMR”) provides on year prior written notice that it intends to terminate its respective leases. The leases are triple net lease that require the Company to continue to pay substantially all expenses associated with general maintenance and repair, utilities, insurance and taxes. The Company recognized operating lease expenses of $1,251 and $1,221 during 2004 and 2003, respectively, in connection with the LATEL leases. There is no associated lease payable balance outstanding at December 31, 2004.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
      Agracel is the sole managing member and 66.7% owner of MACC, LLC, or MACC. Mr. Lumpkin, together with his family, owns the remainder of MACC. In 1997, CMR entered into a lease agreement to rent office space for a period of five years. The parties extended the lease for an additional five years beginning October 14, 2002. CMR recognized rent expense in the amount of $123 in both 2004 and 2003 in connection with the MACC lease.
      Mr. Lumpkin, together with members of his family, beneficially owns 100% of SKL Investment Group, LLC or SKL. The Company charged SKL $77 and $74 in 2004 and 2003, respectively, for use of office space, computers, telephone service and for other office related services.
      Mr. Lumpkin also has an ownership interest in First Mid-Illinois Bancshares, Inc. (“First Mid-Illinois”) which provides CCI Illinois with general banking services, including depository, disbursement and payroll accounts and retirement plan administrative services, on terms comparable to those available to other large business accounts. The Company provides certain telecommunications products and services to First Mid-Illinois. Those services are based upon standard prices for strategic business customers. Following is summary of the transactions between the Company and First Mid-Illinois:

	Year Ended
	December 31

	2004	2003

Fees charged from First Mid-Illinois for:
Banking fees	$5	$2
401K plan administration	77	46
Interest income earned by the Company on deposits at First Mid-Illinois	170	97
Fees charged by the Company to First Mid-Illinois for telecommunication services	476	437

10.	Income Taxes
      The components of the income tax provision charged to expense are as follows:

	Year Ended
	December 31

	2004	2003

Current:
Federal	$393	$—
State	673	—

	1,066	—

Deferred:
Federal	(305)	3,252
State	(529)	465

	(834)	3,717

Income tax expense	$232	$3,717

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
      Following is a reconciliation between the statutory federal income tax rate and the Company’s overall effective tax rate:

	Year Ended
	December 31

	2004	2003

Statutory federal income tax rate (benefit)	(35.0)%	35.0%
State income taxes, net of federal effect	15.1	5.0
Other permanent differences	28.8	0.0
Derivative instruments	24.6	0.0
Change in valuation allowance	(5.7)	0.0
Other	(2.2)	0.3

	25.6%	40.3%

      Cash paid (refunded) for federal and state income taxes was $(509,000) and $2,000,000 during years ended December 31, 2004 and 2003, respectively.
      Net deferred taxes consist of the following components:

	December 31

	2004	2003

Current deferred tax assets:
Reserve for uncollectible accounts	$1,020	$385
Accrued vacation pay deducted when paid	1,504	512
Accrued expenses and deferred revenue	754	1,971

	3,278	2,868

Noncurrent deferred tax assets:
Net operating loss carryforwards	21,866	2,253
Derivative instruments	—	344
Goodwill and other intangibles	846	—
Pension and post retirement obligations	23,402	3,691
Minimum tax credit carryforward	806	—
Valuation allowance	(17,136)	—

	29,784	6,288

Noncurrent deferred tax liabilities:
Goodwill and other intangibles	—	(1,641)
Derivative instruments	(547)	—
Partnership investment	(6,898)	—
Property, plant and equipment	(87,348)	(5,761)
Basis in investment	(1,632)	—

	(96,425)	(7,402)
Net noncurrent deferred tax liabilities	(66,641)	(1,114)

Net deferred income tax assets (liabilities)	$(63,363)	$1,754

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
order to fully realize the gross deferred tax assets, the Company will need, to generate future taxable income in increments sufficient to recognize net operating loss carryforwards prior to expiration as described below. Based upon the level of historical taxable income and projections for future taxable income over the periods that the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 2004. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. There is an annual limitation on the use of the NOL carryforwards, however the amount of projected future taxable income is expected to be lower than the amount of the limitation calculated. Amounts and expiration dates of carryforwards are as follows:
      Illinois Holdings and its subsidiaries, which file a consolidated federal income tax return, estimates it has available NOL carryforwards of approximately $15.0 million for federal and state income tax purposes to offset against future taxable income. The federal NOL carryforwards expire from 2022 to 2024 and state NOL carryforwards expire from 2015 to 2022.
      Texas Holdings and its subsidiaries, which file a consolidated federal income tax return, estimates it has available NOL carryforwards of approximately $26.4 million for federal income tax purposes and $108.2 million for state income tax purposes to offset against future taxable income. The federal NOL carryforwards expire from 2020 to 2022 and state NOL carryforwards expire from 2005 to 2009.
      East Texas Fiber Line Incorporated, a nonconsolidated subsidiary for federal income tax return purposes, estimates it has available NOL carryforwards of approximately $9.0 million for federal income tax purposes and $6.5 million for state income tax purposes to offset against future taxable income. The federal NOL carryforwards expire from 2007 to 2024 and state NOL carryforwards expire from 2005 to 2009.
      The valuation allowance is attributed to tax loss carryforwards for which no tax benefit is expected to be utilized. If it becomes evident that sufficient taxable income will be available in the jurisdictions where these deferred tax assets exist, the Company would release the valuation allowance accordingly. During 2004, the valuation allowance decreased by $1,314 from the April 14, 2004 Texas Acquisition opening balance sheet amount of $18,450 to $17,136 at December 31, 2004.

11.	Accrued Expenses
      Accrued expenses consist of the following:

	December 31

	2004	2003

Salaries and employee benefits	$9,191	$2,542
Taxes payable	6,915	987
Accrued interest	6,490	859
Other accrued expenses	11,655	8,254

	$34,251	$12,642

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)

12.	Pension Costs and Other Postretirement Benefits
      The Company has several defined benefit pension plans covering substantially all of its hourly employees and certain salaried employees, primarily those located in Texas. The plans provide retirement benefits based on years of service and earnings. The pension plans are generally noncontributory. The Company’s funding policy is to contribute amounts sufficient to meet the minimum funding requirements as set forth in employee benefit and tax laws.
      The Company currently provides other postretirement benefits (“Other Benefits”) consisting of health care and life insurance benefits for certain groups of retired employees. Retirees share in the cost of health care benefits. Retiree contributions for health care benefits are adjusted periodically based upon either collective bargaining agreements for former hourly employees and as total costs of the program change for former salaried employees. The Company’s funding policy for retiree health benefits is generally to pay covered expenses as they are incurred. Postretirement life insurance benefits are fully insured.
      The Company used a September 30 measurement date for its plans in Illinois and a December 31 measurement date for its plans in Texas.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
      The following tables present the benefit obligation, plan assets and funded status of the plans:

	Pension Benefits		Other Benefits

	December 31		December 31

	2004	2003	2004	2003

Change in benefit obligation
Projected benefit obligation, beginning of period	$55,528	$49,637	$8,951	$7,966
TXUCV acquisition	60,984	—	26,629	—
Service cost	2,930	770	989	165
Interest cost	5,902	3,207	1,579	557
Plan participant contributions	—	—	158	135
Plan amendments	—	—	(2,652)	454
Plan curtailment	—	—	(772)	—
Benefits paid	(7,237)	(3,403)	(1,747)	(692)
Administrative expenses paid	(410)	—	—	—
Actuarial (gain)/ loss	(57)	5,317	2,612	366

Projected benefit obligation, end of period	$117,640	$55,528	$35,747	$8,951

Accumulated benefit obligation	$105,451	$51,070

Change in plan assets
Fair value of plan assets, beginning of period	$50,704	$45,446	$—	$—
TXUCV acquisition	40,633	—	—	—
Actual return on plan assets	6,715	7,804	—	—
Employer contributions	3,887	857	1,589	557
Plan participant contributions	—	—	158	135
Administrative expenses paid	(410)	—	—	—
Benefits paid	(7,237)	(3,403)	(1,747)	(692)

Fair value of plan assets, end of period	$94,292	$50,704	$—	$—

Funded status
Funded status	$(23,348)	$(4,824)	$(35,747)	$(8,951)
Employer contributions after measurement date and before fiscal year end	—	—	275	194
Unrecognized prior service cost	—	—	918	952
Unrecognized net actuarial (gain) loss	(177)	162	(115)	(128)

Accrued benefit cost	$(23,525)	$(4,662)	$(34,669)	$(7,933)

Amounts recognized in the consolidated balance sheet
Accrued benefit liability	$(23,982)	$(4,662)	$(34,669)	$(7,933)
Accumulated other comprehensive income	457	—	—	—

Net amount recognized	$(23,525)	$(4,662)	$(34,669)	$(7,933)

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
      The Company’s pension plans weighted average asset allocations by investment category are as follows:

	December 31

	2004	2003

Plan assets by category at end of year
Equity securities	54.8%	52.8%
Debt securities	36.8	44.5
Other	8.4	2.7

	100.0%	100.0%

      The Company’s investment strategy is to maximize long-term return on invested plan assets while minimizing risk of market volatility. Accordingly, the Company targets it allocation percentage at 50% to 60% in equity funds with the remainder in fixed income funds and cash equivalents.
      The Company expects to contribute $2,215 to its pension plans and $1,820 to its other postretirement plans in 2005. The expected future benefit payments to be paid during the years ended December 31 are as follows:

	Pension	Other
	Benefits	Benefits

2005	$5,388	$1,820
2006	5,587	1,924
2007	5,864	2,085
2008	6,101	2,129
2009	6,481	2,259
2010 through 2014	40,217	12,555
      The following table presents the components of net periodic benefit cost for the years ended December 31, 2004 and 2003:

	Pension Benefits		Other Benefits

	2004	2003	2004	2003

Service cost	$2,930	$770	$989	$165
Interest cost	5,902	3,207	1,579	557
Expected return on plan assets	(6,434)	(3,507)	—	—
Other, net	(2)	—	(19)	(4)

Net periodic benefit cost	$2,396	$470	$2,549	$718

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
      The weighted average assumptions used in measuring the Company’s benefit obligations as of December 31, 2004 and 2003 are as follows:

	Pension
	Benefits		Other Benefits

	2004	2003	2004	2003

Discount rate	6.0%	6.0%	6.0%	6.0%
Compensation rate increase	3.5%	3.5%	—	—
Initial healthcare cost trend rate	—	—	10.0%	11.0%
Ultimate healthcare cost trend rate	—	—	5.0%	5.0%
Year ultimate trend rate is reached	—	—	2010 to 2012	2009
      Weighted average actuarial assumptions used to determine the net periodic benefit cost for 2004 and 2003 are as follows: discount rate 6.0% and 6.8%, expected long-term rate of return on plan assets 8.3% and 8.0%; and rate of compensation increases 3.9% and 3.5%, respectively.
      In determining the discount rate, the Company considers the current yields on high quality corporate fixed income investments with maturities corresponding to the expected duration of the benefit obligations. The expected return on plan assets assumption was based upon the categories of the assets and the past history of the return on the assets. The Compensation rate increase is based upon past history and long-term inflationary trends. A one percentage point change in the assumed health care cost trend rate would have the following effects on the Company’s other postretirement benefits:

	1% Increase	1% Decrease

Effect on 2004 service and interest costs	$581	$(452)
Effect on accumulated postretirement benefit obligations as of December 31, 2004	4,424	(3,565)

13.	Employee 401k Benefit Plans and Deferred Compensation Agreements

401k Benefit Plans
      The Company sponsors several 401(k) defined contribution retirement savings plans. Virtually all employees are eligible to participant in one of these plans. Each employee may elect to defer a portion of his or her compensation, subject to certain limitations. During the year ended December 31, 2004, the Company matched 50% or 100% of employee contributions up to a maximum of 3% or 4% for hourly employees depending upon the particular plan and matched 100% of employee contributions up to a maximum of 2% or 4% for salaried employees, depending upon the particular plan. During the year ended December 31, 2003, the Company matched employee contributions up to a maximum of 4% for hourly employees and matched employee contributions up to 2% for salaried employees. Total Company contributions to the plans were $1,223 and $496 in 2004 and 2003, respectively.

Deferred Compensation Agreements
      The Company has deferred compensation agreements with the former members of the board of directors of TXUCV’s predecessor company, Lufkin-Conroe Communications, and certain former employees. The benefits are payable for up to 15 years and may begin as early as age 65 or upon the death of the participant.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
      Deferred compensation expense was $208 for the period from April 14, 2004 through December 31, 2004. Payments related to deferred compensation agreements were $336 for the period from April 14, 2004 through December 31, 2004. The remaining obligation totaled $2,710 as of December 31, 2004 and is included in pension and postretirement benefit obligations in the accompanying balance sheet.
      The Company maintains life insurance policies on certain of the participating former directors and employees. The excess of the cash surrender value of life insurance policies over the notes payable balances related to these policies totaled $1,708 as of December 31, 2004 and is included in investments in the accompanying balance sheet. These plans do not qualify under the Internal Revenue Code and therefore, federal income tax deductions are allowed only when benefits are paid.

14.	Long-Term Debt
      Long-term debt consists of the following:

	December 31

	2004	2003

Senior Secured Credit Facility Revolving loan	$—	$—
Term loan A	115,333	110,400
Term loan B	—	70,000
Term loan C	312,900	—
Senior notes	200,000	—
Capital leases	1,188	—

	629,421	180,400
Less: current portion	(41,079)	(10,300)

	$588,342	$170,100

Senior Secured Credit Facility
      The Company, through its wholly-owned subsidiaries, maintains credit agreements with various financial institutions, which provides for aggregate borrowings of $466,000 consisting of a $122,000 term loan A facility, a $314,000 term loan C facility and a $30,000 revolving credit facility. Borrowings under the credit facility are secured by substantially all of the assets of CCI and Texas Acquisition, other than ICTC. ICTC’s guarantee (and the corresponding security interest in ICTC’s assets) of $195,000 of total borrowing under the credit facility is contingent upon obtaining the consent of the Illinois Commerce Commission (ICC).
      The term loans are due in quarterly installments, which increase annually, with all borrowings under term loan A and term loan C due April 14, 2010 and October 14, 2011, respectively. The revolving credit facility matures on April 14, 2010. Within 90 days after the end of the Company’s fiscal year, commencing on December 31, 2004, the Company shall be obligated to repay the loans in an amount equal to 50% of the excess cash flow for such fiscal year, provided that certain leverage ratios are maintained at the end of the fiscal year. As of December 31, 2004, the Company estimated that the excess cash flow repayment will be approximately $22,556. In addition, subject to certain exceptions, the Company is required to prepay the outstanding term loans with 100% of the net proceeds of all non-ordinary course of business asset sales and any

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
insurance or condemnation proceeds not reinvested within a required time period, 100% of the net proceeds of certain occurrences of indebtedness and 50% of the net proceeds from certain issuances of equity.
      At the Company’s election, borrowings bear interest at fluctuating interest rates based on: (a) a base rate (the highest of the administrative agent’s base rate in effect on such day, 0.5% per annum above the latest three week moving average of secondary market morning offering rates in the United States for three month certificates of deposit or 0.5% above the Federal Funds rate); or (b) the London Interbank Offered Rate, or LIBOR plus, in either case, an applicable margin within the relevant range of margins (0.75% to 2.50%) provided for in the credit agreement. The applicable margin is based upon the Company’s total leverage ratio. As of December 31, 2004, the margins for interest rates on LIBOR based loans was 2.25% on the term loan A facility and 2.50% under the term loan C facility. At December 31, 2004, the weighted average rate, including swaps, of interest on the Company’s term debt facilities was 5.23% per annum. Interest is payable at least quarterly.
      The credit agreement contains various provisions and covenants, which include, among other items, restrictions on the ability to pay dividends, incur additional indebtedness, and issue capital stock, as well as, limitations on future capital expenditures. The Company has also agreed to maintain certain financial ratios, including interest coverage, fixed charge coverage and leverage ratios, all as defined in the credit agreement.

Senior Notes
      On April 14, 2004, the Company, through its wholly owned subsidiaries, issued $200,000 of 9 3/4% Senior Notes due on April 1, 2012. The senior notes pay interest semi-annually on April 1 and October 1. The senior notes may be redeemed on or prior to October 6, 2005 using all or a portion of the proceeds of a qualified income depository security offering. The redemption price plus accrued interest will be, as a percentage of the principal amount, 107.313% through April 10, 2004, and 109.75% between April 1, 2005 and October 6, 2005.
      Up to 35% of the senior notes may be redeemed using the proceeds of certain equity offerings completed on or prior to April 1, 2007 at a price of 109.75%. Some or all of the senior notes may be redeemed on or after April 1, 2008. The redemption price plus accrued interest will be, as a percentage of the principal amount, 104.875% in 2008, 102.438% in 2009 and 100% in 2010 and thereafter. In addition, holders may require the repurchase of the notes upon a change in control, as such term is defined in the indenture governing the senior notes, at 101%. The indenture contains certain provisions and covenants, which include, among other items, restrictions on the ability to issue certain types of stock, incur additional indebtedness, make restricted payments, pay dividends and enter other lines of business.
      Future maturities of long-term debt as of December 31, 2004 are as follows:

Calendar year 2005	$41,079
Calendar year 2006	22,463
Calendar year 2007	23,248
Calendar year 2008	26,900
Calendar year 2009	33,400
Thereafter	482,331

$629,421

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)

Derivative Instruments
      The Company entered into interest rate swap agreements that effectively convert a portion of the floating-rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expense. At December 31, 2004, the Company has interest rate swap agreements covering $217,809 in aggregate principal amount of its variable rate debt at fixed LIBOR rates ranging from 2.99% to 3.35%. The swap agreements expire on December 31, 2006, May 19, 2007, and December 31, 2007. The fair value of the Company’s derivative instruments, comprising interest rate swaps, amounted to an asset of $1,060 and liability of $859 at December 31, 2004 and 2003, respectively. The $1,060 is included in other current assets at December 31, 2004. The $859 is included in accrued expenses at December 31, 2003. The Company recognized a net loss of $228 in interest expense during 2004 related to its derivative instruments. The after tax change in the market value of derivative instruments is recorded in other comprehensive income. The Company recognized comprehensive income of $1,105 and a comprehensive loss of $515 during 2004 and 2003 respectively, related to these derivative instruments.

15.	Redeemable Preferred Shares and Member’s Equity

Preferred Shares
      The Company has authorized 182,000 Class A Preferred Shares of which 182,000 and 93,000 shares were issued and outstanding at December 31, 2004 and 2003, respectively. The preferred shares are redeemable to the holders with a preferred return on their capital contributions at the rate of 9% per annum. The preferred return is cumulative and compounded annually in arrears on December 31, of each year. At any time on or after June 30, 2007, certain members have the right to require the Company to redeem all of their Class A Preferred Shares. Preferred shares are redeemable at a price equal to $1,000 per share plus any accrued but unpaid preferred return.

Common Shares
      The Company has authorized 10,000,000 Common Shares of which 10,000,000 and 9,975,000 shares were issued and outstanding at December 31, 2004 and 2003, respectively. At any time on or after June 30, 2007, certain members have the right to require the Company to redeem all of their common shares. Common shares are redeemable based upon an appraised value by a third party.

16.	Restricted Share Plan
      In August 2003, the Company established the 2003 Restricted Share Plan, which provides for the issuance of 1,000,000 common shares to key employees as an incentive to enhance their long-term performance as well as an incentive to join or remain with the Company. In November 2003, the Company granted 975,000 shares of its common stock to certain Company executives. In April 2004, the remaining 25,000 shares of common stock were sold to certain Company executives at $2.32 per share. These shares generally vest with the individuals every December 31, beginning December 31 2004 through December 31, 2007. As of December 31, 2004, 250,000 of these shares were vested.
      The restricted share plan contains a call provision whereby upon termination of employment, the Company may elect to repurchase the shares held by the former employee. The purchase price is based upon the lesser of fair value or a formula specified in the plan. The existence of the employer call provision for a purchase price that is potentially below fair value results in the plan being accounted for as variable, with compensation expense, if any, determined based upon the formula rather than fair value. At

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
December 31, 2004, the formula computation results in a negative value being ascribed to the common shares. As a result, no stock compensation expense has been recognized in these consolidated financial statements.

17.	Environmental Remediation Liabilities
      Environmental remediation liabilities were $914 and $931 at December 31, 2004 and 2003, respectively. These liabilities relate to anticipated remediation and monitoring costs in respect of two sites, are undiscounted and are included in accrued expenses in the accompanying balance sheet.

18.	Commitments and Contingencies

Legal proceedings
      From time to time the Company is involved in litigation and regulatory proceedings arising out of its operations. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in aggregate, management believes would have a material adverse effect on the Company’s financial position or results of operations.

Operating leases
      The Company has entered into several operating lease agreements covering buildings and office space and office equipment. The terms of these agreements generally range from three to five years. Rent expense totaled $4,515 and $2,043 in 2004 and 2003, respectively.
      Future minimum lease payments under existing agreements for each of the next five years ending December 31 and thereafter are as follows: 2005 — $4,860, 2006 — $3,896, 2007 — $3,169, 2008 — $2,601, 2009 — $2,571, thereafter  — $8,395.

19.	Net Loss per Common Share
      The following table sets forth the computation of net loss per common share:

	Year Ended December 31

	2004	2003

Net loss applicable to common shareholders	$(16,108)	$(3,003)
Weighted average number of common shares outstanding	9,000,685	9,000,000

Net loss per common share	$(1.79)	$(0.33)

      Non-vested shares issued pursuant to the Restricted Share Plan (Note 16) are not considered outstanding for the basic net loss per common share and are not included in the computation of diluted net loss per share as their effect was anti-dilutive.

20.	Business Segments
      The Company is viewed and managed as two separate, but highly integrated, reportable business segments, “Telephone Operations” and “Other Operations”. Telephone Operations consists of local telephone, long-distance and network access services, and data and Internet products provided to both residential and business customers. All other business activities comprise “Other Operations” including operator services products, telecommunications services to state prison facilities, equipment sales and

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
maintenance, inbound/outbound telemarketing and fulfillment services, and paging services. Management evaluates the performance of these business segments based upon revenue, gross margins, and net operating income.
      The business segment reporting information as of and for the years ended December 31, 2004 and 2003 is as follows:

	Telephone	Other
	Operations	Operations	Total

Year ended December 31, 2004
Operating revenues	$230,401	$39,207	$269,608
Cost of services and products	56,339	24,233	80,572

	174,062	14,974	189,036
Selling, general and administrative expenses	77,123	10,832	87,955
Intangible assets impairment	—	11,578	11,578
Depreciation and amortization	49,061	5,461	54,522

Net operating income (loss)	$47,878	$(12,897)	$34,981

Capital expenditures	$28,779	$1,231	$30,010

Year ended December 31, 2003
Operating revenues	$90,282	$42,048	$132,330
Cost of services and products	21,762	24,543	46,305

	68,520	17,505	86,025
Selling, general and administrative expenses	32,987	9,508	42,495
Depreciation and amortization	16,488	5,988	22,476

Net operating income	$19,045	$2,009	$21,054

Capital expenditures	$9,117	$2,179	$11,296

As of December 31, 2004:
Goodwill	$309,527	$8,954	$318,481

Total assets	$936,545	$69,554	$1,006,099

As of December 31, 2003:
Goodwill	$78,443	$21,111	$99,554

Total assets	$245,855	$71,740	$317,595

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)

21.	Quarterly Financial Information (unaudited)

	March 31	June 30	September 30	December 31

2004
Revenues	$34,067	$72,538	$84,405	$78,598
Operating expenses:
Cost of services and products	12,374	22,401	23,223	22,574
Selling, general and administrative expenses	10,589	22,441	27,768	27,157
Depreciation and amortization	5,366	15,176	16,942	17,038
Asset impairment	—	—	—	11,578

Total operating expenses	28,329	60,018	67,933	78,347

Income from operations	5,738	12,520	16,472	251
Other expenses, net	2,797	12,984	10,143	9,968

Pretax income (loss)	2,941	(464)	6,329	(9,717)
Income tax expense (benefit)	1,177	(357)	2,842	(3,430)

Net income (loss)	1,764	(107)	3,487	(6,287)
Dividends on redeemable preferred shares	(2,274)	(4,019)	(4,330)	(4,342)

Net loss applicable to common shareholders	$(510)	$(4,126)	$(843)	$(10,629)

Net loss per common share	$(0.06)	$(0.46)	$(0.09)	$(1.18)

2003
Revenues	$31,772	$33,224	$33,741	$33,593
Operating expenses:
Cost of services and products	11,081	12,028	12,355	10,841
Selling, general and administrative expenses	10,090	10,114	10,348	11,943
Depreciation and amortization	5,494	5,938	5,698	5,346

Total operating expenses	26,665	28,080	28,401	28,130

Income from operations	5,107	5,144	5,340	5,463
Other expenses, net	3,131	2,889	2,961	2,855
Income tax expense	790	902	952	1,073

Net income	1,186	1,353	1,427	1,535
Dividends on redeemable preferred shares	(2,119)	(2,119)	(2,119)	(2,148)

Net loss applicable to common shareholders	$(933)	$(766)	$(692)	$(613)

Net loss per common share	$(0.10)	$(0.09)	$(0.08)	$(0.07)

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
COMBINED FINANCIAL STATEMENTS
December 30, 2002
with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Consolidated Communications, Inc.
      We have audited the accompanying combined balance sheet as of December 30, 2002, of the corporations and lines of business listed in Note 1 (then owned by McLeodUSA Inc.), and the related combined statements of income, changes in parent company investment, and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position at December 30, 2002, of the corporations and lines of business listed in Note 1, and the combined results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.
      As discussed in Note 3 to the combined financial statements, effective January 1, 2002, the corporations and lines of business listed in Note 1 discontinued the amortization of goodwill in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.
Chicago, Illinois
March 8, 2004

/s/ Ernst & Young llp

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
COMBINED BALANCE SHEET
December 30, 2002
(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$1,089
Accounts receivable, net of allowances of $1,850	14,107
Inventories	2,204
Prepaid expenses	1,399
Deferred directory costs and other charges	369
Deferred tax assets	2,914
Other current assets	1,122

Total current assets	23,204
Investments	18
Property, plant, and equipment:
Land and buildings	24,162
Network and outside plant facilities	200,481
Furniture, fixtures and equipment	32,614
Work in process	3,330

260,587
Less: Accumulated depreciation	155,526

Net property, plant, and equipment	105,061
Intangibles and other assets:
Goodwill	101,324
Other intangibles	6,463
Deferred charges and other assets	333

Total intangibles and other assets	108,120

Total assets	$236,403

LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
Current portion of capital lease obligations	$479
Accounts payable	7,306
Accrued liabilities	6,725
Advance billings and customer deposits	5,307

Total current liabilities	19,817
Long-term liabilities:
Unamortized investment tax credits	320
Deferred income taxes	10,815
Pension benefit obligations and other postretirement obligations	9,471
Deferred compensation	—
Other long-term liabilities	903
Long-term debt, excluding current maturities	20,593
Long-term capital lease obligations	—
Commitments and contingencies	—

Total long-term liabilities	42,102
Parent company investment	174,484

Total liabilities and parent company investment	$236,403

See accompanying notes.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
COMBINED STATEMENT OF INCOME
Year Ended December 30, 2002
(Dollars in thousands)

Operating revenues
Illinois Telephone Operations	$76,745
Other Illinois Operations	33,159

Total operating revenues	109,904
Operating expenses
Cost of services and products (exclusive of depreciation and amortization shown separately below)	35,820
Selling, general, and administrative	35,616
Depreciation and amortization	24,544

Total operating expenses	95,980
Income from operations	13,924
Other income (expense):
Interest income	6
Interest expense	(1,652)
Other, net	428

Total other expense	(1,218)

Income before income taxes	12,706
Income taxes	4,670

Net income	$8,036

See accompanying notes.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
COMBINED STATEMENT OF CHANGES IN PARENT COMPANY INVESTMENT
Year Ended December 30, 2002
(Dollars in thousands)

Balance at January 1, 2002	$178,142
Net income	8,036
Net settlement with parent	(11,694)

Balance at December 30, 2002	$174,484

See accompanying notes.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
COMBINED STATEMENT OF CASH FLOWS
Year Ended December 30, 2002
(Dollars in thousands)

Cash flows from operating activities
Net income	$8,036
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,544
Deferred income taxes	(4,933)
Other deferred credits, net	1,864
Changes in net operating assets and liabilities:
Accounts receivable	(660)
Inventories	805
Prepaid expenses	(105)
Accounts payable	1,102
Advance billings and customer deposits	453
Accrued income taxes and liabilities	(3,604)
Other	1,035

Net cash provided by operating activities	28,537
Cash flows from investing activities
Property, plant, and equipment expenditures	(14,137)

Net cash used in investing activities	(14,137)
Cash flows from financing activities
Repayment of long-term debt	(68)
Deferred charges and other noncurrent assets	19
Settle intercompany receivables, net	(16,515)

Net cash used in financing activities	(16,564)

Net decrease in cash and cash equivalents	(2,164)
Cash and cash equivalents at beginning of year	3,253

Cash and cash equivalents at end of year	$1,089

Non-cash investing and financing activities
Property, plant and equipment additions	$4,821

Supplemental disclosures of cash flow information
Cash paid for interest	$1,643

See accompanying notes.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS
December 30, 2002
(Dollars in thousands)

1.	Nature of Business
      Consolidated Communications, Inc., or CCI, is a direct, wholly owned subsidiary of Consolidated Communications Holdings, Inc. or Illinois Holdings. Illinois Holdings, in turn, is a direct, wholly owned subsidiary of Homebase Acquisition, LLC, or Homebase.
      Homebase, a Delaware limited liability company that was formed on June 26, 2002, entered into a sale and purchase agreement with McLeodUSA, Inc. in July 2002 and the transaction was concluded on December 31, 2002. CCI was formed on August 6, 2002 to acquire a highly integrated group of companies and lines of business as described below. The accompanying combined financial statements include the accounts of Illinois Consolidated Telephone Company and the Related Businesses (the Business). During the periods covered by these financial statements the Business operated under the ownership of McLeodUSA, Inc., or McLeodUSA. The Business comprised of the following entities and lines of business:
      Illinois Consolidated Telephone Company (ICTC) provides a broad range of local exchange telecommunications services including local dialtone and central office based vertical services features, private line services, data services (including DSL), intraLATA toll and carrier access services. Operations are subject to regulation by the Illinois Commerce Commission and the Federal Communications Commission.
      Consolidated Communications Operator Services provides both live and automated local and long distance assistance as well as national directory assistance on a wholesale and retail basis. CCOS also provides specialized message center services and corporate and governmental attendant services.
      McLeodUSA Public Services, Inc. primarily offers managed local and long distance automated calling from county jails and state prison facilities in Illinois. These inmate services include fraud control, customer service, call management, and technical field support.
      Consolidated Communications Business Systems sells and installs telecommunications equipment, and performs cabling, wiring, and equipment maintenance services to business and residential customers within the ICTC service territory and to business customers in adjacent markets.
      Consolidated Market Response, Inc. is a full service teleservices business providing inbound and outbound telemarketing and backend fulfillment services to corporate clients from diverse industry segments.
      Consolidated Communications Mobile Services provides one-way messaging service for both personal and business accounts. The basic paging service has been supplemented with complimentary mobile information services including Internet, 800 service, info text and voice mail.
      The Business has two reportable segments, Illinois Telephone Operations and Other Illinois Operations (see note 14, Business Segments). ICTC is represented in Illinois Telephone Operations while all other entities and lines of business are reflected in Other Illinois Operations.

2.	Basis of Preparation
      These combined financial statements present, on an historical cost basis, the combined assets, liabilities, revenues and expenses related to the entities and businesses as if the Business had existed as an entity separate from McLeodUSA. The historical cost basis includes the allocation of goodwill and other intangible assets resulting from McLeodUSA’s purchase of the Business in 1997. As such, the accompanying combined financial statements are not intended to be a complete representation of the debt and equity structure of the Business on a stand-alone basis. All material transactions between businesses included in these financial statements have been eliminated. Comprehensive income is equivalent to net

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousands)
income for all periods presented. Line costs totaling $17,980 for 2002 were reclassified from general and administrative expenses to cost of services.

3.	Summary of Significant Accounting Policies

Regulatory Accounting
      ICTC, an independent local exchange carrier, follows the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation” which permits rates (tariffs) to be set at levels intended to recover estimated costs of providing regulated services or products, including capital costs. SFAS No. 71 requires ICTC to depreciate wireline plant over the useful lives approved by the regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition restricting the wireline business’ ability to establish prices to recover specific costs and (2) significant changes in the manner by which rates are set by regulators from cost-based regulation to another form of regulation.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the estimates and assumptions used.

Cash Equivalents
      Cash equivalents consist of short-term, highly liquid investments with an original maturity of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts
      Accounts receivable consist primarily of amounts due to the Business from normal activities. Accounts receivable are determined to be past due when the amount is overdue based on the payment terms with the customer. In certain circumstances, the Business requires deposits from customers to mitigate potential risk associated with receivables. The Business maintains an allowance for doubtful accounts to reflect management’s best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance balance based on known troubled accounts, historical experience and other currently available evidence. Accounts receivable are charged to the allowance for doubtful accounts when we have determined that the receivable will not be collected.

Inventory
      Inventory consists mainly of copper and fiber cable that will be used for ICTC network expansion and upgrades as well as materials and equipment used in the maintenance and installation of telephone systems. All inventory is stated at the lower of average cost or market.

Investments
      Investments primarily consist of the net cash surrender value of variable whole life insurance policies to cover deferred compensation liabilities for certain executives. These investments are carried at fair

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousands)
value. The deferred compensation arrangement was terminated in January 2002, and accordingly, proceeds received from the insurance policies were used to pay the deferred compensation obligations.

Intangible Assets and Goodwill
      Goodwill is stated at cost and was amortized using the straight-line method over thirty years. Effective January 1, 2002, the Business adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), at which time amortization ceased. The Company will test annually for impairment as part of its annual business planning cycle in the fourth quarter. Impairment will be tested using the discounted cash flow method to determine the fair value at the reporting unit level. Intangible assets are stated at cost and consist of customer relationships, tradenames, and software and are being amortized over their useful lives which range from five to ten years.

Property, Plant, and Equipment
      Property, plant and equipment are recorded at cost. The cost of additions, replacements and major improvements is capitalized, while repairs and maintenance are charged to expense. When property, plant and equipment are retired from ICTC, the original cost, net of salvage, is charged against accumulated depreciation, with no gain or loss recognized in accordance with the composite group remaining life methodology used for regulated telephone plant assets. When property applicable to non-regulated operations is sold or retired, the assets and related accumulated depreciation are removed from the accounts and the associated gain or loss is recognized.
      The provision for depreciation of regulated property and equipment is computed using rates and lives approved by the Illinois Commerce Commission. The provision is equivalent to annual composite depreciation rates of 5.59% for 2002.
      The provision for depreciation of nonregulated property and equipment is recorded using the straight-line method based upon the following estimated useful lives:

Years

Buildings	15-20
Telecommunications networks	5-15
Furniture, fixtures, and equipment	3-10
      Depreciation of assets recorded under capital leases is included within depreciation and amortization expense.

Revenue Recognition
      Wireline local access revenues are recognized over the period that the service is provided. Nonrecurring installation revenues are deferred upon service activation and are recognized over the shorter of three to five years or the determined useful life. The associated costs are recorded in the period in which they are incurred. Revenues from other telecommunications services, including network access charges, custom calling feature revenues, billing and collection services, long distance and private line services, Internet service provider charges, operator services, and paging services are recognized monthly as services are provided.
      Telephone equipment revenues generated from retail channels are recorded at the point of sale. Telecommunications systems and structured cabling project revenues are recognized upon completion and billing of the project. Maintenance services are provided on both a contract and time and material basis and are recorded when the service is provided.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousands)
      Teleservices revenues include both inbound and outbound calling as well as fulfillment services. All revenues are recorded as program activity is completed.

Advertising Costs
      The costs of advertising are charged to expense as incurred. Advertising expenses totaled $1,758 in 2002.

Financial Instruments
      At December 30, 2002, the Business’ financial instruments consist of cash and cash equivalents, accounts receivable and payable, long-term debt and capital lease obligations. The fair values of the financial instruments were not materially different from their carrying value except for long-term debt. The aggregate fair value of the Business’ long-term debt (including current maturities) was approximately $24,212 at December 30, 2002. Fair values for the long-term debt were determined using discounted cash flow analyses based on the Business’ current incremental interest rates for similar instruments.

Deferred Income Taxes
      Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Stock-Based Compensation
      The Business follows the provisions of Accounting Principle Board Opinion No. 25, “Accounting for Stocks Issued to Employees” (APB No. 25) and related interpretations in accounting for its employee stock options.
      In September 1997, McLeodUSA granted 837,245 stock options to the Business’ employees at an exercise price of $24.50 per share. The aggregate intrinsic value of these options at the date of grant exceeded the aggregate exercise price by approximately $9,000. As a result, the Business has amortized the stock compensation expense over the four-year vesting period of the options. There is no charge for stock-based compensation in 2002.

Recent Accounting Pronouncements
      In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143). SFAS 143 requires companies to record liabilities equal to the fair value of their asset retirement obligations when they are incurred. When the liability is initially recorded, companies capitalize an equivalent amount as part of the cost of the asset. The Business is required to adopt SFAS 143 on January 1, 2003, and it does not believe that the adoption of this new standard will have a material effect on the 2003 consolidated financial statements.
      In August 2001, the Financial Accounting Standards Board issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 retains the requirement to recognize an impairment loss only where the carrying value of a long-lived asset is not recoverable from its undiscounted cash flows and to measure such loss as the difference between the carrying amount and fair value of the asset. SFAS 144, among other things, changes the criteria that have to be met in order to classify an asset held-for-sale and requires that operating losses from discontinued operations be recognized in the period that the losses are incurred rather than as of the measurement date. SFAS 144 was adopted for the Business’ 2002 accounting period and did not have a material impact on the combined financial statements.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousands)
      In July 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Under SFAS 146, a liability for costs associated with an exit or disposal activity should be recognized when the liability is incurred. Previously, such a liability was recognized at the date of commitment to an exit plan. SFAS 146 also makes some changes to the timing of recognizing severance pay costs where benefit arrangements require employees to render future service beyond a minimum retention period. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Business is required to adopt SFAS 146 on January 1, 2003, and it does not believe that the adoption of this new standard will have a material effect on the 2003 consolidated financial statements.
      In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others.” FIN 45 requires certain guarantees to be recorded at fair value, which is different from current practice, which is generally to record a liability only when a loss is probable and reasonably estimable. FIN 45 also requires a guarantor to make certain new disclosures in the financial statements; these disclosure requirements are effective for the Business’ 2002 reporting period. The Business is required to adopt the recognition and measurement provisions of FIN 45 on a prospective basis with respect to guarantees issued or modified after December 31, 2002. The Business does not believe the adoption of FIN 45 will have a material effect on its 2003 consolidated financial statements.
      Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”, was issued by the FASB in January 2003. FIN 46 requires a company to consolidate a variable interest entity if the company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns. The interpretation also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. FIN 46 is immediately effective for variable interest entities created on or after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 will become effective for the periods after March 15, 2004, except for Special Purpose Entities, to which the provisions apply as of December 31, 2003. The Business has not yet determined the effect of adopting FIN 46, if any, on its statement of income or financial position.

4.	Affiliated Transactions
      McLeodUSA provided corporate communications, human resources, treasury and other general and administrative services. In accordance with the cost allocation manual filed with the ICC, the following allowable methods were used to apportion costs to ICTC: corporate of communications — departmental time study; human resources — total company wages; treasury — departmental time study; and general and administrative — general allocation factor. We believe these methods were reasonable and the charges were representative of what would have been incurred on a stand-alone basis. Allocations of the costs incurred were charged to ICTC and amounted to $910 in 2002, which has been recorded in general and administrative expense.
      The 2002 line items “net settlement with the parent” reflected in the Combined Statement of Changes in Parent Company Investment for Illinois Consolidated Telephone Company and Related Businesses depict specifically the settlement of the intercompany receivables and payables and the associated cash distribution to the parent company.

5.	Goodwill and Intangible Assets
      Effective January 1, 2002, the Business adopted SFAS 142. Accordingly, goodwill and other indefinite lived intangibles are no longer amortized but are subject to an annual impairment test. Other intangible assets will continue to be amortized over their useful lives. We have determined that software and

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousands)
customer lists have a useful life of five years. The Business’ tradenames have an estimated useful life of ten years. Amortization of tradenames will continue for the next five years. The amortization expense will be $1,360 during each of the next four years through 2006, and $1,022 in 2007.

6.	Income Taxes
      For federal income tax purposes, the Business was included in a consolidated tax return along with other companies in the McLeodUSA group during 2002. For the purpose of these combined financial statements, the provision for income taxes has been computed on a stand-alone basis as if the Business had filed a separate return for the periods presented and was not a member of a group. However, due to the fact that the McLeodUSA group had a consolidated net operating loss, the Business did not make any cash payments for income taxes during 2002. Therefore, income taxes that would be payable on a stand-alone basis have been settled as an increase in parent company investment.
      The components of the income tax provision charged to expense for 2002 are as follows:

Current:
Federal	$8,628
State	1,240

Total Current	9,868
Deferred:
Federal	(4,297)
State	(636)

Total Deferred	(4,933)
Investment tax credit amortized	(265)

Total income tax expense	$4,670

      The following is a reconciliation between the statutory federal income tax rate and the Business’ overall effective tax rate:

Statutory federal income tax rate	34.0%
State income taxes, net of federal benefit	4.8
Other	(2.0)

Effective overall income tax rate	36.8%

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousands)
      The temporary differences which give rise to significant portions of the net deferred tax liability at December 30, 2002, are as follows:

Current deferred income tax assets:
Accrued vacation	$582
Reserve for uncollectible accounts	541
Accrued expenses	365
Deferred revenue and regulatory reserves	1,426

Total current deferred income tax assets	2,914

Noncurrent deferred income tax assets:
Pension and post retirement expense	3,771
Other	320

Total noncurrent deferred income tax assets	4,091

Noncurrent deferred income tax liabilities:
Depreciable property	(11,740)
Intangibles	(2,685)
Regulatory liabilities	(481)

Total noncurrent deferred income tax liability	(14,906)

Net noncurrent deferred income tax liability	(10,815)

Total net deferred tax liability	$(7,401)

7.	Pension Costs and Other Postretirement Benefits
      ICTC maintains a noncontributory defined pension and death benefit plan covering substantially all of its hourly employees. The pension benefit formula used in the determination of pension cost is based on the highest five consecutive calendar years’ base earnings within the last ten calendar years immediately preceding retirement or termination. It is ICTC’s policy to fund pension costs as they accrue subject to any applicable Internal Revenue Code limitations.
      The changes in benefit obligation for 2002 are as follows:

Projected benefit obligation at beginning of period	$47,379
Service cost	807
Interest cost	3,240
Benefits paid	(3,374)
Actuarial loss	1,585

Projected benefit obligation at end of period	$49,637

      The changes in plan assets for 2002 relate to the following:

Fair value of plan assets at beginning of period	$50,769
Actual return on plan assets	(1,949)
Benefits paid	(3,374)

Fair value of plan assets at end of period	$45,446

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousands)
      The reconciliations of the funded status of the pension plans as of December 30, 2002, are as follows:

Funded status	$(4,191)
Unrecognized net actuarial gain	(220)
Unrecognized prior service cost	2,536

Net amount recognized at period-end	$(1,875)

      The components of net periodic benefit cost for 2002 are as follows:

Service cost	$807
Interest cost	3,240
Expected return on plan assets	(3,940)
Amortization of prior service costs	482
Recognized actuarial gain	(223)

Net periodic benefit cost	$366

      The assets of the plan consist principally of equity and fixed income securities. Actuarial assumptions used to calculate the projected benefit obligation included a discount rate of 6.75%. Future compensation level increases were estimated to be 4.0%. The assumed long-term rate of return on plan assets was 8.0%.
      In addition to providing pension benefits, ICTC provides an optional retiree medical program to its salaried and union retirees and spouses under age 65 and life insurance coverage for the salaried retirees. All retirees are required to contribute to the cost of their medical coverage while the salaried life insurance is provided at no cost to the retiree.
      The following postretirement benefit plan disclosures relate to ICTC and Related Businesses. The changes in the postretirement benefit obligation for 2002 are as follows:

Benefit obligation at beginning of period	$7,710
Service cost	143
Interest cost	520
Benefits paid	(393)
Actuarial gain	(14)

Benefit obligation at end of period	$7,966

      The changes in plan assets for 2002 relate to the following:

Fair value of plan assets at beginning of period	$—
Employer contributions	393
Benefits paid	(393)

Fair value of plan assets at end of period	$—

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousands)
      The reconciliations of the funded status of the postretirement benefit plan as of December 30, 2002 are as follows:

Funded status	$(7,966)
Contributions made after measurement date and before fiscal year end	111
Unrecognized net actuarial gain	(1,018)
Unrecognized transition obligation	2,796
Unrecognized prior service cost	(1,519)

Net amount recognized at period-end	$(7,596)

      The components of postretirement benefit cost for 2002 are as follows:

Service cost	$143
Interest cost	520
Amortization of prior service costs	(174)
Amortization of transitional obligation	388
Recognized actuarial gain	(26)

Net periodic benefit cost	$851

      The postretirement benefit obligation is calculated assuming that health-care costs increased by 12.0% in 2002, and that the rate of increase thereafter (the health-care cost trend rate) will decline to 6.0% in 2008 and subsequent years. The health-care cost trend rate has a significant effect on the amounts reported for costs each year as well as on the accumulated postretirement benefit obligation. For example, a one percentage point increase each year in the health-care cost trend rate would increase the accumulated postretirement benefit obligation as of December 30, 2002, by approximately $643 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by approximately $62. A one percentage point decrease each year in the health-care cost trend rate would decrease the accumulated postretirement benefit obligation as of December 30, 2002, by approximately $529 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by approximately $50. The weighted-average discount rate used in determining the benefit obligation was 6.75%.

8.	Employee Benefit Plan
      The Business provides a 401(k) defined contribution retirement savings plan made available to virtually all employees. Each employee may elect to defer a portion of his or her compensation subject to certain limitations. During the periods covered in this report, for all hourly employees participating in the plan, the Business matched employee contributions up to a maximum of 4%. For salaried employees during the same periods, McLeodUSA contributed a matching amount in McLeodUSA company stock. The Business’ contributions towards the hourly plan totaled $329 in 2002.

9.	Long-Term Debt
      ICTC’s first mortgage bonds are collateralized by substantially all real and personal property. The Series K Bonds and Series L Bonds provide for early redemption by payment of the principal amount to be redeemed, any accrued interest and a make-whole amount as described in the indenture. As a result of the Series K Bond and Series L Bond issues, ICTC is restricted from declaring or paying any dividends or distributions, subject to certain exceptions, that would reduce the retained earnings balance below $915.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousands)
      CMR entered into a $1,250 mortgage on their building in Charleston, Illinois, on March 18, 1994. A floating interest rate was set at 100 basis points above the Harris Bank prime with a floor and cap of 5% and 9%, respectively. The note matures on March 18, 2004.
      Long-term debt consisted of the following at December 31, 2002:

ICTC First mortgage bonds:
Series K, 8.620%, due September 1, 2022	$10,000
Series L, 7.050%, due October 1, 2013	10,000
CMR mortgage bond	593

$20,593

      As disclosed in Note 15 below, the long-term debt balances were settled immediately following the acquisition of the Business by Homebase Acquisition LLC on December 31, 2002.

10.	Environmental Remediation Liabilities
      Environmental remediation liabilities totaled $931 at December 30, 2002. These liabilities relate to anticipated remediation and monitoring costs in respect of two sites and are undiscounted.

11.	Operating Leases
      The Business has operating lease agreements covering buildings and office space and office equipment. The terms of these agreements generally range from three to five years. Rent expense totaled $1,195 in 2002.
      Future minimum lease payments under existing agreements for each of the next five years ending December 31 and thereafter are as follows:

Lease
Year	Payments

2003	$675
2004	457
2005	419
2006	364
2007	312
2008 and thereafter	815

Total	$3,042

12.	Capital Leases
      The Business has capital lease agreements for desktop computing equipment. The terms of these agreements range from 20 months to 39 months, with the remaining open leases expiring in 2003. The gross amount of assets recorded under capital leases was $605 at December 30, 2002. The related accumulated amortization at December 30, 2002 was $458. Lease payments related to these obligations totaled $357 during 2002. The minimum lease payments in 2003 under these existing agreements totaled $153.

ILLINOIS CONSOLIDATED TELEPHONE COMPANY AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 30, 2002
(Dollars in thousands)

13.	Business Segments
      The Business is viewed and managed as two separate, but highly integrated, reportable business segments, “Illinois Telephone Operations” and “Other Illinois Operations”. Illinois Telephone Operations consists of local telephone, long-distance and network access services, and data products provided to both residential and business customers in central Illinois. ICTC is included in Telephone Operations during the periods covered in these combined financial statements. All other entities and lines of business comprise “Other Illinois Operations”. Services include operator services products, telecommunications services to state prison facilities, equipment sales and maintenance, inbound/outbound telemarketing and fulfillment services, and paging services. Management evaluates the performance of these business segments based upon revenue, gross margins, and net operating income. The business segment reporting information is as follows:

	2002

	Illinois	Other
	Telephone	Illinois
	Operations	Operations	Total

Operating revenues	$76,745	$33,159	$109,904
Cost of services and products	17,980	17,840	35,820

	58,765	15,319	74,084
Selling, general and administrative expenses	28,967	6,649	35,616
Depreciation and amortization	20,074	4,470	24,544

Net operating income	$9,724	$4,200	$13,924

Total assets	$222,380	$14,023	$236,403
Goodwill	81,059	20,265	101,324
Capital expenditures	12,005	2,132	14,137

14.	Quarterly Financial Information (unaudited)

	2002

	March 31	June 30	September 30	December 31

Operating revenues	$27,155	$27,998	$27,610	$27,141
Cost of services and products	8,837	9,188	8,518	9,277

	18,318	18,810	19,092	17,864
Selling, general and administrative expenses	8,733	7,782	8,752	10,349
Depreciation and amortization	6,135	6,136	6,136	6,137

Net operating income	3,450	4,892	4,204	1,378
Other expenses	(252)	(305)	(320)	(341)
Income taxes	1,183	2,127	1,639	(279)

Net income	$2,015	$2,460	$2,245	$1,316

15.	Subsequent Event
      Effective December 31, 2002, Homebase purchased the entities and lines of business that comprise the Business for a total consideration of $271,200 (excluding acquisition-related expenses) from McLeodUSA. As a result of the acquisition, the Business’ long-term debt of approximately $20,593 was immediately extinguished. These financial statements do not include any adjustments that would be required to reflect this acquisition transaction in the Business’ combined balance sheet.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
Dallas, Texas
CONSOLIDATED FINANCIAL STATEMENTS
with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholder of
TXU Communications Ventures Company
Irving, TX
      We have audited the accompanying consolidated balance sheets of TXU Communications Ventures Company and subsidiaries (the “Company”) as of April 13, 2004, December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), shareholder’s equity, and cash flows for the period from January 1, 2004 to April 13, 2004 and each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at April 13, 2004, December 31, 2003 and 2002, and the results of its operations and its cash flows for the period from January 1, 2004 to April 13, 2004 and each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.
      As discussed in Note N to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

Deloitte & Touche LLP
Dallas, Texas
October 15, 2004

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	April 13,	December 31,

	2004	2003	2002

	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$9,897	$11,464	$12,427
Accounts Receivable — net of allowance of $1,316 in 2004, $1,501 in 2003 and $5,021 in 2002	17,555	15,778	18,825
Short-Term Investments	117	125	125
Prepaid Federal Income Taxes	45	—	6,615
Materials and Supplies	1,003	1,102	2,379
Deferred Income Taxes	3,974	2,527	34,145
Assets Held for Sale	—	—	8,030
Other Current Assets	4,467	3,519	3,814

TOTAL CURRENT ASSETS	37,058	34,515	86,360

NONCURRENT ASSETS
Investments	36,862	36,118	35,260
Goodwill	304,336	304,336	317,536
Prepaid Pension Cost	—	997	3,669
Deferred Income Taxes	16,033	39,525	15,709
Other	831	961	771

TOTAL NONCURRENT ASSETS	358,062	381,937	372,945

PROPERTY, PLANT & EQUIPMENT
Plant in Service	341,238	333,607	326,243
Plant Under Construction	7,147	8,595	5,249

TOTAL PROPERTY, PLANT & EQUIPMENT	348,385	342,202	331,492
Less: Accumulated Depreciation	118,343	110,795	90,700

TOTAL PROPERTY, PLANT & EQUIPMENT — NET	230,042	231,407	240,792

TOTAL ASSETS	$625,162	$647,859	$700,097

The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — (Continued)

		December 31,
	April 13,
	2004	2003	2002

	(Dollars in thousands)
LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts Payable	$7,712	$9,223	$14,043
Accounts Payable — Affiliates	35	2,314	352
Advance Billing and Payments	4,163	2,954	3,438
Customer Deposits	752	739	788
Current Maturities of Long-Term Debt	2,847	98,247	2,999
Accrued Expenses	12,105	18,518	18,234
Liabilities Related to Assets Held for Sale	—	—	2,661
Other Current Liabilities	3,485	4,594	4,078

TOTAL CURRENT LIABILITIES	31,099	136,589	46,593

LONG-TERM DEBT, LESS CURRENT MATURITIES	—	2,136	163,203
OTHER LIABILITIES AND DEFERRED CREDITS
Accrued Postretirement and Pension Benefits	31,173	27,669	28,072
Deferred Income Taxes	33,513	54,486	39,458
Other Deferred Credits and Liabilities	5,868	5,856	5,145
Regulatory Liabilities	8,283	8,405	8,807

TOTAL OTHER LIABILITIES AND DEFERRED CREDITS	78,837	96,416	81,482

TOTAL LIABILITIES	109,936	235,141	291,278

MINORITY INTEREST	1,964	1,858	1,224

SHAREHOLDER’S EQUITY
Common Stock — No par value, 1,000 shares authorized, 1,000 shares issued and outstanding	—	—	—
Paid-In Capital	636,868	534,749	530,459
Accumulated Deficit	(117,463)	(119,246)	(116,905)
Accumulated Other Comprehensive Loss	(6,143)	(4,643)	(5,959)

TOTAL SHAREHOLDER’S EQUITY	513,262	410,860	407,595

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$625,162	$647,859	$700,097

The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Period From	Year Ended December 31,
	January 1, 2004
	To April 13, 2004	2003	2002	2001

	(Dollars in thousands)
OPERATING REVENUES	$53,855	$194,818	$214,709	$207,451
OPERATING EXPENSES
Network Operating Costs (exclusive of depreciation and amortization shown separately below)	15,296	58,415	76,891	95,663
Selling, General and Administrative	24,138	75,365	109,401	88,671
Depreciation and Amortization	8,124	32,875	40,990	50,177
Restructuring, Asset Impairment and Other Charges	(12)	248	101,390	—
Goodwill Impairment Charges	—	13,200	18,000	—

TOTAL OPERATING EXPENSES	47,546	180,103	346,672	234,511

OPERATING INCOME (LOSS)	6,309	14,715	(131,963)	(27,060)
OTHER INCOME (EXPENSE):
Pre-payment Penalty on Extinguishment of Debt	(1,914)	—	—
Interest Expense	(1,275)	(5,422)	(7,669)	(11,625)
(Loss)/Gain on Sale of Property and Investments	(19)	(101)	558	6,158
Allowance for Funds Used During Construction	31	81	179	572
Partnership Income	1,174	2,693	2,332	3,151
Minority Interest	(106)	(872)	8,048	507
Other	56	(980)	489	101

TOTAL (EXPENSE) OTHER INCOME	(2,053)	(4,601)	3,937	(1,136)

INCOME (LOSS) BEFORE INCOME TAXES	4,256	10,114	(128,026)	(28,196)
Income Tax Expense (Benefit)	2,473	12,455	(38,261)	(6,304)
NET INCOME (LOSS)	1,783	(2,341)	(89,765)	(21,892)
OTHER COMPREHENSIVE INCOME (LOSS)
Minimum Pension Liability Adjustment, Net of Tax	(1,494)	1,316	(6,028)	—
Unrealized (Loss) Gain on Marketable Securities, Net of Tax	(6)	—	(136)	169

COMPREHENSIVE INCOME (LOSS)	$283	$(1,025)	$(95,929)	$(21,723)

The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

					Accumulated
	Common Stock				Other
			Paid In	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Loss

	(Dollars in thousands)
Balance, January 1, 2001	1,000	—	$495,701	$(5,248)	$36
Net Loss				(21,892)
Capital Contributions			27,784
Unrecognized Gain on Marketable Securities, Net of Tax					169

Balance, December 31, 2001	1,000	—	523,485	(27,140)	205
Net Loss				(89,765)
Capital Contributions			6,974
Minimum Pension Liability Adjustment, Net of Tax					(6,028)
Unrealized Loss on Marketable Securities, Net of Tax					(136)

Balance, December 31, 2002	1,000	—	530,459	(116,905)	(5,959)
Net Loss				(2,341)
Capital Contributions			4,290
Minimum Pension Liability Adjustment, Net of Tax					1,316

Balance, December 31, 2003	1,000	—	534,749	(119,246)	(4,643)
Net Income				1,783
Capital Contributions			102,119
Minimum Pension Liability Adjustment, Net of Tax					(1,494)
Unrealized Loss on Marketable Securities, Net of Tax					(6)

Balance, April 13, 2004	1,000	—	$636,868	$(117,463)	$(6,143)

The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from
	January 1,
	2004	Year Ended December 31,
	to April 13,
	2004	2003	2002	2001

	(Dollars in thousands)
OPERATING ACTIVITIES
Net Income (Loss)	$1,783	$(2,341)	$(89,765)	$(21,892)
Adjustments to Reconcile Net Income (Loss) to Cash Provided by Operating Activities:
Pre-payment Penalty on Extinguishment of Debt	1,914	—	—	—
Deferred Income Tax	950	22,428	(38,908)	(9,368)
Depreciation and Amortization	8,124	32,875	40,990	50,177
Provision for Postretirement Benefits	3,007	3,583	9,160	838
Loss/(Gain) on Disposition of Property and Investments	19	101	(558)	(6,158)
Restructuring, Asset Impairment and Other Charges	(12)	248	101,390	—
Goodwill Impairment	—	13,200	18,000	—
Partnership Income	(1,174)	(2,693)	(2,332)	(3,151)
Allowance for Funds Used During Construction	(31)	(81)	(179)	(572)
Minority Interest	106	872	(8,048)	(507)
Provision for Bad Debt Losses	542	(804)	10,200	3,981
Changes in Operating Assets and Liabilities:
Accounts Receivable	(2,319)	3,851	1,349	(7,287)
Materials and Supplies	99	1,277	2,520	3,048
Prepaid Federal Income Tax	(45)	6,615	(4,664)	12,299
Other Assets	(1,164)	105	(2,075)	2,688
Accounts Payable	(1,051)	(2,858)	(15,003)	(14,520)
Accrued Expenses and Other Liabilities	(5,429)	(1,323)	12,637	(2,772)

Net Cash Provided by Operating Activities	5,319	75,055	34,714	6,804

INVESTING ACTIVITIES
Capital Expenditures	(6,735)	(18,189)	(27,374)	(66,976)
Business Assets Purchased				(2,467)
Proceeds From Sale-Leaseback Transactions	—	—	4,814	—
Proceeds From Investments	432	1,837	998	188
Proceeds From Sale of Assets	—	2,101	290	9,309

Net Cash Used in Investing Activities	(6,303)	(14,251)	(21,272)	(59,946)

FINANCING ACTIVITIES
Other Paid-In Capital	—	—	—	2,479
Proceeds From TXU Investment Company	—	4,290	6,974	27,784
Proceeds From Long-Term Obligations	18,000	5,895	23,319	40,620
Minority Interest Equity Distribution	—	(238)	—	—
Pre-payment Penalty on Extinguishment of Debt	(1,914)	—	—
Payments Made on Long-Term Obligations	(16,669)	(71,714)	(34,724)	(24,619)

Net Cash (Used in) Provided by Financing Activities	(583)	(61,767)	(4,431)	46,264

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,567)	(963)	9,011	(6,878)
CASH AND CASH EQUIVALENTS — BEGINNING	11,464	12,427	3,416	10,294

CASH AND CASH EQUIVALENTS — ENDING	$9,897	$11,464	$12,427	$3,416

SUPPLEMENTAL CASH FLOW INFORMATION:
Debt for Equity Swap with TXU Investment Co.	$102,119	$—	$—	$—
Interest Paid	$1,045	$6,045	$7,500	$11,820
Taxes Paid (Refunds) Received	$73	$(16,329)	$(153)	$(1,333)
Capital Leases	$—	$—	$4,761	$—
The accompanying notes are an integral part of the consolidated financial statements.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note A — Summary of Significant Accounting Policies
      TXU Communications Ventures Company (“TXUCV”) is a direct, wholly owned subsidiary of Pinnacle One Partners, L.P. (“Pinnacle One”). TXU Corp. owns a 100% voting interest in Pinnacle One. In May 2003, TXU Corp. acquired, for $150 million in cash, its joint venture partner’s interest in Pinnacle One under a put/call agreement that was executed in February, 2003. Also in May 2003, TXU Corp. finalized a formal plan to dispose of TXUCV by sale. On January 15, 2004, Consolidated Communications Acquisition Texas Corp. (“Texas Acquisition”), a subsidiary of Homebase Acquisition, LLC, and Pinnacle One, an indirect, wholly owned subsidiary of TXU Corp., entered into a stock purchase agreement providing for the purchase by Texas Acquisition of all of the capital stock of TXUCV. Texas Acquisition is a Delaware corporation formed solely for the purpose of entering into the stock purchase agreement and closing the transactions contemplated in the agreement. The purchase transaction closed on April 14, 2004. By acquiring all the capital stock of TXUCV, Texas Acquisition acquired substantially all of TXU Corp’s telecommunications business, for a cash price of $527 million, subject to certain upward or downward adjustments (see Note O — Sale of TXUCV).
      Principles of Consolidation — The consolidated financial statements include the accounts of TXUCV and its wholly owned subsidiaries, TXU Communications Services Company (“TXU Services”), TXU Communications Telephone Company (“TXUCV Telephone”), TXU Communications Telecom Services Company (“TXUCV Telecom”), TXU Communications Transport Company (“Transport Services”), Fort Bend Telephone Company (“Fort Bend Telephone”), Fort Bend Long Distance Company (“Fort Bend LD”), Fort Bend Wireless Company (“Fort Bend Wireless”), Telcon, Inc. (“Telcon”) and FBCIP, Inc. (“FBCIP”). Transport Services include East Texas Fiber Line Incorporated (“ETFL”), a 63%-owned affiliate. Fort Bend Telephone includes Fort Bend Cellular, Inc. (“Fort Bend Cellular”), a wholly owned subsidiary. All material intercompany balances and transactions have been eliminated in consolidation.
      Description of Business — TXUCV is the parent company to TXU Services, TXUCV Telephone (now known as Consolidated Communications of Texas Company), TXUCV Telecom, Transport Services, Fort Bend Telephone (now known as Consolidated Communications of Fort Bend Company), Fort Bend LD, Fort Bend Wireless, Telcon and FBCIP.
      TXUCV is a rural local exchange company that provides communications services to residential and business customers in east Texas and rural and suburban areas surrounding Houston. As of April 13, 2004, TXUCV was the 18th largest local telephone company in the United States, based on industry sources, with approximately 171,000 local access lines and 11,000 digital subscriber lines, or DSL lines, in service. TXUCV’s main sources of revenue are its local telephone businesses in Texas, which offer an array of services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access and carrier access services, including access charges for the use of its network and its billing and collection system.
      Each of the subsidiaries through which TXUCV operates its local telephone businesses is classified as a Rural Local Exchange Carrier, commonly referred to as an RLEC, under the Telecommunications Act of 1996. These subsidiaries are Fort Bend Telephone and TXUCV Telephone. For ease of reference, we refer to these subsidiaries as the Texas RLECs.
      TXUCV also sells directory advertising and publishes yellow and white pages directories in and around our Texas RLECs’ service areas and provides connectivity to customers within Texas over a fiber optic transport network consisting of approximately 2,500 route-miles of fiber. This transport network supports TXUCV’s long distance, Internet access and data services and provides bandwidth on a wholesale basis to third party customers, including national long distance and wireless carriers. The transport network includes fiber owned by Transport Services, a wholly owned subsidiary of TXUCV, ETFL, a corporation in

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
which TXUCV owns a 63% equity interest, and Fort Bend Fibernet, a partnership in which Transport Services is the managing partner and owns a 39% equity interest.
      In addition, TXUCV holds equity interests in the following two cellular partnerships:

•	GTE Mobilnet of South Texas, which serves the greater Houston metropolitan area. TXUCV owns 2% of the equity of this partnership.

•	GTE Mobilnet of Texas RSA #17, which serves rural areas in and around Conroe, Texas. TXUCV owns 17% of the equity of this partnership.
      San Antonio MTA, L.P., a wholly owned partnership of Cellco Partnership (doing business as Verizon Wireless), is the general partner for both partnerships.
      Telcon and TXU Services provide information management, human resources, accounting, executive and other administrative services to TXUCV affiliate companies.
      Fort Bend Cellular, Fort Bend Wireless, and FBCIP had no significant activity during the period from January 1, 2004 to April 13, 2004 and the years ended December 31, 2003, 2002 and 2001.
      Use of Estimates — The preparation of the TXUCV consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts disclosed in the consolidated financial statements. Due to the prospective nature of estimates, actual results could differ.
      Accounting and Regulatory Guidelines — TXUCV Telephone and Fort Bend Telephone follow the accounting for regulated enterprises prescribed by SFAS No. 71, Accounting for the Effects of Certain Types of Regulation, which permits rates (or tariffs) to be set to levels intended to recover estimated costs of providing regulated services or products, including capital costs. SFAS 71 requires our Texas RLECs to depreciate wireline plant over the useful lives approved by the regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS 71 include (1) increasing competition restricting the wireline business’ ability to establish prices to recover specific costs and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. Management believes the company is consistent in the application of these provisions and does not foresee regulatory, economic, or competitive changes in the near future that would necessitate a change in its method of accounting. In analyzing the effects of discontinuing the application of SFAS 71, management has determined that the useful lives of plant assets used for regulatory and financial reporting purposes are consistent with accounting principles generally accepted in the United States and, therefore, any adjustments to telecommunications plant would be immaterial, as would be the write-off of regulatory assets and liabilities.
      There are two different forms of incentive regulation designated by the Texas Public Utility Regulatory Act: Chapter 58 and Chapter 59. Generally under either election, the access rates an ILEC may charge for basic local services cannot be increased from the amounts on the date of election without PUCT approval. Even with PUCT approval, increases can only occur in very specific situations. Pricing flexibility under Chapter 59 is extremely limited. In contrast, Chapter 58 allows greater pricing flexibility on non-basic network services, customer specific contracts and new services.
      Initially, both Texas RLECs elected incentive regulation under Chapter 59 and fulfilled the applicable infrastructure requirements to maintain their election status. TXUCV Telephone made its election on August 17, 1997. Fort Bend Telephone made its election on May 12, 2000. On March 25, 2003, both

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Texas RLECs changed their election status from Chapter 59 to Chapter 58. The rate freezes for basic services with respect to the current Chapter 58 elections are due to expire on March 24, 2007.
      In connection with the 2003 election by each of our Texas RLECs to be governed under an incentive network access rate regime, our Texas RLECs were obligated to fulfill certain infrastructure requirements. While our Texas RLECs have met the current infrastructure requirements, the PUCT could impose additional or other restrictions of this type in the future.
      The FCC regulates levels of interstate network access charges by imposing price caps on Regional Bell Operating Companies and large Incumbent Local Exchange Companies (“ILECs”). These price caps can be adjusted based on various formulae, such as inflation and productivity, and otherwise through regulatory proceedings. Small ILECs may elect to base network access charges on price caps, but are not required to do so. Our Texas RLECs elected not to apply federal price caps. Instead, our RLECs employ rate-of-return regulation for their network interstate access charges, whereby they earn a fixed return on their investment over and above operating costs. The FCC determines the profits our RLECs can earn by setting the rate-of-return on their allowable investment base, which is currently 11.25%.
      Our Texas RLECs also receive federal and state subsidy payments designed to preserve and advance widely available, quality telephone service at affordable prices in rural areas.
      Property, Plant, Equipment and Depreciation — Property, plant and equipment are stated at historical cost. Allowance for funds used during construction (“AFUDC”) is a cost accounting concept whereby amounts based upon interest charges on borrowed funds and a return on equity capital used to finance construction are added to telecommunications plant cost. Depreciation is generally computed on the straight-line method.
      Cash and Cash Equivalents — Cash equivalents are short-term, highly liquid investments readily convertible to known amounts of cash and which are so near maturity, generally 30 days, that there is no significant risk of changes in value resulting from changes in market interest rates.
      Investments — Investments in equity securities that have readily determinable fair values are categorized as available-for-sale securities and are carried at fair value. The unrealized gains or losses on securities classified as available-for-sale are included as a separate component of shareholder’s equity. TXUCV uses the equity method of accounting for investments where the ability to exercise significant influence over such entities exists.
      Goodwill — Amounts paid for assets of other companies in excess of fair value are charged to goodwill. Prior to January 1, 2002, goodwill was amortized over its useful life, normally 15 to 40 years. In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets,” which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in the financial statements upon their acquisition and after they have been initially recognized in the financial statements. SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their useful lives. SFAS No. 142 provides specific guidance for testing goodwill and intangible assets that will not be amortized for impairment. In addition, SFAS No. 142 expands the disclosure requirements about goodwill and other intangible assets in the years subsequent to their acquisition. TXUCV adopted this standard as of January 1, 2002 and recognized no impairment as of the adoption date. TXUCV conducted impairment tests on October 1, 2003 and October 1, 2002 and, as a result of TXU Corp.’s decision in 2003 to sell TXUCV for a known price and TXUCV’s decision to exit the CLEC and Transport businesses, recognized on its consolidated financial statements, impairment losses of $13.2 million and $18 million, respectively for the years ended December 31, 2003 and 2002 (see

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note N — Goodwill and Other Intangible Assets). No impairment tests were required for the period from January 1, 2004 to April 13, 2004, and consequently no impairment charges were recorded.
      Impairment or Disposal of Long-Lived Assets — In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. The provisions of SFAS No. 144 are generally effective for financial statements issued for fiscal years beginning after December 15, 2001. TXUCV adopted this standard as of January 1, 2002 and recognized no impairment as of the adoption date. TXUCV conducted an impairment test on October 1, 2002, as a result of TXUCV’s decision to exit certain businesses, and recognized on its consolidated financial statements, an impairment loss of $99.3 million for the year ended December 31, 2002 (see Note M — Restructuring and Impairment Charges). Impairment tests are conducted whenever events or changes in circumstances pertaining to TXUCV or its assets indicate that the carrying amount of TXUCV’s long-lived assets is not recoverable. No test was required during 2003 and for the period ended April 13, 2004.
      Materials and Supplies — Inventories of materials and supplies are valued at the lower of cost or market. Cost is determined by a moving weighted average method.
      Indefeasible Rights of Use (“IRU”) — TXUCV entered into several agreements that entitle it to a long-term lease, or an IRU, of local and long-haul dark fiber of another company. Generally, each agreement required TXUCV to pay an aggregate price consisting of an initial payment, followed by installments during the construction period based upon achieving certain milestones (e.g., commencement of construction, conduit installation and fiber installation). The final payment for each segment was made at the time of acceptance of the fiber for use by TXUCV.
      Additionally, TXUCV entered into several agreements that entitle another party to a long-term lease, or an IRU, of certain local and long-haul dark fiber of TXUCV. In some cases, the agreement was classified as a service agreement, in which case revenue is recognized ratably over the life of the lease. In other cases an exchange of similar fiber was deemed to have occurred with another transport provider with similar fiber. In this case, no gain or loss was recognized on the exchange.
      Pension and Postretirement Benefits — Pension benefits are provided for substantially all employees of TXUCV. TXUCV generally funds the pension plan to the extent that contributions are deductible for federal income tax purposes. TXUCV also has deferred compensation agreements with the former board of directors and certain key employees. Postretirement benefits expense is accrued on a current basis using actuarially determined cost estimates. In addition, employees may become eligible for certain health care and life insurance benefits after retirement.
      Federal Income Taxes and Deferred Credits — TXUCV and its subsidiaries file a consolidated federal income tax return. ETFL files a separate federal income tax return. Federal income tax expense or benefit is allocated to each subsidiary based on separately determined taxable income or loss.
      Income taxes are provided based on taxable income or loss as reported for financial statement purposes. The provision for income taxes differs from the amounts currently payable because of temporary differences in the recognition of certain income and expense items for financial reporting and tax reporting purposes. Investment tax credits (“ITC”) used to offset income tax for tax reporting purposes are deferred and amortized over the lives of the related assets for financial reporting.
      Deferred federal income taxes are provided for the temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. TXUCV records a

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
valuation allowance related to its deferred income tax assets when, in the opinion of management, it is more likely than not that deferred tax assets would not be realized.
      TXUCV has recorded a regulatory liability to recognize the cumulative effects of anticipated ratemaking activities. For financial statement purposes, deferred ITC and excess deferred federal income taxes related to depreciation of regulated assets are being amortized as a reduction of the provision for income taxes over the estimated useful or remaining lives of the related property, plant and equipment.
      ETFL had no current or deferred federal income taxes at April 13, 2004 and December 31, 2003 and 2002.
      Revenue Recognition — Revenues are generally recognized and earned when evidence of an arrangement exists, service has been rendered and collectibility is reasonably assured. Local telephone service revenue is recorded based on tariffed rates. Telephone network access and long distance service revenues are derived from access and toll charges and settlement arrangements. Revenues on billings to customers for services in advance of providing such services are deferred and recognized when earned. Print advertising and publishing revenues are recognized ratably over the life of the related directory, which is generally 12 months.
      Operating Segments — SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise. SFAS No. 131 defines an operating segment as a component of the organization (1) that engages in business activities from which it may earn revenues and incur expenses (2) whose operating results are regularly reviewed by the enterprise’s chief operating decision maker to make decisions about performance and resource allocation; and (3) for which discrete financial information is available. Notwithstanding this definition, SFAS No. 131 provides the criteria for aggregating segments with similar economic characteristics such as the nature of product and services, the nature of production processes, the type or class of customers, the distribution method for products or services, and the nature of regulatory environment. TXUCV identified two operating segments — ILEC and Transport Operations; however, Transport does not meet the quantitative threshold for separately reportable business segments.
      Guarantees — In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Interpretation No. 45 requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. This interpretation is applicable on a prospective basis to guarantees issued or modified after December 31, 2002. While TXUCV has various guarantees included in contracts in the normal course of business, primarily in the form of indemnities, these guarantees do not represent significant commitments or contingent liabilities related to the indebtedness of others.
      Recent Accounting Pronouncements — In January 2003, the FASB issued Interpretation No. 46 (“FIN No. 46”) “Consolidation of Variable Interest Entities.” Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns. In December 2003, the FASB revised and re-released FIN No. 46 as “FIN No. 46®”. The provisions of FIN No. 46® were effective for TXUCV beginning in the first quarter of 2004 and the related disclosure requirements were previously effective immediately. The impact of this interpretation did not have a material effect on the financial condition or results of operations of TXUCV.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Act”) that will provide a prescription drug subsidy, beginning in 2006, to companies that sponsor postretirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be followed in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” that provides guidance on the accounting and disclosure for the effects of the Act. The Company has determined that its postretirement prescription drug plan is actuarially equivalent and will begin reflecting the impact on July 1, 2004.
Note B — Property, Plant and Equipment
      Property, plant and equipment are summarized as follows:

	April 13,	December 31,
				Estimated
	2004	2003	2002	Useful Life

	(Dollars in thousands)
Land	$4,228	$4,280	$4,433
Buildings	25,209	24,922	24,938	15-35 years
Telephone Plant	264,352	258,000	242,934	5-30 years
Furniture and Office Equipment	41,455	40,327	45,420	5-17 years
Automotive and Other Equipment	5,994	6,078	8,518	3-7 years
Construction in Progress	7,147	8,595	5,249

	348,385	342,202	331,492
Less: Accumulated Depreciation	118,343	110,795	90,700

	$230,042	$231,407	$240,792

      Depreciation expense was $8.1 million, $32.8 million, $40.8 million and $36.5 million for the period from January 1, 2004 to April 13, 2004 and for the years ended December 31, 2003, 2002, and 2001, respectively.
Note C — Long-Term Debt
      Long-term debt consisted of the following:

	April 13,	December 31,

	2004	2003	2002

	(Dollars in thousands)
TXU Corp. Revolving Credit Facility	$—	$80,867	$144,066
CoBank Mortgage Notes	—	16,429	18,071
Capital Leases	2,847	3,087	4,009
Debentures Payable	—	—	56

	2,847	100,383	166,202
Less: Current Maturities	2,847	98,247	2,999

TOTAL LONG-TERM DEBT	$—	$2,136	$163,203

      After the 2000 formation of Pinnacle One, TXU Corp. provided a $200 million revolving credit facility (the “Revolver”) to TXUCV with a term of four years. Interest is payable by TXUCV at a rate equal to the London Interbank Offering Rate (“LIBOR”) plus 1.5%, in effect as of the beginning of each

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
credit facility advance. The interest rate of each advance is calculated for one, two, three, or six-month periods, as elected by TXUCV, at the end of which the interest rate is reset to the current LIBOR rate plus 1.5%. The principal balance was effectively paid off on April 13, 2004 through TXU Corp.’s conversion of amounts outstanding under this arrangement into paid-in-capital and the credit facility was terminated as called for in the stock purchase agreement referenced in Note A above.
      TXUCV was required to repay all of its outstanding indebtedness at or prior to the closing of the transactions, other than capital leases that are subject to purchase price adjustments and inter-company indebtedness relating to contracts that will continue following the closing of the transactions. As a consequence, all of the remaining CoBank notes were retired in April 2004 and a pre-payment penalty of $1.9 million was incurred.
      The Capital Lease amount results from the two Master Lease Agreements with General Electric Capital Corporation (“GECC”), which are described below (see Note G — Capital Leases).
      Scheduled principal maturities on long-term debt for the five years subsequent to April 13, 2004 are as follows (dollars in thousands):

2004	$711
2005	952
2006	1,010
2007	174

TOTAL	$2,847

Note D — Income Taxes
      The provision (benefit) for income taxes consists of the following:

	Period From	Year Ended December 31,
	January 1, 2004
	To April 13, 2004	2003	2002	2001

	(Dollars in thousands)
Current:
U.S. Federal	$28	$(9,704)	$(3,018)	$(1,951)
State	455	324	(214)	83
Deferred:
U.S. Federal	1,833	21,435	(31,819)	(3,610)
State	157	610	(2,766)	(311)
Amortization of Investment Tax Credit	—	(210)	(231)	(301)
Amortization of Excess Deferred Taxes	—	—	(213)	(214)

INCOME TAX EXPENSE (BENEFIT)	$2,473	$12,455	$(38,261)	$(6,304)

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The income tax expense (benefit) differs from amounts computed at statutory rates primarily because of basis adjustments and nondeductible change in the valuation reserve. The following is a reconciliation of the income tax expense (benefit) reported on the consolidated statements of operations:

	Period From	Year Ended December 31,
	January 1, 2004
	To April 13, 2004	2003	2002	2001

	(Dollars in thousands)
Income Tax Expense (Benefit) at U.S. Federal Statutory Rate	$1,488	$3,540	$(44,809)	$(10,101)
State Income Tax Expense (Benefit)	239	934	(3,841)	(355)
State Income Tax Refunds	—	—	(866)	—
Goodwill Amortization	—	—	—	4,752
Goodwill Impairment	(1)	4,704	6,300	—
Minority Interest	37	305	(2,817)	(177)
Amortization of Investment Tax Credit	—	(210)	(231)	(301)
Amortization of Excess Deferred Taxes	—	—	(214)	(214)
Increase in Valuation Reserve	157	3,084	9,080	(270)
Other	480	33	(929)	—
Other Permanent Differences	73	65	66	362

INCOME TAX EXPENSE (BENEFIT)	$2,473	$12,455	$(38,261)	$(6,304)

      Deferred income taxes reflect the net tax effects of deductible temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising TXUCV’s net deferred income taxes consist of the following:

		December 31,
	April 13,
	2004	2003	2002

	(Dollars in thousands)
Deferred Tax Assets
Net Operating Losses	$8,649	$9,625	$19,437
Allowance for Uncollectible Accounts Receivable	500	570	1,831
Accrued Vacation	2,127	873	939
Postretirement Benefits	14,833	13,164	12,496
Deferred Franchise Tax	4,183	3,918	1,666
Prior Year Minimum Tax Credit	699	527	—
Other	1,347	1,084	129

TOTAL DEFERRED ASSETS	$32,338	$29,761	$67,873

Deferred Tax Liabilities
Franchise Tax	$—	$—	$(3,600)
Partnership Investment	(2,212)	(1,698)	(1,151)
Basis in Investment	(1,632)	(1,632)	(1,632)
Depreciation	(29,669)	(26,691)	(42,004)

TOTAL DEFERRED LIABILITIES	(33,513)	(30,021)	(48,387)

VALUATION ALLOWANCE	(12,331)	(12,174)	(9,090)
NET DEFERRED TAX (LIABILITY) ASSET	$(13,506)	$(12,434)	$10,396

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      TXUCV has established a valuation allowance relating to ETFL, Telcon, Fort Bend LD and TXUCV.
      Telecom for net operating losses (“NOL”) and franchise taxes not expected to be realized in the future. TXUCV has determined that certain state net operating losses are not likely to be realized; therefore, TXUCV has established a valuation allowance against the expected future tax benefit of these certain state net operating losses.
      The net deferred tax liability is classified on the balance sheet as follows:

		December 31,
	April 13,
	2004	2003	2002

	(Dollars in thousands)
Current Deferred Income Tax Asset	$3,974	$2,527	$34,145
Noncurrent Deferred Income Tax Asset	16,033	39,525	15,709
Noncurrent Deferred Income Tax Liability	(33,513)	(54,486)	(39,458)

NET DEFERRED TAX LIABILITY (ASSET)	$(13,506)	$(12,434)	$10,396

      ETFL, a nonconsolidated subsidiary for federal income tax return purposes, has NOL carryforwards of approximately $8.7 million to offset against future taxable income. The NOLs expire from 2007 to 2024.
      TXUCV and its subsidiaries, which file a consolidated federal income tax return, have NOL carryforwards of approximately $16.0 million to offset against future taxable income. The NOL may be carried forward for 20 years and will expire from 2022 to 2024, if not utilized.
Note E — Postretirement Benefit Plans
Pension Plan
      TXUCV provides pension benefits through the TXU Communications Retirement Plan (“Retirement Plan”), the TXU Communications Supplemental Retirement Plan (“Supplemental Plan”) and the TXU Deferred Compensation Plan for Emerging Businesses (“Deferred Compensation Plan”).
      The Retirement Plan is a noncontributory defined benefit plan that provides benefits to substantially all employees. Benefit provisions are subject to collective bargaining. TXUCV’s funding policy for this plan is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws. Employees who became participants prior to January 1, 2002 earn benefits based on their length of service and final average pay. Employees who become participants on or after January 1, 2002 earn cumulative benefits based on their age and a percentage of their monthly pay.
      Telcon, Fort Bend Telephone and Fort Bend LD elected to participate in the Retirement Plan effective January 1, 2002. Employees who became participants on or after January 1, 2002 earn cumulative benefits based on their age and a percentage of their monthly pay.
      The Supplemental Plan is a noncontributory pay-as-you-go plan providing supplementary retirement benefits primarily to higher-level employees.
      The Deferred Compensation Plan is a contributory salary deferral plan offered on a voluntary participation basis primarily to higher-level employees.
      Changes to the projected benefit obligation, the fair value of assets and the underlying actuarial assumptions for the Retirement Plan and Supplemental Plan are shown below.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Health Care and Life Insurance Benefits: TXUCV Services, TXUCV Telephone, TXUCV Telecom and Transport Services
      TXUCV provides certain postretirement health care and life insurance benefits for employees who retire from TXUCV after reaching age 55 and accruing at least 15 years of service. Retirees share in the cost of health care benefits. Benefit provisions are subject to collective bargaining. Funding policy for retiree health benefits is generally to pay covered expenses as they are incurred. Postretirement life insurance benefits are fully insured.
      Historically, TXUCV used a December 31 measurement date for its plans; however, due to the sale of TXUCV, the Company additionally measured its plans at April 13, 2004.
      Obligations and Funded Status are reflected as follows:

	Pension Benefits			Other Benefits

		Dec. 31,			Dec. 31,
	April 13,			April 13,
	2004	2003	2002	2004	2003	2002

	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of period	$56,966	$51,534	$45,838	$24,320	$18,701	$14,240
Service cost	928	2,973	3,321	400	1,205	1,129
Interest cost	1,125	3,480	3,232	472	1,486	1,002
Plan participants’ contributions	—	—	—	47	94	97
Amendments	—	—	407	—	—	—
Benefit vesting due to partial plan termination	2,105	—	—	—	—	—
Actuarial loss	736	4,624	3,672	1,701	5,743	4,561
Curtailment	—	(3,250)	(2,388)	—	(1,933)	(1,606)
Assumption change	—	62	5	—	—	—
Benefits paid	(768)	(2,115)	(2,191)	(311)	(976)	(722)
Administrative expenses paid	(108)	(342)	(363)	—	—	—

Benefit obligation at end of period	60,984	56,966	51,533	26,629	24,320	18,701

Change in plan assets
Fair value of plan assets at beginning of period	40,399	35,468	41,397	—	—	—
Actual return on plan assets	1,105	5,667	(3,375)	—	—	—
Employer contribution	—	1,705	—	264	882	626
Plan participants’ contributions	—	—	—	47	94	97
Benefits paid	(763)	(2,099)	(2,191)	(311)	(976)	(723)
Administrative expenses paid	(108)	(342)	(363)	—	—	—

Fair value of plan assets at end of period	40,633	40,399	35,468	—	—	—

Funded status	(20,351)	(16,567)	(16,065)	(26,629)	(24,320)	(18,701)
Unrecognized net actuarial loss	19,687	17,255	19,291	9,251	7,665	4,153
Unrecognized prior service cost	302	309	443	—	—	—

Net amount recognized	$(362)	$997	$3,669	$(17,378)	$(16,655)	$(14,548)

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Amounts recognized in the statement of financial position consist of:

	Pension Benefits			Other Benefits

		Dec. 31,			Dec. 31,
	April 13,			April 13,
	2004	2003	2002	2004	2003	2002

	(Dollars in thousands)
(Accrued) Prepaid benefit cost	$(362)	$997	$3,669	$—	$—	$—
Accrued benefit liability	(10,324)	(7,921)	(10,176)	(17,378)	(16,655)	(14,548)
Intangible assets	311	318	453	—	—	—
Accumulated other comprehensive income	10,013	7,603	9,723	—	—	—

Net amount recognized	$(362)	$997	$3,669	$(17,378)	$(16,655)	$(14,548)

      Information for pension plans with an accumulated benefit obligation in excess of plan assets:

		Dec. 31,
	April 13,
	2004	2003	2002

Projected benefit obligation	$60,984	$56,966	$51,533
Accumulated benefit obligation	51,197	47,323	41,975
Fair value of plan assets	40,633	40,399	35,468
      Components of Net Periodic Benefit Cost:

	Pension Benefits			Other Benefits

	Period from			Period from
	Jan. 1, 2004	Dec. 31,		Jan. 1, 2004	Dec. 31,
	to April 13,			to April 13,
	2004	2003	2002	2004	2003	2002

	(Dollars in thousands)
Service cost	$928	$2,973	$3,321	$400	$1,205	$1,129
Interest cost	1,125	3,480	3,232	472	1,486	1,002
Expected return on plan assets	(994)	(3,066)	(3,478)	—	—	—
Amortization of prior service cost	7	28	41	—	—	—
Net actuarial loss recognition	298	873	289	116	298	—

Net periodic benefit cost	$1,364	$4,288	$3,405	$988	$2,989	$2,131

      SFAS No. 87, “Employers’ Accounting for Pensions,” required TXUCV to record an additional minimum pension liability of $10.3, $7.9 million and $10.2 million at April 13, 2004 and December 31, 2003 and 2002, respectively. This liability represents the amount by which the accumulated benefit obligation exceeded the sum of the fair market value of plan assets and accrued amounts previously recorded. The additional minimum pension liability was offset by $0.3 million, $0.3 million and $0.5 million of intangible assets at April 13, 2004 and December 31, 2003 and 2002, respectively, and resulted in a $1.5 million charge, a $1.3 million credit, and a $6.0 million charge to comprehensive income, net of related tax benefit of $0.9 million, tax expense of $0.8 million and tax benefit of $3.7 million for the period from January 1, 2004 to April 13, 2004 and the years ended December 31, 2003 and 2002, respectively. The intangible assets are included in other noncurrent assets in TXUCV’s consolidated balance sheet at April 13, 2004 and December 31, 2003 and 2002.
      TXUCV recorded a reduction in earnings of $106,000 in 2003 and a credit to earnings of $243,000 in 2002 for pension and postretirement termination benefits due to a large reduction in workforce. There was no similar event for the period from January 1, 2004 to April 13, 2004. The 2003 reduction to earnings

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
was due to a curtailment loss resulting from recognition of prior service costs for pension benefits. The December 31, 2002 credit was the net of a $494,000 curtailment gain recognized for postretirement healthcare and life insurance benefits offset by a $251,000 curtailment loss due to the recognition of prior service costs related to pension benefits.
      Weighted-average assumptions used to determine benefit obligations at April 13, 2004 and December 31, 2003 and 2002 are as follows:

	Pension Benefits			Other Benefits

		Dec. 31,			Dec. 31,
	April 13,			April 13,
	2004	2003	2002	2004	2003	2002

Discount rate	6.25%	6.25%	6.75%	6.25%	6.25%	6.75%
Rate of compensation increase	4.30%	4.30%	4.30%	—	—	—
      Weighted-average assumptions used to determine net periodic benefit cost for the period ended April 13, 2004 and the year ended December 31, 2003 and 2002 are as follows:

	Pension Benefits				Other Benefits

		Dec. 31,				Dec. 31,
	April 13,				April 13,
	2004	2003		2002	2004	2003	2002

Discount rate	6.25%	6.75%/6.50%	*	7.25%	6.25%	6.75%	7.25%
Expected long-term return on plan assets	8.50%	8.50%		8.50%	—	—	—
Rate of compensation increase	4.30%	4.30%		4.30%	—	—	—

*	6.75% from 1/1/2003 - 8/1/2003 6.5% from 8/1/2003 - 12/31/2004 for qualified plan only
      The expected return on plan assets assumption was based on the categories of the assets and the past history of the return on the assets.
      Assumed health care cost trend rates at April 13, 2004 and December 31, 2003 and 2002:

		Dec. 31,
	April 13,
	2004	2003	2002

Health care cost trend rate assumed for next year	10.00%	10.00%	11.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2009	2009	2009
      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
	Point Increase	Point Decrease

	(Dollars in thousands)
Effect on total of service and interest cost	$176	$(135)
Effect on postretirement benefit obligation	$4,061	$(3,215)

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Plan Assets
      The Company’s pension plan weighted-average asset allocations by asset category are as follows:

	Plan Assets

		Dec. 31,
	April 13,
	2004	2003	2002

Asset Category
Equity securities	55%	55%	49%
Debt securities	40%	40%	47%
Other	5%	5%	4%

Total	100%	100%	100%

      The Company’s investment strategy at April 13, 2004 was to target its allocation percentage at 50% equity funds and 50% fixed income funds.
      The Company expects to contribute $2.9 million to its pension plan and $0.9 million to its other postretirement plan from April 14, 2004 through December 31, 2004.
      The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension	Other
	Benefits	Benefits

	(Dollars in
	thousands)
4/14 — 12/31/2004	$1,452	$647
2005	2,182	983
2006	2,353	1,095
2007	2,594	1,139
2008	2,790	1,239
Years 2009-2013	18,759	7,357
      Deferred Compensation Agreements: TXUCV Services, TXUCV Telephone, TXUCV Telecom and Transport Services
      TXUCV has deferred compensation agreements with the former board of directors of TXUCV’s predecessor company, Lufkin-Conroe Communications, and certain former employees. The benefits are payable for up to 15 years and may begin as early as age 65 or upon the death of the participant.
      TXUCV has purchased life insurance policies on certain former directors and key employees. The excess of the cash surrender value of life insurance policies over the notes payable balances related to these policies is reflected in TXUCV’s financial statements. These plans do not qualify under the Internal Revenue Code (“the Code”) and therefore, federal income tax deductions are allowed only when benefits are paid.
      Payments relating to deferred compensation agreements were $0.1 million for the period from January 1, 2004 to April 13, 2004 and $0.4 million for the years ended December 31, 2003, 2002 and 2001. Accrued costs were $0.2 million for the period from January 1, 2004 to April 13, 2004 and $0.5 million for the years ended December 31, 2003 and 2002 and $0.1 million for the year ended December 31, 2001. Accrued liability amounted to $3.5 million at April 13, 2004, $3.4 million at December 31, 2003 and $3.3 million at December 31, 2002.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
401(k) Plans

Nonbargaining: TXUCV Services, TXUCV Telephone, TXUCV Telecom, Transport Services, Telcon, Fort Bend Telephone and Fort Bend LD
      TXUCV sponsors a 401(k) plan for all nonbargaining employees (“Nonbargaining TXUCV Plan”) who have completed 90 days of full-time service (or at least 1,000 hours of service in any year) and are age 21 or older. On December 31, 2001, the nonbargaining 401(k) plan covering Telcon, Fort Bend Telephone and Fort Bend LD was merged into this plan. The plan allows participants to contribute up to 15% of their eligible annual compensation to the plan, up to the maximum permitted by the Code. TXUCV matches 100% of the first 3% of employee contributions. TXUCV’s matching contributions to the plan amounted to $0.3 million for the period from January 1, 2004 to April 13, 2004 and $0.5 million, $0.6 million and $0.6 million for 2003, 2002 and 2001, respectively. TXUCV recognized a $0.5 million loss in 2003 resulting from a partial plan termination of the 401(k) plan in which affected participants became fully vested in accrued benefits.

Bargaining: TXUCV Services, TXUCV Telephone, TXUCV Telecom and Transport Services
      TXUCV sponsors a 401(k) plan for all bargaining employees (“Bargaining TXUV Plan”) who have completed one year of full-time service (or at least 1,000 hours of service in any year) and are age 21 or older. For the period from January 1, 2004 to April 13, 2004 and years 2003 and 2002, the plan allowed participants to contribute up to 15% of their eligible annual compensation to the plan, up to the maximum permitted by the Code. Beginning in 2002, TXUCV matched 50% of the first 3% of employee contributions, in accordance with the terms of the collective bargaining agreement. In 2001, TXUCV matched 40% of the first 3% of employee contributions. TXUCV’s matching contributions to the plan amounted to $30,000 for the period from January 1, 2004 to April 13, 2004 and $0.1 million for years 2003, 2002 and 2001.

Nonbargaining: Telcon, Fort Bend Telephone and Fort Bend LD
      TXUCV sponsored a 401(k) plan for all employees who had completed at least one month of full-time service and who were at least 21 years of age. Effective December 31, 2001, the plan was merged into the 401(k) savings plan for nonbargaining employees of TXUCV. Participants’ accounts and participation eligibility were transferred to the TXUCV plan effective January 1, 2002. Employees who became eligible on or after January 1, 2002 participated in the Nonbargaining TXUCV plan. The plan allowed participants to contribute up to 8% of their eligible annual compensation to the plan, up to the maximum permitted by the Code. TXUCV matched 50% of the first 8% of eligible employee contributions. TXUCV’s matching contributions to the plan amounted to $0.7 million for 2001.
      The plan provided for discretionary TXUCV-paid profit sharing contributions of up to 15% of each eligible employee’s total compensation. Discretionary profit sharing contributions to the plan, which were accrued during the year and paid following the close of the year, amounted to $0.2 million for 2001.
      On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“The Act”). The Act expanded Medicare to include, for the first time, coverage for prescription drugs. TXUCV sponsors retiree medical programs for certain of its locations. In May 2004, the FASB issued guidance for the accounting and disclosure effects of the Act. TXUCV has determined that its postretirement prescription drug plan is actuarially equivalent and will begin reflecting the impact on July 1, 2004.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note F — Operating Leases
      TXUCV is the lessor of fiber optic systems, agreements to lease capacity to customers over fiber optic lines. The leases, accounted for as operating leases, provide for minimum future rentals to be received for the remainder of the lease period and in the aggregate as follows:

Fiber Optic
As of April 13, 2004	Systems

(Dollars in
thousands)
4/14-12/31/2004	$827
2005	1,131
2006	1,103
2007	1,103
2008	1,103

$5,267

      Following is a summary of property on lease:

		December 31,
	April 13,
	2004	2003	2002

	(Dollars in thousands)
Fiber Optic System	$222	$222	$245

Less: Accumulated Depreciation	10	6	—

	$212	$216	$245

Note G — Capital Leases
      TXUCV leases certain furniture, fixtures, equipment and leasehold improvements at its current corporate headquarters in Irving pursuant to two Master Lease Agreements with between TXUCV and GECC.
      The leasehold improvement lease had an initial term of 30 months that ended on October 1, 2004. At the termination of the initial term of this lease, TXUCV elected to purchase the scheduled leasehold improvement for $1.1 million.
      At the termination of the initial term of the second lease for furniture, fixtures and equipment, TXUCV elected to extend the term of the agreement until April 1, 2007, at which time the company will have an option to purchase the equipment for its then fair market value.
      During the period from January 1, 2004 to April 13, 2004, TXUCV paid a total of $0.2 million to GECC pursuant to these capital leases. As of April 13, 2004 the outstanding principal amount of these capital leases was $2.8 million. These leases require Texas Acquisition to maintain a specified debt rating. Texas Acquisition is not in compliance with this covenant, although we are not aware of the delivery of any notice of default. Upon a default under these leases, GECC may take possession of the scheduled equipment and require TXUCV to pay certain stipulated loss amounts. These capital lease obligations have been classified as current liabilities on the balance sheet.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note H — Investments in Nonaffiliated Companies
      Marketable equity securities have been categorized as available for sale and, as a result, are stated at fair value. Unrealized gains and losses are included as a component of accumulated other comprehensive income until realized.
      For the purpose of determining gross unrealized gains and losses, marketable securities include the following at April 13, 2004 and December 31, 2003 and 2002:

	Cost			Fair Value			Unrealized Gain			Realized Gain

	4/13/04	2003	2002	4/13/04	2003	2002	4/13/04	2003	2002	4/13/04	2003	2002

	(Dollars in thousands)
Other Marketable Equity Securities	$11	$11	$11	$117	$125	$125	$106	$114	$114	$—	$—	$230
      The following investments are accounted for using the equity method:

	Percentage Owned			Investment Amount

		December 31,			December 31,
	April 13,			April 13,
	2004	2003	2002	2004	2003	2002

				(Dollars in thousands)
GTE Mobilnet of South Texas Limited Partnership	2.34%	2.34%	2.34%	$24,045	$23,384	$22,332
GTE Mobilnet of Texas RSA #17 Limited Partnership	17.02%	17.02%	17.02%	$3,731	$3,794	$3,629
Fort Bend Fibernet Limited Partnership	39.06%	39.06%	39.06%	$187	$139	$731
      The following investments are accounted for using the cost method:

		December 31,
	April 13,
	2004	2003	2002

	(Dollars in thousands)
CoBank, ACB Stock	$1,452	$1,347	$1,230
Rural Telephone Bank Stock	$5,921	$5,921	$5,921
      The CoBank stock represents purchases of CoBank stock as required by the CoBank loan agreement and patronage distributions from CoBank in the form of stock. Although there is no CoBank loan balance outstanding at April 13, 2004, TXUCV will begin receiving annual refunds of a portion of this stock only when its stock balance reaches 11.5% of the five-year moving average of CoBank loan balance. The CoBank stock is owned by TXUCV, now known as Consolidated Communications Ventures Company.
      Fort Bend Telephone owns 5,921 shares of $1,000 par value Class C Rural Telephone Bank, which is stated at original cost plus a gain recognized at conversion of Class B to Class C stock.
Note I — Minority Interest
      During 1990, Transport Services, in a joint venture with Eastex Celco (“ETC”), formed ETFL. Transport Services and ETC own 63% and 37%, respectively, of the outstanding stock of ETFL.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note J — Transactions with Related Parties
      Following is a summary of transactions with related parties:

		December 31,
	April 13,
	2004	2003	2002	2001

	(Dollars in thousands)
Prepaid to Oncor for Transmission Fees	$886	$—	$—
Accounts Payable — TXU	$35	$2,314	$352
Accounts Payable — Oncor	$—	$245	$117
Long-Term Debt Payable — TXU	$—	$80,867	$144,066
Capital Contributions — Pinnacle	$102,119	$4,290	$6,974	$27,784
Interest Expense Paid to TXU	$636	$3,597	$5,059	$8,501
Billings From Oncor for Transmission Line Fees	$1,139	$1,458	$1,324	$1,184
Billings From TXU for Management Fees	$2,350	$2,647	$3,331	$5,594
Billings From TXU for Services	$660	$1,487	$2,427	$1,885
Note K — Commitments and Contingencies
      TXUCV and its subsidiaries are subject to various claims and lawsuits, including property damage claims, which arise from time to time in the normal course of business. It is the opinion of management and counsel that the disposition or ultimate determination of such claims and lawsuits will not have a material effect on the financial position, results of operations or liquidity of TXUCV, since TXUCV has insurance to cover such claims.
      On November 25, 2002, TXUCV entered into a 60-month High-Capacity Term Payment Plan agreement with Southwestern Bell (“SWB”). The agreement requires TXUCV to make monthly purchases of at least $33,000 from SWB on a take-or-pay basis. The agreement also provides for an early termination charge of 45% of the monthly minimum commitment multiplied by the number of months remaining through the expiration date of November 25, 2007. As of April 13, 2004, the potential early termination charge is approximately $0.6 million.
      TXUCV is also a party to another take-or-pay agreement with Grande Communications to provide certain directory assistance-related services to the TXUCV. The agreement which was entered into on August 28, 2001, for an initial 12-month term, has an automatic 12-month renewal provision with a minimum monthly commitment of $8,950. This agreement is still in effect at April 13, 2004.
      TXUCV has executed various building space leases, with terms ranging from 36 to 84 months and monthly payments ranging from $0.1 million to $0.3 million. All but one of the leases contains provisions for escalation of the monthly payments. TXUCV’s consolidated financial statements for the period from January 1, 2004 to April 13, 2004 and the years ended December 31, 2003 and 2002 include $0 million, $0.6 million, and $0.3 million of charges, respectively, representing obligations on leased facilities that were sublet to unrelated parties for amounts less than the related obligations. TXUCV also has executed several equipment leases with varying terms up to 36 months and monthly payments totaling approximately $0.1 million.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The future minimum payments required by capital and operating leases for the next five years are as follows (dollars in thousands):

4/14 - 12/31/2004	$2,827
2005	$3,451
2006	$2,747
2007	$1,546
2008	$1,368
Thereafter	$3,038
      Rent expense on operating leases was $1.0 million for the period from January 1, 2004 to April 13, 2004, $4.1 million for the year ended December 31, 2003, $3.6 million for the year ended December 31, 2002 and $2.3 million for the year ended December 31, 2002.
Note L — Fair Value of Financial Instruments
      The following methods and assumptions were used to estimate the fair value of each of the material financial instruments for which it is practicable to estimate the value:
      Cash, Cash Equivalents and Short-Term Investments — Cash, cash equivalents and short-term investments are valued at their carrying amounts, which are reasonable estimates of their fair value because of the short maturity of those instruments.
      Long-Term Investments — The fair value of investments is estimated based on the quoted market price for that investment. Other investments for which there are no quoted market prices because the stocks are not publicly traded are carried at cost since reasonable estimates of fair value could not be made without incurring excessive costs. These investments include $1.5 million of CoBank stock and $5.9 million of Rural Telephone Bank stock.
      Long-Term Debt — The fair value of TXUCV’s long-term debt, including current maturities, is estimated based on the current rates offered to TXUCV for debt of the same remaining maturities.
      The carrying amounts and estimated fair values of TXUCV’s material financial instruments are as follows:

	Carrying Amount			Fair Value

		Dec. 31,			Dec. 31,
	April 13,			April 13,
	2004	2003	2002	2004	2003	2002

	(Dollars in thousands)
Long-Term Investments For Which It Is Not Practicable To Estimate Fair Value	$36,862	$34,585	$33,884	$36,862	$34,585	$33,884
Debt	$2,847	$100,383	$166,202	$2,663	$102,077	$166,202
Cash Surrender Value of Life Insurance Policies	$1,526	$1,533	$1,376	$1,526	$1,533	$1,376
Note M — Restructuring and Impairment Charges
      Beginning in 1999, TXUCV began operating a CLEC in a number of local markets within Texas. In late 2001, TXUCV decided to refocus its business strategy on the Texas RLECs. In December 2002, TXUCV made a decision to hold its CLEC and Transport assets for sale. TXUCV examined the value of the assets held for sale based on third party sale negotiations and similar recent sales transactions and recorded an impairment charge of $90.9 million ($56.6 million after taxes and minority interest). In

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
addition, TXUCV recorded restructuring charges of $2.1 million under the provisions of Emerging Issues Task Force Abstract 94-3.
Impairment Charges

	CLEC	Transport	Total

	(Dollars in thousands)
PPE Net Book Value	$27,512	$70,831	$98,343
Estimated Cost of Sale	232	360	592

	27,744	71,191	98,935
Less: Estimated FMV	947	7,083	8,030

Assets Held For Sale Impairment Charges	$26,797	64,108	$90,905

Restructuring Charges

Employee Separations	$736
Facility Closure Costs	916
Other Contractual Commitments	417

Total	$2,069

      Employee separation restructuring charges relate to 55 affected employees. These restructuring costs were all paid in 2003.
      Earlier in 2002, TXUCV recorded impairment charges of $8.4 million related to certain CLEC information technology and collocation assets. The evaluation occurred in conjunction with exiting certain unprofitable activities and decommissioning non-strategic collocation sites. The information technology assets were fully written-off and taken out of service. The collocation assets were valued at fair market value based on third party pricing. This impairment occurred prior to the decision to hold those assets for sale.
Assets Held for Sale
      In late 2001, TXUCV decided to refocus its business strategy on the Texas RLECs. During the subsequent 18 months, TXUCV systematically exited certain less profitable CLEC markets, ceased service to residential customers and focused solely on business customers within limited geographic markets. In December 2002, TXUCV decided to exit the CLEC business entirely and placed its CLEC assets and customer base for sale. In March 2003, TXUCV sold the majority of its remaining CLEC assets and customer base to Texas-based Grande Communications for $1.2 million. TXUCV also anticipated selling its Transport Services activities in the near term and as a result, the assets and liabilities related to the CLEC and Transport assets held for sale were presented separately in the assets and liabilities sections of the consolidated balance sheets at December 31, 2002. The assets held for sale consisted of $8.0 million of property, plant and equipment recorded at fair market value based on the estimated sales price. The liabilities represented estimated costs to sell of $0.6 million and restructuring charges of $2.1 million.
      In June 2003, in light of the decision to sell the entire company, TXUCV decided that it would no longer attempt to sell the transport network separately. Consequently, in accordance with the provisions of SFAS No. 144, these assets were reclassified from assets held for sale to assets held and used and are reported on the consolidated balance sheet at the lower of fair market value or adjusted carrying amount. The resulting $0.3 million loss on long-lived assets converted to held and used is reflected in TXUCV’s results of operations for the year ended December 31, 2003.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note N — Goodwill and Other Intangible Assets
      Amounts paid for assets of other companies in excess of fair value are recorded as goodwill. Goodwill was amortized over its useful life, normally 15 to 40 years through December 31, 2001.
      SFAS No. 142 became effective for TXUCV on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units, and the discontinuance of goodwill amortization. The amortization of TXUCV goodwill ($13.6 million in 2001) ceased effective January 1, 2002.
      In addition, SFAS No. 142 required completion of a transitional goodwill impairment test within six months from the date of adoption. It established a new method of testing goodwill for impairment on an annual basis, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. TXUCV completed the transitional impairment test in the second quarter of 2002, the results of which indicated no impairment of goodwill at that time. In conjunction with TXUCV’s decision to exit the CLEC and Transport businesses, additional evaluations were performed as of October 1, 2003 and 2002, TXUCV’s annual impairment test date. The testing, utilizing the discounted cash flow methodology, resulted in an impairment charge of $13.2 million and $18 million for the years ended December 31, 2003 and 2002, respectively. There were no impairment charges for the period from January 1, 2004 to April 13, 2004.
      There were no changes in the carrying amount of goodwill for the period from January 1, 2004 to April 13, 2004. Changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2002 is summarized as follows (in thousands):

	2003	2002

Balance, January 1	$317,536	$335,536
Less impairment	13,200	18,000

Balance, December 31	$304,336	$317,536

      The table below reflects what reported net income would have been in the 2001 period, exclusive of goodwill amortization expense recognized for consolidated entities in those periods compared to the period from January 1, 2004 to April 13, 2004, 2003, 2002 and 2001:

		December 31,
	April 13,
	2004	2003	2002	2001

	(Dollars in thousands)
Reported Net Income (Loss)	$1,783	$(2,341)	$(89,765)	$(21,892)
Add: Goodwill Amortization	—	—	—	8,419

Proforma Net Income (Loss)	$1,783	$(2,341)	$(89,765)	$(13,473)

Note O — Sale of TXUCV
      On January 15, 2004, Consolidated Communications Acquisition Texas Corp. (“Texas Acquisition”), a subsidiary of Homebase Acquisition, LLC, and Pinnacle One, an indirect, wholly owned subsidiary of TXU Corp., entered into a stock purchase agreement providing for the purchase by Texas Acquisition of all of the capital stock of TXUCV. Texas Acquisition is a Delaware corporation formed solely for the purpose of entering into the stock purchase agreement and closing the transactions contemplated by that

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
agreement. By acquiring the capital stock of TXUCV, Texas Acquisition acquired substantially all of TXU Corp.’s telecommunications business, which includes the following:

•	Fort Bend Telephone (now known as Consolidated Communications of Fort Bend Company) and TXUCV Telephone (now known as Consolidated Communications of Texas Company), two RLECs, which together serve markets in Conroe, Katy and Lufkin, Texas;

•	TXUCV’s investments in the cellular partnership (see Note H — Investments in Nonaffiliated Companies);

•	a telephone directory publishing business; and

•	a transport services business.
      The cash purchase price for the sale of TXUCV’s capital stock was $527.0 million, subject to the following adjustments:
      The purchase price was reduced by $2.8 million, the outstanding principal amount of the capital lease obligations between TXUCV and GECC.
      The purchase price assumed $4.6 million of cash on the balance sheet of TXUCV at closing and was adjustable upward (or downward) by the amount cash on the balance sheet at closing greater than (or less than) $4.6 million.
      The purchase price was also adjustable upward (or downward) to the extent that TXUCV’s working capital was greater than (or less than) negative $2.8 million. At April 13, 2004, TXUCV’s adjusted working capital (as defined in the stock purchase agreement) was negative $3.9 million. As a result of differences in assumed working capital (including cash) and other balances and related actual balances at April 13, 2004, Homebase Acquisition, LLC made an additional cash payment to TXU Corp. of $5.1 million.
      TXUCV was required to repay all of its outstanding indebtedness at or prior to the closing of the transactions, other than capital leases that were subject to the purchase price adjustment described above and affiliate indebtedness relating to contracts that continued following the closing of the transaction. Accordingly, all indebtedness deemed to be affected by the stock purchase agreement was reflected in the current liabilities section of TXUCV’s balance sheet as of December 31, 2003 and subsequently extinguished prior to or as of April 13. 2004. In addition, Pinnacle One was to bear the first $5.1 million of any severance and similar expenses associated with work force reductions occurring between the date of the signing of the stock purchase agreement on January 15, 2004 and the closing of the transactions.
      The stock purchase agreement contained customary representations and warranties, covenants and indemnification provisions. Most representations and warranties expire on the later of the first anniversary of the closing of the transactions and April 30, 2005.
      TXU Corp. agreed to guarantee the payment obligations of Pinnacle One for up to the purchase price and further agreed to guarantee certain tax indemnification obligations up to, and in excess of, the purchase price.
      The stock purchase agreement further provided that certain agreements and arrangements between TXU Corp. and TXUCV and its subsidiaries, and all the related liabilities and obligations of TXUCV and its subsidiaries automatically terminate in their entirety effective as of the closing without any further actions by the parties and thereby be deemed voided, cancelled and discharged in their entirety.

TXU COMMUNICATIONS VENTURES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note P — Subsequent Events
      The sale of TXUCV to Texas Acquisition closed on April 14, 2004. In association with the close of the sale, Texas Acquisition and other subsidiaries of Homebase Acquisition, LLC issued $200 million of Senior Notes and entered into a new $437 million credit facility.
      The initial terms of the two GECC leases expired on October 1, 2004. As provided under the terms of the lease agreements, TXUCV, now known as Consolidated Communications Ventures Company, elected to purchase the leasehold improvements under one lease for $1.1 million and extend the term of the furniture, fixtures and equipment under the second lease through April 1, 2007.

GTE MOBILNET OF TEXAS #17, Limited Partnership
FINANCIAL STATEMENTS FOR THE YEARS ENDED
December 31, 2004, 2003 and 2002
With Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Partners of GTE Mobilnet of
Texas #17 Limited Partnership:
      We have audited the accompanying balance sheets of GTE Mobilnet of Texas #17 Limited Partnership (the “Partnership”) as of December 31, 2004 and 2003, and the related statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
New York, New York
April 29, 2005

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
BALANCE SHEETS
December 31, 2004 and 2003
(Dollars in thousands)

	2004	2003

ASSETS
CURRENT ASSETS:
Accounts receivable, net of allowance of $268 and $244	$2,061	$1,920
Unbilled revenue	712	533
Due from General Partner	3,659	7,513
Prepaid expenses and other current assets	11	13

Total current assets	6,443	9,979
PROPERTY, PLANT AND EQUIPMENT — Net	22,494	13,681

TOTAL ASSETS	$28,937	$23,660

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,193	$1,117
Advance billings	297	223
Other current liabilities	243	232

Total current liabilities	1,733	1,572

COMMITMENTS AND CONTINGENCIES (see Notes 6 and 8)
PARTNERS’ CAPITAL	27,204	22,088

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$28,937	$23,660

See notes to financial statements.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
STATEMENTS OF OPERATIONS
Years Ended December 31, 2004, 2003 and 2002
(Dollars in thousands)

	2004	2003	2002

OPERATING REVENUES:
Service revenues	$32,687	$28,324	$24,525
Equipment and other	2,516	2,135	1,594

Total operating revenues	35,203	30,459	26,119

OPERATING COSTS AND EXPENSES:
Cost of service (excluding depreciation and amortization related to network assets included below)	9,899	8,316	8,724
Cost of equipment	2,490	2,284	1,172
Selling, general and administrative	10,144	9,344	8,389
Depreciation and amortization	3,034	2,886	2,688
Loss on disposal of property, plant and equipment	—	—	3

Total operating costs and expenses	25,567	22,830	20,976

OPERATING INCOME	9,636	7,629	5,143

OTHER INCOME:
Interest income, net	480	365	250
Other, net	—	—	20

Total other income	480	365	270

NET INCOME	$10,116	$7,994	$5,413

Allocation of Net Income:
Limited partners	$8,093	$6,396	$4,329
General partner	$2,023	$1,598	$1,084
See notes to financial statements.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
Years Ended December 31, 2004, 2003 and 2002
(Dollars in Thousands)

	General
	Partner	Limited Partners

	San	Eastex		Consolidated		San
	Antonio	Telecom	Telecom	Communications	ALLTEL	Antonio	Total
	MTA,	Investments,	Supply,	Transport	Communications	MTA,	Partners’
	L.P.	L.P.	Inc.	Company	Investments, Inc.	L.P.	Capital

BALANCE — January 1, 2002	$3,536	$3,009	$3,009	$3,009	$3,009	$2,109	$17,681
Distributions	(400)	(340)	(340)	(340)	(340)	(240)	(2,000)
Net income	1,084	921	921	921	921	645	5,413

BALANCE — December 31, 2002	4,220	3,590	3,590	3,590	3,590	2,514	21,094
Distributions	(1,402)	(1,191)	(1,191)	(1,191)	(1,191)	(834)	(7,000)
Net income	1,598	1,361	1,361	1,361	1,361	952	7,994

BALANCE — December 31, 2003	4,416	3,760	3,760	3,760	3,760	2,632	22,088
Distributions	(1,000)	(851)	(851)	(851)	(851)	(596)	(5,000)
Net income	2,023	1,722	1,722	1,722	1,722	1,205	10,116

BALANCE — December 31, 2004	$5,439	$4,631	$4,631	$4,631	$4,631	$3,241	$27,204

See notes to financial statements.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2004, 2003 and 2002
(Dollars in thousands)

	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,116	$7,994	$5,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,034	2,886	2,688
Net loss on disposal of property, plant and equipment	—	—	3
Provision for losses on accounts receivable	793	496	719
Changes in certain assets and liabilities:
Accounts receivable and unbilled revenue	(1,113)	(125)	(671)
Prepaid expenses and other current assets	2	6	(18)
Accounts payable and accrued liabilities	76	(294)	275
Advance billings and other current liabilities	85	178	133

Net cash provided by operating activities	12,993	11,141	8,542

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, including purchases from affiliates, net	(11,847)	(2,654)	(3,225)
CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease (Increase) in Due from General Partner	3,854	(1,487)	(3,317)
Distributions to partners	(5,000)	(7,000)	(2,000)

Net cash used in financing activities	(1,146)	(8,487)	(5,317)

CHANGE IN CASH	—	—	—
CASH — Beginning of year	—	—	—

CASH — End of year	$—	$—	$—

See notes to financial statements.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2004, 2003 and 2002
(Dollars in Thousands)

1.	Organization and Management
      GTE Mobilnet of Texas #17 Limited Partnership — GTE Mobilnet of Texas #17 Limited Partnership (the “Partnership”) was formed on June 13, 1989. The principal activity of the Partnership is providing cellular service in the Texas #17 rural service area.
      The partners and their respective ownership percentages as of December 31, 2004, 2003 and 2002 are as follows:

General Partner:
San Antonio MTA, L.P.*	20.0000%
Limited Partners:
Eastex Telecom Investments, L.P.	17.0213%
Telecom Supply, Inc.	17.0213%
Consolidated Communications Transport Company	17.0213%
ALLTEL Communications Investments, Inc.	17.0213%
San Antonio MTA, L.P.*	11.9148%

*	San Antonio MTA, L.P. (“General Partner”) is a wholly-owned subsidiary of Cellco Partnership (“Cellco”) doing business as Verizon Wireless.
      On behalf of the General Partner, Cellco provides accounting, administrative, sales and marketing, engineering and other general support services to the Partnership. In addition, Cellco performs all of its cash, inventory, investing and financing activities. Costs related to such services are either allocated or directly charged to the Partnership.
      All wireless licenses issued by the Federal Communications Commission (“FCC”) that authorize the Partnership to provide cellular services are held by Cellco. On January 1, 2005, the Partnership entered into a Spectrum leasing agreement with Cellco. If the fair value of the aggregated wireless licenses is less than the aggregated carrying amount of the licenses, an impairment loss will be recognized by Cellco. Any impairment loss recognized by Cellco may be allocated to the Partnership based upon a reasonable methodology.

2.	Significant Accounting Policies
      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allocations, allowance for uncollectible accounts receivable, unbilled revenue, fair value of financial instruments, depreciation and amortization, useful lives and impairment of assets, accrued expenses, and contingencies. Estimates and assumptions are periodically reviewed and the effects of any material revisions are reflected in the financial statements in the period that they are determined to be necessary.
      Reclassifications — Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Revenue Recognition — The Partnership earns revenue by providing access to the network (access revenue) and for usage of the network (airtime/usage revenue), which includes roaming and long distance revenue. In general, access revenue is billed one month in advance and is recognized when earned; the unearned portion is classified in advance billings. Airtime/usage revenue, roaming revenue and long distance revenue are recognized when service is rendered and included in unbilled revenue until billed. Equipment sales revenue associated with the sale of wireless handsets and accessories is recognized when the products are delivered to and accepted by the customer, as this is considered to be a separate earnings process from the sale of wireless services. The Partnership’s revenue recognition policies are in accordance with the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, and SAB No. 104, “Revenue Recognition”. The roaming rates charged by the Partnership to Cellco do not necessarily reflect current market rates. The Partnership continues to re-evaluate the rates and expects these rates to be reduced in the future consistent with market trends and the terms of the limited partnership agreement (See Note 5).
      Operating Expenses — Operating expenses include expenses incurred directly by the Partnership, as well as an allocation of certain administrative and operating costs incurred by Cellco or its affiliates on behalf of the Partnership (see note 5). Services performed on behalf of the Partnership are provided by employees of Cellco. These employees are not employees of the Partnership and therefore, operating expenses include direct and allocated charges of salary and employee benefit costs for the services provided to the Partnership. The General Partner believes such allocations, principally based on the Partnerships percentage of total customers, customer gross additions or minutes-of-use, are reasonable. The roaming rates charged to the Partnership by Cellco do not necessarily reflect current market rates. The Partnership continues to re-evaluate the rates and expects these rates to be reduced in the future consistent with market trends and the terms of the limited partnership agreement (See Note 5).
      Income Taxes — The Partnership is not a taxable entity for federal and state income tax purposes. Any taxable income or loss is apportioned to the partners based on their respective partnership interests and would be reported by them individually.
      Inventory — Inventory is owned by Cellco and held on consignment by the Partnership. Such consigned inventory is not recorded on the Partnership’s financial statements. Upon sale, the related cost of the inventory is transferred to the Partnership at Cellco’s cost basis and included in the accompanying Statements of Operations.
      Allowance for Doubtful Accounts — The Partnership maintains allowances for uncollectible accounts receivable for estimated losses resulting from the inability of customers to make required payments. Estimates are based on the aging of the accounts receivable balances and the historical write-off experience, net of recoveries.
      Property, Plant and Equipment — Property, plant and equipment primarily represents costs incurred to construct and expand capacity and network coverage on Mobile Telephone Switching Offices (“MTSOs”) and cell sites. The cost of property, plant and equipment is depreciated over its estimated useful life using the straight-line method of accounting. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease. Major improvements to existing plant and equipment are capitalized. Routine maintenance and repairs that do not extend the life of the plant and equipment are charged to expense as incurred.
      Upon the sale or retirement of property, plant and equipment, the cost and related accumulated depreciation or amortization is eliminated from the accounts and any related gain or loss is reflected in the Statements of Operations.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Network engineering costs incurred during the construction phase of the Partnership’s network and real estate properties under development are capitalized as part of property, plant and equipment and recorded as construction-in-progress until the projects are completed and placed into service.
      FCC Licenses — The Federal Communications Commission (“FCC”) issues licenses that authorize cellular carriers to provide service in specific cellular geographic service areas. The FCC grants licenses for terms of up to ten years. In 1993, the FCC adopted specific standards to apply to cellular renewals, concluding it will reward a license renewal to a cellular licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely.
      Valuation of Assets — Long-lived assets, including property, plant and equipment and intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cashflows expected to result from the use and eventual disposition of the asset. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. The FCC license, including the Partnership license, recorded on the books of Cellco are evaluated for impairment, by Cellco, under the guidance set forth in Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.”
      The FCC licenses are treated as an indefinite life intangible asset under the provisions of SFAS No. 142 and are not amortized, but rather are tested for impairment annually or between annual dates, if events or circumstances warrant. All of the licenses in Cellco’s nationwide footprint are tested in the aggregate for impairment under SFAS No. 142. When testing the carrying value of the wireless licenses for impairment, Cellco determines the fair value of the aggregated wireless licenses by subtracting from enterprise discounted cash flows (net of debt) the fair value of all of the other net tangible and intangible assets of Cellco, including previously unrecognized intangible assets. This approach is generally referred to as the residual method. In addition, the fair value of the aggregated wireless licenses is then subjected to a reasonableness analysis using public information of comparable wireless carriers. If the fair value of the aggregated wireless licenses as determined above is less than the aggregated carrying amount of the licenses, an impairment will be recognized by Cellco. Any impairment loss recognized by Cellco may be allocated to its subsidiaries based upon a reasonable methodology. No impairment was recognized in 2004, 2003 and 2002.
      On September 29, 2004, the SEC issued a Staff Announcement regarding the “Use of the Residual Method to Value Acquired Assets other than Goodwill.” The Staff Announcement requires SEC registrants to adopt a direct value method of assigning value to intangible assets, including wireless licenses, acquired in a business combination under SFAS No. 141, “Business Combinations,” effective for all business combinations completed after September 29, 2004. Further, all intangible assets, including wireless licenses, valued under the residual method prior to this adoption are required to be tested for impairment using a direct value method no later than the beginning of fiscal year ended after January 1, 2005. Any impairment of intangible assets recognized upon application of a direct value method by entities previously applying the residual method should be reported as a cumulative effect of a change in accounting principle. Under this Staff Announcement, the reclassification of recorded balances from wireless licenses to goodwill prior to the adoption of this Staff Announcement is prohibited. Cellco has evaluated its wireless licenses for potential impairment using a direct value methodology effective January 1, 2005. The valuation and analyses prepared in connection with the adoption of a direct value method resulted in no adjustment to the carrying value of its wireless licenses, and accordingly, had no effect on its results of operations and financial position. Future tests for impairment will be performed by Cellco at least annually and more often if events or circumstances warrant.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Concentrations — To the extent the Partnership’s customer receivables become delinquent, collection activities commence. No single customer is large enough to present a significant financial risk to the Partnership. The Partnership maintains an allowance for losses based on the expected collectibility of accounts receivable.
      Cellco and the General Partner rely on local and long distance telephone companies, some of whom are related parties, and other companies to provide certain communication services. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse impact on the Partnership’s operating results.
      Although Cellco and the General Partner attempt to maintain multiple vendors for, each required product, their network assets and inventory, which are important components of their operations, they are currently acquired from only a few sources. Certain of these products are in turn utilized by the Partnership and are important components of the Partnership’s operations. If the suppliers are unable to meet Cellco’s needs as it builds out its network infrastructure and sells service and equipment, delays and increased costs in the expansion of the Partnership’s network infrastructure or losses of potential customers could result, which would adversely affect operating results.
      Financial Instruments — The Partnership’s trade receivables and payables are short-term in nature, and accordingly, their carrying value approximates fair value.
      Segments — The Partnership has one reportable business segment and operates domestically only. The Partnership’s products and services are materially comprised of wireless telecommunications services.
      Due from General Partner — Due from General Partner principally represents the Partnership’s cash position. Cellco manages, on behalf of the General Partner, all cash, inventory, investing and financing activities of the Partnership. As such, the change in due from General Partner is reflected as a financing activity in the Statements of Cash Flows. Additionally, administrative and operating costs incurred by Cellco on behalf of the General Partner, as well as the transfer of property, plant, and equipment with affiliates, are charged to the Partnership through this account. Interest income is based on the average monthly outstanding balance in this account and is calculated by applying the General Partner’s average cost of borrowing from Verizon Global Funding, a wholly-owned subsidiary of Verizon Communications, Inc., which was approximately 5.9%, 5.0% and 5.0% for the years ended December 31, 2004, 2003 and 2002, respectively. Included in net interest income is $488, $365 and $252 for the years ended December 31, 2004, 2003 and 2002, respectively, related to the due from General Partner.
      Distributions — The Partnership is required to make distributions to its partners on a quarterly basis based upon the Partnership’s operating results, cash availability and financing needs as determined by the General Partner at the date of the distribution.
      Recently Issued Accounting Pronouncements — In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non monetary Assets — An Amendment of APB Opinion No. 29.” This standard eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets. A non monetary exchange shall be measured based on the recorded amount of the non monetary asset(s) relinquished, and not on the fair values of the exchanged assets, if a) the fair value is not determinable, b) the exchange transaction is to facilitate sales to customers, or c) the exchange transaction lacks commercial substance. This statement specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Partnership will adopt the standard effective January 1, 2006. The Partnership does not expect the impact of the adoption of SFAS No. 153 to have a material effect on the Partnership’s financial statements.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — (Continued)

3.	Property, Plant and Equipment
      Property, plant and equipment consists of the following as of December 31, 2004 and 2003:

	2004	2003

Buildings and improvements (10-40 years)	$6,858	$5,422
Cellular plant equipment (3-15 years)	34,259	24,134
Furniture, fixtures and equipment (2-5 years)	349	55
Leasehold improvements (5-10 years)	226	213

	41,692	29,824
Less accumulated depreciation and amortization	19,198	16,143

Property, plant and equipment, net	$22,494	$13,681

      Property, plant, and equipment includes the following:
      Capitalized network engineering costs of $257 and $62 were recorded during the years ended December 31, 2004 and 2003, respectively.
      Construction-in-progress included in certain of the classifications shown above, principally cellular plant equipment, amounted to $408 and $350 at December 31, 2004 and 2003, respectively.
      Depreciation and amortization expense for the years ended December 31, 2004, 2003 and 2002 was $3,034, $2,886 and $2,688, respectively.

4.	Accounts Payable and Accrued Liabilities
      Accounts payable and accrued liabilities consist of the following:

	2004	2003

Accounts payable	$481	$258
Non-income based taxes and regulatory fees	449	605
Accrued commissions	263	254

Accounts payable and accrued liabilities	$1,193	$1,117

5.	Transactions with Affiliates
      Significant transactions with affiliates and other related parties, including allocations and direct charges, are summarized as follows for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002

Service revenues(a)	$1	$(76)	$(1)
Equipment and other revenues(b)	(234)	(267)	197
Cost of service(c)	4,137	1,579	984
Equipment costs(d)	349	852	443
Selling, general and administrative expenses(e)	5,430	5,143	5,063

(a)	Service revenues include long distance, paging, data and allocated contra revenues including revenue concessions; excluding roaming revenue, see below.

(b)	Equipment and other revenues include sales of handsets and accessories and allocated contra revenues including equipment concessions and coupon rebates.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — (Continued)

(c)	Cost of service includes cost of telecom, long distance, paging, and handset applications; excluding roaming costs, see below.

(d)	Equipment costs include warehousing, freight, handsets, accessories, and upgrades.

(e)	Selling, general and administrative expenses include office telecom, customer care, billing, salaries, sales and marketing, advertising, and commissions.
      Revenues and expenses were allocated based principally on the Partnership’s percentage of total customers, customer gross additions or minutes of use where applicable. The Partnership believes the allocations are reasonable.
      The Partnership also receives roaming revenue from affiliates for use of the Partnership’s network and incurs roaming costs for use of affiliates’ networks. Roaming revenues were $11,608, $9,592 and $8,001 for the years ended December 31, 2004, 2003 and 2002, respectively. Roaming costs were $4,761, $5,020 and $6,128 for the years ended December 31, 2004, 2003 and 2002, respectively. Substantially all of these roaming revenue and cost transactions were with affiliates. The roaming rates charged do not necessarily reflect current market rates. The Partnership continues to re-evaluate the rates and expects these rates to be reduced in the future consistent with market trends and the terms of the limited partnership agreement.
      The Partnership had transfers and purchases involving plant, property, and equipment with affiliates having a net cost of $8,050, $1,116 and $1,333 in 2004, 2003 and 2002, respectively.
      During 2004, the methodology to charge shared switch costs to the Partnership from an affiliate of the General Partner was revised. The methodology change resulted in an increase in the Partnership’s switch costs in 2004. In 2004, 2003 and 2002, the Partnership recorded switch sharing costs of $1,615, $336 and $336, respectively. These costs are included above in “Cost of service”. The switch rates charged to the Partnership do not necessarily reflect current market rates.
      On January 1, 2005, the Partnership entered into a lease agreement for the right to use additional Spectrum owned by Cellco. The annual lease commitment of $76 represents the costs of financing the Spectrum, and does not necessarily reflect the economic value of the services received. No additional Spectrum purchases or lease commitments, other than the $76, have been entered into by the Partnership as of December 31, 2004.

6.	Commitments
      The General Partner, on behalf of the Partnership, and the Partnership itself have entered into operating leases for facilities and equipment used in its operations. Lease contracts include renewal options that include rent expense adjustments based on the Consumer Price Index as well as annual and end-of-lease term adjustments. Rent expense is recorded on a straight-line basis. The noncancellable lease term used to calculate the amount of the straight-line rent expense is generally determined to be the initial lease term, including any optional renewal terms that are reasonably assured. Leasehold improvements related to these operating leases are amortized over the shorter of their estimated useful lives or the noncancellable lease term. For the years ended December 31, 2004, 2003 and 2002, the Partnership recognized a total of $988, $751 and $676, respectively, as rent expense related to payments under these operating leases, which is included in cost of service and selling, general and administrative expenses in the accompanying Statements of Operations.

GTE MOBILNET OF TEXAS #17 LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Future minimum rental commitments under noncancelable operating leases, including maintenance fees and excluding renewal options not reasonably assured for the years shown are as follows:

Year

2005	$1,077
2006	985
2007	929
2008	891
2009	827
2010 and thereafter	235

Total minimum payments	$4,944

7.	Valuation and Qualifying Accounts

	Balance at	Additions	Write-offs	Balance at
	Beginning	Charged to	Net of	End
	of the Year	Operations	Recoveries	of the Year

Accounts Receivable Allowances:
2004	$244	$793	$(769)	$268
2003	320	496	(572)	244
2002	451	719	(850)	320

8.	Contingencies
      Cellco is subject to various lawsuits and other claims including class actions, product liability, patent infringement, antitrust, partnership disputes, and claims involving relations with resellers and agents. Cellco is also defending lawsuits filed against itself and other participants in the wireless industry alleging various adverse effects as a result of wireless phone usage. Various consumer class action lawsuits allege that Cellco breached contracts with consumers, violated certain state consumer protection laws and other statutes and defrauded customers through concealed or misleading billing practices. Certain of these lawsuits and other claims may impact the Partnership. These litigation matters may involve indemnification obligations by third parties and/or affiliated parties covering all or part of any potential damage awards against Cellco and the Partnership and/or insurance coverage.
      The Partnership may be allocated a portion of the damages that may result upon adjudication of these matters if the claimants prevail in their actions. Consequently, the ultimate liability with respect to these matters at December 31, 2004 cannot be ascertained. The potential effect, if any, on the financial condition and results of operations of the Partnership, in the period in which these matters are resolved, may be material.
      In addition to the aforementioned matters, Cellco is subject to various other legal actions and claims in the normal course of business. While Cellco’s legal counsel cannot give assurance as to the outcome of each of these matters, in management’s opinion, based on the advice of such legal counsel, the ultimate liability with respect to any of these actions, or all of them combined, will not materially affect the financial position or operating results of the Partnership.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except share amounts)
(Unaudited)

March 31,
2005

ASSETS
Current assets:
Cash and cash equivalents	$56,538
Accounts receivable, net of allowance of $2,795	32,148
Inventories	3,202
Deferred income taxes	3,278
Prepaid expenses and other current assets	8,750

Total current assets	103,916
Property, plant and equipment, net	353,060
Intangibles and other assets:
Investments	43,261
Goodwill	318,481
Customer lists, net	146,236
Tradenames	14,546
Deferred financing costs and other assets	22,743

Total assets	$1,002,243

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$41,242
Accounts payable	9,621
Advance billings and customer deposits	10,466
Accrued expenses	31,443

Total current liabilities	92,772
Long-term debt less current maturities	583,667
Deferred income taxes	68,192
Pension and postretirement benefit obligations	62,924
Other liabilities	3,170

Total liabilities	810,725

Minority interests	2,457

Redeemable preferred shares:
Class A, redeemable preferred shares, $1 par value, 182,000 shares authorized, issued and outstanding; liquidation preference of $210,092	210,092
Common members’ deficit:
Common shares, no par value, 10,000,000 shares, authorized, issued and outstanding	—
Paid in capital	58
Accumulated deficit	(23,033)
Accumulated other comprehensive income	1,944

Total common members’ deficit	(21,031)

Total liabilities and members’ deficit	$1,002,243

See accompanying notes

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,

	2005	2004

Revenues	$79,772	$34,067
Operating expenses:
Cost of services and products (exclusive of depreciation and amortization shown separately below)	24,417	12,374
Selling, general and administrative expenses	26,196	10,589
Depreciation and amortization	16,818	5,366

Income from operations	12,341	5,738
Other income (expense):
Interest income	253	32
Interest expense	(11,694)	(2,829)
Partnership income	330	—
Dividend income	98	—
Minority interest	(165)	—
Other, net	124	—

Income before income taxes	1,287	2,941
Income tax expense	586	1,177

Net income	701	1,764
Dividends on redeemable preferred shares	(4,623)	(2,274)

Net loss applicable to common shareholders	$(3,922)	$(510)

Net loss per common share — basic and diluted	$(0.42)	$(0.06)

See accompanying notes

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN COMMON
MEMBERS’ DEFICIT
Three Months Ended March 31, 2005
(Dollars in thousands)
(Unaudited)

					Accumulated
	Common Shares				Other
				Accumulated	Comprehensive
	Shares	Amount	Paid in Capital	Deficit	Income	Total

Balance, January 1, 2005	10,000,000	$—	$58	$(19,111)	$258	$(18,795)
Net income	—	—	—	701	—	701
Dividends on redeemable preferred shares	—	—	—	(4,623)	—	(4,623)
Change in fair value of cash flow hedges, net of tax	—	—	—	—	1,686	1,686

Balance, March 31, 2005	10,000,000	$—	$58	$(23,033)	$1,944	$(21,031)

See accompanying notes

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,

	2005	2004

Operating Activities
Net income	$701	$1,764
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	16,818	5,366
Provision for bad debt losses	1,579	1,067
Deferred income tax	1,551	—
Partnership income	(330)	—
Minority interest in net income of subsidiary	166	—
Amortization of deferred financing costs	732	163
Changes in operating assets and liabilities:
Accounts receivable	90	(1,278)
Inventories	327	470
Other assets	(3,574)	197
Accounts payable	(1,555)	802
Accrued expenses and other liabilities	(1,893)	(2,681)

Net cash provided by operating activities	14,612	5,870

Investing Activities
Capital expenditures	(5,533)	(2,737)

Net cash used in investing activities	(5,533)	(2,737)

Financing Activities
Payments made on long-term obligations	(4,512)	(2,575)
Payment of deferred financing costs	(113)	—

Net cash used in financing activities	(4,625)	(2,575)

Net increase in cash and cash equivalents	4,454	558
Cash and cash equivalents at beginning of period	52,084	10,142

Cash and cash equivalents at end of period	$56,538	$10,700

See accompanying notes

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2005 and 2004
(Dollars in thousands, except share and per share amounts)

1.	Description of Business
      Homebase Acquisition, LLC, a Delaware limited liability company (“Homebase” or the “Company”), was formed on June 26, 2002, and commenced operations in Illinois on December 31, 2002, with its acquisition of Illinois Consolidated Telephone Company and the related businesses (collectively, “ICTC”) and in Texas on April 14, 2004 with its acquisition of TXU Communications Ventures Company (“TXUCV”). Homebase is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications Illinois Holdings, Inc. (“Illinois Holdings”) and Consolidated Communications Texas Holdings, Inc. (“Texas Holdings”). Homebase and its wholly owned subsidiaries operate under the name Consolidated Communications.
      Illinois Holdings is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications, Inc. (“CCI”). Illinois Holdings operates its business through, and receives all of its income from, CCI and its subsidiaries. CCI was formed for the sole purpose of acquiring ICTC. Texas Holdings is a holding company with no income from operations or assets except for the capital stock of Consolidated Communications Acquisition Texas, Inc. (“Texas Acquisition”). Texas Holdings and Texas Acquisition were formed for the sole purpose of acquiring TXUCV, which was subsequently renamed Consolidated Communications Ventures Company (“CCV”). Texas Holdings operates its business through, and receives all of its income from, CCV and its subsidiaries.
      The Company provides local telephone, long-distance and network access services, and data and Internet products to both residential and business customers. The Company also provides operator services, telecommunications services to state prison facilities, telecommunications equipment sales and maintenance, inbound/outbound telemarketing and fulfillment services, and paging services.

2.	Presentation of Interim Financial Statements
      These unaudited interim condensed consolidated financial statements include the accounts of Homebase and its wholly owned subsidiaries and subsidiaries in which it has a controlling financial interest. All material intercompany balances and transactions have been eliminated in consolidation. These interim statements have been prepared in accordance with Securities and Exchange Commission (“SEC”) guidelines and do not include all of the information and footnotes required by generally accepted accounting principles (“GAAP”) for complete financial statements. These interim financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of its financial position and results of operations for the interim periods. All such adjustments are of a normal recurring nature. Interim results are not necessarily indicative of the results that may be expected for the entire year. These interim financial statements should be read in conjunction with the financial statements and related notes for the year ended December 31, 2004, which are included as part of this registration statement.
      Certain reclassifications have been made to conform to previously reported data to the current presentation. Line costs totaling $4,531 for the three months ended March 31, 2004 were reclassified from general and administrative expenses to cost of services.

3.	Recent Accounting Pronouncements
      In December 2003, the U.S. Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Medicare Act”) that will provide a prescription drug subsidy beginning

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
in 2006 to companies that sponsor post-retirement health care plans that provide drug benefits. Additional legislation is anticipated that will clarify whether a company is eligible for the subsidy, the amount of the subsidy available and the procedures to be following in obtaining the subsidy. In May 2004, the FASB issued Staff Position 106-2, “Accounting Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“SAP 106-2”), that provides guidance on the accounting and disclosure for the effects of the Medicare Act. The Company’s post-retirement prescription drug plans are actuarially equivalent and accordingly, the Company began reflecting the Medicare Act’s impact on July 1, 2004, without a material adverse effect on the financial condition or results of operations of the Company.
      In December 2004, the FASB issued SFAS 123R, which replaces SFAS 123 and supersedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first fiscal year after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R beginning January 1, 2006. Under SFAS 123R, the Company must determine the appropriate fair market value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The Company is currently evaluating the effect that the adoption of SFAS 123R will have on the financial condition or results of operations of the Company but does not expect it to have a material impact.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets-An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the three months ended September 30, 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on the financial condition or results of operations of the Company but does not expect it to have a material impact.

4.	Acquisition
      On April 14, 2004, Homebase, through its wholly owned subsidiary Texas Acquisition, acquired all of the capital stock of TXUCV from Pinnacle One Partners L.P. (“Pinnacle One”). By acquiring all of the capital stock of TXUCV, Homebase acquired substantially all of the telecommunications assets of TXU Corp., including two rural local exchange carriers (“RLECs”), that together serve markets in Conroe, Katy and Lufkin, Texas, a directory publishing business, a transport services business that provides connectivity within Texas and minority interests in cellular partnerships.
      In connection with the closing of the TXUCV acquisition, the Company, through its wholly owned subsidiaries, issued $200,000 in the aggregate principal amount of 9 3/4% Senior Notes due 2012, entered into a new $437,000 bank credit facility, repaid its existing credit facility and entered into certain related

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
transactions. The indenture governing the notes and the new credit facility contain covenants, events of default and other provisions (see Note 7).
      The Company accounted for the TXUCV acquisition using the purchase method of accounting. Accordingly, the financial statements reflect the allocation of the total purchase price to the net tangible and intangible assets acquired based on their respective fair values. The purchase price, including acquisition costs and net of $9,897 of cash acquired, was allocated to assets acquired and liabilities assumed as follows:

Current assets	$27,478
Property, plant and equipment	268,706
Customer list	108,200
Goodwill	228,792
Other assets	43,291
Liabilities assumed	(152,377)

Net purchase price	$524,090

      The aggregate purchase price was derived from a competitive bidding process and negotiations and was influenced by the Company’s assessment of the value of the overall TXUCV business. The significant goodwill value reflects the Company’s view that the TXUCV business can generate strong cash flow and sales and earnings following the acquisition. In accordance with SFAS 142, the $228,792 in goodwill recorded as part of the TXUCV acquisition will not be amortized and will be tested for impairment at least annually. The customer list will be amortized over its estimated useful life of thirteen years. The goodwill and other intangibles associated with this acquisition did not qualify under the Internal Revenue Code as deductible for tax purposes.
      The Company’s consolidated financial statements include the results of operations for the TXUCV acquisition since the April 14, 2004, acquisition date. Unaudited pro forma results of operations data for the three months ended March 31, 2004 as if the acquisition had occurred as of January 1, 2004:

Total revenues	$79,433

Income from operations	$11,451

Proforma net income	$1,259

5.	Summarized financial information for significant investments
      The Company obtained 17.02% ownership of GTE Mobilnet of Texas RSA #17 Limited Partnership (“the Mobilnet RSA Partnership”) in connection with the acquisition of TXUCV on April 14, 2004. The principal activity of the Mobilnet RSA Partnership is providing cellular service to a limited rural area in Texas. The Company has some influence on the operating and financial policies of this partnership and

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
accounts for this investment on the equity basis. Summarized 100 percent financial information for the Mobilnet RSA Partnership was as follows:

2005 Unaudited First Quarter

Revenues	$9,352
Operating income	2,173
Income before income taxes	2,225
Net income or loss	2,225
Current assets	8,037
Non-current assets	23,078
Current liabilities	1,686
Non-current liabilities	—
Partnership equity	29,429

6.	Pension Costs and Other Postretirement Benefits
      The Company has several defined benefit pension plans covering substantially all of its hourly employees and certain salaried employees, primarily those located in Texas. The plans provide retirement benefits based on years of service and earnings. The pension plans are generally noncontributory. The Company’s funding policy is to contribute amounts sufficient to meet the minimum funding requirements as set forth in employee benefit and tax laws.
      The Company currently provides other postretirement benefits (“Other Benefits”) consisting of health care and life insurance benefits for certain groups of retired employees. Retirees share in the cost of health care benefits. Retiree contributions for health care benefits are adjusted periodically based upon either collective bargaining agreements for former hourly employees and as total costs of the program change for former salaried employees. The Company’s funding policy for retiree health benefits is generally to pay covered expenses as they are incurred. Postretirement life insurance benefits are fully insured.
      The following table presents the components of net periodic benefit cost for the three months ended March 31, 2005 and 2004:

	Pension Benefits		Other Benefits

	2005	2004	2005	2004

Service cost	$1,233	$119	$343	$12
Interest cost	2,615	407	508	32
Expected return on plan assets	(2,888)	(495)	(3)	(1)
Other, net	79	—	27	—

Net periodic benefit cost	$1,038	$32	$874	$43

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)

7.	Long-Term Debt
      Long-term debt consists of the following:

March 31,

2005

Senior Secured Credit Facility
Revolving loan	$—
Term loan A	112,000
Term loan C	311,850
Senior notes	200,000
Capital leases	1,059

624,909
Less: current portion	(41,242)

$583,667

Senior Secured Credit Facility
      The Company, through its wholly-owned subsidiaries, maintains credit agreement with various financial institutions, which provides for aggregate borrowings up to $466,000 consisting of a $122,000 term loan A facility, a $314,000 term loan C facility and a $30,000 revolving credit facility. Borrowings under the credit facility are secured by substantially all of the assets of CCI and Texas Acquisition, other than ICTC. ICTC’s guarantee (and the corresponding security interest in ICTC’s assets) of $195,000 of total borrowing under the credit facility is contingent upon obtaining the consent of the Illinois Commerce Commission (ICC).
      The term loans are due in quarterly installments, which increase annually, with all borrowings under term loan A and term loan C due April 14, 2010 and October 14, 2011, respectively. The revolving credit facility matures on April 14, 2010. Within 90 days after the end of the Company’s fiscal year, commencing on December 31, 2004, the Company shall be obligated to repay the loans in an amount equal to 50% of the excess cash flow for such fiscal year, provided that certain leverage ratios are maintained at the end of the fiscal year. As of March 31, 2005, the Company estimated that the excess cash flow repayment would be approximately $22,556. In addition, subject to certain exceptions, the Company is required to prepay the outstanding term loans with 100% of the net proceeds of all non-ordinary course of business asset sales and any insurance or condemnation proceeds not reinvested within a required time period, 100% of the net proceeds of certain occurrences of indebtedness and 50% of the net proceeds from certain issuances of equity.
      At the Company’s election, borrowings bear interest at fluctuating interest rates based on: (a) a base rate (the highest of the administrative agent’s base rate in effect on such day, 0.5% per annum above the latest three week moving average of secondary market morning offering rates in the United States for three month certificates of deposit or 0.5% above the Federal Funds rate); or (b) the London Interbank Offered Rate, or LIBOR plus, in either case, an applicable margin within the relevant range of margins (0.75% to 2.50%) provided for in the credit agreement. The applicable margin is based upon the Company’s total leverage ratio. As of March 31, 2005, the margins for interest rates on LIBOR based loans was 2.25% on

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
the term loan A facility and 2.50% under the term loan C facility. At March 31, 2005 the weighted average rate, including swaps, of interest on the Company’s term debt facilities was 5.42% per annum, respectively. Interest is payable at least quarterly.
      The credit agreement contains various provisions and covenants, which include, among other items, restrictions on the ability to pay dividends, incur additional indebtedness, and issue capital stock, as well as, limitations on future capital expenditures. The Company has also agreed to maintain certain financial ratios, including interest coverage, fixed charge coverage and leverage ratios, all as defined in the credit agreement.
Amended and Restated Credit Facilities
      Concurrently with the closing of its initial public offering as outlined in this registration statement, the Company will amend and restate its existing credit agreement. The closing of this offering is conditioned upon the closing of the amended and restated credit facilities.
      The amended and restated credit facilities will provide financing of up to $455.0 million, consisting of:

•	a new term loan D facility of up to $425.0 million available at closing and maturing on October 14, 2011; and

•	a $30.0 million revolving credit facility maturing on April 14, 2010.
      Each of CCI and Texas Holdings will be a borrower under the amended and restated credit facilities. The borrowers’ obligations under the amended and restated credit facilities will be joint and several.
      The outstanding balance under our amended and restated credit facilities will decrease by $43.5 million due to the repayment of $112.0 million of the term loan A facility and $311.9 million of the term loan C facility with cash on hand of $5.7 million and borrowings of $423.9 million under the new term loan D facility. The Company expects the term loan D facility will provide for up to $425.0 million in commitments by the lenders and to borrow approximately $423.9 million on the closing of this offering based on our March 31, 2005 cash balance. If, at the closing, the Company’s cash balance is less than its cash balance on March 31, 2005, the Company could borrow up to the entire amount of the term loan D facility. The revolving credit facility will not change materially from the Company’s existing revolving credit facility, and will continue to include a subfacility for letters of credit as well as a swingline subfacility. The Company currently expect that the revolving credit facility will be undrawn on the closing of the offering and will remain available for general corporate purposes.

Senior Notes
      On April 14, 2004, the Company, through its wholly owned subsidiaries, issued $200,000 of 9 3/4% Senior Notes due on April 1, 2012. The senior notes pay interest semi-annually on April 1 and October 1. The senior notes may be redeemed on or prior to October 6, 2005 using all or a portion of the proceeds of a qualified income depository security offering. The redemption price plus accrued interest will be, as a percentage of the principal amount, 107.313% through April 10, 2004, and 109.75% between April 1, 2005 and October 6, 2005.
      Up to 35% of the senior notes may be redeemed using the proceeds of certain equity offerings completed on or prior to April 1, 2007. Some or all of the senior notes may be redeemed on or after

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
April 1, 2008. The redemption price plus accrued interest will be, as a percentage of the principal amount, 104.875% in 2008, 102.438% in 2009 and 100% in 2010 and thereafter. In addition, holders may require the repurchase of the notes upon a change in control, as such term is defined in the indenture governing the senior notes. The indenture contains certain provisions and covenants, which include, among other items, restrictions on the ability to issue certain types of stock, incur additional indebtedness, make restricted payments, pay dividends and enter other lines of business. Upon completion of the equity offering, the Company plans to redeem 35% of the aggregate amount of our senior notes or $70,000. The cost of the redemption, including the redemption premium, will be $76,800.
      Future maturities of long-term debt as of March 31, 2005 are as follows:

April 1 - December 31, 2005	$36,567
Calendar year 2006	22,463
Calendar year 2007	23,248
Calendar year 2008	26,900
Calendar year 2009	33,400
Thereafter	482,331

$624,909

Derivative Instruments
      The Company entered into interest rate swap agreements that effectively convert a portion of the floating-rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future interest expense. At March 31, 2005, the Company has interest rate swap agreements covering $215,617 in aggregate principal amount of its variable rate debt at fixed LIBOR rates ranging from 2.99% to 3.35%. The swap agreements expire on December 31, 2006, May 19, 2007, and December 31, 2007. The fair value of the Company’s derivative instruments, comprising interest rate swaps, amounted to an asset of $3,786 at March 31, 2005. The fair value is included in other current assets. The Company recognized a net loss of $50 and zero in interest expense during the three months ended March 31, 2005 and 2004, respectively, related to its derivative instruments. The after tax change in the market value of derivative instruments is recorded in other comprehensive income. The Company recognized comprehensive income of $1,686 and zero during the three months ended March 31, 2005 and 2004, respectively related to these derivative instruments.

8.	Restricted Share Plan
      In August 2003, the Company established the 2003 Restricted Share Plan, which provides for the issuance of 1,000,000 common shares to key employees as an incentive to enhance their long-term performance as well as an incentive to join or remain with the Company. In November 2003, the Company granted 975,000 shares of its common stock to certain Company executives. In April 2004, the remaining 25,000 shares of common stock were sold to certain Company executives at $2.32 per share. These shares generally vest with the individuals every December 31, beginning December 31 2004 through December 31, 2007. These consolidated financial statements do not include any expense related to these shares. As of March 31, 2005, 250,000 of these shares were vested. No shares were vested at March 31, 2004.
      The restricted share plan contains a call provision whereby upon termination of employment, the Company may elect to repurchase the shares held by the former employee. The purchase price is based upon the lesser of fair value or a formula specified in the plan. The existence of the employer call provision for a purchase price that could be below fair value results in the plan being accounted for as

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
variable, with compensation expense, if any, determined based upon the formula rather than fair value. At March 31, 2005 and 2004, the formula computation results in a negative value being ascribed to the common shares. As a result, no stock compensation expense has been recognized in these consolidated financial statements.

9.	Net Loss per Common Share
      The following table sets forth the computation of net loss per common share:

	Three Months Ended
	March 31,

	2005	2004

Net loss applicable to common shareholders	$(3,922)	$(510)
Weighted average number of common shares outstanding	9,250,000	9,000,000

Net loss per common share	$(0.42)	$(0.06)

      Non-vested shares issued pursuant to the Restricted Share Plan (Note 8) are not considered outstanding for the basic net loss per share and are not included in the computation of diluted net loss per share as their effect was anti-dilutive.

10.	Comprehensive Income
      The following table sets forth the components of comprehensive income:

	Three Months Ended
	March 31,

	2005	2004

Net income	$701	$1,764
Change in fair value of cash flow hedges, net of tax	1,686	—

Total comprehensive income	$2,387	$1,764

11.	Business Segments
      The Company is viewed and managed as two separate, but highly integrated, reportable business segments, “Telephone Operations” and “Other Operations”. Telephone Operations consists of local telephone, long-distance and network access services, and data and Internet products provided to both residential and business customers. All other business activities comprise “Other Operations” including operator services products, telecommunications services to state prison facilities, equipment sales and maintenance, inbound/outbound telemarketing and fulfillment services, and paging services. Management evaluates the performance of these business segments based upon revenue, gross margins, and net operating income.

HOMEBASE ACQUISITION, LLC
Doing Business as
CONSOLIDATED COMMUNICATIONS
NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)
(Dollars in thousands, except share and per share amounts)
      The business segment reporting information is as follows:

	Telephone	Other
	Operations	Operations	Total

Three months ended March 31, 2005:
Operating revenues	$71,019	$8,753	$79,772
Cost of services and products	18,809	5,608	24,417

	52,210	3,145	55,355
Selling, general and administrative expenses	23,625	2,571	26,196
Depreciation and amortization	15,547	1,271	16,818

Net operating income (loss)	$13,038	$(697)	$12,341

Capital expenditures	$5,145	$388	$5,533

Three months ended March 31, 2004:
Operating revenues	$22,883	$11,184	$34,067
Cost of services and products	5,640	6,734	12,374

	17,243	4,450	21,693
Selling, general and administrative expenses	7,829	2,760	10,589
Depreciation and amortization	2,930	2,436	5,366

Net operating income (loss)	$6,484	$(746)	$5,738

Capital expenditures	$2,190	$547	$2,737

As of March 31, 2005:
Goodwill	$309,527	$8,954	$318,481

Total assets	$956,991	$45,252	$1,002,243

12.	Subsequent Event
      On June 7, 2005, the Company made a cash distribution of $37,500 to holders of its Class A Preferred Shares.

CCI Texas

30
Fort Worth
Dallas
20
20
45
Waco
Lufkin
10
35
Conroe
Austin
Katy
Houston
10
San Antonio
35
37
Corpus Christi

CCI Texas